As filed with the Securities and Exchange Commission on April 29, 2005

Registration No. 333-117795

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Fomento Económico Mexicano, S.A. de C.V.

(Exact name of Registrant as specified in its charter)

Mexican Economic Development, Inc.

(Translation of Registrant’s name into English)

United Mexican States	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

General Anaya No. 601 Pte.	Puglisi & Associates
Colonia Bella Vista	850 Library Avenue, Suite 204
Monterrey, NL 64410 Mexico	Newark, DE 19711, U.S.A.
(52-81) 8328-6000	(302) 738-6680
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Jaime A. El Koury, Esq.	Glenn M. Reiter, Esq.
Cleary Gottlieb Steen & Hamilton LLP	Simpson Thacher & Bartlett LLP
One Liberty Plaza	425 Lexington Avenue
New York, New York 10006	New York, New York 10017
(212) 225-2000	(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated April 29, 2005

             BD Units

(including BD Units in the form of American Depositary Shares)

Fomento Económico Mexicano, S.A. de C.V. is conducting a global offering. The global offering consists of an international offering outside Mexico of American Depositary Shares, or ADSs, each representing 10 of our BD Units, and a concurrent offering of BD Units in Mexico. Each BD Unit represents one of our Series B Shares, two of our Series D-B Shares and two of our Series D-L Shares.

Concurrently with the global offering,              B Units are being offered in Mexican offerings. Each B Unit represents five of our Series B Shares. The B Units will be sold at the equivalent of the public offering price per BD Unit in the Mexican BD Unit offering. A voting trust, the participants of which are members of five families, several of whom are members of our board of directors, owns 91.8% of our B Units as of April 15, 2005 and is expected to acquire substantially all of the B Units in the Mexican B Unit offerings.

Beneficial owners of outstanding ADSs as of             , 2005, which is the record date, will be eligible, subject to compliance with the procedures and conditions summarized in this prospectus, to purchase up to              ADSs for each ADS beneficially owned by them as of the record date through a share allocation program in the international offering. The conditions include, among others, consent to electronic delivery of documents. Beneficial owners of outstanding BD Units not in the form of ADSs will also be eligible, subject to compliance with the applicable procedures and conditions, to purchase BD Units through a share allocation program in the concurrent Mexican BD Unit offering. The aggregate number of ADSs and BD Units initially available under the share allocation programs will represent 50% of the BD Units, including BD Units in the form of ADSs, to be sold in the global offering.

The ADSs are listed on the New York Stock Exchange under the symbol “FMX,” and the BD Units are listed on the Mexican Stock Exchange under the symbol “FEMSA UBD.” On April 25, 2005, the last reported sale price of the ADSs on the New York Stock Exchange was US$ 52.43 per ADS, and the last reported sale price of the BD Units on the Mexican Stock Exchange was Ps. 58.20 per unit, equivalent to a price of US$ 52.66 per ADS, assuming an exchange rate of Ps. 11.053 per U.S. dollar.

Investing in the ADSs and BD Units involves risk. See “ Risk Factors” beginning on page 13.

PRICE US$                        AN AMERICAN DEPOSITARY SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to FEMSA
Per ADS	US$	US$	US$
Total	US$	US$	US$

We have granted options, exercisable for 30 days, to the underwriters of the global offering to purchase up to              additional BD Units in the form of ADSs or BD Units to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about             , 2005.

Citigroup	Morgan Stanley

                , 2005

You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The ADSs are being sold only in jurisdictions where sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of ADSs.

T ABLE OF CONTENTS

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INCORPORATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2004, filed with the SEC on April 8, 2005 (File No. 333-08752);

•	the consolidated balance sheet of Corporación Interamericana de Bebidas, S.A. de C.V., formerly known as Panamerican Beverages, Inc., or Panamco, and subsidiaries, as of December 31, 2002 and 2001 and the related consolidated statements of operations, of shareholders’ equity and comprehensive income (loss) and of cash flows for each of the three years in the period ended December 31, 2002 included in its annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 28, 2003 (File No. 001-12290);

•	the condensed consolidated financial statements of Panamco included in its filing on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the SEC on May 6, 2003 (File No. 001-12290);

•	our report on Form 6-K dated the date hereof, furnished to the SEC on April 29, 2005 (File No. 333-08752) that identifies itself as being incorporated into this prospectus; and

•	any future filings on Form 6-K made by us with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of ADSs that are identified in such forms as being incorporated into this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing to us at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico, Attention: Investor Relations. Our telephone number at this location is (52-81) 8328-6000.

PRESENTATION OF FINANCIAL INFORMATION

Our audited consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for the years ended December 31, 2004, 2003 and 2002 are included in our annual report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

We publish our financial statements in Mexican pesos and prepare our financial statements in accordance with generally accepted accounting principles in Mexico, or Mexican GAAP. Mexican GAAP differs in certain significant respects from generally accepted accounting principles in the United States, or U.S. GAAP.

Unless otherwise specified, we have presented financial data for all full-year periods included in our consolidated financial statements in constant Mexican pesos at December 31, 2004. We have presented certain financial data as of March 31, 2005 and for the three months ended March 31, 2005 and March 31, 2004 in constant Mexican pesos at March 31, 2005. We believe that the effect of not restating the financial data for the full-year periods included in our consolidated financial statements in constant Mexican pesos at March 31, 2005 is not material, as the Mexican Consumer Price Index was 0.79% for the three months ended March 31, 2005.

Notes 26 and 27 to our audited consolidated financial statements provide a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to our company, together with a reconciliation to U.S. GAAP of net income and stockholders’ equity. As announced on February 25, 2005 and as

ii

described in Note 26 (a), the reconciliation to U.S. GAAP as of December 31, 2003 and for the two years ended December 31, 2003 have been restated to present our subsidiary Coca-Cola FEMSA S.A. de C.V., which we refer to as Coca-Cola FEMSA, under the equity method for U.S. GAAP purposes, due to the rights of The Coca-Cola Company as a minority shareholder in Coca-Cola FEMSA. In addition, all financial information under U.S. GAAP in this prospectus presented for years prior to 2004 has been restated to reflect the presentation of Coca-Cola FEMSA under the equity method rather than as a consolidated subsidiary. Previously, we presented Coca-Cola FEMSA as a consolidated subsidiary for purposes of both Mexican GAAP and U.S. GAAP. The restatement does not affect net income or stockholders’ equity under U.S. GAAP for the relevant periods. We continue to present Coca-Cola FEMSA as a consolidated subsidiary for purposes of Mexican GAAP.

This prospectus contains translations of certain Mexican peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the Mexican peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, these U.S. dollar amounts have been translated from Mexican pesos at an exchange rate of Ps. 11.146 to US$ 1.00, the exchange rate quoted by dealers to FEMSA for the settlement of obligations in foreign currencies on December 31, 2004. On December 31, 2004, the noon buying rate for Mexican pesos as published by the Federal Reserve Bank of New York was Ps. 11.154 to US$ 1.00. On April 25, 2005, the noon buying rate was Ps. 11.053 to US$ 1.00.

Coca-Cola FEMSA acquired Panamco on May 6, 2003. Panamco is included in our audited consolidated financial statements since May 2003 but is not included prior to this date. As a result, our consolidated financial information for the three years ended December 31, 2004 is not comparable.

The terms “FEMSA,” “our company,” “we,” “us” and “our” are used in this prospectus to refer to Fomento Económico Mexicano, S.A. de C.V., and, except where the context otherwise requires, its subsidiaries on a consolidated basis. We refer to our subsidiary FEMSA Cerveza, S.A. de C.V. as “FEMSA Cerveza,” and our subsidiary FEMSA Comercio, S.A. de C.V. as “FEMSA Comercio.” References herein to “U.S. dollars,” “US$” or “$” are to the lawful currency of the United States. References herein to “Mexican pesos” or “Ps.” are to the lawful currency of the United Mexican States, or Mexico.

iii

SUMMARY

This summary highlights material information presented in detail elsewhere in this prospectus and in the documents incorporated by reference. You should read carefully this entire prospectus and the documents incorporated by reference.

FEMSA

Our Company

We are the largest Latin American integrated beverage company, based on total sales in 2004, and we have a portfolio of leading beer and soft drink brands. We are the second largest brewer in Mexico, based on sales volume in 2004. Through our subsidiary, Coca-Cola FEMSA, we are the largest Coca-Cola bottler in Latin America and the second largest in the world, based on sales volumes in 2004. We sell our products through approximately two million points of sale, which serve a population of over 170 million people in nine countries, including some of the most populous metropolitan areas in Latin America, such as Mexico City, São Paulo and Buenos Aires. Our manufacturing and distribution capabilities are enhanced by our retail operations, which include Oxxo, the largest convenience store chain in Mexico. Our integrated business operations enable us to operate more efficiently and effectively and provide us with a platform for growth in Latin America.

The following chart provides an overview of our operations by segment:

(1)	Expressed in millions of Mexican pesos, except for ownership percentages. The sum of the financial data for each of our segments differs from our consolidated financial information due to intercompany transactions, which are eliminated in consolidation, and certain assets and activities of FEMSA.
(2)	Excludes our other business segment, which had total revenues of Ps. 5,150 million and income from operations of Ps. 405 million in 2004.
(3)	Percentage of capital stock, equal to 53.6% of capital stock with full voting rights.
(4)	On August 31, 2004, we acquired the 30% minority interest in FEMSA Cerveza, and as a result of that acquisition FEMSA owns 100% of FEMSA Cerveza.

Summary of Operations

Coca-Cola FEMSA’s most important brand is Coca-Cola and its line extensions Coca-Cola light, Coca-Cola with lime, Coca-Cola light with lime and Coca-Cola vanilla, which together accounted for 61.3% of its total sales volume in 2004. Coca-Cola FEMSA depends on its bottler agreements with The Coca-Cola Company to have the right to bottle and distribute Coca-Cola trademark beverages in its territories. Coca-Cola FEMSA’s Mexican territories cover central Mexico, including Mexico City, and southeast Mexico. In 2004, 57.3% of Coca-Cola FEMSA’s total revenue and 72.7% of its income from operations were generated in Mexico. In addition to Mexico, Coca-Cola FEMSA operates in Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela, Brazil and Argentina.

Through FEMSA Cerveza, we produce and distribute 15 brands of beer in a variety of bottle and can presentations. The most important brands in our beer portfolio include Tecate, Carta Blanca, Sol and Superior, which together accounted for 87.4% of our domestic beer sales volume in 2004. In 2004, we sold 91.3% of our total beer sales volume in the Mexican market, which is the eighth largest beer market in the world based on sales volume in 2004. We export our beer brands to more than 70 countries worldwide, with the United States being our most important export market. Our principal export brands are Tecate, XX Lager, Dos Equis (Amber) and Sol. Our Tecate beer brand currently is the fourth largest import brand in the United States, based on estimated sales volume in 2004. Our export sales represented 8.7% of our total beer sales volume in 2004.

Through FEMSA Comercio, we operated 3,466 Oxxo stores throughout Mexico at December 31, 2004. We have more than doubled the number of our Oxxo stores over the five years ended December 31, 2004 and expect to continue to increase the number of stores. FEMSA Comercio’s sales increased at a compounded annual rate of 25.4% over the five years ended December 31, 2004. Oxxo stores exclusively sell our beer brands and represented 7.3% of FEMSA Cerveza’s domestic sales volume in 2004. Soft drinks, telephone cards and cigarettes are the other main products sold at Oxxo stores.

Competitive Strengths

We believe the combination of our production, distribution and selling infrastructure creates a platform for growth in Latin America with the following competitive strengths:

•	Leading Market Position. We are among the largest beverage companies in our territories.

•	Broad Portfolio of Leading Brands. We have 15 brands of beer and over 60 brands of soft drinks. Our brands include Coca-Cola, which is one of the most widely recognized brands in the world, and Sol, which we believe is the fastest growing brand of beer in the Mexican market in terms of sales volume for the three years ended December 31, 2004.

•	Well-Developed Distribution Network. We have the ability to distribute our beverage products throughout Latin America, including through many small “mom and pop” style retailers and Oxxo stores in Mexico.

•	Expanding Presence in U.S. Beer Market. Over the past several years, sales of Mexican beers in the United States have grown significantly faster than U.S. domestic brands.

•	Sophisticated Information Systems. We are making significant investments in our information gathering processing systems, which are gradually allowing us to be more efficient and effective in production, marketing and distribution.

Strategy

Our ultimate objectives are achieving sustainable revenue growth, improving profitability and increasing the return on invested capital in each of our operations. We believe that by achieving these goals we will create sustainable value for our shareholders.

The following are the key elements of our strategy:

•	Grow Profitably in Beer. We seek to achieve profitable volume growth in our beer business in our core Mexican markets ultimately to generate value for our shareholders.

•	Increase Beer Sales in the United States. We seek to increase the sales of our beer brands in the United States through an agreement with Heineken USA, Inc., or Heineken USA, under which Heineken USA has become the exclusive distributor of our beers in the United States.

•	Enhance Profitability in Soft Drinks. Coca-Cola FEMSA seeks to increase its profitability by implementing well-planned product, package and pricing strategies and to increase per capita consumption of soft drinks in the territories in which it operates.

•	Continue to Expand Oxxo Chain. We plan to continue to expand the number of Oxxo stores in Mexico.

•	Improve Operating Efficiencies. We believe the size and scope of our businesses present us with opportunities to improve the efficiency of our operations and leverage our operating strengths across our company.

Risks and Challenges

We face numerous challenges and risks in operating our business and executing our strategy, many of which are outside our control. These risks include, among others, the following:

•	Coca-Cola FEMSA’s dependence on its bottler agreements with The Coca-Cola Company;

•	changes in the markets in which we operate, including changes relating to consumer preferences and our ability to compete in those markets;

•	the increased leverage of FEMSA and Coca-Cola FEMSA as a result of recent acquisitions; and

•	the economic condition of, and regulatory and political developments in, Mexico and, to a lesser extent, the other countries in which we operate.

For a more detailed discussion of these and other risks relating to our company, the countries in which we operate and this offering, see “Risk Factors.”

Our legal name is Fomento Económico Mexicano, S.A. de C.V., and in commercial contexts we frequently refer to ourselves as FEMSA. Our principal executive offices are located at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico. Our telephone number at this location is +52-81-8328-6000. Our website is www.femsa.com. The contents of our website do not constitute part of this prospectus.

InBev Transactions

On August 31, 2004, we consummated a series of transactions with InBev S.A. (formerly known as Interbrew N.V./S.A., or Interbrew), or InBev, Labatt Brewing Company Limited, or Labatt, and certain of their affiliates pursuant to a series of agreements entered into on May 24, 2004, to terminate the existing arrangements between FEMSA Cerveza and Labatt. InBev was created from the combination of Interbrew and Companhia de Bebidas das Américas, or AmBev, that was consummated on August 27, 2004. As a result of these transactions:

•	FEMSA owns 100% of FEMSA Cerveza and existing arrangements among affiliates of FEMSA and InBev relating to governance, transfer of ownership and other matters with respect to FEMSA Cerveza have been terminated;

•	InBev indirectly owns 100% of its U.S. distribution and brewing subsidiaries, Labatt USA LLC and Latrobe Brewing Company LLC, which we collectively refer to as Labatt USA, and existing arrangements among affiliates of FEMSA and InBev relating to governance, transfer of ownership and other matters with respect to Labatt USA have been terminated; and

•	Labatt USA’s right to distribute the FEMSA Cerveza brands in the United States terminated on December 31, 2004.

We paid InBev a total of US$ 1,245 million for its affiliates’ 30% interest in FEMSA Cerveza, which was financed as follows:

Source	Amount
(U.S. dollar or equivalent)
Cash	US$	295 million

Bridge loans to FEMSA, borrowed on August 23, 2004, maturing one year from the borrowing date and consisting of a Ps. 2,878 million loan and a US$ 250 million loan, to be refinanced with the net proceeds of the global offering and the Mexican B Unit offerings

	US$	500 million

Certificados bursátiles, issued on July 8, 2004, in the amount of Ps. 2,500 million by FEMSA and guaranteed by FEMSA Cerveza, with maturities of four and five years	US$	217 million

Term loan to FEMSA, borrowed on August 20, 2004, in the amount of Ps. 1,763 million, maturing four years from the borrowing date	US$	150 million

Term loan to FEMSA Cerveza, borrowed on August 20, 2004, in an aggregate amount of Ps. 1,155 million, Ps. 959 million of which was used to finance the payment to InBev, maturing five years from the borrowing date

	US$	83 million

Total	US$	1,245 million

Pursuant to agreements entered into on June 21, 2004, Heineken USA replaced Labatt USA as the exclusive importer, marketer and distributor of FEMSA Cerveza’s beer brands in the United States starting on January 1, 2005.

Recent Developments

FEMSA results for the three months ended March 31, 2005

We announced our unaudited results of operations for the three months ended March 31, 2005 on April 28, 2005. These results of operations are based upon our consolidated unaudited financial information prepared in accordance with Mexican GAAP for the three months ended March 31, 2005 and 2004. We have presented financial information for the three months ended March 31, 2005 and 2004 in constant Mexican pesos at March 31, 2005. The highlights of these results of operations are as follows.

Consolidated total revenues increased 6.9% to Ps. 22.858 billion in the first quarter of 2005 compared to Ps. 21.385 billion in the first quarter of 2004. Each of our operations—soft drinks, beer and retail—contributed positively to this increase. FEMSA Comercio was the largest contributor to consolidated total revenue growth in the first quarter of 2005, representing approximately 86% of the increase. During the first quarter of 2005, FEMSA Comercio’s total revenues increased 26.1% to Ps. 6.135 billion due in large part to the 666 net new Oxxo stores opened since the first quarter of 2004. Most of the remaining growth came from the 3.6% increase in total revenues at FEMSA Cerveza, reaching Ps. 5.681 billion, primarily due to a 4.2% increase in beer sales. Coca-Cola FEMSA contributed to a lesser extent with a 1.5% increase in total revenues, reaching Ps. 11.230 billion, in the first quarter of 2005.

Consolidated income from operations increased 2.2% to Ps. 2.716 billion in the first quarter of 2005 compared to Ps. 2.657 billion in the first quarter of 2004. Approximately 75% of this increase resulted from Coca-Cola FEMSA with the remaining increase attributable to FEMSA Comercio and FEMSA Cerveza. Consolidated operating margin decreased 0.5 percentage points to 11.9% in the first quarter of 2005. The decrease in operating margin was primarily attributable to the increased contribution of the lower margin Oxxo retail operations to our consolidated results and an operating margin contraction at FEMSA Cerveza. Offsetting this decrease was a slight improvement in the operating margin at Coca-Cola FEMSA, reflecting improvements in territories outside of Mexico.

Net income decreased 21.2% to Ps. 1.105 billion in the first quarter of 2005 compared to Ps. 1.402 billion in the first quarter of 2004. The 21.2% decline in net income was due to (1) a 29.8% increase in net interest expense, reaching Ps. 911 million due to debt issued for the repurchase of 30% of FEMSA Cerveza in August 2004, (2) a monetary position gain of Ps. 310 million, which was a reduction from the first quarter of 2004, due to the reduced inflationary impact on the higher net liabilities, (3) an additional one time charge in the amount of Ps. 85 million in connection with a payment of Ps. 118 million made in the first quarter of 2005 as the result of a review by the Mexican tax authorities of the payments made by Coca-Cola FEMSA in 2004 relating to the change in criteria for Coca-Cola FEMSA’s refrigeration equipment for tax purposes and (4) a foreign exchange gain of Ps. 17 million, which was a reduction from the first quarter of 2004 due to the effect of fluctuations of the Mexican peso against the U.S. dollar on our net liabilities. Partially offsetting the decrease in net income was an 18.1% reduction in taxes recognized in the first quarter of 2005, which amounted to Ps. 874 million, compared to Ps. 1,067 million in the first quarter of 2004.

Net majority income per FEMSA unit was Ps. 0.6758 in the first quarter of 2005. Net majority income per FEMSA ADS, using an exchange rate of Ps. 11.171 per U.S. dollar, was US$ 0.0605 in the quarter.

The following table sets forth selected consolidated unaudited financial information under Mexican GAAP for the three months ended March 31, 2005 and 2004:

	Three Months Ended March 31,
	2005	2004
	(in millions of Mexican pesos at March 31, 2005, except for percentages)
Total revenues	Ps. 22,858	Ps. 21,385
Cost of sales	12,485	11,493
Gross profit	10,373	9,892
Total operating expenses	7,657	7,235
Income from operations	2,716	2,657
Interest expense, net	(911)	(702)
Foreign exchange gain	17	151
Gain on monetary position	310	516
Integral cost of financing	(584)	(35)
Other expenses, net	(153)	(153)
Taxes and employee profit sharing	(874)	(1,067)
Consolidated net income	1,105	1,402
Net majority	716	862
Net minority income	389	540
Operating margin	11.9%	12.4%

The following table sets forth certain operating results by segment under Mexican GAAP for the three months ended March 31, 2005 and 2004:

	Three Months Ended March 31,
	Coca-Cola FEMSA		FEMSA Cerveza		FEMSA Comercio
	2005	2004	2005	2004	2005	2004
	(in millions of Mexican pesos at March 31, 2005, except for percentages)
Total revenues	Ps. 11,230	Ps. 11,069	Ps. 5,681	Ps. 5,485	Ps. 6,135	Ps. 4,865
Income from operations(1)	1,689	1,645	797	740	170	147
Operating margin	15.0%	14.9%	14.0%	13.5%	2.8%	3.0%

(1)	After deduction of management fees paid to Grupo Industrial Emprex, S.A. de C.V., a direct subsidiary of FEMSA (and to Labatt in the case of FEMSA Cerveza until July 31, 2004).

SUMMARY FINANCIAL INFORMATION

Historical

The following table presents selected financial information of our company. This information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the notes thereto included in our annual report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus. The selected financial information is presented on a consolidated basis and is not necessarily indicative of our financial position or results of operations at or for any future date or period.

Information as of and for the five years ended December 31, 2004 has been derived from our audited consolidated financial statements.

	Year Ended December 31,
	2004(1)	2004		2003		2002		2001		2000
	(in millions of U.S. dollars and millions of Mexican pesos at December 31, 2004, except for per share data, the weighted average number of shares outstanding and percentages)
Income Statement Data:
Mexican GAAP:
Total revenues	$8,430	Ps.	93,956	Ps.	80,154	Ps.	57,997	Ps.	55,137	Ps.	52,702
Income from operations	1,233		13,738		12,640		10,200		9,244		8,291
Taxes(2)	215		2,395		3,584		3,960		3,228		2,750
Change in accounting principle	—		—		—		—		(32)		—
Consolidated net income	830		9,249		4,925		5,040		5,480		4,202
Net majority income	523		5,831		3,302		3,100		3,728		3,014
Net minority income	307		3,418		1,623		1,940		1,752		1,188
Net majority income:(3)
Per Series B Share	0.09		0.98		0.56		0.52		0.63		0.50
Per Series D Share	0.11		1.23		0.70		0.65		0.78		0.63
Weighted average number of shares outstanding (in millions):
Series B Shares	2,737.7		2,737.7		2,737.7		2,737.7		2,737.8		2,745.8
Series D Shares	2,559.6		2,559.6		2,559.6		2,559.6		2,559.8		2,591.8
Allocation of earnings:
Series B Shares	46.11%		46.11%		46.11%		46.11%		46.11%		45.85%
Series D Shares	53.89%		53.89%		53.89%		53.89%		53.89%		54.15%

U.S. GAAP:
Total revenues	$4,468	Ps.	49,802	Ps.	44,618	Ps.	40,270	Ps.	38,757	Ps.	36,293
Income from operations	483		5,388		4,821		4,966		4,116		3,925
Participation in Coca-Cola FEMSA’s earnings(4)	236		2,632		1,132		1,408		1,284		861
Change in accounting principle	—		—		—		—		(25)		—
Net minority income	42		469		384		621		498		435
Net income	591		6,588		3,441		3,372		3,476		2,812
Net income:(3)
Per Series B Share	0.10		1.11		0.58		0.57		0.59		0.47
Per Series D Share	0.12		1.39		0.72		0.71		0.73		0.59

(footnotes on next page)

	Year Ended December 31,
	2004(1)	2004		2003		2002		2001		2000
	(in millions of U.S. dollars and millions of Mexican pesos at December 31, 2004, except for per share data, the weighted average number of shares outstanding and percentages)
Balance Sheet Data:
Mexican GAAP:
Total assets	$10,827	Ps.	120,677	Ps.	111,653	Ps.	65,875	Ps.	56,008	Ps.	52,667
Current liabilities	2,108		23,495		17,897		12,946		9,408		9,203
Long-term debt(5)	3,255		36,285		35,171		10,721		7,784		8,421
Other long-term liabilities	795		8,852		9,913		6,155		5,835		5,883
Capital stock	400		4,463		4,463		4,463		4,463		4,470
Total stockholders’ equity	4,669		52,045		48,672		36,053		32,981		29,160
Majority interest	3,169		35,324		30,078		25,258		23,235		20,507
Minority interest	1,500		16,721		18,594		10,795		9,746		8,653

U.S. GAAP:
Total assets	$7,448	Ps.	83,020	Ps.	72,450	Ps.	70,011	Ps.	61,806	Ps.	61,286
Current liabilities	1,367		15,236		10,445		12,221		8,735		8,835
Long-term debt(5)	1,307		14,570		7,479		7,254		5,722		4,902
Other long-term liabilities	279		3,112		4,956		4,605		3,481		5,201
Minority interest	4		50		5,349		5,714		5,372		5,285
Capital stock	400		4,463		4,463		4,463		4,463		4,470
Stockholders’ equity	4,491		50,052		44,221		40,217		38,496		37,063

Other information:
Mexican GAAP:
Depreciation(6)	$337	Ps.	3,751	Ps.	3,319	Ps.	2,638	Ps.	2,548	Ps.	2,685
Capital expenditures(7)	619		6,902		7,139		6,077		5,816		5,010
Operating margin(8)	14.6%		14.6%		15.8%		17.6%		16.8%		15.7%

U.S. GAAP:
Depreciation	$163	Ps.	1,817	Ps.	2,099	Ps.	1,762	Ps.	1,614	Ps.	1,588
Operating margin(8)	10.8%		10.8%		10.8%		12.3%		10.6%		10.8%

(1)	Translation to U.S. dollar amounts at an exchange rate of Ps. 11.146 to US$ 1.00 solely for the convenience of the reader.
(2)	Includes income tax, tax on assets and employee profit sharing.
(3)	The net income (after changes in accounting principles) per Series B Share and per Series D Share was calculated in accordance with Bulletin B-14 of Mexican GAAP, which is similar to Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per share” of U.S. GAAP.
(4)	Coca-Cola FEMSA is included under the equity method for U.S. GAAP, as discussed in Note 26 (a) to our audited consolidated financial statements.
(5)	Includes long-term debt minus the current portion of long-term debt.
(6)	Includes bottle breakage for Coca-Cola FEMSA.
(7)	Includes investments in property, plant and equipment, intangible and other assets.
(8)	Operating margin is calculated by dividing income from operations by total revenues.

Pro Forma

The following table presents unaudited pro forma income statement and balance sheet information for our company giving effect to the InBev transactions and related financing transactions, including the repayment of the bridge loans with the net proceeds of the global offering and the Mexican B Unit offerings, (1) for purposes of the pro forma income statement, as if those transactions had occurred on January 1, 2004 and (2) for purposes of the pro forma balance sheet, as if those transactions had occurred on December 31, 2004.

The unaudited pro forma information should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our annual report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

	Year Ended December 31, (Pro Forma)
	2004(1)	2004
	(in millions of U.S. dollars or Mexican pesos at December 31, 2004, except for per share data)
Income Statement Data
Mexican GAAP:
Total revenues	$8,430	Ps. 93,956
Income from operations	1,233	13,746
Consolidated net income	811	9,038
Net majority income	545	6,077
Net minority income	266	2,961
Net majority income(2):
Per Series B Share	0.08	0.94
Per Series D Share	0.10	1.17
U.S. GAAP:
Total revenues	$4,468	Ps. 49,802
Income from operations	484	5,396
Net minority income	—	4
Net income	614	6,842
Net income:(2)
Per Series B Share	0.10	1.06
Per Series D Share	0.12	1.32
Balance Sheet Data
Mexican GAAP:
Total assets	$10,827	Ps.120,677
Current liabilities	1,599	17,820
Long-term debt(4)	3,255	36,285
Other long-term liabilities	794	8,852
Total stockholders’ equity	5,179	57,720
Majority interest	3,679	40,999
Minority interest	1,500	16,721
U.S. GAAP:
Total assets	$7,448	Ps. 83,020
Current liabilities	858	9,561
Long-term debt(4)	1,307	14,570
Other long-term liabilities	279	3,112
Minority interest	4	50
Stockholders’ equity	5,000	55,727

(1)	Translation to U.S. dollar amounts at an exchange rate of Ps.11.146 to US$ 1.00 solely for the convenience of the reader.
(2)	Income per share calculations are based on the weighted average number of shares and income per share allocation, as follows:

Millions of:	Weighted average number of shares	Allocation of earnings
Series B Shares	2,982.130	46.11%
Series D Shares	2,788.056	53.89%
(3)	Includes long-term debt minus the current portion of long-term debt.

THE OFFERINGS

The global offering	We are offering BD Units (including BD Units in the form of ADSs) in a global offering, consisting of the international offering and the concurrent Mexican BD Unit offering.

The international offering

We are offering ADSs in an international offering. Each ADS represents 10 of our BD Units. Each BD Unit represents one of our Series B Shares, two of our Series D-B Shares and two of our Series D-L Shares.

The concurrent Mexican BD Unit offering	Concurrently with the international offering, we are offering BD Units in a public offering in Mexico.

The Mexican B Unit offerings

Concurrently with the global offering,              B Units are being offered in a Mexican public offering and in an offering to the voting trust and other holders of B Units. Each B Unit represents five of our Series B Shares. The B Units will be sold at the equivalent of the public offering price per BD Unit in the concurrent Mexican BD Unit offering. A voting trust, the participants of which are members of five families, several of whom are members of our board of directors, owns 91.8% of our B Units as of April 15, 2005 and is expected to acquire substantially all of the B Units in the Mexican B Unit offerings.

Over-allotment options	We have granted options, exercisable for 30 days, to the underwriters of the global offering to purchase up to additional BD Units in the form of ADSs or BD Units to cover over-allotments, if any.

Share allocation programs

Beneficial owners of outstanding ADSs as of             , 2005, which is the record date, will be eligible, subject to compliance with the procedures and conditions summarized in this prospectus, to purchase up to              ADSs for each ADS beneficially owned by them as of the record date through a share allocation program in the international offering. The conditions include, among others, consent to the electronic delivery of documents. Beneficial owners of outstanding BD Units not in the form of ADSs will also be eligible, subject to compliance with applicable procedures and conditions, to purchase BD Units through a share allocation program in the concurrent Mexican BD Unit offering.

Beneficial owners of ADSs and BD Units who fail or are unable to comply with the applicable procedures and conditions in a timely manner will not be eligible to receive an allocation of ADSs or BD Units, as applicable.

Any ADSs or BD Units not allocated to or purchased by beneficial owners in the share allocation programs in the global offering will be offered by the underwriters on the same basis as the other ADSs or BD Units offered in the global offering.

Holders of ADSs or BD Units may seek to purchase ADSs or BD Units in the global offering in addition to any ADSs or BD Units they are eligible to purchase in the share allocation programs.

Share allocation program in the international offering

Morgan Stanley & Co. Incorporated, one of the underwriters in the international offering, is administering, on behalf of FEMSA, the share allocation program in the international offering. For information on the procedures and conditions that a beneficial owner of ADSs must comply with to participate in the share allocation program, see “Share Allocation Programs—Share Allocation Program in International Offering.”

We have appointed MacKenzie Partners, Inc. to act as information agent for the share allocation program in the international offering. The information agent may be contacted at +1-800-322-2885 (toll-free in the U.S.) or +1-212-929-5500 (collect) to answer questions with respect to the share allocation program in the international offering.

Share allocation program in the concurrent Mexican BD Unit offering

Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, one of the underwriters in the concurrent Mexican BD Unit offering, is administering, on behalf of FEMSA, the share allocation program in the concurrent Mexican BD Unit offering. For information on the procedures and conditions for purchasing BD Units in the share allocation program in the concurrent Mexican BD Unit offering, see “Share Allocation Programs—Share Allocation Program in Concurrent Mexican BD Unit Offering” and our related report on Form 6-K to be filed with the SEC and which is incorporated by reference in this prospectus.

Outstanding share capital

As of April 15, 2005, we had outstanding 419,569,500 B Units and 639,892,590 BD Units, which together consist of 2,737,740,090 Series B Shares and 1,279,785,180 Series D-B Shares and Series D-L Shares. As of April 15, 2005, approximately 72.5% of the BD Units were held in the form of ADSs.

Immediately after completion of the global offering and the Mexican B Unit offerings, and assuming no exercise of the underwriters’ over-allotment options, we will have outstanding              B Units and              BD Units, including              BD Units held in the form of ADSs, which together will consist of              Series B Shares and              Series D-B Shares and Series D-L Shares.

Voting trust

As of April 15, 2005, a voting trust owned 36.4% of our capital stock and 70.4% of our capital stock with full voting rights, consisting of the Series B Shares. Immediately after completion of the global offering and the Mexican B Unit offerings, and assuming no exercise of the underwriters’ over-allotment options, the voting trust will own             % of our capital stock and             % of our capital stock with full voting rights. Assuming exercise of the underwriters’ over-allotment options in full, the voting trust will own             % of our capital stock and             % of our capital stock with full voting rights.

Dividends	The holders of our ADSs will receive dividends to the same extent as the holders of our BD Units, subject to the deduction of any fees and charges of the ADS depositary. Before May 11, 2008, the Series D-B Shares and the Series D-L Shares will receive 125% of any dividend distributed in respect of the Series B Shares. See “Dividends and Dividend Policy.”

Voting rights	Each BD Unit consists of one Series B Share with full voting rights and two Series D-B Shares and two Series D-L Shares, each with limited voting rights, as described in this prospectus.

Use of proceeds

The aggregate net proceeds from the global offering will be used to repay indebtedness in respect of bridge loans incurred in connection with the Interbrew transactions and the remaining amounts will be used for general corporate purposes.

Listings	The ADSs are listed on the New York Stock Exchange under the symbol “FMX,” and the ADSs purchased in the international offering will be listed and traded on the New York Stock Exchange upon issuance.

The BD Units are listed on the Mexican Stock Exchange under the symbol “FEMSA UBD,” and the BD Units purchased in the concurrent Mexican BD Unit offering will be listed and traded on the Mexican Stock Exchange upon issuance.

ADS depositary	The Bank of New York.

Risk factors	See “Risk Factors” for information you should consider before purchasing ADSs or BD Units in the global offering.

Unless otherwise specified, share amounts in this prospectus do not reflect the exercise of the underwriters’ over-allotment options.

This prospectus relates to the offer and sale of ADSs in the international offering and the offer and sale of BD Units in the share allocation program in the concurrent Mexican BD Unit offering to beneficial owners of BD Units as of the record date who are U.S. persons or otherwise inside the United States. In addition, this prospectus relates to BD Units that are being offered in the concurrent Mexican BD Unit offering, but that may be resold from time to time in the United States in transactions requiring registration under the Securities Act of 1933. This prospectus does not relate to the Mexican B Unit offerings or, except as indicated above, to the concurrent Mexican BD Unit offering.

The BD Units underlying the ADSs being sold pursuant to this prospectus will be registered in the Securities Section (Sección de Valores) and the Special Section (Sección Especial) of the National Registry of Securities (Registro Nacional de Valores), or Registry, maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or the CNBV. Registration of the BD Units with the Registry does not imply any certification as to the investment quality of the BD Units, our solvency or the accuracy or completeness of the information contained or incorporated by reference in this prospectus.

The global offering will not be registered or qualified in any jurisdiction other than the United States and Mexico. Offers and sales of ADSs or BD Units pursuant to the share allocation programs, and the global offering generally, will be made only in jurisdictions where, and to persons to whom, it is lawful to do so.

RISK FACTORS

Risks Related to Our Company

Coca-Cola FEMSA

Coca-Cola FEMSA’s business depends on its relationship with The Coca-Cola Company, and changes in this relationship may adversely affect its results of operations and financial position.

Approximately 94% of Coca-Cola FEMSA’s sales volume in 2004 was derived from sales of Coca-Cola trademark beverages. Coca-Cola FEMSA produces, markets and distributes Coca-Cola trademark beverages through standard bottler agreements that cover all of Coca-Cola FEMSA’s present territories. Through its rights under the bottler agreements and as a large shareholder, The Coca-Cola Company has the ability to exercise substantial influence over the conduct of Coca-Cola FEMSA’s business.

Under Coca-Cola FEMSA’s bottler agreements, The Coca-Cola Company may unilaterally set the price for its concentrate. Coca-Cola FEMSA prepares a three-year general business plan that is submitted to Coca-Cola FEMSA’s board of directors for approval. The Coca-Cola Company may require that Coca-Cola FEMSA demonstrate its financial ability to meet Coca-Cola FEMSA’s plans and may terminate Coca-Cola FEMSA’s rights to produce, market and distribute soft drinks in territories with respect to which such approval is withheld. The Coca-Cola Company also makes significant contributions to Coca-Cola FEMSA’s marketing expenses although it is not required to contribute a particular amount. In addition, Coca-Cola FEMSA is prohibited from bottling any soft drink product or distributing other beverages without The Coca-Cola Company’s authorization or consent. The Coca-Cola Company has the exclusive right to import and export Coca-Cola trademark beverages to and from Coca-Cola FEMSA’s territories. Coca-Cola FEMSA may not transfer control of the bottler rights of any of its territories without the consent of The Coca-Cola Company.

Coca-Cola FEMSA depends on The Coca-Cola Company to renew its bottler agreements. Two of Coca-Cola FEMSA’s bottler agreements for Mexico, which together were responsible for almost half of its total sales for Mexico in 2004, expire in May 2005, and the remaining two expire in 2013, renewable in each case for 10-year terms. Its bottler agreements for Brazil expired in December 2004, and its bottler agreement for Colombia expires in April 2005. Coca-Cola FEMSA is currently in the process of negotiating renewals of these agreements. Coca-Cola FEMSA’s remaining territories are governed by bottler agreements that expire after 2005 and have similar renewal periods. There can be no assurances that The Coca-Cola Company will decide to renew any of these agreements. In addition, these agreements generally may be terminated in the event that Coca-Cola FEMSA fails to comply with their terms. Non-renewal or termination would prevent Coca-Cola FEMSA from selling Coca-Cola trademark beverages in the affected territory and would have an adverse effect on Coca-Cola FEMSA’s business, financial position, prospects and results of operations.

The Coca-Cola Company has substantial influence on the conduct of Coca-Cola FEMSA’s business, which may result in Coca-Cola FEMSA taking actions contrary to the interest of its remaining shareholders.

The Coca-Cola Company has significant influence on the conduct of Coca-Cola FEMSA’s business. The Coca-Cola Company indirectly owns 39.6% of Coca-Cola FEMSA’s outstanding capital stock, representing 46.4% of its capital stock with full voting rights. The Coca-Cola Company is entitled to appoint four of Coca-Cola FEMSA’s 18 directors and certain of its executive officers and, except under limited circumstances, has the power to veto all actions requiring approval by Coca-Cola FEMSA’s board of directors. Thus, The Coca-Cola Company has the power to affect the outcome of all actions requiring approval by Coca-Cola FEMSA’s board of directors and, except in certain limited situations, has the power to affect the outcome of all actions requiring approval of Coca-Cola FEMSA’s shareholders. The interests of The Coca-Cola Company and Coca-Cola FEMSA’s interests may be different from the interests of Coca-Cola FEMSA’s remaining shareholders, which may result in Coca-Cola FEMSA taking actions contrary to the interest of its remaining shareholders.

Coca-Cola FEMSA has significant transactions with affiliates, particularly The Coca-Cola Company, that create potential conflicts of interest and could result in less favorable terms to Coca-Cola FEMSA.

Coca-Cola FEMSA engages in transactions with subsidiaries of The Coca-Cola Company. Coca-Cola FEMSA has entered into cooperative marketing arrangements with The Coca-Cola Company. Coca-Cola FEMSA is a party to a number of bottler agreements with The Coca-Cola Company and has also entered into a credit agreement with The Coca-Cola Company pursuant to which Coca-Cola FEMSA may borrow up to US$ 250 million for working capital and other general corporate purposes. Transactions with affiliates may create the potential for conflicts of interest, which could result in terms less favorable to Coca-Cola FEMSA than could be obtained from an unaffiliated third party.

Coca-Cola FEMSA has significantly increased its leverage as a result of the Panamco acquisition, which may adversely affect Coca-Cola FEMSA’s business.

In connection with the acquisition of Panamco, Coca-Cola FEMSA incurred approximately Ps. 27,720 million of debt (including existing debt of Panamco). Coca-Cola FEMSA’s total indebtedness as of December 31, 2004 was Ps. 24,988 million, consisting of Ps. 21,716 million of long-term debt and Ps. 3,272 million of short-term debt. Coca-Cola FEMSA’s debt level is significantly higher than it had been prior to the acquisition. The increase in debt may reduce the amount of cash otherwise available to Coca-Cola FEMSA to invest in its business or meet its obligations and may prevent it in the future from pursuing acquisitions and other opportunities that may present themselves to Coca-Cola FEMSA or from obtaining additional financing or completing refinancings on terms favorable to Coca-Cola FEMSA.

Competition could adversely affect Coca-Cola FEMSA’s financial performance.

The beverage industry throughout Latin America is highly competitive. Coca-Cola FEMSA faces competition from other bottlers of soft drinks such as Pepsi products and from producers of low cost beverages or “B brands.” Coca-Cola FEMSA also competes against beverages other than soft drinks such as water, fruit juice and sport drinks. Although competitive conditions are different in each of Coca-Cola FEMSA’s territories, Coca-Cola FEMSA competes principally in terms of price, packaging, consumer sale promotions, customer service and non-price retail incentives. There can be no assurances that Coca-Cola FEMSA will be able to avoid lower pricing as a result of competitive pressure. Lower pricing, changes made in response to competition and changes in consumer preferences may have an adverse effect on Coca-Cola FEMSA’s financial performance.

Coca-Cola FEMSA’s principal competitor in Mexico is The Pepsi Bottling Group, or PBG. PBG is the largest bottler of Pepsi products worldwide and competes with Coca-Cola trademark beverages. Coca-Cola FEMSA has also experienced stronger competition in Mexico from lower priced soft drinks in larger, multiple serving packaging, resulting in lower average pricing. In Argentina and Brazil, Coca-Cola FEMSA competes with Companhia de Bebidas das Américas, commonly referred to as AmBev, the largest brewer in Latin America, which sells Pepsi products, in addition to a portfolio that includes local brands with flavors such as guaraná and proprietary beers. (In September 2004, AmBev combined with Belgian brewer Interbrew to form InBev.) In certain territories, Coca-Cola FEMSA competes with producers of soft drink flavors that have a strong local presence.

Coca-Cola FEMSA may not be able to improve performance in the territories acquired in the Panamco acquisition.

Through the acquisition of Panamco, Coca-Cola FEMSA acquired territories in Mexico as well as in the following countries in which it has not historically conducted operations: Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela and Brazil. Since the acquisition, Coca-Cola FEMSA has undertaken a number of initiatives to improve profitability and reduce costs in these territories. Many of these territories are characterized by less favorable consumption patterns than those experienced in Mexico, stronger local competitors and challenging political, labor and economic climates. In addition, distribution and marketing practices in these territories differ from Coca-Cola FEMSA’s historical practices. Several of these territories have a lower level of “pre-sale” (a distribution method in which the sales and delivery functions are separated and trucks are loaded with the actual mix of products that retailers have previously ordered) as a percentage of total distribution than Coca-Cola FEMSA was accustomed to having, and product offerings and packaging vary from territory to territory with customer preferences. There can be no assurance that Coca-Cola FEMSA’s initiatives will reduce operating costs or maintain or improve sales in the future, which may adversely affect Coca-Cola FEMSA’s sales growth and operating margins.

A water shortage or a failure to maintain existing concessions could adversely affect Coca-Cola FEMSA’s business.

Water is an essential component of soft drinks. Coca-Cola FEMSA obtains water from various sources in its territories, including springs, wells, rivers and municipal water companies. In Mexico, Coca-Cola FEMSA purchases water from municipal water companies and pumps water from its own wells pursuant to concessions granted by the Mexican government. Coca-Cola FEMSA obtains the vast majority of the water used in its soft drink production in Mexico pursuant to these concessions, which the Mexican government granted based on studies of the existing and projected groundwater supply. Coca-Cola FEMSA’s existing water concessions in Mexico may be terminated by governmental authorities under certain circumstances and their renewal depends on receiving necessary authorizations from municipal and/or federal water authorities. See “Business—Regulatory Matters—Water Supply Law.” In Coca-Cola FEMSA’s other territories, its existing water supply may not be sufficient to meet its future production needs and the available water supply may be adversely affected by shortages or changes in governmental regulations.

Coca-Cola FEMSA cannot assure you that water will be available in sufficient quantities to meet its future production needs, or that its concessions will not be terminated or prove sufficient to meet its water supply needs.

Increases in the prices of raw materials would increase Coca-Cola FEMSA’s cost of sales and may adversely affect its results of operations.

Coca-Cola FEMSA’s most significant raw materials are concentrate, which it acquires from companies designated by The Coca-Cola Company, packaging materials and sweeteners. Prices for concentrate are determined by The Coca-Cola Company pursuant to its bottler agreements as a percentage of the weighted average retail price, net of applicable taxes. The prices for Coca-Cola FEMSA’s remaining raw materials are driven by market prices and local availability as well as the imposition of import duties and import restrictions and fluctuations in exchange rates. Coca-Cola FEMSA is also required to meet all of its supply needs from suppliers approved by The Coca-Cola Company, which may limit the number of suppliers available to Coca-Cola FEMSA. Coca-Cola FEMSA’s sales prices are denominated in the local currency in which it operates, while the prices of certain materials used in the bottling of its products, mainly resin and plastic ingots to make plastic bottles, finished plastic bottles and aluminum cans, are paid in or determined with reference to the U.S. dollar, and therefore may increase if the U.S. dollar appreciates against the currency of any country in which it operates, particularly against the Mexican peso. See “Business—Coca-Cola FEMSA—Raw Materials.”

After concentrate, packaging and sweeteners constitute the largest portion of Coca-Cola FEMSA’s raw material costs. Coca-Cola FEMSA’s most significant packaging raw material costs arise from the purchase of resin and plastic ingots to make plastic bottles and from the purchase of finished plastic bottles, the prices of which are tied to crude oil prices. In Mexico, the prices that Coca-Cola FEMSA paid for resin increased by more than 20% in U.S. dollars in 2004. Sugar prices in all of the countries in which Coca-Cola FEMSA operates other than Brazil are subject to local regulations and other barriers to market entry that cause Coca-Cola FEMSA to pay in excess of international market prices for sugar. In Mexico, Coca-Cola FEMSA’s sugar prices increased approximately 13% in 2004. In Venezuela, Coca-Cola FEMSA has experienced sugar shortages that have adversely affected its operations. These shortages were due to the inability of the main sugar importers to access foreign currencies as a result of exchange controls in effect in that country.

Coca-Cola FEMSA cannot assure you that its raw material prices will not further increase in the future. Increases in the prices of raw materials will increase Coca-Cola FEMSA’s cost of sales and adversely affect its results of operations.

Taxes on soft drinks could adversely affect Coca-Cola FEMSA’s business.

Coca-Cola FEMSA’s products are subject to excise and value-added taxes in many of the countries in which it operates. The imposition of new taxes or increases in taxes on Coca-Cola FEMSA’s products may have a material adverse effect on its business, financial position, prospects and results of operations. In 2003, Mexico implemented a 20% excise tax on carbonated soft drinks produced with non-sugar sweetener. Certain countries in Central America, Argentina and Brazil have also imposed taxes on carbonated soft drinks. See “Business—Coca-Cola FEMSA—Taxation of Soft Drinks.” Coca-Cola FEMSA cannot assure you that any governmental authority in any country where it operates will not impose or increase taxes on its products in the future.

Regulatory developments may adversely affect Coca-Cola FEMSA’s business.

Coca-Cola FEMSA is subject to regulation in each of the territories in which it operates. The principal areas in which Coca-Cola FEMSA is subject to regulation are environment, labor, taxation and antitrust. The adoption of new laws or regulations in the countries in which Coca-Cola FEMSA operates may increase its operating costs or impose restrictions on its operations which, in turn, may adversely affect its financial position, business and results of operations. In particular, environmental standards are becoming more stringent in several of the countries in which Coca-Cola FEMSA operates, and it is in the process of complying with these new standards. Further changes in current regulations may result in an increase in compliance costs, which may have an adverse effect on Coca-Cola FEMSA’s future results of operations or financial position.

Voluntary price restraints or statutory price controls have been imposed historically in several of the countries in which Coca-Cola FEMSA operates. The imposition of these restrictions in the future may have an adverse effect on its results of operations and financial position. Although Mexican bottlers have been free to set prices for carbonated soft drinks without governmental intervention since January 1996, such prices had been subject to statutory price controls and to voluntary price restraints, which effectively limited Coca-Cola FEMSA’s ability to increase prices in the Mexican market without governmental consent. Coca-Cola FEMSA cannot assure you that governmental authorities in any country where it operates will not impose statutory price controls or voluntary price restraints in the future.

Coca-Cola FEMSA’s operations have from time to time been subject to investigations and proceedings by antitrust authorities and litigation relating to alleged anticompetitive practices. Coca-Cola FEMSA cannot assure you that these investigations and proceedings will not have an adverse effect on its results of operations or financial position.

FEMSA Cerveza

Unfavorable economic conditions in Mexico or the United States may adversely affect FEMSA Cerveza’s business.

Demand for the products of FEMSA Cerveza may be affected by economic conditions in Mexico or the United States. In particular, demand in northern Mexico, where there are a large number of border towns, may be disproportionately affected by the performance of the United States’ economy. In addition, FEMSA Cerveza’s exports to the United States may be affected by reduced demand from the United States or from a reduction in prices by its competitors. Any depreciation of the Mexican peso may negatively affect its results of operations because a significant portion of its costs and expenses are denominated in, or determined by reference to, the U.S. dollar.

Uncertainty in commodity prices of raw materials used by FEMSA Cerveza may result in increased costs and adversely affect its results of operations.

FEMSA Cerveza purchases a number of commodities for the production of its products (principally aluminum, barley, malt and hops) from Mexican producers and in the international market. The prices of such commodities can fluctuate and are determined by global supply and demand and other factors, including changes in exchange rates, over which FEMSA Cerveza has no control. Market prices for aluminum increased by approximately 20% in 2004. Because aluminum prices are denominated in U.S. dollars, an appreciation of the U.S. dollar against the Mexican peso would increase the cost to FEMSA Cerveza as a percentage of net sales, as its sales are generally in Mexican pesos. There can be no assurance that FEMSA Cerveza will be able to recover increases in the cost of raw materials. See “Business—FEMSA Cerveza—Raw Materials.” An increase in raw materials costs would adversely affect its results of operations.

FEMSA Cerveza’s new United States distribution arrangements may adversely affect sales of its beer brands in the United States.

On January 1, 2005, Heineken USA, replaced Labatt USA as the exclusive importer, marketer and distributor of FEMSA Cerveza’s beer brands in the United States. Accordingly, FEMSA Cerveza’s exports to the United States during the three-year term of the distributor agreement will depend to a significant extent on Heineken USA’s performance under this agreement. Heineken USA has no prior experience importing, marketing or distributing FEMSA Cerveza’s beer brands. We cannot assure that Heineken USA will be able to maintain or increase sales of FEMSA Cerveza’s beer brands in the United States or that, upon expiration of the agreement, FEMSA Cerveza will be able to renew the agreement or enter into a substitute arrangement on comparable terms.

FEMSA Cerveza’s sales in the Mexican market depend on its ability to compete with Grupo Modelo.

FEMSA Cerveza faces competition in the Mexican beer market from Grupo Modelo, S.A. de C.V., or Grupo Modelo. FEMSA Cerveza’s ability to compete successfully in the Mexican beer market will have a significant impact on its Mexican sales. See “Business—FEMSA Cerveza—The Mexican Beer Market.”

Competition from imports in the Mexican beer market is increasing and may adversely affect FEMSA Cerveza’s business.

Imports do not currently constitute a significant portion of the Mexican beer market and represented only 1.8% of the Mexican beer market in terms of sales volume in 2004. Under the North American Free Trade Agreement, or NAFTA, the tariffs applicable to beers imported from the United States and Canada were eliminated in January 2001. Increased import competition, however, could result from a change in consumer preferences in Mexico and could lead to greater competition in general. We cannot assure that such a trend would not adversely affect FEMSA Cerveza’s business, financial position and results of operations. See “Business—FEMSA Cerveza—The Mexican Beer Market.”

Regulatory developments in Mexico could adversely affect FEMSA Cerveza’s business.

FEMSA Cerveza’s business is subject to a variety of different Mexican government regulations, both federal and local, and may be affected by changes in law, regulation or regulatory policy. Actions of Mexican federal and local authorities, in particular, changes in governmental policy with respect to excise and value-added tax laws or cold beer regulation and governmental actions relating to the beer industry practice of “tied-customer arrangements,” which are agreements with retailers to sell and promote a beer producer’s products, may have a material adverse effect on FEMSA Cerveza’s business, financial position and results of operations.

Federal regulation of beer consumption in Mexico is primarily effected through a 25% excise tax and a 15% value-added tax. Currently, we do not anticipate an increase in these taxes, but federal regulation relating to excise taxes may change in the future, resulting in an increase or decrease in the tax. Local regulations are primarily effected through the issuance of licenses authorizing retailers to sell alcoholic beverages. Other regulations affecting beer consumption in Mexico vary according to local jurisdictions and include limitations on the hours during which restaurants, bars and other retail outlets are allowed to sell beer. See “Business—FEMSA Cerveza—The Mexican Beer Market.”

A water supply shortage could adversely affect FEMSA Cerveza’s business.

FEMSA Cerveza purchases water from Mexican government entities and obtains pump water from its own wells pursuant to concessions granted by the Mexican government.

FEMSA Cerveza believes that its water concessions will satisfy its current and future water requirements. We cannot assure, however, that isolated periods of adverse weather will not affect FEMSA Cerveza’s supply of water to meet its future production needs in any given period, or that its concessions will not be terminated or will be renewed by the Mexican government. Any of these events or actions may adversely affect FEMSA Cerveza’s business, financial position and results of operations.

FEMSA Comercio

Competition from other retailers in Mexico could adversely affect FEMSA Comercio’s business.

The Mexican retail sector is highly competitive. FEMSA participates in the retail sector primarily through FEMSA Comercio. FEMSA Comercio’s Oxxo convenience stores face competition on a regional basis from 7-Eleven, Super Extra, AM/PM and Circle K stores. In particular, the Super Extra chain is owned and managed by Grupo Modelo, our main competitor in the Mexican beer market, and since 2003 Super Extra has aggressively expanded the number of its stores. Oxxo convenience stores also face competition from numerous small chains of retailers across Mexico. We cannot assure that FEMSA Comercio’s results of operations and financial position will not be adversely affected by an increase in competition.

Sales of Oxxo convenience stores may be adversely affected by changes in economic conditions in Mexico.

Convenience stores often sell certain products at a premium. The convenience store market is thus highly sensitive to economic conditions, since an economic slowdown is often accompanied by a decline in consumer purchasing power, which in turn results in a decline in the overall consumption of FEMSA Comercio’s main product categories. During periods of economic slowdown, Oxxo stores may experience a decline in traffic per store and purchases per customer, and this may result in a decline in FEMSA Comercio’s results of operations.

Risks Related to Mexico and the Other Countries in Which We Operate

Adverse economic conditions in Mexico may adversely affect our financial position and results of operations.

We are a Mexican corporation, and our Mexican operations are our single most important geographic segment. For the year ended December 31, 2004, 79.8% of our consolidated total revenues were attributable to Mexico. In the past, Mexico has experienced both prolonged periods of weak economic conditions and deteriorations in economic conditions that have had a negative impact on our company. We cannot assume that such conditions will not return or that such conditions will not have a material adverse effect on our results of operations and financial position.

Our business may be significantly affected by the general condition of the Mexican economy, or by the rate of inflation in Mexico, interest rates in Mexico and exchange rates for, or exchange controls affecting, the Mexican peso. Decreases in the growth rate of the Mexican economy, periods of negative growth and/or increases in inflation or interest rates may result in lower demand for our products, lower real pricing of our products or a shift to lower margin products. Because a large percentage of our costs and expenses are fixed, we may not be able to reduce costs and expenses upon the occurrence of any of these events, and our profit margins may suffer as a result. In addition, an increase in interest rates in Mexico would increase the cost to us of variable rate debt, which constituted 36% of our total debt as of December 31, 2004 (including the effect of the interest rate swaps), and have an adverse effect on our financial position and results of operations.

Depreciation of the Mexican peso relative to the U.S. dollar could adversely affect our financial position and results of operations.

A depreciation of the Mexican peso relative to the U.S. dollar would increase the cost to us of a portion of the raw materials we acquire, the price of which is paid in or determined with reference to U.S. dollars, and of our debt obligations denominated in U.S. dollars and thereby may negatively affect our financial position and results of operations. We generally do not hedge our exposure to the U.S. dollar with respect to the Mexican peso and other currencies. A severe devaluation or depreciation of the Mexican peso may also result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert Mexican pesos into U.S. dollars and other currencies for the purpose of making timely payments of interest and principal on our U.S. dollar-denominated debt or obligations in other currencies. While the Mexican government does not currently restrict, and since 1982 has not restricted, the right or ability of Mexican or foreign persons or entities to convert Mexican pesos into U.S. dollars or to transfer other currencies out of Mexico, the Mexican government could institute restrictive exchange rate policies in the future, as it has done in the past. Currency fluctuations may have an adverse effect on our financial position, results of operations and cash flows in future periods.

Political events in Mexico could adversely affect our operations.

Political events in Mexico may significantly affect our operations. In the Mexican federal elections held on July 2, 2000, Vicente Fox of the Partido Acción Nacional (the National Action Party) or PAN, won the presidency. Although his victory ended more than 70 years of presidential rule by the Partido Revolucionario Institucional (the Institutional Revolutionary Party) or PRI, neither the PRI nor the PAN succeeded in securing a majority in the Mexican congress. In elections in 2003 and 2004, the PAN lost additional seats in the Mexican congress and state governorships. The resulting legislative gridlock, which is expected to continue at least until the Mexican presidential elections in 2006, has impeded the progress of structural reforms in Mexico, which may adversely affect economic conditions in Mexico, and consequently, our results of operations.

Developments in other Latin American countries in which we operate may adversely affect our business.

In addition to Mexico, our subsidiary Coca-Cola FEMSA conducts operations in Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela, Brazil and Argentina. These countries expose us to different or greater country risk than Mexico. For many of these countries, results of operations in recent years have been adversely affected by deteriorating macroeconomic and political conditions. In Venezuela and Argentina, significant economic and political instability, including a contracting economy, a drastic currency devaluation, high unemployment, the introduction of exchange controls and social unrest have resulted in higher production costs and declining profitability for Coca-Cola FEMSA. In Colombia and Venezuela, Coca-Cola FEMSA has experienced limited disruptions in production and distribution.

Coca-Cola FEMSA’s future results may be significantly affected by the general economic and financial conditions in the countries where it operates, by the devaluation of the local currency, inflation or interest rates or by political developments or changes in law. Net sales increased in Coca-Cola FEMSA’s non-Mexican territories at a relatively higher rate than in its Mexican territories in 2004 as compared to prior periods, resulting in a greater contribution to its results of operations from these territories, which also have a lower operating margin. This trend may continue in the future. Devaluation of the local currencies against the U.S. dollar may increase Coca-Cola FEMSA’s operating costs in these countries, and depreciation against the Mexican peso may negatively affect the results of operations for these countries as reported in our Mexican GAAP financial statements. In addition, some of these countries may impose exchange controls that could impact Coca-Cola FEMSA’s ability to purchase raw materials in foreign currencies and the ability of the subsidiaries in these countries to remit dividends abroad or make payments other than in local currencies, as is currently the case in Venezuela under regulations imposed in January 2003. As a result of these potential risks, Coca-Cola FEMSA may experience lower demand, lower real pricing or increases in costs, which may negatively impact its financial position and results of operations.

Risks Related to the BD Units and the ADSs

Beneficial owners of ADSs who were not beneficial owners of ADSs as of the record date, or who do not comply with all of the procedures and conditions relating to the share allocation program in a timely manner, will not be eligible to purchase ADSs in the share allocation program.

A beneficial owner of ADSs will not be eligible to participate in the share allocation program unless that person was a beneficial owner of ADSs as of the record date and complies on a timely basis with all of the procedures and conditions summarized in this prospectus under “Share Allocation Programs—Share Allocation Program in International Offering.” These procedures require, among others, the ability to access a specific website, timely completion and submission of an eligibility/expression of interest form and confirmation of purchase on the evening of the pricing date. The conditions include, among others, the consent to the electronic delivery of documents relating to the share allocation program in the international offering. Beneficial owners of BD Units other than in the form of ADSs may not participate in the international offering, but may, if they are eligible and comply with the applicable procedures and conditions, participate in the share allocation program in the concurrent Mexican BD Unit offering. For information on the procedures for purchasing BD Units in the share allocation program in the concurrent Mexican BD Unit offering, see “Share Allocation Programs—Share Allocation Program in Concurrent Mexican BD Unit Offering.” Beneficial owners of ADSs and BD Units who fail or are unable to comply with the applicable procedures and conditions in a timely manner will not be eligible to receive an allocation of ADSs or BD Units, as applicable, under the relevant share allocation program.

This prospectus and instructions for contacting Morgan Stanley & Co. Incorporated in order to participate in the share allocation program in the international offering will be distributed following the identification of the beneficial owners of ADSs as of the record date. However, because none of our company, the ADS depositary and the registered holders of the ADSs is responsible for maintaining a current list of beneficial owners, some beneficial owners may not receive this prospectus with sufficient time—if at all—for them to participate in the share allocation program, even if they were beneficial owners of ADSs as of the record date. Neither we nor the underwriters will be responsible for any failure to identify all beneficial owners of ADSs nor for the timely delivery of this prospectus to any such beneficial owner.

Upon the completion of the global offering and the Mexican B Unit offerings, you may own a smaller proportionate interest in our capital stock.

Pursuant to Article 81 of the Mexican Securities Market Law and as approved by our shareholders, the BD Units sold in the international offering in the form of ADSs and in the concurrent Mexican BD Unit offering will not entitle holders of BD Units or ADSs at the time of the offering to preemptive rights. Beneficial owners of BD Units, including BD Units in the form of ADSs, will be eligible, subject to compliance with the applicable procedures and conditions, to participate in the share allocation programs in the global offering under which up to 50% of the BD Units, including BD units in the form of ADSs, will be allocated to beneficial owners of outstanding ADSs and BD Units as of the record date. In addition, assuming the underwriters in the global offering do not exercise their over-allotment options, a disproportionate number of B Units will be issued in the

Mexican B Unit offerings, and the outstanding B Units will increase from 39.6% to       % of our outstanding capital stock after giving effect to the global offering and the Mexican B Unit offerings. As a result, upon completion of the offering, you may own a smaller proportionate interest in our company’s capital stock.

A majority of our voting shares are held by a voting trust, which effectively controls the management of our company, and whose interests may differ from those of other shareholders.

As of April 15, 2005, a voting trust, the participants of which are members of five families, owned 36.4% of our capital stock and 70.4% of our capital stock with full voting rights, consisting of the Series B Shares. See “Major Shareholders.” After giving effect to the global offering and the Mexican B Unit offerings, assuming the underwriters do not exercise their over-allotment options, the ownership of the voting trust will increase to     % of our capital stock and     % of our capital stock with full voting rights. Assuming the underwriters exercise their over-allotment options in full, the ownership of the voting trust will be     % of our capital stock and     % of our capital stock with full voting rights. Consequently, the voting trust has, and will continue to have after the global offering, the power to elect a majority of the members of our board of directors and to play a significant or controlling role in the outcome of substantially all matters to be decided by our shareholders. The interests of the voting trust may differ from those of our other shareholders.

Holders of Series D-B and D-L Shares have limited voting rights.

Holders of Series D-B and D-L Shares have limited voting rights and are only entitled to vote on specific matters, such as changes in the form of our corporate organization, a dissolution or liquidation and the cancellation of the registration of the Series D-B and D-L Shares. As a result, these holders will not be able to influence our business or operations. See “Description of Our Capital Stock—Voting Rights and Certain Minority Rights.”

Holders of ADSs may not be able to vote at our shareholder meetings.

Our shares are traded on the New York Stock Exchange in the form of ADSs. We cannot assure that holders of our shares in the form of ADSs will receive notice of shareholders’ meetings from our ADS depositary in sufficient time to enable such holders to return voting instructions to the ADS depositary in a timely manner. In the event that instructions are not received with respect to any shares underlying ADSs, the ADS depositary will, subject to certain limitations, grant a proxy to a person designated by us in respect of these shares. In the event that this proxy is not granted, the ADS depositary will vote these shares in the same manner as the majority of the shares of each class for which voting instructions are received. See “Description of Our ADSs—Voting of the Underlying Securities.”

Holders of BD Units in the United States and holders of ADSs may not be able to participate in any future preemptive rights offering and as a result may be subject to dilution of their equity interests.

Under applicable Mexican law, if we issue new shares for cash as part of a capital increase, we are generally required to grant our shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage. No right is applicable to offerings conducted under Article 81 of the Mexican Securities Market Law, pursuant to which we are conducting the global offering and the Mexican B Unit offerings. Rights to purchase shares in these circumstances are known as preemptive rights. We may not legally allow holders of our shares or ADSs located in the United States to exercise any preemptive rights in any future capital increases unless (1) we file a registration statement with the SEC with respect to that future issuance of shares or (2) the offering qualifies for an exemption from the registration requirements of the U.S. Securities Act of 1933. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC, as well as the benefits of preemptive rights to holders of our shares in the form of ADSs in the United States and any other factors that we consider important in determining whether to file a registration statement.

We cannot assure that we will file a registration statement with the SEC to allow holders of our shares or ADSs who are located in the United States to participate in a preemptive rights offering. In addition, under Mexican law preemptive rights may not be sold by the ADS depositary as a separate instrument, and the rights, therefore, may not be disposed of by the ADS depositary for the benefit of holders of ADSs. As a result, the equity interest of holders of our shares in the form of ADSs would be diluted proportionately. See “Description of Our ADSs.”

The protections afforded to minority shareholders in Mexico are different from those afforded to minority shareholders in the United States.

Under Mexican law, the protections afforded to minority shareholders are different from, and may be less than, those afforded to minority shareholders in the United States. Mexican laws concerning duties of directors are not developed, there is no procedure for class actions as such actions are conducted in the United States and there are different procedural requirements for bringing shareholder lawsuits against directors for the benefit of companies. Therefore, it may be more difficult for minority shareholders to enforce their rights against us, our directors or our controlling shareholders than it would be for minority shareholders of a United States company.

Investors may experience difficulties in enforcing civil liabilities against us or our directors, officers and controlling persons.

FEMSA is organized under the laws of Mexico, and most of our directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets and their respective assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States on such persons or to enforce judgments against them, including any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in Mexico, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws.

Developments in other countries may adversely affect the market for our securities.

The market value of securities of Mexican companies are, to varying degrees, influenced by economic and securities market conditions in other emerging market countries. Although economic conditions are different in each country, investors’ reaction to developments in one country can have effects on the securities of issuers in other countries, including Mexico. We cannot assure you that events elsewhere, especially in emerging markets, will not adversely affect the market value of our securities.

The failure or inability of our subsidiaries to pay dividends or other distributions to us may adversely affect us and our ability to pay dividends to holders of ADSs.

FEMSA is a holding company. Accordingly, FEMSA’s cash flows are principally derived from dividends, interest and other distributions made to FEMSA by its subsidiaries. Currently, FEMSA’s subsidiaries do not have contractual obligations that require them to pay dividends to FEMSA. In addition, debt and other contractual obligations of our subsidiaries may in the future impose restrictions on our subsidiaries’ ability to make dividend or other payments to FEMSA, which in turn may adversely affect FEMSA’s ability to pay dividends to shareholders and meet its debt and other obligations.

FORWARD-LOOKING STATEMENTS

This prospectus contains words, such as “believe,” “expect,” “anticipate” and similar expressions that identify forward-looking statements. Use of these words reflects our views about future events and financial performance. Actual results could differ materially from those projected in these forward-looking statements as a result of various factors that may be beyond our control, including but not limited to effects on our company from changes in our relationship with or among our affiliated companies, movements in the prices of raw materials, competition, significant developments in Mexico or international economic or political situations or changes in our regulatory environment. Accordingly, we caution readers not to place undue reliance on these forward-looking statements. In any event, these statements speak only as of their respective dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise.

MARKET PRICES

The following tables set forth, for the periods indicated, the reported high, low and closing sale prices and the average daily trading volumes for the BD Units and B Units on the Mexican Stock Exchange and the reported high, low and closing sale prices and the average daily trading volumes for the ADSs on the New York Stock Exchange.

	BD Units(1)
	Nominal Pesos			US$(4) Close	Average Daily Trading Volume (Units)
	High(2)	Low(2)	Close(3)
2000	49.35	25.25	28.60	2.97	1,310,216
2001	41.00	25.20	31.02	3.39	1,133,062
2002	46.00	31.89	37.93	3.64	948,565
2003
First Quarter	38.34	33.50	35.86	3.33	604,877
Second Quarter	44.68	35.25	43.01	4.11	719,752
Third Quarter	43.56	39.52	41.87	3.81	1,195,971
Fourth Quarter	42.60	38.49	41.48	3.69	1,500,219
2004
First Quarter	55.00	41.02	54.97	4.94	1,594,157
Second Quarter	56.70	48.18	52.72	4.59	1,293,167
Third Quarter	52.76	47.26	50.30	4.42	728,851
Fourth Quarter	59.60	49.99	58.51	5.25	827,765
October	51.14	49.99	50.98	4.42	975,605
November	53.70	50.44	53.70	4.79	860,723
December	59.60	54.13	58.51	5.25	661,257
2005
January	60.50	57.02	60.14	5.37	568,186
February	66.72	61.45	66.72	6.02	525,945
March	67.75	59.32	59.84	5.35	544,820
April 1 to April 25	60.68	56.47	58.20	5.27	632,171

(1)	The prices and average daily trading volume for the BD Units were taken from Bloomberg.
(2)	High and low closing prices for the periods presented.
(3)	Closing price on the last day of the periods presented.
(4)	Represents the translation from Mexican pesos to U.S. dollars of the closing price of the BD Units on the last day of the periods presented based on the noon buying rate for the purchase of U.S. dollars, as reported by the Federal Reserve Bank of New York on such date.

	B Units(1)
	Nominal Pesos			US$(4) Close	Average Daily Trading Volume (Units)
	High(2)	Low(2)	Close(3)
2000	45.00	31.30	45.00	4.68	81,836
2001	45.00	27.92	36.10	3.94	15,967
2002	40.00	34.00	37.00	3.55	800
2003
First Quarter	36.70	33.70	36.30	3.37	426
Second Quarter	40.90	37.00	40.90	3.91	61
Third Quarter	40.90	39.00	39.00	3.54	2,223
Fourth Quarter	40.00	34.00	38.70	3.44	7,231
2004
First Quarter	49.00	39.50	47.50	4.25	11,618
Second Quarter	48.50	46.00	48.40	4.19	690
Third Quarter	49.00	47.00	49.00	4.30	3,522
Fourth Quarter	52.00	45.10	52.00	4.66	2,083
October	48.70	48.70	48.70	4.22	5,000
November	48.35	45.10	46.95	4.18	4,621
December	52.00	46.95	52.00	4.66	3,129
2005
January	52.00	48.70	52.00	4.64	280
February	56.00	52.95	52.95	4.78	144
March	56.39	53.95	55.00	4.92	4,825
April 1 to April 25	54.00	47.00	47.00	4.25	364

(1)	The prices and average daily trading volume for the B Units were taken from Bloomberg.
(2)	High and low closing prices for the periods presented.
(3)	Closing price on the last day of the periods presented.
(4)	Represents the translation from Mexican pesos to U.S. dollars of the closing price of the B Units on the last day of the periods presented based on the noon buying rate for the purchase of U.S. dollars, as reported by the Federal Reserve Bank of New York on such date.

	ADSs(1)
	U.S. dollars			Average Daily Trading Volume (ADSs)
	High(2)	Low(2)	Close(3)
2000	53.19	26.63	29.88	221,984
2001	45.00	26.80	34.55	231,109
2002	49.21	33.80	36.42	229,017
2003
First Quarter	36.50	30.65	33.27	209,310
Second Quarter	42.11	32.82	41.20	195,548
Third Quarter	41.26	36.60	38.15	260,361
Fourth Quarter	38.68	34.15	36.88	332,581
2004
First Quarter	49.71	37.01	49.27	376,589
Second Quarter	50.70	41.52	45.84	314,022
Third Quarter	46.03	41.40	44.18	211,569
Fourth Quarter	52.93	43.69	52.61	230,447
October	45.43	43.69	44.10	198,486
November	47.78	43.95	47.78	244,029
December	52.93	48.60	52.61	247,991
2005
January	53.78	51.05	53.76	264,820
February	60.42	54.97	60.42	313,811
March	60.88	52.54	53.55	310,441
April 1 to April 25	54.35	50.91	52.43	298,859

(1)	Each ADS is comprised of 10 BD Units. Prices and average daily trading volume were taken from Bloomberg.
(2)	High and low closing prices for the periods presented.
(3)	Closing price on the last day of the periods presented.

DIVIDENDS AND DIVIDEND POLICY

We have historically paid dividends per BD Unit (including in the form of ADSs) approximately equal to or greater than 1% of the market price on the date of declaration, subject to changes in our results of operations and financing position, including due to extraordinary economic events and to the factors described in “Risk Factors” that affect our financial situation and liquidity. These factors may affect whether or not dividends are declared and the amount of such dividends. We do not expect to be subject to any contractual restrictions on our ability to pay dividends, although our subsidiaries may be subject to such restrictions. However, the bridge loans incurred in connection with our acquisition in 2004 of the 30% interest in FEMSA Cerveza previously held by affiliates of InBev, which we expect to repay with the proceeds of the global offering and the Mexican B Unit offerings, restrict the payment of dividends in excess of US$ 60 million prior to their maturity date in August 2005. Because we are a holding company with no significant operations of our own, we will have distributable profits and cash to pay dividends only to the extent that we receive dividends from our subsidiaries. Accordingly, we cannot assure you that we will pay dividends or as to the amount of any dividends.

The following table sets forth for each year the nominal amount of dividends per share that we declared in Mexican pesos and the U.S. dollar amounts that were actually paid on each of the respective payment dates for the 2000 to 2004 fiscal years:

Date Dividend Paid	Fiscal Year with Respect to which Dividend was Declared	Aggregate Amount of Dividend Declared(1)	Per Series B Share Dividend	Per Series B Share Dividend		Per Series D Share Dividend	Per Series D Share Dividend
		(in nominal Mexican pesos)	(in nominal Mexican pesos)	(in U.S. dollars)		(in nominal Mexican pesos)	(in U.S. dollars)
May 21, 2001	2000	Ps. 435,790,703	Ps. 0.0734	$0.0082		Ps. 0.091700	$0.0103
May 31, 2002	2001	Ps. 664,966,740	Ps. 0.1120	$0.0116		Ps. 0.140000	$0.0145
May 30, 2003	2002	Ps. 397,792,604	Ps. 0.0670	$0.0065		Ps. 0.083750	$0.0081
May 31, 2004	2003	Ps. 531,379,672	Ps. 0.0895	$0.0078		Ps. 0.111875	$0.0098
March 10, 2005(2)	2004	Ps. 660,000,000	Ps. 0.1112	$—	(3)	Ps. 0.138954	$—	(3)

(1)	The aggregate amount of dividend declared is determined by the per series dividend amount multiplied by 2,737,740,090 Series B Shares and 2,559,570,360 Series D Shares, the number of shares outstanding at the date each dividend is declared.
(2)	Date of dividend declaration because dividends for 2004 have not been paid as of the date of this prospectus.
(3)	Because dividends for 2004 have not been paid as of the date of this prospectus, the U.S. dollar per share amount has not been determined.

At the annual ordinary general shareholders meeting, the board of directors submits the financial statements of our company for the previous fiscal year, together with a report thereon by the board of directors and the report of the statutory examiner. Once the holders of Series B Shares have approved the financial statements, they determine the allocation of our net profits for the preceding year. Mexican law requires the allocation of at least 5% of net profits to a legal reserve, which is not subsequently available for distribution, until the amount of the legal reserve equals 20% of our paid in capital stock. Thereafter, the holders of Series B Shares may determine and allocate a certain percentage of net profits to any general or special reserve, including a reserve for open-market purchases of our shares. The remainder of net profits is available for distribution in the form of dividends to our shareholders. Dividends may only be paid if net profits are sufficient to offset losses from prior fiscal years.

Our bylaws provide that, before May 11, 2008, dividends will be allocated among the shares outstanding and fully paid at the time a dividend is declared in such manner that each Series D-B Share and Series D-L Share receives 125% of the dividend distributed in respect of each Series B Share. Holders of Series D-B Shares and Series D-L Shares are entitled to this dividend premium in connection with all dividends paid by us other than payments in connection with the liquidation of our company. On May 11, 2008, the Series D-B Shares will automatically convert into Series B Shares and the Series D-L Shares will automatically convert into Series L Shares, which will not be entitled to a dividend premium. From and after May 11, 2008, the Series L Shares and Series B Shares that are outstanding and fully paid at the time a dividend is declared will be entitled to share equally in the dividend.

Subject to certain exceptions contained in the deposit agreement dated February 11, 2004, among FEMSA, The Bank of New York, as ADS depositary, and holders and beneficial owners from time to time of our ADSs evidenced by American Depositary Receipts, any dividends distributed to holders of our ADSs will be paid to the ADS depositary in Mexican pesos and will be converted by the ADS depositary into U.S. dollars. As a result, restrictions on conversion of Mexican pesos into foreign currencies and exchange rate fluctuations may affect the ability of holders of our ADSs to receive U.S. dollars and the U.S. dollar amount actually received by holders of our ADSs. Although the Mexican government does not currently restrict the ability of Mexican and foreign persons or entities to convert Mexican pesos to U.S. dollars or other currencies or to transfer other currencies out of Mexico, we cannot give any assurance that the Mexican government will not institute a restrictive exchange control policy in the future.

USE OF PROCEEDS

Our net proceeds from the global offering will be approximately US$ 290.4 million, or approximately US$ 334.4 million if the underwriters exercise their over-allotment options in full, and our net proceeds from the Mexican B Unit offerings (described below) will be approximately US$ 230 million. We will use the aggregate net proceeds from the global offering and the Mexican B Unit offerings to repay indebtedness in respect of bridge loans incurred in connection with our acquisition of the equity interest of approximately 30% in FEMSA Cerveza previously held by affiliates of InBev. See “Operating and Financial Review and Prospects—Liquidity and Capital Resources—Financing for InBev Transactions.” Remaining amounts will be used for general corporate purposes.

We entered into two bridge loan agreements on August 12, 2004 under which we made borrowings on August 20, 2004. The U.S. dollar-denominated bridge loan has a principal amount of US$ 250 million and bears interest at a rate equal to the London interbank offered rate, or LIBOR, plus a 0.75% margin as of April 15, 2005, which rate increases to 0.90% starting May 22, 2005. The initial lender under the U.S. dollar-denominated bridge loan is Morgan Stanley Senior Funding, Inc., which is an affiliate of one of the underwriters in the international offering. The Mexican peso-denominated bridge loan has a principal amount of Ps. 2.8775 billion, which is equal to the Mexican peso equivalent of US$ 250 million on the borrowing date, and bears interest at a rate equal to the Tasa de Interés Interbancaria de Equilibrio (TIIE), plus a 0.65% margin as of April 15, 2005, which rate increases to 0.80% starting May 20, 2005. The initial lender under the Mexican peso-dominated bridge loan is Banco Nacional de México, S.A., Institución de Banco Múltiple, Integrante del Grupo Financiero Banamex, which is an affiliate of one of the underwriters in the international offering. Both loans mature on August 20, 2005.

Mexican B Unit Offerings

Concurrently with the global offering, we are offering                 B Units in a Mexican public offering and an offering to the voting trust and other holders of B Units. Each B Unit represents five of our Series B Shares. Our bylaws require the Series B Shares to represent at least 51% of the outstanding shares of our capital stock. The number of B Units to be sold in the Mexican B Unit offerings will be calculated to maintain the approximate percentage of the Series B Shares as a percentage of our outstanding capital stock, assuming the exercise in full of the underwriters’ overallotment options, after giving effect to the global offering and the Mexican B Unit offerings. The B Units will be sold at the equivalent of the public offering price per BD Unit in the concurrent Mexican BD Unit offering. The Mexican B Unit offerings are not underwritten, and the underwriters in the global offering are not acting as underwriters in the Mexican B Unit offerings; however, Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer, or Bancomer, one of the underwriters in the concurrent Mexican BD Unit offering, is acting as placement agent for the Mexican B Unit directed offering and Bancomer and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, are participating in placing B Units in the Mexican B Unit public offering.

A voting trust, the participants which are members of five families, several of whom are members of our board of directors, owns 91.8% of our B Units as of April 15, 2005 and is expected to acquire substantially all of the B Units in the Mexican B Unit offerings. Because of its ownership of a majority of the Series B Shares with full voting rights, the voting trust may be deemed to control our company. See “Major Shareholders.”

CAPITALIZATION

The following table sets forth our consolidated capitalization under Mexican GAAP as of December 31, 2004 on an actual basis and on an adjusted basis to reflect the sale of BD Units, including in the form of ADSs, in the global offering, with an estimated aggregate sale price of US$ 290.4 million, net of underwriting discounts and commissions, and the sale of B Units in the Mexican B Unit offerings with an estimated aggregate sale price of US$ 230 million.

	As Reported(1)			As Adjusted for Offerings
	(in millions of U.S. dollars (2) and in millions of Mexican pesos at December 31, 2004)

Short-term debt	Ps.	5,986	$537	Ps.	311	$28
Current maturities of long-term debt		3,540	318		3,540	318
Long-term debt		36,285	3,255		36,285	3,255

Total debt(3)		45,811	4,110		40,136	3,601

Stockholders’ equity:
Minority interest in consolidated subsidiaries		16,721	1,500		16,721	1,500
Majority interest:
Capital stock and additional paid-in capital		17,150	1,538		22,825	2,047
Net income		5,831	523		5,831	523
Other comprehensive income		12,343	1,108		12,343	1,108

Total majority interest		35,324	3,169		40,999	3,678

Total stockholders’ equity		52,045	4,669		57,720	5,178

Total capitalization(4)	Ps.	97,856	$8,779	Ps.	97,856	$8,779

(1)	Includes the InBev transactions and the related debt financings which were closed on August 30, 2004.
(2)	Translation in U.S. dollar amounts at an exchange rate of Ps. 11.146 to US$ 1.00 solely for the convenience of the reader.
(3)	None of our indebtedness is secured. None of our indebtedness is guaranteed by any person other than a consolidated affiliate, and we and our consolidated affiliates do not guarantee the indebtedness of any such person.
(4)	Represents total debt plus total stockholders’ equity.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents selected financial information of our company. This information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the notes thereto included in our annual report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus. The selected financial information is presented on a consolidated basis and is not necessarily indicative of our financial position or results of operations at or for any future date or period.

Information as of and for the five years ended December 31, 2004 has been derived from our audited consolidated financial statements.

	Year Ended December 31,
	2004(1)	2004		2003		2002		2001		2000
	(in millions of U.S. dollars and millions of Mexican pesos at December 31, 2004, except for per share data, the weighted average number of shares outstanding and percentages)
Income Statement Data:
Mexican GAAP:
Total revenues	$8,430	Ps.	93,956	Ps.	80,154	Ps.	57,997	Ps.	55,137	Ps.	52,702
Income from operations	1,233		13,738		12,640		10,200		9,244		8,291
Taxes(2)	215		2,395		3,584		3,960		3,228		2,750
Change in accounting principle	—		—		—		—		(32)		—
Consolidated net income	830		9,249		4,925		5,040		5,480		4,202
Net majority income	523		5,831		3,302		3,100		3,728		3,014
Net minority income	307		3,418		1,623		1,940		1,752		1,188
Net majority income:(3)
Per Series B Share	0.09		0.98		0.56		0.52		0.63		0.50
Per Series D Share	0.11		1.23		0.70		0.65		0.78		0.63
Weighted average number of shares outstanding (in millions):
Series B Shares	2,737.7		2,737.7		2,737.7		2,737.7		2,737.8		2,745.8
Series D Shares	2,559.6		2,559.6		2,559.6		2,559.6		2,559.8		2,591.8
Allocation of earnings:
Series B Shares	46.11%		46.11%		46.11%		46.11%		46.11%		45.85%
Series D Shares	53.89%		53.89%		53.89%		53.89%		53.89%		54.15%

U.S. GAAP:
Total revenues	$4,468	Ps.	49,802	Ps.	44,618	Ps.	40,270	Ps.	38,757	Ps.	36,293
Income from operations	483		5,388		4,821		4,966		4,116		3,925
Participation in Coca-Cola FEMSA’s earnings(4)	236		2,632		1,132		1,408		1,284		861
Change in accounting principle	—		—		—		—		(25)		—
Net minority income	42		469		384		621		498		435
Net income	591		6,588		3,441		3,372		3,476		2,812
Net income:(3)
Per Series B Share	0.10		1.11		0.58		0.57		0.59		0.47
Per Series D Share	0.12		1.39		0.72		0.71		0.73		0.59

(footnotes on next page)

	Year Ended December 31,
	2004(1)	2004		2003		2002		2001		2000
	(in millions of U.S. dollars and millions of Mexican pesos at December 31, 2004, except for per share data, the weighted average number of shares outstanding and percentages)
Balance Sheet Data:
Mexican GAAP:
Total assets	$10,827	Ps.	120,677	Ps.	111,653	Ps.	65,875	Ps.	56,008	Ps.	52,667
Current liabilities	2,108		23,495		17,897		12,946		9,408		9,203
Long-term debt(5)	3,255		36,285		35,171		10,721		7,784		8,421
Other long-term liabilities	795		8,852		9,913		6,155		5,835		5,883
Capital stock	400		4,463		4,463		4,463		4,463		4,470
Total stockholders’ equity	4,669		52,045		48,672		36,053		32,981		29,160
Majority interest	3,169		35,324		30,078		25,258		23,235		20,507
Minority interest	1,500		16,721		18,594		10,795		9,746		8,653

U.S. GAAP:
Total assets	$7,448	Ps.	83,020	Ps.	72,450	Ps.	70,011	Ps.	61,806	Ps.	61,286
Current liabilities	1,367		15,236		10,445		12,221		8,735		8,835
Long-term debt(5)	1,307		14,570		7,479		7,254		5,722		4,902
Other long-term liabilities	279		3,112		4,956		4,605		3,481		5,201
Minority interest	4		50		5,349		5,714		5,372		5,285
Capital stock	400		4,463		4,463		4,463		4,463		4,470
Stockholders’ equity	4,491		50,052		44,221		40,217		38,496		37,063

Other information:
Mexican GAAP:
Depreciation(6)	$337	Ps.	3,751	Ps.	3,319	Ps.	2,638	Ps.	2,548	Ps.	2,685
Capital expenditures(7)	619		6,902		7,139		6,077		5,816		5,010
Operating margin(8)	14.6%		14.6%		15.8%		17.6%		16.8%		15.7%

U.S. GAAP:
Depreciation	$163	Ps.	1,817	Ps.	2,099	Ps.	1,762	Ps.	1,614	Ps.	1,588
Operating margin(8)	10.8%		10.8%		10.8%		12.3%		10.6%		10.8%

(1)	Translation to U.S. dollar amounts at an exchange rate of Ps. 11.146 to US$ 1.00 solely for the convenience of the reader.
(2)	Includes income tax, tax on assets and employee profit sharing.
(3)	The net income (after changes in accounting principles) per Series B Share and per Series D Share was calculated in accordance with Bulletin B-14 of Mexican GAAP, which is similar to Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per share” of U.S. GAAP.
(4)	Coca-Cola FEMSA is included under the equity method for U.S. GAAP, as discussed in Note 26 (a) to our audited consolidated financial statements.
(5)	Includes long-term debt minus the current portion of long-term debt.
(6)	Includes bottle breakage for Coca-Cola FEMSA.
(7)	Includes investments in property, plant and equipment, intangible and other assets.
(8)	Operating margin is calculated by dividing income from operations by total revenues.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

We prepared the following unaudited pro forma consolidated income statement and balance sheet as of and for the year ended December 31, 2004 to illustrate the estimated effects on our results of operations and financial position of the acquisition of 30% of our subsidiary FEMSA Cerveza from affiliates of InBev on August 31, 2004. This transaction included the assignment of the rights to FEMSA Cerveza’s beer brands in the United States to Wisdom Import Sales Co. LLC, a wholly owned subsidiary of FEMSA Cerveza, in consideration for the redemption of its 30% interest in Labatt USA as well as the related financing transactions, including the repayment of bridge loans with the net proceeds of the global offering and the Mexican B Unit offerings.

The unaudited pro forma income statement gives effect to the InBev transactions as if they had occurred on January 1, 2004, and the unaudited pro forma balance sheet as if they had occurred on December 31, 2004.

The unaudited pro forma financial information was prepared in accordance with Mexican GAAP. A reconciliation of unaudited pro forma net income and stockholders’ equity to U.S. GAAP is provided in Note 4 below.

The unaudited pro forma financial information does not purport to indicate the results of operations and financial position that would actually have occurred if the transactions had occurred on the dates indicated or which may be expected to be achieved in the future.

The following unaudited pro forma financial information should be read in conjunction with “Operating and Financial Review and Prospects” and Notes 26 and 27 to our audited consolidated financial statements as of and for the year ended December 31, 2004 included in our annual report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

Unaudited Pro Forma Consolidated Income Statement

For the Year Ended December 31, 2004

	FEMSA As Reported		InBev Transactions			Equity Offering		Pro Forma
	(in millions of constant Mexican pesos at December 31, 2004, except for per share data, the weighted number of shares outstanding and percentages)
Net sales	Ps.	93,478		Ps. —		Ps.	—	Ps.	93,478
Other operating revenues		478		—			—		478

Total revenues		93,956		—			—		93,956
Cost of sales		49,969		(8	)(a)		—		49,961

Gross profit		43,987		8			—		43,995

Operating expenses:
Administrative		6,621		—			—		6,621
Sales		23,628		—			—		23,628

		30,249		—			—		30,249

Income from operations		13,738		8			—		13,746
Integral result of financing:
Interest expense		(3,764)		(124	)(b)		—		(3,888)
Interest income		541		(105	)(c)		—		436
Foreign exchange loss		(15)		(57	)(d)		—		(72)
Gain on monetary position		1,952		52	(e)		—		2,004

		(1,286)		(234)			—		(1,520)
Participation in affiliated companies		63		(63	)(f)		—		—
Other expenses, net		(871)		—			—		(871)

Income before income taxes and employee profit sharing		11,644		(289)			—		11,355
Taxes and employee profit sharing		2,395		(78	)(g)		—		2,317

Consolidated net income		9,249		(211)			—		9,038

Net majority income		5,831		246			—		6,077
Net minority income		3,418		(457	)(h)		—		2,961

Consolidated net income	Ps.	9,249	Ps.	(211)		Ps.	—	Ps.	9,038

Weighted average number of shares outstanding (in millions):
Series B Shares		2,737.7		—			244.4		2,982.1
Series D Shares		2,559.6		—			228.5		2,788.1

Allocation of earnings:
Series B Shares		46.11%		—			—		46.11%
Series D Shares		53.89%		—			—		53.89%

Net majority income (in Mexican pesos):
Per Series B Share	Ps.	0.98		—			—	Ps .	0.94
Per Series D Share		1.23		—			—		1.17

The accompanying notes are an integral part of this unaudited pro forma consolidated income statement.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2004

	FEMSA As Reported		Equity Offering		Pro Forma
	(in millions of Mexican pesos as of December 31, 2004)
Assets
Current assets:
Cash and cash equivalents	Ps.	6,822	Ps.	—	Ps.	6,822
Other current assets		14,057		—		14,057

Total current assets		20,879		—		20,879
Investments in shares		759		—		759
Property, plant and equipment		44,291		—		44,291
Intangible assets		46,845		—		46,845
Other assets		7,903		—		7,903

Total assets		120,677		—		120,677

Liabilities and stockholders’ equity
Total current liabilities		23,495		(5,675)		17,820
Long-term liabilities:
Bank loans and notes payable		36,285		—		36,285
Other long-term liabilities		8,852		—		8,852

Total long-term liabilities		45,137		—		45,137

Total liabilities		68,632		(5,675)		62,957

Stockholders’ equity:
Minority interest in consolidated subsidiaries		16,721		—		16,721
Majority interest		35,324		5,675		40,999

Total stockholders’ equity		52,045		5,675		57,720

Total liabilities and stockholders’ equity	Ps.	120,677	Ps.	—	Ps.	120,677

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated balance sheet.

Notes to the Unaudited Pro Forma Consolidated Financial Information

Note 1.    InBev Transactions

On August 31, 2004, we consummated a series of transactions with InBev (formerly known as Interbrew), Labatt and certain of their affiliates pursuant to a series of agreements entered into on May 24, 2004 to terminate the existing arrangements among affiliates of FEMSA and InBev. As a result of these transactions:

•	FEMSA indirectly owns 100% of FEMSA Cerveza; and

•	InBev indirectly owns 100% of Labatt USA, its distribution subsidiary in the United States.

We paid Interbrew a total of Ps. 14,530 million (US$ 1,245 million) and incurred transaction costs of Ps. 221 million, which consisted of financial, advisory and legal fees, capitalized as adjustments to the purchase price. The transaction was financed as follows:

•	US$ 295 million of cash on hand;

•	bridge loans to FEMSA, consisting of a US$ 250 million loan and a Ps. 2,888 million loan;

•	Ps. 2,500 million in certificados bursátiles issued by FEMSA and guaranteed by FEMSA Cerveza, of which Ps. 1,250 million have a maturity of five years and the remaining Ps. 1,250 million have a maturity of four years;

•	Ps. 1,763 million in an unsecured term loan to FEMSA with a maturity of four years; and

•	Ps. 959 million of an unsecured term loan in the amount of Ps. 1,155 million to FEMSA Cerveza with a maturity of five years.

We accounted for the acquisition by the purchase method, which consists of the determination of the fair value of the assets acquired and the liabilities assumed. As a result, we identified two intangible assets with indefinite lives: trademarks and beer distribution rights. No goodwill was recognized as a result of the acquisition.

The fair values of the assets acquired and liabilities assumed are as follows:

	Amount
	(in millions of Mexican pesos)
Cash and cash equivalents	Ps.	887
Other current assets		2,508
Property, plant and equipment		4,797
Other assets		1,489
Trademarks and beer distribution rights		9,159

Total assets acquired		18,840
Short-term debt		323
Other current liabilities		964
Long-term debt		1,825
Other long-term debt		977
Total liabilities assumed		4,089

Net assets acquired	Ps.	14,751

Note 2.    Unaudited Pro Forma Consolidated Income Statement

The columns presented in the unaudited pro forma consolidated income statement represent the following:

—	FEMSA as Reported
This column reflects the audited consolidated income statement of FEMSA for the year ended December 31, 2004 included in our annual report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

—	InBev Transactions
This column reflects the incremental integral result of financing, the cancellation of the equity method in Labatt USA and the cancellation of the minority interest in FEMSA Cerveza for the year ended December 31, 2004, as if the transactions had occurred on January 1, 2004. The following shows the basis for the adjustments made, in each case as indicated by the corresponding letter listed in this column in the pro forma consolidated income statement:

(a)	The cancellation of the depreciation expense as a result of the fair value adjustment of the assets acquired.

(b)	The interest expense was calculated in accordance with the financing agreements governing the long-term indebtedness described in Note 1 above using the related applicable interest rates from January 1, 2004 to the date that each debt was incurred, and the cancellation of the interest expense generated by the bridge loans from the date of incurrence to December 31, 2004, as follows:

Indebtedness	Amount of Outstanding Indebtedness		Interest Rate	Average Annual Interest Rate(1)	Interest Expense(2)
		(in millions of Mexican pesos)				(in millions of Mexican pesos)
Long-term indebtedness:
Certificados bursátiles(3)	Ps.	1,250	CETES(5)+ 0.89%	7.44%		Ps. 47
Certificados bursátiles(3)		1,250	TIIE(6) + 0.30%	7.00%		44
FEMSA long-term loan(4)		1,763	TIIE(6) + 0.35%	7.32%		86
FEMSA Cerveza long-term loan(4)		959	TIIE(6) + 0.375%	7.34%		47

Sub-total		5,222				224

Bridge loans:
U.S. dollars		2,787	LIBOR(7) + 0.25%	2.22%		(21)
Mexican pesos		2,888	TIIE(6) + 0.15%	8.26%		(79)

Sub-total		5,675				(100)

Total pro forma adjustment					Ps.	124

(1)	Calculated using the historical rates at the end of each month. A hypothetical 1/8% variance in the variable interest rates applied would result in an aggregate increase of Ps. 1 million in interest expense for the year ended December 31, 2004.

(2)	Interest expense was calculated by applying the average annual interest rate to the amount of outstanding indebtedness.

(3)	Pro forma interest expense is included from January 1 to June 30, 2004 because the certificados bursátiles were issued on July 8, 2004.

(4)	Pro forma interest expense is included from January 1 to August 30, 2004 because the long-term loans were incurred on August 20, 2004.

(5)	Certificados de la Tesorería rate.

(6)	Tasa de Interés Interbancaria de Equilibrio.

(7)	London interbank offered rate.

(c)	The cancellation of the interest income generated by the cash and cash equivalents of US $295 million used in the acquisition of 30% of FEMSA Cerveza and of Ps. 221 million used to pay transaction expenses, applying the historical average interest rates earned by our cash investments, equivalent to 4.4% for the year ended December 31, 2004.

(d)	The foreign exchange loss generated by the devaluation of the Mexican peso against the U.S. dollar with respect to the U.S. dollar-denominated bridge loan.

(e)	The gain on monetary position was calculated by applying factors derived from Mexican Consumer Price Index on a monthly basis. The pro forma adjustments consist of the gain on monetary position of the long-term indebtedness described in Note 1 above, the cancellation of the gain on monetary position of the bridge loans and the cancellation of the loss on monetary position generated by the cash used in the InBev transactions:

	Amount		Average Inflation Rate		Gain (Loss) on Monetary Position
	(in millions of Mexican pesos)				(in millions of Mexican pesos)
Long-term indebtedness	Ps.	5,222	2.	17%	Ps.	113
Bridge loans		5,675	2.	64%		(150)
Cash used		3,577	2.	49%		89

Total					Ps.	52

(f)	The cancellation of the equity method in the Labatt USA investment.

(g)	Pro forma adjustments to income taxes resulted from the application of the statutory rate of 33% to the adjustments related to the integral cost of the financings described above.

(h)	Pro forma adjustment to minority interest for FEMSA Cerveza for the cancellation of the 30% participation of affiliates of InBev.

—	Equity Offering

This column represents the number of shares that would be issued in the global offering and the Mexican B Unit offerings in order to repay bridge loans incurred to acquire 30% of FEMSA Cerveza. Assuming a price per unit of Ps. 60, the number of units issued and the corresponding number of shares would be as follows:

	B Units	BD Units	Total	B Units		BD Units		Total
	(in millions of units and shares)			(in millions of Mexican pesos)
Units	48.878	45.697	94.575	Ps.	2,933	Ps.	2,742	Ps.	5,675
Shares:
Series B Shares	244.390	45.697	290.087		2,933		548		3,481
Series D Shares
Subseries D-B Shares		91.394	91.394				1,097		1,097
Subseries D-L Shares		91.394	91.394				1,097		1,097

Total Shares	244.390	228.485	472.875		2,933		2,742		5,675

—	Pro Forma
This column is the sum of the previous two columns and reflects the results of FEMSA under Mexican GAAP as if the InBev transactions and equity offering had occurred on January 1, 2004.

Note 3.    Unaudited Pro Forma Condensed Consolidated Balance Sheet

The columns presented in the unaudited pro forma balance sheet represent the following:

—	FEMSA as Reported
This column reflects the historical consolidated balance sheet of FEMSA and subsidiaries as of December 31, 2004 included in our annual report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

—	Equity Offering
This column reflects the proceeds from the global offering and the Mexican B Unit offerings necessary to repay the bridge loans incurred to acquire 30% of FEMSA Cerveza, after payment of estimated fees and expenses of Ps. 120 million to be paid in cash in connection with the offerings. The increase in capital stock assumes the issuance of only the number of units necessary to repay the bridge loans.

—	Pro Forma
This column is the sum of the previous two columns and reflects the financial position of FEMSA under Mexican GAAP as if the equity offering had occurred on December 31, 2004.

Note 4.    Reconciliation of Mexican GAAP to U.S. GAAP

Our unaudited pro forma financial information was prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. A description of the reconciling items together with a reconciliation of reported net income and stockholders’ equity to U.S. GAAP are included in Notes 26 and 27, respectively, to our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

—	Reconciliation of unaudited pro forma net income in millions of Mexican pesos at December 31, 2004:

Unaudited pro forma majority net income under Mexican GAAP	Ps.	6,077
U.S. GAAP adjustments:
Participation in Coca-Cola FEMSA’s earnings		162
Start-up expenses		(24)
Intangible assets and goodwill		14
Restatement of imported machinery and equipment		(13)
Capitalization of integral result of financing		(23)
Financial instruments		72
Deferred income taxes		506
Deferred employee profit sharing		99
Pension plan		(28)

Total adjustments		765

Unaudited pro forma net income under U.S. GAAP	Ps.	6,842

Weighted average number of shares outstanding (in millions):
Series B Shares		2,982.1
Series D Shares		2,788.1

Allocation of earnings:
Series B Shares		46.11%
Series D Shares		53.89%

Net income (in Mexican pesos):
Per Series B Share	Ps.	1.06
Per Series D Share		1.32

—	Reconciliation of unaudited pro forma stockholders’ equity in millions of Mexican pesos at December 31, 2004:

Unaudited pro forma majority stockholders’ equity under Mexican GAAP	Ps.40,999
U.S. GAAP adjustments:
Participation in Coca-Cola FEMSA	(60)
Start-up expenses	(144)
Intangible assets and goodwill	48
Restatement of imported machinery and equipment	1
Capitalization of integral result of financing	409
Financial instruments	(94)
Deferred income tax	247
Deferred employee profit sharing	(1,061)
Pension plan	13
FEMSA’s minority interest acquisition	15,369

Total U.S. GAAP adjustments	14,728

Unaudited pro forma stockholders’ equity under U.S. GAAP	Ps.55,727

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

General

The following discussion should be read in conjunction with, and is entirely qualified by reference to, our audited consolidated financial statements in our annual report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference in this prospectus, and the notes to those financial statements. Our audited consolidated financial statements were prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Notes 26 and 27 to our audited consolidated financial statements provide a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to us, together with a reconciliation to U.S. GAAP of net income and stockholders’ equity. See “—U.S. GAAP Reconciliation.”

Overview of Events, Trends and Uncertainties

Management currently considers the following events, trends and uncertainties to be important to understanding its results of operations and financial position during the periods discussed in this section:

•	The financial information presented is often not comparable to prior or subsequent periods because of the acquisition of Panamco by our subsidiary Coca-Cola FEMSA in May 2003.

•	Coca-Cola FEMSA has been adversely affected by decreases in the average prices of its products as a result of the addition of the territories acquired through the Panamco acquisition and a tougher competitive environment in Mexico, its most important market. Coca-Cola FEMSA’s non-Mexican territories, which are less profitable than its Mexican operations, are increasing in importance to Coca-Cola FEMSA’s results. These trends, together with higher raw material prices, have generally reduced the overall profit margins of our soft-drink business.

•	At FEMSA Cerveza, total beer sales volumes have increased in both Mexico and in the export market. FEMSA Cerveza increased domestic prices an average of 5% in nominal terms during February 2004, although real prices declined in 2004 as inflation exceeded 5% in Mexico in 2004. At the same time, we have contained costs and operating expenses. In August of 2004, we terminated our joint venture arrangements with InBev and its affiliates by acquiring the 30% interest of FEMSA Cerveza owned by affiliates of InBev for a total of US$ 1,245 million, and Heineken USA began distributing FEMSA Cerveza’s beer brands in the United States on January 1, 2005.

•	FEMSA Comercio continues to increase the number of Oxxo stores and to grow in terms of total revenues and as a percentage of our consolidated total revenues. FEMSA Comercio has lower operating margins than our beverage businesses. We expect to continue to expand the Oxxo chain during 2005.

•	In connection with the InBev transactions, we increased the amount of our consolidated debt. We expect to repay a significant amount of this new indebtedness with the proceeds of the global offering and the Mexican B Unit offerings and to continue to be able to rely on cash generated from operations to fund our liquidity needs.

Each of these items is discussed in further detail in this section. In addition, our results of operations and financial position are affected by the economic and market conditions in the countries where our subsidiaries conduct their operations, particularly in Mexico. Changes in these conditions are influenced by a number of factors, including those discussed in this section and under “Risk Factors” in this prospectus.

Recent Developments

FEMSA results for the three months ended March 31, 2005

We announced our unaudited results of operations for the three months ended March 31, 2005 on April 28, 2005. These results of operations are based upon our consolidated unaudited financial information prepared in accordance with Mexican GAAP for the three months ended March 31, 2005 and 2004. We have presented financial information for the three months ended March 31, 2005 and 2004 in constant Mexican pesos at March 31, 2005. The highlights of these results of operations are as follows.

Consolidated total revenues increased 6.9% to Ps. 22.858 billion in the first quarter of 2005 compared to Ps. 21.385 billion in the first quarter of 2004. Each of our operations—soft drinks, beer and retail—contributed positively to this increase. FEMSA Comercio was the largest contributor to consolidated total revenue growth in the first quarter of 2005, representing approximately 86% of the increase. During the first quarter of 2005, FEMSA Comercio’s total revenues increased 26.1% to Ps. 6.135 billion due in large part to the 666 net new Oxxo stores opened since the first quarter of 2004. Most of the remaining growth came from the 3.6% increase in total revenues at FEMSA Cerveza, reaching Ps. 5.681 billion, primarily due to a 4.2% increase in beer sales. Coca-Cola FEMSA contributed to a lesser extent with a 1.5% increase in total revenues, reaching Ps. 11.230 billion, in the first quarter of 2005.

Consolidated income from operations increased 2.2% to Ps. 2.716 billion in the first quarter of 2005 compared to Ps. 2.657 billion in the first quarter of 2004. Approximately 75% of this increase resulted from Coca-Cola FEMSA with the remaining increase attributable to FEMSA Comercio and FEMSA Cerveza. Consolidated operating margin decreased 0.5 percentage points to 11.9% in the first quarter of 2005. The decrease in operating margin was primarily attributable to the increased contribution of the lower margin Oxxo retail operations to our consolidated results and an operating margin contraction at FEMSA Cerveza. Offsetting this decrease was a slight improvement in the operating margin at Coca-Cola FEMSA, reflecting improvements in territories outside of Mexico.

Net income decreased 21.2% to Ps. 1.105 billion in the first quarter of 2005 compared to Ps. 1.402 billion in the first quarter of 2004. The 21.2% decline in net income was due to (1) a 29.8% increase in net interest expense, reaching Ps. 911 million due to debt issued for the repurchase of 30% of FEMSA Cerveza in August 2004, (2) a monetary position gain of Ps. 310 million, which was a reduction from the first quarter of 2004, due to the reduced inflationary impact on the higher net liabilities, (3) an additional one time charge in the amount of Ps. 85 million in connection with a payment of Ps. 118 million made in the first quarter of 2005 as the result of a review by the Mexican tax authorities of the payments made by Coca-Cola FEMSA in 2004 relating to the change in criteria for Coca-Cola FEMSA’s refrigeration equipment for tax purposes and (4) a foreign exchange gain of Ps. 17 million, which was a reduction from the first quarter of 2004 due to the effect of fluctuations of the Mexican peso against the U.S. dollar on our net liabilities. Partially offsetting the decrease in net income was an 18.1% reduction in taxes recognized in the first quarter of 2005, which amounted to Ps. 874 million, compared to Ps. 1,067 million in the first quarter of 2004.

Net majority income per FEMSA unit was Ps. 0.6758 in the first quarter of 2005. Net majority income per FEMSA ADS, using an exchange rate of Ps. 11.171 per U.S. dollar, was US$ 0.0605 in the quarter.

Acquisition of Panamco

On May 6, 2003, our subsidiary, Coca-Cola FEMSA, completed the acquisition of Panamco. The acquisition of Panamco resulted in a substantial increase in the size and geographic scope of our subsidiary’s operations. The purchase price for 100% of the capital stock of Panamco was Ps. 31,050 million, excluding transaction expenses. Coca-Cola FEMSA also assumed Ps. 9,557 million of net debt. The acquisition was financed with new indebtedness in Mexican pesos and U.S. dollars in the amount of Ps. 18,163 million, an exchange of The Coca-Cola Company’s equity interests in Panamco valued at Ps. 7,406 million for new shares of Coca-Cola FEMSA, cash on hand of Ps. 2,966 million and an equity contribution from us of Ps. 2,923 million. As a result of the Panamco acquisition, in accordance with Mexican GAAP, Coca-Cola FEMSA recognized as intangible assets with indefinite lives, the rights to produce and distribute trademark brands of The Coca-Cola Company. These identified intangibles, calculated as the difference between the price paid and the fair value of the net assets acquired, were valued at Ps. 35,801 million, including financial and advisory fees, costs associated with closing certain acquired facilities, rationalizing and consolidating operations, relocating the corporate and other offices and the integration of the operations.

Comparability of Information Presented

Panamco acquisition

Under Mexican GAAP, Panamco is included in our consolidated financial statements since May 2003 and is not included prior to this date. As a result, our audited consolidated financial information for the three years ended December 31, 2004, 2003 and 2002 is not comparable. Financial information provided by us with respect to the acquired territories is also not comparable to Panamco’s consolidated financials statements for prior years as they were prepared using different policies and in accordance with U.S. GAAP and in U.S. dollars, while we present our financial statements in Mexican GAAP and Mexican pesos. The acquisition of Panamco only impacts the comparability of our consolidated information and of the Coca-Cola FEMSA segment. The comparability of our remaining segments is not affected by the acquisition.

Integration of FEMSA Empaques

On December 20, 2004, core packaging operations of our subsidiary FEMSA Empaques, S.A. de C.V, which we refer to as FEMSA Empaques, became part of our FEMSA Cerveza business segment. The other non-core, smaller operations continue to be operated by FEMSA Empaques. FEMSA Empaques’ results, however, are reflected under our other business segment, and are no longer presented as a separate business segment. We have reclassified our segment information for prior years to include the core packaging operations as part of FEMSA Cerveza. This change does not impact our consolidated results.

Transfer of Six stores

During the month of December 2003, all of the Six stores previously owned by FEMSA Cerveza that were considered suitable to be converted into the Oxxo format were sold to FEMSA Comercio. This amounted to 319 Six stores. We have classified our segment information for periods prior to the sale to present these stores as part of our FEMSA Comercio business segment. This change does not impact our consolidated results.

Pension plans

The new requirements of Mexican GAAP under Bulletin D-3 “Obligaciones Laborales” (Labor Obligations), clarify that the cost of the year related to the pension plan should be reported above the operating income line. Historically, we have registered financing costs related to the pension plan as a component of net interest expense, and the amortization of the net transition obligation and actuarial gains or losses as part of other expenses. In compliance with the new requirements, in 2004, we reclassified these costs as operating costs and expenses and, for comparability purposes, reclassified these costs for prior years.

Operating expenses of Coca-Cola FEMSA

During 2004, some of Coca-Cola FEMSA’s acquired operations changed their classification criteria for recording certain operating expenses from administrative to selling expenses. As a result, Coca-Cola FEMSA reclassified Ps. 439 million of its 2003 operating expenses.

Effects of Changes in Economic Conditions

Our results of operations are affected by changes in economic conditions in Mexico and in the other countries in which we operate. For the years ended December 31, 2004, 2003 and 2002, 78.8%, 83.5% and 96.8%, respectively, of our total sales were attributable to Mexico. After the acquisition of Panamco, we have greater exposure to countries in which we have not historically conducted operations, particularly countries in Central America, Colombia, Venezuela and Brazil, although we continue to generate a substantial portion of our total sales from Mexico. The participation of these other countries as a percentage of our total sales may increase in future periods.

Our future results may be significantly affected by the general economic and financial positions in the countries where we operate, including by levels of economic growth, by the devaluation of the local currency, by inflation and high interest rates or by political developments, and may result in lower demand for our products, lower real pricing or a shift to lower margin products. Because a large percentage of our costs are fixed costs, we may not be able to reduce costs and expenses, and our profit margins may suffer as a result of downturns in the economy of each country. In addition, an increase in interest rates in Mexico would increase our cost of Mexican peso-denominated variable interest rate indebtedness and would have an adverse effect on our financial position and results of operations. A depreciation of the Mexican peso relative to the U.S. dollar would increase our cost of those raw materials, the price of which is paid in or determined with reference to the U.S. dollar, and our debt obligations denominated in U.S. dollars, and thereby may negatively affect our financial position and results of operations.

Operating Leverage

Companies with structural characteristics that result in margin expansion in excess of sales growth are referred to as having high “operating leverage.”

The operating subsidiaries of Coca-Cola FEMSA and FEMSA Cerveza are engaged, to varying degrees, in capital-intensive activities. The high utilization of the installed capacity of the production facilities results in better fixed cost absorption, as increased output results in higher revenues without additional fixed costs. Absent significant increases in variable costs, gross profit margins will expand when production facilities are operated at higher utilization rates. Alternatively, higher fixed costs will result in lower gross profit margins in periods of lower output.

In addition, the commercial operations of Coca-Cola FEMSA and FEMSA Cerveza are carried out through extensive distribution networks, the principal fixed assets of which are warehouses and trucks. The distribution systems of both Coca-Cola FEMSA and FEMSA Cerveza are designed to handle large volumes of beverages. Fixed costs represent an important proportion of the total distribution expense of both Coca-Cola FEMSA and FEMSA Cerveza. Generally, the higher the volume that passes through the distribution system, the lower the fixed distribution cost as a percentage of the corresponding revenues. As a result, operating margins improve when the distribution capacity is operated at higher utilization rates. Alternatively, periods of decreased utilization because of lower volumes will negatively affect our operating margins.

Critical Accounting Estimates

The preparation of our audited consolidated financial statements requires that we make estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the date of the financial statements and (3) the reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on our historical experience and on various other reasonable factors that together form the basis for making judgments about the carrying values of our assets and liabilities. Our actual results may differ from these estimates under different assumptions or conditions. We evaluate our estimates and judgments on an on-going basis. Our significant accounting policies are described in Notes 5 and 6 to our audited consolidated financial statements. We believe our most critical accounting policies that imply the application of estimates and/or judgments are:

Allowance for doubtful accounts

We determine our allowance for doubtful accounts based on an evaluation of the aging of our receivable portfolio. The amount of the allowance considers our historical loss rate on receivables and the economic environment in which we operate. Our beer operations represent the most important part of the consolidated allowance for doubtful accounts as a result of the credit that FEMSA Cerveza extends to retailers, on terms and conditions in accordance with industry practices. Soft drink and retail sales are generally realized in cash.

Bottles and cases; allowance for bottle breakage

We classify bottles and cases in accordance with industry practices. Consequently, for FEMSA Cerveza, bottles and cases are classified as inventories, and for Coca-Cola FEMSA, they are classified as fixed assets. For both of these subsidiaries, breakage is expensed as incurred, and returnable bottles and cases are not depreciated. Whenever we decide to discontinue a particular returnable presentation and retire it from the market, we write-off the discontinued presentation through an increase in the breakage expense. We determine depreciation of bottles and cases only for tax purposes. FEMSA Cerveza has decided that beginning in 2005 for tax purposes, it will classify bottles and cases as fixed assets and compute depreciation using the straight-line method at an annual rate of 10%. This change in classification will not impact the total amount of taxes payable, but will generate surcharges over taxes not paid in prior years.

We periodically compare the carrying value of bottle breakage expense with the calculated depreciation expense of our returnable bottles and cases in plant and distribution centers, estimating a useful life of five years for beer glass bottles, four years for returnable soft drink glass bottles and plastic cases and one year for returnable plastic bottles. These useful lives are determined in accordance with our business experience. The annual calculated depreciation expense has been similar to the annual carrying value of bottle breakage expense. Whenever we decide to discontinue a particular returnable presentation and retire it from the market, we write off the discontinued presentation through an increase in breakage expense.

Property, plant and equipment

Property, plant and equipment are depreciated over their estimated useful lives. The estimated useful lives represent the period we expect the assets to remain in service and to generate revenues. We base our estimates on independent appraisals and the experience of our technical personnel.

We describe the methodology used to restate imported equipment in Note 6 (g) to our audited consolidated financial statements, which includes applying the exchange and inflation rates of the country of origin utilized as permitted by Mexican GAAP. We believe this method more accurately presents the fair value of the assets than restated cost determined by applying inflation factors.

Coca-Cola FEMSA valued at fair value all fixed assets acquired in the Panamco transaction, considering their operating conditions and the future cash flows expected to be generated based on their estimated remaining useful life as determined by Coca-Cola FEMSA management.

In 2003, we decided to expand from three to five years the estimated useful life for the refrigerators of the Mexican operations of Coca-Cola FEMSA, based on technical studies, strong control over the refrigerators placed in point-of-sales and the replacement investment refrigerator program for the following years. As a result, depreciation expense recorded in 2003 decreased approximately Ps. 97 million. The useful life of refrigerators for the acquired territories is in accordance with the revised accounting estimate of five years.

Valuation of intangible assets and goodwill

As we discuss in Note 6 (i) to our audited consolidated financial statements, beginning in 2003 we began to apply Bulletin C-8, “Activos Intangibles” (Intangible Assets), or Bulletin C-8, which establishes that project development costs should be capitalized if they fulfill the criteria established for recognition as assets. Additionally, Bulletin C-8 requires identifying all intangible assets to reduce as much as possible the goodwill associated with business acquisitions. Prior to 2003, the excess of the purchase price over the fair value of the net assets acquired was considered to be goodwill. With the adoption of Bulletin C-8, Coca-Cola FEMSA considers such excess to relate to the rights to produce and distribute Coca-Cola trademark products. We separate intangible assets between those with a finite useful life and those with an indefinite useful life, in accordance with the period over which we expect to receive the benefits.

As required by Bulletin C-8, we determined the fair value of assets acquired and liabilities assumed as of the date of acquisition, and we assigned the excess purchase price over the fair value of the net assets. In certain circumstances this resulted in the recognition of an intangible asset. The intangible assets are subject to annual impairment tests under U.S. GAAP and Mexican GAAP. We have recorded intangible assets with indefinite lives, which consist of:

•	Coca-Cola FEMSA’s rights to produce and distribute Coca-Cola trademark products for Ps. 35,801 million as a result of the Panamco acquisition;

•	Trademarks and distribution rights for Ps. 9,372 million as a result of the acquisition of the 30% interest of FEMSA Cerveza;

•	Mundet trademark for Ps. 145 million; and

•	FEMSA Comercio’s acquisition of a convenience store chain for Ps. 105 million.

For Mexican GAAP purposes, goodwill is the difference between the price paid and the fair value of the shares and/or net assets acquired that was not assigned directly to an intangible asset. Goodwill is recorded in the functional currency of the subsidiary in which the investment was made and is restated by applying the inflation rate factors of the country of origin and the year-end exchange rate. Goodwill is amortized over a period of not more than 20 years.

Impairment of goodwill and long-lived assets

We continually review the carrying value of our goodwill and long-lived assets for impairment. We review for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on our estimated discounted future cash flows to be generated by those assets. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

Due to the continuing difficult economic situation in Argentina, the uncertainty with respect to the period of recovery and the instability of the exchange rate, on July 1, 2002, we performed a valuation of our investment in Coca-Cola FEMSA’s Argentine subsidiary, based on market value multiples of comparable businesses. The valuation resulted in the recognition of an impairment of Ps. 477 million, which was recorded in our results of operations in 2002. We believe that the current net asset value of this foreign subsidiary is fairly valued stated as of December 31, 2004.

During 2003, FEMSA Cerveza recognized an impairment of certain fixed assets to be replaced in accordance with its master investment plan. The replacement cost of the new machinery and equipment compared to the carrying value of these assets resulted in a loss, which was recorded in other expenses in the income statement of Ps. 716 million. In addition, during 2004, we determined the fair value of the fixed assets of FEMSA Cerveza due to the acquisition of the 30% interest of FEMSA Cerveza, and as a result, we recognized a loss in the income statement of Ps. 322 million, which corresponded to the remaining 70% interest of FEMSA Cerveza.

Our evaluations during 2004 and up to the date of this prospectus did not lead to any other significant impairment of goodwill or long-lived assets. We can give no assurance that our expectations will not change as a result of new information or developments. Changes in economic or political conditions in any country in which we operate or in the industries in which we participate, however, may cause us to change our current assessment.

Executory contracts

As part of the normal course of business, we frequently invest in the development of our beer distribution channels through a variety of commercial agreements with different retailers in order to generate sales volume. These agreements are considered to be executory contracts and accordingly the costs incurred under these contracts are recognized as performance under the contracts is received.

These agreements require cash disbursements to be made in advance to certain retailers in order to fund activities intended to generate sales volume. These advance cash disbursements are then compensated for as sales are invoiced. These disbursements are considered to be market-related investments, which are capitalized as other assets. The amortization of amounts capitalized is presented as a reduction of net sales in relation to the volume sold to each retailer. The period of amortization is between three and four years, which is the normal term of the commercial agreements.

We periodically evaluate the carrying value of executory contracts. If the carrying value is considered to be impaired, these assets are written down as appropriate. The accuracy of the carrying value is based on our ability to predict certain key variables such as sales volume, prices and other industry and economic factors. Predicting these key variables involves assumptions based on future events. These assumptions are consistent with our internal projections.

Labor liabilities

Our labor liabilities are comprised of pension plan, seniority premium and post-retirement medical services. The determination of our obligations and expenses for pension and other post-retirement benefits is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. We evaluate our assumptions at least annually. Those assumptions are described in Note 16 to our audited consolidated financial statements and include the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation costs. All of our assumptions depend on the economic circumstances of each country in which we operate.

In accordance with Mexican GAAP, actual results that differ from our assumptions (actuarial gains of losses) are accumulated and amortized over future periods and, therefore, generally affect our recognized expenses and recorded obligations in these future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other post-retirement obligations and our future expense. The following table is a summary of the three key assumptions to be used in determining 2005 annual pension expense for Mexico, along with the impact on pension expense of a 1% change in each assumed rate.

Assumption	2005 Rate	Impact of Rate Change (1)
		+1%	-1%
	(in real terms)	(in millions of Mexican pesos)
Mexican Subsidiaries:
Discount rate	6.0%	Ps. (191)	Ps. 362
Salary growth rate	2.0%	259	(153)
Long-term asset return	6.0%	(191)	362
Foreign Subsidiaries:
Discount rate	4.5%	(59)	10
Salary growth rate	1.5%	10	(59)
Long-term asset return	4.5%	(59)	10

(1)	The impact is not the same for an increase of 1% as for a decrease of 1% because the rates are not linear.

Income taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. If these estimates and related assumptions change in the future, we may be required to record additional valuation allowances against our deferred tax assets resulting in additional income tax expense.

On December 1, 2004, an amendment to the Mexican income tax law was published and became effective as of January 1, 2005. Under this amendment:

•	The statutory income tax rate will be 30% for 2005 and will be reduced by one percentage point per year through 2007, when the rate will be 28%;

•	The tax deduction for inventories will be made through cost of sales, and the inventory balance as of December 31, 2004 will be taxable during the next four to 12 years, based on specific criteria provided in the tax law;

•	Paid employee profit sharing will be deductible from income tax; and

•	The limit on stockholders’ participation in taxable income or loss from Mexican subsidiaries will be eliminated for tax consolidation purposes.

This amendment reduced the deferred income tax liability, which we recorded as a reduction in taxes in our income statement, by an amount equal to Ps. 602 million.

Tax and legal contingencies

We are subject to various claims and contingencies related to tax and legal proceedings as described in Note 24 to our audited consolidated financial statements. Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental actions. Management periodically assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances, as appropriate. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss.

Operating Results

The following table sets forth our consolidated income statement under Mexican GAAP for the years ended December 31, 2004, 2003 and 2002:

	Year Ended December 31,
	2004	2004	2003	2002
	(in millions of U.S. dollars and constant Mexican pesos at December 31, 2004)
Net sales	$8,387	Ps.93,478	Ps.79,854	Ps.57,770
Other operating revenues	43	478	300	227

Total revenues	8,430	93,956	80,154	57,997
Cost of sales	4,483	49,969	41,712	28,869

Gross profit	3,947	43,987	38,442	29,128

Operating expenses:
Administrative	594	6,621	5,725	5,163
Selling	2,120	23,628	20,077	13,765

Total operating expenses	2,714	30,249	25,802	18,928

Income from operations	1,233	13,738	12,640	10,200

Interest expense	(338)	(3,764)	(2,591)	(926)
Interest income	49	541	743	489

Interest expense, net	(289)	(3,223)	(1,848)	(437)
Foreign exchange loss	(1)	(15)	(2,664)	(314)
Gain on monetary position	175	1,952	1,017	419

Integral result of financing	(115)	(1,286)	(3,495)	332
Participation in affiliated companies	6	63	31	92
Other expenses, net	(79)	(871)	(667)	(960)

Income before taxes and employee profit sharing	1,045	11,644	8,509	9,000
Taxes and employee profit sharing	215	2,395	3,584	3,960

Consolidated net income	$830	Ps. 9,249	Ps. 4,925	Ps. 5,040

Net majority income	523	5,831	3,302	3,100
Net minority income	307	3,418	1,623	1,940

Consolidated net income	$830	Ps. 9,249	Ps. 4,925	Ps. 5,040

Operating Results by Segment

The following table sets forth certain operating results by segment under Mexican GAAP for each of our segments for the years ended December 31, 2004, 2003 and 2002:

	Year Ended December 31,
	2004	2003	2002	Percentage Growth
				2004 vs. 2003	2003 vs. 2002
	(in millions of constant Mexican pesos at December 31, 2004, except for percentages)
Net sales
Coca-Cola FEMSA	Ps.46,290	Ps.37,876	Ps.19,432	22.2%	94.9%
FEMSA Cerveza	24,751	23,972	23,634	3.2%	1.4%
FEMSA Comercio	22,838	18,304	14,700	24.8%	24.5%

Total revenues
Coca-Cola FEMSA	46,499	38,121	19,586	22.0%	94.6%
FEMSA Cerveza	24,970	24,150	23,833	3.4%	1.3%
FEMSA Comercio	22,838	18,304	14,700	24.8%	24.5%

Cost of sales
Coca-Cola FEMSA	23,964	19,367	9,098	23.7%	112.9%
FEMSA Cerveza	10,275	9,996	9,863	2.8%	1.3%
FEMSA Comercio	16,775	13,492	10,840	24.3%	24.5%

Gross profit
Coca-Cola FEMSA	22,535	18,754	10,488	20.2%	78.8%
FEMSA Cerveza	14,695	14,154	13,970	3.8%	1.3%
FEMSA Comercio	6,063	4,812	3,859	26.0%	24.7%

Income from operations(1)
Coca-Cola FEMSA	7,696	7,099	4,866	8.4%	45.9%
FEMSA Cerveza	4,744	4,485	4,460	5.8%	0.6%
FEMSA Comercio	911	736	546	23.8%	34.8%

Depreciation
Coca-Cola FEMSA(2)	1,961	1,588	992	23.5%	60.1%
FEMSA Cerveza	1,470	1,487	1,462	(1.1)%	1.7%
FEMSA Comercio	216	138	98	56.5%	40.8%

Gross margin(3)
Coca-Cola FEMSA	48.5%	49.2%	53.5%	(0.7)%	(4.3)%
FEMSA Cerveza	58.9%	58.6%	58.6%	0.3%	—
FEMSA Comercio	26.5%	26.3%	26.3%	0.2%	—

Operating margin
Coca-Cola FEMSA	16.6%	18.6%	24.8%	(2.0)%	(6.2)%
FEMSA Cerveza	19.0%	18.6%	18.7%	0.4%	(0.1)%
FEMSA Comercio	4.0%	4.0%	3.7%	—	0.3%

(1)	After deduction of management fees paid to Grupo Industrial Emprex, S.A. de C.V., a direct subsidiary of FEMSA (and to Labatt in the case of FEMSA Cerveza until July 31, 2004).
(2)	Includes breakage of bottles of Coca-Cola FEMSA.
(3)	Gross margin calculated with reference to total revenues.

Results of Operations for Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

FEMSA Consolidated

Total Revenues

Consolidated total revenues increased 17.2% to Ps. 93,956 million in 2004 compared to Ps. 80,154 million in 2003. Consolidated net sales increased 17.1% to Ps. 93,478 million in 2004 compared to Ps. 79,854 million in 2003 and represented 99.5% of total revenues in 2004, in-line with 2003 levels. All of FEMSA’s operations—soft drinks, beer and retail—contributed positively to these increases. Coca-Cola FEMSA was the largest contributor to consolidated total revenue growth in 2004, representing approximately 61% of the increase. Coca-Cola FEMSA’s total revenues increased 22.0% to Ps. 46,499 million, mainly due to the inclusion of the acquired territories for 12 months of 2004. Most of the remaining growth came from FEMSA Comercio and FEMSA Cerveza. FEMSA Comercio’s total revenue increased by 24.8% to Ps. 22,838 million, due in large part to the 668 net new stores opened during the year. FEMSA Cerveza contributed to a lesser extent with total revenue growth of 3.4% to Ps. 24,970 million, due to a 4.5% increase in total sales volume and a 2.3% increase in the export real price per hectoliter, which together more than offset a 1.4% decrease in domestic real price per hectoliter.

Gross Profit

Consolidated cost of sales increased 19.8% to Ps. 49,969 million in 2004 compared to Ps. 41,712 million in 2003. Approximately 56% of this increase resulted from Coca-Cola FEMSA and the inclusion of the acquired territories for 12 months of 2004, with most of the remaining increase, approximately 40%, due to FEMSA Comercio’s rapid pace of store expansion in 2004. Consolidated gross profit increased 14.4% to Ps. 43,987 million in 2004 compared to Ps. 38,442 million in 2003, with over two-thirds of the increase due to Coca-Cola FEMSA and the inclusion of the acquired territories for 12 months of 2004. Gross margin decreased 1.2 percentage points to 46.8% of consolidated total revenues in 2004, compared to 48.0% of consolidated total revenues in 2003. The gross margin decline from 2003 resulted mainly from a gross margin contraction at Coca-Cola FEMSA and the increased contribution of FEMSA Comercio in our consolidated financial results, which has a lower gross margin relative to our other operations.

Income from Operations

Consolidated operating expenses increased 17.2% to Ps. 30,249 million in 2004 compared to Ps. 25,802 million in 2003, with approximately 72% of the increase resulting from the inclusion of the acquired territories for 12 months of 2004, and most of the remaining amount attributable to an increase in the operating expenses of FEMSA Comercio due to its rapid pace of growth. As a percentage of total revenues, consolidated operating expenses remained stable at 32.2% in 2004 versus 2003.

Consolidated administrative expenses increased 15.7% to Ps. 6,621 million in 2004 compared to Ps. 5,725 million in 2003. Approximately 70% of this increase resulted from an increase of 29.4% to Ps. 2,705 million in the administrative expenses of Coca-Cola FEMSA as a consequence of the inclusion of the acquired territories for 12 months of 2004. The remaining 30% of the increase resulted from an increase in the amortization of the Enterprise Resource Planning system, or ERP, expenses and investments in technology and systems in FEMSA Cerveza and FEMSA Comercio. As a percentage of total revenues, administrative expenses remained stable at 7.0% in 2004 compared to 7.1% in 2003.

Consolidated selling expenses increased 17.7% to Ps. 23,628 million in 2004 compared to Ps. 20,077 million in 2003. Approximately 72% of this increase resulted from an increase of 26.9% to Ps. 12,134 million in the selling expenses of Coca-Cola FEMSA due to the inclusion of the acquired territories for 12 months of 2004. Most of the remaining increase was attributable to an increase of 25.6% to Ps. 4,613 million in the selling expenses of FEMSA Comercio due to the aggressive expansion in its number of stores in 2004. As a percentage of total revenues, selling expenses remained stable at 25.1% in 2004 compared to 25.0% in 2003.

We incur various expenses related to the distribution of our products that are accounted for in our selling expenses. During 2004 and 2003, our distribution costs amounted to Ps. 8,354 million and Ps. 7,294 million, respectively. The exclusion of these charges from our cost of sales may result in the amounts reported as gross profit not being comparable to other companies that may include all expenses related to their distribution network in cost of sales when calculating gross profit or an equivalent measure.

Consolidated income from operations increased 8.7% to Ps. 13,738 million in 2004 compared to Ps. 12,640 million in 2003. Approximately 54% of this increase resulted from Coca-Cola FEMSA and the inclusion of the acquired territories for 12 months of 2004. FEMSA Cerveza and FEMSA Comercio also contributed to this increase, representing approximately 24% and 16%, respectively. Consolidated operating margin in 2004 decreased 1.2 percentage points from 2003 levels to 14.6% of consolidated total revenues in 2004. The decline in operating margin was primarily due to the inclusion of the acquired territories for 12 months of 2004, which have lower operating margins than Coca-Cola FEMSA’s original territories, and the increased contribution of FEMSA Comercio, which has a lower operating margin, in our consolidated financial results. FEMSA Cerveza partially offset this effect by achieving an operating margin expansion, before management fee, of 0.5 percentage points to 21.2% of total revenues as compared to 20.7% in 2003, due to solid volume growth resulting in part from slightly weaker pricing in real terms, a reduction in cost of sales and expense containment initiatives.

Some of our subsidiaries pay management fees to FEMSA in consideration for corporate services provided to them. Our subsidiaries’ payments of management fees are eliminated in consolidation and, therefore, have no effect on our consolidated operating expenses, with the exception of the management fee paid by FEMSA Cerveza to Labatt, which was paid until August 2004, when we acquired Labatt’s interest in FEMSA Cerveza. This fee amounted to Ps. 85 million for eight months of 2004 compared to Ps. 133 million paid for all of 2003.

Coca-Cola FEMSA

Total Revenues

Coca-Cola FEMSA’s total revenues increased 22.0% to Ps. 46,499 million in 2004 compared to Ps. 38,121 million in 2003. Net sales increased 22.2% to Ps. 46,290 million in 2004 compared to Ps. 37,876 million in 2003 and represented 99.6% of total revenues in 2004. Total revenue growth primarily resulted from the inclusion of the acquired territories for 12 months of 2004, compared to their inclusion for eight months of 2003, which more than compensated for the decline in net sales of Coca-Cola FEMSA’s Mexican and Colombian territories.

Sales volume reached 1,855.5 million unit cases in 2004, an increase of 27.9% compared to 1,450.5 million unit cases in 2003. Most of this increase, approximately 92%, resulted from the inclusion of the acquired territories for 12 months of 2004. The remaining increase was driven by volume growth in carbonated soft drinks, in particular the Coca-Cola brand, which more than compensated for jug water volume declines in Mexico and Colombia and flavored carbonated soft drink volume declines in Colombia and Brazil. Introduction of new multiple serving presentations and product and package segmentation efforts in our distribution channels contributed significantly to these results.

Average price per unit case (calculated by dividing net sales by total sales volume) decreased 4.4% from Ps. 26.11 in 2003 to Ps. 24.95 in 2004. This decline was primarily due to a decrease in the average price of soft drinks in our Mexican territories and lower prices in the acquired territories.

Gross Profit

Cost of sales increased 23.7% to Ps. 23,964 million in 2004 compared to Ps. 19,367 million in 2003, mainly due to the inclusion of the acquired territories for 12 months of 2004, compared to their inclusion for eight months of 2003. As a percentage of total revenues, the cost of sales increased 0.7 percentage points, reaching 51.5% of total revenues, mainly due to a reduction in the average price per unit case and increases in the cost of raw materials. This increase, however, was offset by operating improvements and the appreciation of local currencies in the territories in which Coca-Cola FEMSA operates. Gross profit increased 20.2% to Ps. 22,535 million in 2004 compared to Ps. 18,754 million in 2003, resulting in a gross margin of 48.5%. Mexico accounted for approximately 62% of Coca-Cola FEMSA’s gross profit, totaling Ps. 14,041 million in 2004, resulting in a gross margin of 52.7%. Outside of Mexico, Coca-Cola FEMSA’s territories have lower gross margins mainly due to higher manufacturing costs and different product mixes.

Income from Operations

Operating expenses increased 27.3% to Ps. 14,839 million in 2004 compared to Ps. 11,655 million in 2003, mainly due to the inclusion of the acquired territories for 12 months of 2004, compared to their inclusion for eight months of 2003. Administrative expenses increased 29.3% to Ps. 2,705 million in 2004 compared to Ps. 2,091 million in 2003, due to the inclusion of the acquired territories for 12 months of 2004. Selling expenses increased 26.9% to Ps. 12,134 million in 2004 compared to Ps. 9,564 million in 2003. At 26.1% of total revenues in 2004, selling expenses increased 1.0 percentage point compared to 25.1% of total revenues in 2003. As a percentage of total revenues, operating expenses increased 1.3 percentage points, reaching 31.9% of total revenues, due to lower absorption of fixed costs as a result of lower average price per unit case. Nonetheless, operating expenses per unit case remained mostly unchanged due to the implementation of cost reduction initiatives throughout all Coca-Cola FEMSA’s territories and better commercial and distribution practices.

Income from operations increased 8.4% to Ps. 7,696 million in 2004, principally due to the inclusion of the acquired territories for 12 months of 2004. The operating income margin as a percentage of total revenues decreased 2.0 percentage points in 2004 from 18.6% to 16.6%, mainly due to the inclusion of the acquired territories, which have a lower operating income margin, and the reduction in the average price per unit case due to increased competition in Mexico and to a lesser extent in many of the territories outside of Mexico.

FEMSA Cerveza

Total Revenues

Net sales increased 3.2% to Ps. 24,751 million in 2004 compared to Ps. 23,972 million in 2003. Net sales, which include beer and packaging sales, represented 99.1% of total revenues. Total revenues increased 3.4% to Ps. 24,970 million in 2004 compared to Ps. 24,150 million in 2003. This growth was primarily due to total beer sales volume growth of 4.5%, a 2.3% increase in the export real price per hectoliter and a 2.7% increase in packaging sales, which together more than offset a 1.4% decline in the domestic real price per hectoliter.

Domestic beer sales volume increased 3.8% to 23.442 million hectoliters in 2004 compared to 22.582 million hectoliters in 2003. This increase was primarily due to favorable demand across most of Mexico, broader availability of FEMSA Cerveza’s beers, successful execution at the point-of-sale and revenue management initiatives. The implementation of micro-segmentation strategies in some territories reflected the increased functionality of the ERP system, which by the end of 2004 was operating in approximately 79% of the total domestic beer sales volume sold through FEMSA Cerveza’s company-owned distribution centers. Domestic beer sales volume represented 91.3% of total sales volume, similar to the previous year.

Export beer sales volume increased 13.0% to 2.240 million hectoliters in 2004 compared to 1.982 million hectoliters in 2003, mainly due to increased sales volume in the United States through the Tecate and Dos Equis brands. Export beer sales volume represented 8.7% of total sales volume, similar to the previous year.

Gross Profit

Cost of sales increased 2.8%, slightly below total revenue growth in 2004. Cost of sales increased to Ps. 10,275 million in 2004 compared to Ps. 9,996 million in 2003. Gross profit reached Ps. 14,695 million, a 3.8% increase from 2003 resulting in a gross margin of 58.9% compared to 58.6% in 2003. The increase in gross margin resulted from better purchasing terms for raw materials, the appreciation of the Mexican peso, which reduced the cost of U.S. dollar-denominated raw materials, and operating efficiencies.

Income from Operations

Operating expenses increased 2.8% to Ps. 9,402 million in 2004 compared to Ps. 9,148 million in 2003. Administrative expenses increased 6.1% to Ps. 2,698 million in 2004, from Ps. 2,544 million in 2003, primarily reflecting the amortization of ERP expenses. Selling expenses increased 1.5% to Ps. 6,704 million in 2004 compared to Ps. 6,604 million in 2003. Approximately 31% of this increase was due to increased advertising expenditures for specific programs aimed at reinforcing our brands, approximately 22% was due to an increase in selling expenses in the fourth quarter due to the launch of Coors Light and the re-launch of Tecate and Tecate Light in Mexico and approximately 18% was due to the purchase of promotional materials from our former importer in the United States.

Income from operations (before deduction of management fees) increased 5.7% to Ps. 5,293 million in 2004 compared to Ps. 5,007 million in 2003. This reflects an increase in total revenues, combined with expense containment initiatives. Operating margin (before management fees) increased 0.5 percentage points to 21.2% of total revenues in 2004 compared to 20.7% of total revenues in 2003, due to solid volume growth resulting in part from slightly weaker pricing, a reduction in cost of sales and a more efficient use of operating expenses. Management fees amounted to Ps. 549 million in 2004 compared to Ps. 522 million in 2003, which represented 2.2% of total revenues for both years. Income from operations (after deduction of management fees) increased 5.8% to Ps. 4,744 million in 2004 compared to Ps. 4,485 million in 2003.

FEMSA Comercio

Total Revenues

Total revenues increased 24.8% to Ps. 22,838 million in 2004 compared to Ps. 18,304 million in 2003. The increase in total revenues was mainly a result of the aggressive expansion of the Oxxo convenience store chain, which added 668 net new Oxxo stores during 2004. As of December 31, 2004, FEMSA Comercio had 3,466 Oxxo stores nationwide, an increase of 23.9% from 2003, representing the fifth consecutive year of over 20% annual growth in the number of total Oxxo stores.

Same-store sales of Oxxo increased an average of 8.9% in 2004, reflecting an increase in the average ticket of 3.8% and an increase in store traffic of 4.9%. This increase reflects rapid store expansion and stronger category management practices, such as tailored product offerings within the stores.

Gross Profit

Cost of sales increased 24.3% to Ps. 16,775 million in 2004, slightly below total revenue growth, compared to Ps. 13,492 million in 2003. As a result, gross profit reached Ps. 6,063 million, a 26.0% increase from 2003 resulting in a gross margin of 26.5% in 2004 compared to 26.3% in 2003. The 0.2 percentage points increase in gross margin resulted from successful category management.

Income from Operations

Operating expenses increased 26.5% to Ps. 5,039 million in 2004 compared to Ps. 3,984 million in 2003. Administrative expenses increased 37.4% to Ps. 426 million in 2004 compared to Ps. 310 million in 2003. Approximately 78% of this increase was due to expenses that can no longer be capitalized and amortization of new technology and systems investments, with the remaining amount resulting from increased expenses in personnel training and development and the opening of three new sales regions in Morelia, Juarez and La Paz. Selling expenses increased 25.6% to Ps. 4,613 million in 2004 compared to Ps. 3,674 million in 2003. At 20.2% of total revenues, selling expenses remained in-line with 2003 levels.

Income from operations (before deduction of management fees) increased 23.7% to Ps. 1,025 million in 2004 compared to Ps. 828 million in 2003. This increase was in line with revenue growth, and contributed to a stable operating margin (before management fees) of 4.5% for 2004, which was in line with 2003. Management fees amounted to Ps. 114 million in 2004 compared to Ps. 92 million in 2003, which represented 0.5% of total revenues for both years. Income from operations (after deduction of management fees) increased 23.8% to Ps. 911 million in 2004 compared to Ps. 736 million in 2003.

FEMSA Consolidated–Net Income

Integral Cost of Financing

Net interest expense reached Ps. 3,223 million in 2004 compared to Ps. 1,848 million in 2003, resulting primarily from a full year of interest expenses related to debt issued in May 2003 by Coca-Cola FEMSA in order to finance the Panamco acquisition and new debt issued in August 2004 in order to repurchase the 30% interest in FEMSA Cerveza from affiliates of InBev.

Foreign exchange loss amounted to Ps. 15 million in 2004 compared to a loss of Ps. 2,664 million in 2003. This significant decrease compared to our loss in 2003 resulted from the positive effect on the U.S. dollar-denominated debt incurred for the acquisition of the 30% interest in FEMSA Cerveza of the strength of the Mexican peso during 2004 relative to the U.S. dollar.

Monetary position gain amounted to Ps. 1,952 million in 2004 compared to a gain of Ps. 1,017 million in 2003. This increase in the amount of our gain in 2004 compared to 2003 reflects the effect of higher inflation on our higher liabilities recorded in 2004.

Taxes

Tax recognized in 2004 amounted to Ps. 2,395 million, which includes income tax, tax on assets and employee profit sharing, compared to Ps. 3,584 million in 2003. The 33.2% decline from the 2003 amount was primarily due to a one-time deferred income tax benefit recognized in the fourth quarter of 2004 from a reduction in Mexican corporate tax rates in future periods, and a non-recurring tax gain of Ps. 1,311 million at Coca-Cola FEMSA resulting from a favorable final ruling from a Mexican federal court that allowed Coca-Cola FEMSA to deduct losses arising from a sale of shares during 2002. Consequently, the effective tax rate in 2004 was 20.6% compared to 42.1% in 2003.

Net Income

Net income increased 87.8% to Ps. 9,249 million in 2004 compared to Ps. 4,925 million in 2003. This increase was due to growth of 8.7% in consolidated income from operations, a reduction in foreign exchange losses due to the positive effect of a stronger Mexican peso with respect to our U.S. dollar-denominated debt, a one-time deferred income tax benefit during the fourth quarter of 2004 from the reduction in Mexican corporate tax rates and a non-recurring tax gain of Ps. 1,311 million at Coca-Cola FEMSA.

Net majority income amounted to Ps. 5,831 million in 2004, an increase of 76.6% from 2003. Net majority income per FEMSA Unit reached Ps. 5.50 in 2004. Net majority income per FEMSA ADS, using an exchange rate of Ps. 11.146 per U.S. dollar, was US$ 4.94 in 2004.

Results of Operations for Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

FEMSA Consolidated

Total Revenues

FEMSA’s consolidated total revenues increased 38.2% to Ps. 80,154 million in 2003 compared to Ps. 57,997 million in 2002. Consolidated net sales increased 38.2% to Ps. 79,854 million in 2003 compared to Ps. 57,770 million in 2002 and represented 99.6% of total revenues in 2003 and in 2002.

Coca-Cola FEMSA and the inclusion of the acquired territories since May 2003 were the driving forces behind our consolidated total revenue increase in 2003, representing approximately 84% of the increase. We also experienced revenue growth in each one of our other core operations. FEMSA Comercio had total revenue growth of 24.5% due to an increase of 582 net new Oxxo stores in 2003, representing approximately 16% of the increase in our consolidated total revenues. Additionally, FEMSA Cerveza contributed to a lesser extent with a 3.2% increase in total sales volume, reaching 24.564 million hectoliters, resulting in an increase in FEMSA Cerveza’s total revenues by 1.3% to Ps. 24,150 million, despite the adverse impact of a weak pricing environment.

Gross Profit

Consolidated cost of sales increased 44.5% to Ps. 41,712 million in 2003 compared to Ps. 28,869 million in 2002. Approximately 80% of this increase resulted from Coca-Cola FEMSA and the inclusion of the acquired territories from May 2003. Consolidated gross profit increased 32.0% to Ps. 38,442 million in 2003 compared to Ps. 29,128 million in 2002. Approximately 89% of this increase resulted from Coca-Cola FEMSA and the inclusion of the acquired territories in May 2003. Gross margin decreased 2.2 percentage points to 48.0% in 2003 compared to 50.2% in 2002. The gross margin decline was primarily due to higher raw material prices and the integration of the territories acquired by Coca-Cola FEMSA.

Income from Operations

Consolidated operating expenses (including management fees paid to Labatt) increased 36.3% in 2003 to Ps. 25,802 million compared to Ps. 18,928 million in 2002. As a percentage of total revenues, consolidated operating expenses remained stable at 32.2% in 2003 as compared to 32.6% in 2002.

Consolidated administrative expenses increased 10.9% to Ps. 5,725 million in 2003 compared to Ps. 5,163 million in 2002, primarily reflecting an increase of Ps. 543 million in the administrative expenses of Coca-Cola FEMSA as a consequence of the inclusion of the acquired territories from May 2003.

Consolidated selling expenses increased 45.9% to Ps. 20,077 million in 2003 compared to Ps. 13,765 million in 2002, mainly reflecting the combination of a 137.2% increase of selling expenses of Coca-Cola FEMSA due to the inclusion of the territories acquired by Coca-Cola FEMSA from May 2003, which explains approximately 88% of the increase, and to a much lesser extent an increase of 25.4% in the selling expenses of FEMSA Comercio due to the aggressive expansion in the number of stores opened during 2003.

We incur various expenses related to the distribution of our products. We include these types of costs in the selling expenses line of our income statement. During 2003 and 2002, our distribution costs amounted to Ps. 7,294 million and Ps. 4,349 million, respectively, with the significant increase in 2003 mainly due to the incorporation of the acquired territories for eight months. The exclusion of these charges from our cost of sales line may result in the amounts reported as gross profit not being comparable to other companies that may include all expenses related to their distribution network in cost of sales when computing gross profit or an equivalent measure.

Consolidated income from operations increased by 23.9% reaching Ps. 12,640 million in 2003 compared to Ps. 10,200 million in 2002. Approximately 90% of the increase in consolidated income from operations was due to the inclusion of the acquired territories from May 2003, with most of the remaining amount from FEMSA Comercio’s rapid pace of expansion. Our consolidated operating margin decreased 1.8 percentage points to 15.8% of total revenues in 2003 as compared to 2002. This margin contraction was primarily due to the integration of the territories acquired by Coca-Cola FEMSA, which have a lower level of profitability than Coca-Cola FEMSA’s original territories, and due to the increased contribution of the Oxxo retail chain in our consolidated financial results, which has a lower gross profit margin than our other operations. In addition, FEMSA Cerveza recorded an operating margin contraction, reflecting a lower gross profit margin caused by the lack of a price increase and the effect of a weaker Mexican peso on the cost of U.S. dollar-denominated raw materials.

Some of our subsidiaries pay management fees to FEMSA in consideration for corporate services provided to them. Our subsidiaries’ payments of management fees are eliminated in consolidation and, thus, have no effect on our consolidated operating expense, with the exception of the management fee paid by FEMSA Cerveza to Labatt, which amounted to Ps. 133 million in 2003 compared to Ps. 125 million in 2002. Prior to 2003, the excess of the purchase price over the fair value of the net assets acquired in a business combination was considered goodwill. With the adoption of Bulletin C-8, Coca-Cola FEMSA considers this excess to relate to the rights to produce and distribute Coca-Cola trademark products, which are recorded as intangible assets with indefinite lives that are not amortized, but are periodically subject to an impairment test. Therefore, we no longer amortize the excess of the purchase price over the fair value of the net assets acquired, which we now consider to constitute rights to produce and distribute Coca-Cola trademark products, in connection with an acquisition of a Coca-Cola franchise.

Coca-Cola FEMSA

Total Revenues

Coca-Cola FEMSA’s total revenues increased 94.6% to Ps. 38,121 million compared to Ps. 19,586 million in 2002. Net sales increased 94.9% to Ps. 37,876 million in 2003 compared to Ps. 19,432 million in 2002, as a result of the inclusion of sales from the acquired territories in May 2003 and from increased sales in previously existing territories in Mexico and Argentina.

Sales volumes increased to 1,451 million unit cases in 2003. Most of Coca-Cola FEMSA’s sales volume, approximately 60%, was attributable to the Mexican operations, which increased sales volume to 850.1 million unit cases during 2003 compared to 504.7 million unit cases in 2002. The following factors attributed to our sales growth in Mexico (1) solid performance from new flavored brands including Fresca pink grapefruit and Lift green apple, (2) incremental sales volume in Ciel still water in a 5.0-liter presentation, particularly in central Mexico and (3) volume growth from the Coca-Cola brand.

Average unit price per case decreased 16.7% to Ps. 26.11 in 2003 compared to Ps. 31.33 in 2002 due to the inclusion of the acquired territories from May 2003, which had a higher sales volume of lower priced products relative to the original Coca-Cola FEMSA territories.

Other operating revenues increased 59.1% to Ps. 245 million in 2003 compared to Ps. 154 million in 2002. Other operating revenues mainly consist of sales to other bottlers pursuant to tolling arrangements in Argentina, revenues from sales of recyclable scrap to bottle suppliers and sales of point-of-sales materials for the fountain business.

Gross Profit

Cost of sales increased to Ps. 19,367 million in 2003 compared to Ps. 9,098 million in 2002, as a result of the inclusion of the acquired territories from May 2003. As a percentage of total sales, cost of sales increased 4.3%, reflecting the higher costs of goods sold in the acquired territories, mainly due to the different product mix and higher manufacturing costs. Coca-Cola FEMSA was also affected by the impact of the devaluation of the Mexican peso against the U.S. dollar as applied to raw materials with prices that are paid in or determined with reference to the U.S. dollar.

During 2003, Coca-Cola FEMSA’s gross profit totaled Ps. 18,754 million resulting in a gross margin of 49.2%. Mexico accounted for approximately 71% of Coca-Cola FEMSA’s gross profit, totaling Ps. 13,328 million in 2003. In Mexico, higher raw material prices, the effect of the devaluation of the Mexican peso versus the U.S. dollar on raw materials with prices payable in or determined with reference to the U.S. dollar and a softer economy with lower disposable income amplified by a migration to multi-serving presentations from individual size presentations resulted in declining margins in 2003. Coca-Cola FEMSA’s territories outside of Mexico have lower gross margins primarily due to the devaluation of their local currencies versus the U.S. dollar applied to their U.S. dollar-denominated expenses, in addition to higher manufacturing costs and different product mixes. In Central America, gross profit totaled Ps. 1,123 million, approximately 5.0% of Coca-Cola FEMSA’s gross profit, reaching a gross margin of 49.3% in 2003. In Argentina, Coca-Cola FEMSA was able to achieve a gross margin improvement of 1.7 percentage points compared to 2002, resulting in a gross margin of 36.1% during 2003. This improvement was mainly driven by higher sales volume in more profitable products and an appreciation of the Argentine peso versus the U.S. dollar applied to U.S. dollar-denominated raw materials and expenses.

Income from Operations

Coca-Cola FEMSA’s operating expense increased 108.8% to Ps. 11,655 million in 2003 compared to Ps. 5,581 million in 2002, as a result of the inclusion of the acquired territories. As a percentage of total sales, operating expenses increased 2.1 percentage points, due to the standardization of marketing practices in the acquired territories and the fact that distribution costs in the acquired territories are higher than in its original territories. During 2003, in Mexico, Coca-Cola FEMSA eliminated Panamco’s former headquarters in Mexico City and Miami, closed four plants out of 16, consolidated 29 distribution centers out of 142, introduced more than 73,000 new coolers into the market and reconfigured pre-sale and distribution networks by reducing third party selling and distribution. Coca-Cola FEMSA implemented similar initiatives in its other territories as well. For example, it (1) closed three of nine plants in Venezuela, (2) closed one of two plants in Panama, (3) reduced its manufacturing plants from 17 to six in Colombia, and (4) consolidated one of four plants in Brazil. The implementation of cost reduction measures and the strategic allocation of assets to maximize efficiency throughout its territories is an ongoing effort. However, during 2003, the potential cost savings from these efforts were more than offset by the incremental costs of the integration process.

In Mexico, income from operations totaled Ps. 5,775 million in 2003, and represented approximately 81% of the income from operations. Its other territories, which have much lower operating margins, accounted for approximately 19% of income from operations. In these territories, Coca-Cola FEMSA sees opportunities to develop a more effective returnable packaging base, new product alternatives, and to improve execution practices. Total income from operations after amortization of goodwill reached Ps. 7,099 million in 2003 compared to Ps. 4,866 million in 2002. Income from operations as a percentage of total revenues decreased 6.2 percentage points in 2003, from 24.8% to 18.6%, mainly as a result of the inclusion of the acquired territories, which have lower operating margins.

FEMSA Cerveza

Total Revenues

FEMSA Cerveza’s net sales increased 1.4% to Ps. 23,972 million in 2003 compared to Ps. 23,634 million in 2002. Other operating revenues totaled Ps. 178 million in 2003, 10.2% lower than in 2002. Total revenues for FEMSA Cerveza increased 1.3% to Ps. 24,150 million in 2003 compared to Ps. 23,833 million in 2002. The increase in revenues in 2003 was primarily attributable to the net effect of the following: (1) a 3.3% and 1.4% increase in domestic and export beer sales volumes, respectively, and (2) a reduction of 3.2% in domestic revenue per hectoliter and a 10.1% increase in export revenue per hectoliter. Domestic revenues represented 93% of the total, while the remaining 7% came from exports, which is generally in line with the previous year.

Domestic beer sales volume increased in 2003 by 3.3% reaching 22.582 million hectoliters compared to 21.856 million hectoliters in 2002. This increase was due to (1) the absence of a price increase since early 2002, (2) a modest recovery in the Mexican economy, which experienced an estimated increase of 1.3% in gross domestic product during the year and (3) successful promotions, particularly with the Sol and Indio brands. FEMSA Cerveza’s domestic revenue per hectoliter increased 0.7% in nominal terms due to a successful shift in our sales mix from returnable presentations towards more premium, higher profit margin presentations such as non-returnable bottles and cans.

Export beer sales volume increased 1.4% in 2003 reaching 1.982 million hectoliters compared to 1.955 million hectoliters in 2002. This was due to a 1.2% increase in beer sales volume to the United States, the destination for approximately 90% of FEMSA Cerveza’s exports, in particular, in our Tecate and Dos Equis brands. The export revenue per hectoliter increased 10.1% in Mexican peso terms, mainly as a result of a depreciation in real terms of the Mexican peso versus the U.S. dollar in 2003 and a price increase in U.S. dollar terms effective at the end of 2002.

Gross Profit

FEMSA Cerveza’s cost of sales increased 1.3%, in line with total revenue growth. Cost of sales increased to Ps. 9,996 million in 2003 compared to Ps. 9,863 million in 2002. FEMSA Cerveza’s gross profit totaled Ps. 14,154 million resulting in a gross margin of 58.6%, in line with the 2002 level. The margin was impacted by the currency effect due to an increase in U.S. dollar-denominated costs, which represented approximately one-fourth of cost of sales, that was offset by: (1) better purchasing terms for raw materials, (2) headcount adjustments and (3) lower transportation costs from our breweries to warehouses.

Income from Operations

FEMSA Cerveza’s operating expenses increased 1.6% to Ps. 9,148 million in 2003 compared to Ps. 9,006 million in 2002, and represented 37.9% of total revenues in 2003 compared to 37.8% of total revenues in 2002.

Administrative expenses increased 2.2% to Ps. 2,544 million in 2003 compared to Ps. 2,488 million in 2002, reflecting mainly the start of the amortization of the commercial modules of FEMSA Cerveza’s ERP system and its initial rollout.

Selling expenses increased 1.3% to Ps. 6,604 million in 2003 compared to Ps. 6,518 million in 2002, reflecting an increase in variable expenses that grew in line with sales. At 27.3% of total revenues, selling expenses remained constant with the 2002 level.

FEMSA Cerveza’s income from operations, before deduction of management fees paid to us and to Labatt, increased 0.9% to Ps. 5,007 million in 2003 compared to Ps. 4,964 million in 2002. This increase reflected a higher gross profit margin, which was partially offset by new amortizations of ERP-related expenses. In 2003, FEMSA Cerveza’s operating margin before deduction of management fees decreased 0.1 percentage points to 20.7% of total revenues. Management fees amounted to Ps. 522 million and represented 2.2% of total revenues in 2003, compared to Ps. 504 million recorded in 2002, which represented 2.1% of total revenues in 2002. FEMSA Cerveza’s income from operations after deduction of management fees amounted to Ps. 4,485 million, 0.6 percentage points more than in 2002.

FEMSA Comercio

Total Revenues

Total revenues increased by 24.5% to Ps. 18,304 million in 2003 compared to Ps. 14,700 million in 2002. The increase of total revenues of FEMSA Comercio was a result of the aggressive expansion of the Oxxo convenience store chain, which added 582 net new Oxxo stores during the year. The Oxxo chain brought the total number of stores nationwide up to 2,798, an increase of 26.3% from 2002. This increase is an average of a 30% increase in the number of stores in the central and southern regions of the country and a 24% increase in the north of Mexico.

Same-store sales of Oxxo increased 8.2% in 2003, reflecting an increase in the average consumer purchase of 1.7% and an increase in store traffic of 6.5%. This increase reflects the rapid expansion as well as stronger category management practices, such as tailoring the product offering at the store depending on its geographical location.

Gross Profit

Cost of sales remained in line with revenue growth at Ps. 13,492 million in 2003 compared to Ps. 10,840 million in 2002, an increase of 24.5%. As a result, gross margin was also stable relative to growth in total sales at Ps. 4,812 million in 2003 compared to Ps. 3,859 million in 2002.

Income from Operations

Operating expenses increased by 24.2% to Ps. 3,984 million in 2003 from Ps. 3,207 million in 2002. These expenses remained flat as a percentage of total revenues at 21.8% in 2003 and 21.8% in 2002. Administrative expenses increased 11.8% to Ps. 310 million in 2003 compared to Ps. 277 million in 2002, due to adjustments in the management structure to support expanded operations. In particular, FEMSA Comercio opened two new regional administrative offices and now has 37 offices nationwide. Selling expenses increased 25.4% to Ps. 3,674 million, compared to Ps. 2,930 million in 2002. At 20.1% of total revenues, this figure remained in line with 2002. Approximately 70% of this increase was due to investments in distribution and workforce aimed at further strengthening the expansion of Oxxo’s business model, with the remaining 30% due to the amortization of investments in technology and systems.

FEMSA Comercio’s income from operations, before deduction of management fees, increased by 27.0% to Ps. 828 million in 2003, from Ps. 652 million in 2002. This increase was in line with sales growth and contributed to a stable operating margin of 4.5% for 2003, slightly above the 4.4% operating margin achieved in 2002. In 2003, management fees amounted to Ps. 92 million, or 0.5% of total revenues, compared to Ps. 106 million, or 0.7% of total revenues, in 2002. FEMSA Comercio’s operating margin after deduction of management fees increased 0.3 percentage points to 4.0% of total revenues in 2003.

FEMSA Consolidated—Net Income

Integral Cost of Financing

Net interest expense during 2003 amounted to Ps. 1,848 million compared to Ps. 437 million in 2002, resulting primarily from the interest expense related to debt issued by Coca-Cola FEMSA in order to finance the acquisition of Panamco in May 2003.

Foreign exchange loss during 2003 amounted to a loss of Ps. 2,664 million compared to a loss of Ps. 314 million in 2002. This amount primarily reflects higher U.S. dollar-denominated liabilities resulting from the debt issued in order to finance the acquisition of Panamco in May 2003 and the 3.3% depreciation in real terms of the Mexican peso versus the U.S. dollar during the year.

Monetary position gain during 2003 amounted to a gain of Ps. 1,017 million compared to a gain of Ps. 419 million during 2002. Most of the additional gain is attributable to the effect of the inflation rate on the liabilities incurred in the Panamco acquisition. To calculate changes in monetary position, we reflect adjustments for inflation over the year such that monetary assets and liabilities obtained or disposed of during the year are not eroded.

Tax recognized during 2003 amounted to Ps. 3,584 million, which includes income tax, tax on assets and employee profit sharing, compared to Ps. 3,960 million in 2002. The effective tax rate for the year was 42.1% and compares favorably with the 44.0% effective tax rate of 2002.

Net Income

Our consolidated net income decreased 2.3% to Ps. 4,925 million in 2003 compared to Ps. 5,040 million in 2002, mainly attributable to foreign exchange loss. Consolidated net majority income amounted to Ps. 3,302 million in 2003, 6.5% higher than in 2002.

Net majority income per FEMSA Unit was Ps. 3.11 in 2003. Net majority income per FEMSA ADS, using an exchange rate of Ps. 11.146 per U.S. dollar, was US$ 2.80 in 2003.

Liquidity and Capital Resources

Liquidity

Each of our sub-holding companies finances its operational and capital requirements on an independent basis. As of December 31, 2004, 78.3% of our outstanding consolidated indebtedness was at the level of our sub-holding companies. This structure is attributable, in part, to the inclusion of third parties in the capital structure of Coca-Cola FEMSA and, prior to August 2004, in the capital structure of FEMSA Cerveza. Currently, we expect to continue to finance our operations and capital requirements primarily at the level of our sub-holding companies. Nonetheless, we may decide to incur indebtedness at our holding company in the future to finance the operations and capital requirements of our subsidiaries or significant acquisitions, investments or capital expenditures. In connection with the InBev transactions, we incurred Ps. 9,937 million of indebtedness, Ps. 2,500 million of which was guaranteed by FEMSA Cerveza, to fund the acquisition of the 30% in FEMSA Cerveza owned by affiliates of InBev. As a holding company, we depend on dividends and other distributions from our subsidiaries to service our indebtedness.

We continuously evaluate opportunities to pursue acquisitions or engage in joint ventures or other transactions. We would expect to finance any significant future transactions with a combination of cash from operations, long-term indebtedness and capital stock.

The principal source of liquidity of each sub-holding company has generally been cash generated from operations. We have traditionally been able to rely on cash generated from operations because a significant majority of the sales of Coca-Cola FEMSA, FEMSA Cerveza and FEMSA Comercio are on a cash or short-term credit basis, and FEMSA Comercio’s Oxxo stores are able to finance a significant portion of their initial and ongoing inventories with supplier credit. Our principal use of cash has generally been for capital expenditure programs, debt repayment and dividend payments. The following is a summary of the principal uses of cash for the three years ended December 31, 2004:

Principal Uses of Cash

	For the Year Ended December 31,
	2004		2003	2002
	(in millions of constant Mexican pesos)
Net resources generated by operations	Ps.	15,282	Ps.9,516	Ps.	10,096
Capital expenditures(1)		6,902	7,139		6,077
Bank loans, notes and interest payable		6,828	16,578		5,996
Dividends declared and paid		(843)	(1,124)		(1,247)

(1)	Includes property, plant and equipment plus intangible assets and other.

Our sub-holding companies generally incur short-term indebtedness in the event that they are temporarily unable to finance operations or meet any capital requirements with cash from operations. A significant decline in the business of any of our sub-holding companies may affect the sub-holding company’s ability to fund its capital requirements. A significant and prolonged deterioration in the economies in which we operate or in our businesses may affect our ability to obtain short-term and long-term credit or to refinance existing indebtedness on terms satisfactory to us.

We have traditionally financed significant acquisitions, principally Coca-Cola FEMSA’s acquisition of Coca-Cola Buenos Aires in 1994 and its acquisition of Panamco in May 2003 and our acquisition of the 30% interest in FEMSA Cerveza owned by affiliates of InBev in August 2004, capital expenditures and other capital requirements that could not be financed with cash from operations by incurring long-term indebtedness.

Our consolidated total indebtedness was Ps. 45,811 million as of December 31, 2004, as compared to Ps. 40,524 million as of December 31, 2003. Short-term debt (including maturities of long-term debt) and other long-term debt were Ps. 9,526 million and Ps. 36,285 million, respectively, as of December 31, 2004, as compared to Ps. 5,353 million and Ps. 35,171 million, respectively, as of December 31, 2003. Cash and cash equivalents were Ps. 6,822 million as of December 31, 2004, as compared to Ps. 8,228 million as of December 31, 2003. The significant increase in total indebtedness was primarily at FEMSA Cerveza and was attributable to the acquisition of the 30% interest in FEMSA Cerveza in August 2004. As of December 31, 2004, we had a working capital deficit (defined as the excess of current liabilities over current assets) of Ps. 2,616 million, reflecting a short-term debt balance of Ps. 9,526 million and accounts payable to suppliers of Ps. 7,904 million.

We believe that our sources of liquidity as of December 31, 2004 were adequate for the conduct of our sub-holding companies’ businesses and that we will have sufficient funds available to meet our expenditure demands and financing needs in 2005.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

The table below sets forth our significant long-term contractual obligations as of December 31, 2004:

	Maturity
	Less than 1 year	1 - 3 years	3 - 5 years	In excess of 5 years	Total
	(in millions of Mexican pesos)
Long-term debt
Mexican pesos(1)	3,041	4,746	11,313	11,283	30,383
U.S. dollars(1)	157	2,851	5,180	385	8,573
Colombian pesos	307	370	—	—	677
Capital leases
U.S. dollars	35	80	77	—	192
Interest payments(2)
Mexican pesos	2,697	4,649	3,251	943	11,540
U.S. dollars	576	932	669	43	2,220
Colombian pesos	68	53	—	—	121
Interest rate swaps(3)
Mexican pesos	73	147	186	63	469
U.S. dollars	8	16	16	8	48
Cross currency and interest rate swap (U.S. dollars to Mexican pesos)(4)	115	230	230	102	677
Operating leases
Mexican pesos	653	1,263	1,119	3,861	6,896
U.S. dollars	290	335	78	11	714
Guatemalan quetzals	9	2	—	—	11
Nicaraguan cordobas	4	5	3	—	12
Colombian pesos	8	4	—	—	12
Brazilian reals	43	94	178	—	315
Price commodity contracts
U.S. dollars	467	—	—	—	467
Expected benefits to be paid for pension plan, seniority premium and post-retirement medical services	241	494	515	1,444	2,694
Other long-term liabilities(5)	—	—	—	2,757	2,757

(1)	Includes the effect of the cross currency swap, pursuant to which US$ 140 million of U.S. dollar-denominated long-term debt is swapped to Mexican pesos, in the amount of Ps. 1,560 million.
(2)	Interest was calculated using long-term debt as of and interest rate amounts in effect on December 31, 2004. The debt and applicable interest rates in effect are shown in Note 18 to our consolidated financial statements. Liabilities denominated in U.S. dollars were translated to Mexican pesos at an exchange rate of Ps. 11.146 per U.S. dollar, the exchange rate quoted to us by dealers for the settlement of obligations in foreign currencies on December 31, 2004.
(3)	Reflects the amount of future payments that we would be required to make. The amounts were calculated by applying the difference between the interest rate swaps and the nominal interest rates contracted to long-term debt as of December 31, 2004. Liabilities denominated in U.S. dollars were translated to Mexican pesos as described in footnote (1) above.
(4)	Includes (1) the cross currency swap from U.S. dollars to Mexican pesos with respect to US$ 140 million of U.S. dollar-denominated debt using the contracted exchange rate of Ps. 11.168 per U.S. dollar and (2) the interest rate swap from a variable U.S. dollar interest rate to a fixed Mexican peso rate, which have averages of 2.9% and 10.0%, respectively.
(5)	Other long-term liabilities reflects liabilities whose maturity date is undefined and depends on a series of circumstances out of our control, therefore these liabilities have been considered to have a maturity of more than five years.

As of December 31, 2004, Ps. 9,526 million of our total consolidated indebtedness was short-term debt (including maturities of long-term debt), Ps. 5,675 million of which consists of bridge loans incurred in connection with our acquisition of 30% of FEMSA Cerveza owned by affiliates of InBev, and Ps. 36,285 million was other long-term debt.

As of December 31, 2004, our consolidated average cost of borrowing, after giving effect to the cross currency and interest rate swaps, was approximately 8.5%, compared to 6.5% in 2003. The increase in our average cost of borrowing mainly reflects an increase in the London interbank offered rate, or LIBOR, the Tasa de Interés Interbancaria de Equilibrio (Equilibrium Interbank Interest Rate), or TIIE, and the Certificados de la Tesorería (Treasury Certificates), or CETES, rate. As of December 31, 2004, after giving effect to cross currency swaps, 25.3% of our total consolidated indebtedness was denominated and payable in U.S. dollars, 72.8% was in Mexican pesos, 1.5% was in Colombian pesos, 0.3% was in Argentine pesos and the remaining 0.1% was in Venezuelan bolivars. We did not have any “Purchase Obligations” as of December 31, 2004.

Overview of Debt Instruments

The following table shows the allocations of total debt of our company as of December 31, 2004:

	Total Debt Profile of the Company
	FEMSA and Others(1)		Coca-Cola FEMSA		FEMSA Cerveza		FEMSA Comercio		Total Debt
	(in millions of Mexican pesos)
Short-term Debt
U.S. dollars:
Bank loans	Ps.	2,787	Ps.	—	Ps.	—	Ps.	23	Ps.	2,810

Mexican pesos:
Bank loans		2,888		—		—		—		2,888
Unsecured loan		—		—		80		—		80

Venezuelan bolivars:
Bank loans		—		80		—		—		80

Argentine pesos:
Bank loans		—		128		—		—		128

Long-term Debt(2)
U.S. dollars:
Bank loans(3)		86		279		654		279		1,298
Yankee bond		—		5,603		—		—		5,603
Leasing		—		24		168		—		192
Syndicated loan		—		—		—		1,672		1,672

Mexican pesos:
Bank loans(3)		1,763		6,761		7,923		—		16,447
Certificados bursátiles		2,500		10,000		—		—		12,500
UDIs (Mexican investment units)		—		1,436		—		—		1,436

Colombian pesos:
Notes		—		677		—		—		677

Total	Ps.	10,024	Ps.	24,988	Ps.	8,825	Ps.	1,974	Ps.	45,811

Average Cost(4)
U.S. dollars		1.9%		7.7%		3.6%		2.7%		5.1%
Mexican pesos		9.4%		9.4%		10.0%		—		9.6%
Colombian pesos		—		10.1%		—		—		10.1%
Venezuelan bolivars		—		11.0%		—		—		11.0%
Argentine pesos		—		5.4%		—		—		5.4%
Total		7.3%		9.0%		9.3%		2.7%		8.5%

(1)	Ps. 2,500 million of certificados bursátiles of FEMSA are guaranteed by FEMSA Cerveza.
(2)	Includes the Ps. 3,540 million current portion of long-term debt.
(3)	Includes the effect of cross currency swaps in the amount of Ps. 1,560 million from U.S. dollars to Mexican pesos.
(4)	Includes the effect of cross currency and interest rate swaps.

Financing for InBev Transactions

We financed the US$ 1,245 million for the InBev transactions as follows:

Source	Amount
(U.S. dollar or equivalent)
Cash	US$	295 million

Bridge loans to FEMSA, borrowed on August 23, 2004, maturing one year from the borrowing date and consisting of a Ps. 2,888 million loan and a US$ 250 million loan, to be refinanced with the net proceeds of the global offering and the Mexican B Unit offerings

	US$	500 million

Certificados bursátiles, issued on July 8, 2004, in the amount of Ps. 2,500 million by FEMSA and guaranteed by FEMSA Cerveza, with maturities of four and five years	US$	217 million

Term loan to FEMSA, borrowed on August 20, 2004, in the amount of Ps. 1,763 million, maturing four years from the borrowing date	US$	150 million

Term loan to FEMSA Cerveza, borrowed on August 20, 2004, in the amount of Ps. 1,155 million (Ps. 959 million of which was used to finance the payment to InBev, with the balance used for general corporate purposes), maturing five years from the borrowing date

	US$	83 million

Total	US$	1,245 million

The InBev transactions increased our indebtedness. As a holding company, we rely on dividends and other distributions from our subsidiaries to service our indebtedness. The increase in debt may reduce the amount of cash otherwise available to us to pursue acquisitions or engage in joint ventures or other transactions or to invest in our business, meet our obligations or pay dividends.

Restrictions Imposed by Debt Instruments

Generally, the covenants contained in the credit agreements and other instruments governing indebtedness entered into by us or our sub-holding companies include limitations on the incurrence of any additional debt based on debt service coverage ratios or leverage tests. These credit agreements also generally include restrictive covenants applicable to us, our sub-holding companies and their subsidiaries. There are no cross-guarantees between sub-holding companies, and we have not provided guarantees with respect to any of the debt obligations of our sub-holding companies. FEMSA Cerveza guaranteed FEMSA’s obligation under its certificados bursátiles.

The bridge loans, the term loans and certificados bursátiles incurred to finance the InBev transactions contain customary covenants that may affect the conduct of our business. We expect to repay the bridge loans with the proceeds of the global offering and the Mexican B Unit Offerings. The bridge loans and the term loans require us to cause FEMSA Cerveza to maintain certain financial ratios, limit the ability of certain of our subsidiaries to incur additional indebtedness and restrict our ability to pledge assets. The bridge loans also restrict the payment of dividends in excess of US$ 60 million prior to their maturity date. Certain of the financing instruments mentioned above are subject to either acceleration or repurchase at the lender’s or holder’s option if, in the case of FEMSA, the persons exercising control over FEMSA no longer exercise such control and, in the case of FEMSA Cerveza, FEMSA ceases to control FEMSA Cerveza.

We are in compliance with all of our restrictive covenants as of December 31, 2004. A significant and prolonged deterioration in our consolidated results of operations could cause us to cease to be in compliance under certain indebtedness in the future. We can provide no assurances that we will be able to incur indebtedness or to refinance existing indebtedness on similar terms in the future.

Summary of Debt

The following is a summary of our indebtedness by sub-holding company and for FEMSA as of December 31, 2004:

•	Coca-Cola FEMSA. Coca-Cola FEMSA’s total indebtedness was Ps. 24,988 million as of December 31, 2004, as compared to Ps. 30,588 million as of December 31, 2003. Short-term debt and long-term debt were Ps. 3,272 million and Ps. 21,716 million, respectively, as of December 31, 2004, as compared to Ps. 3,132 million and Ps. 27,456 million, respectively, as of December 31, 2003. Cash and cash equivalents were Ps. 3,603 million as of December 31, 2004, as compared to Ps. 3,021 million as of December 31, 2003. Approximately Ps. 168 million of cash is considered restricted cash because it has been deposited to settle accounts payable in Venezuela. As of December 31, 2004, Coca-Cola FEMSA had a working capital deficit (defined as the excess of current liabilities over current assets) of Ps. 1,637 million, reflecting a short-term debt balance of Ps. 3,272 million principally relating to the maturity of long-term debt in July 2005 and accounts payable to suppliers of Ps. 4,144 million.

As part of Coca-Cola FEMSA’s financing policy, it expects to continue to finance its liquidity needs from cash from operations. Nonetheless, in the future it may be required to finance its working capital and capital expenditure needs with short-term debt or other borrowings. As of December 31, 2004, Coca-Cola FEMSA had uncommitted approved lines of credit totaling approximately US$ 250 million (Ps. 2,787 million), which Coca-Cola FEMSA believes are currently available, as well as a U.S. dollar committed line of credit totaling US$ 50 million (Ps. 557 million). In December 2003, Coca-Cola FEMSA finalized a U.S. dollar-denominated loan agreement with The Coca-Cola Company that permits it to borrow, upon the satisfaction of certain conditions, up to Ps. 2,787 million prior to December 20, 2006 for funding working capital needs and for other general corporate purposes at any time when such funding is not otherwise available under existing lines of credit. Nonetheless, as a result of regulations in certain countries in which it operates, it may not be beneficial or, as in the case of exchange controls in Venezuela, practicable for Coca-Cola FEMSA to remit cash generated in local operations to fund cash requirements in other countries. In the event that cash from operations in these countries is not sufficient to fund future working capital requirements and capital expenditures, Coca-Cola FEMSA or its subsidiaries may decide, or be required, to fund cash requirements in these countries through local borrowings rather than remitting funds from another country.

Coca-Cola FEMSA’s average cost of debt, after giving effect to cross currency and interest rate swaps, was 7.7% in U.S. dollars, 9.4% in Mexican pesos, 10.1% in Colombian pesos, 11.0% in Venezuelan bolivars and 5.4% in Argentine pesos as of December 31, 2004 compared to 5.9% in U.S. dollars, 7.4% in Mexican pesos and 10.3% in Colombian pesos as of December 31, 2003.

•	FEMSA Cerveza. As of December 31, 2004, FEMSA Cerveza’s total outstanding debt was Ps. 8,825 million, which included Ps. 80 million of outstanding short-term trade and working capital loans. As of December 31, 2004, FEMSA Cerveza had approximately Ps. 8,745 million of long-term debt outstanding that included a Ps. 168 million capital leasing obligation and Ps. 8,577 million consisting of bilateral bank loans and equipment financing loans. As of December 31, 2004, FEMSA Cerveza had U.S. dollar-denominated approved, uncommitted lines of credit totaling approximately Ps. 2,436 million, of which Ps. 2,356 million was available as of such date. FEMSA Cerveza’s average cost of debt, after giving effect to interest rate swaps, as of December 31, 2004 was 10.0% in Mexican pesos and 3.6% in U.S. dollars.

•	FEMSA Comercio. As of December 31, 2004, FEMSA Comercio’s total outstanding debt was Ps. 1,974 million, which consisted of a Ps. 1,672 million long-term syndicated loan denominated in U.S. dollars that matures in September 2009, Ps. 279 million of U.S. dollar-denominated long-term bank loan that matures in July 2009, and Ps. 23 million of U.S. dollar-denominated short-term debt that matures in January and July of 2005. As of December 31, 2004, FEMSA Comercio had U.S. dollar- and Mexican peso-denominated approved, uncommitted lines of credit totaling Ps. 1,334 million, all of which was available as of such date. FEMSA Comercio’s average cost of debt, after giving effect to interest rate swaps, was 2.7% in U.S. dollars as of December 31, 2004 compared to 3.0% as of December 31, 2003.

•	FEMSA and other business segment. As of December 31, 2004, FEMSA and the companies comprising our other business segment had total outstanding debt of Ps. 10,024 million. This consisted of Ps. 5,675 million of outstanding short-term bridge loans that were incurred in connection with the acquisition of the 30% interest of FEMSA Cerveza. In addition, FEMSA and the companies comprising our other business segment had approximately Ps. 4,349 million of long-term debt outstanding. FEMSA’s long-term debt consisted of Ps. 2,500 million of certificados bursátiles, that are guaranteed by FEMSA Cerveza, and a Ps. 1,763 million bank loan, both of which were incurred in connection with the acquisition of the 30% interest of FEMSA Cerveza, and that mature on October 2012 and in August 2008, respectively. The debt of the other business segment consisted of Ps. 86 million in bank loans denominated in U.S. dollars, of which Ps. 18 million matures in July 2008 and Ps. 67 million matures in September 2009. As of December 31, 2004, FEMSA and our other business segment had U.S. dollar- and Mexican peso-denominated approved, uncommitted lines of credit totaling approximately Ps. 1,527 million, all of which was available as of such date. They had an average cost of debt, after giving effect to interest rate swaps as of December 31, 2004 of 9.4% in Mexican pesos and 1.9% in U.S. dollars.

Contingencies

We have various loss contingencies, for which reserves have been recorded in those cases where we believe the results of an unfavorable resolution is probable. Most of these loss contingencies have been recorded as reserves against intangibles recorded as a result of the Panamco acquisition. Any amounts required to be paid in connection with these loss contingencies would be required to be paid from available cash.

The following table presents the nature and amount of the loss contingencies as of December 31, 2004:

	Loss Contingencies As of December 31, 2004
	Short-Term		Long-Term		Total
	(in millions of Mexican pesos)
Tax	Ps.	97	Ps.	1,144	Ps.	1,241
Legal		—		163		163
Labor		60		219		279

Total	Ps.	157	Ps.	1,526	Ps.	1,683

We have other loss contingencies for which we have not recorded a reserve. These contingencies or our assessment of them may change in the future, and we may record reserves or be required to pay amounts in respect of these contingencies.

Capital Expenditures

For the past five years, we have had significant capital expenditure programs, which for the most part were financed with cash from operations. Capital expenditures reached Ps. 6,902 million in 2004 compared to Ps. 7,139 million in 2003, a decrease of 3.3%. This was primarily due to a reduction in capital expenditures at FEMSA Cerveza, and to a lesser extent at Coca-Cola FEMSA. The principal components of our capital expenditures have been for equipment, market-related investments and production capacity and distribution network expansion at both Coca-Cola FEMSA and FEMSA Cerveza and the construction of new Oxxo stores at FEMSA Comercio.

Expected Capital Expenditures for 2005

Our capital expenditure budget for 2005 is expected to be approximately Ps. 7,200 million. The following discussion is based on each of our sub-holding companies’ internal 2005 budgets. The capital expenditure plan for 2005 is subject to change based on market and other conditions and the subsidiaries’ results of operations and financial resources.

In connection with the continued integration of Coca-Cola FEMSA’s territories acquired in May 2003, capital expenditures in 2005 are expected to be approximately Ps. 2,300 million. Coca-Cola FEMSA’s capital expenditures in 2005 are primarily intended for:

•	investments in returnable bottles and cases;

•	market investments (primarily for the placement of refrigeration equipment); and

•	integration of operations within the aquired territories, such as expenditures required to standardize information systems, replace older distribution vehicles, overhaul plant facilities and distribution centers and improve manufacturing facilities.

FEMSA Cerveza’s capital expenditure budget for 2005 is expected to be approximately Ps. 4,400 million. FEMSA Cerveza expects to allocate part of this budget for investments in its manufacturing facilities, predominantly related to marginal capacity expansions of its breweries and equipment modernization. FEMSA Cerveza also expects to apply a portion of this budget towards the improvement of its distribution assets, including new and replacement vehicles, the maintenance of a secondary distribution fleet and its ERP and information technology systems. In addition, FEMSA Cerveza plans to invest in commercial and market-related activities such as the enhancement of its retail coverage, the acquisition of third party distributors, the development of long-term sponsorships and the placement of refrigeration equipment nationwide.

FEMSA Comercio’s capital expenditure budget in 2005 is expected to total approximately Ps. 1,400 million, and will be allocated to the opening of new Oxxo stores and to a lesser extent to the refurbishing of existing Oxxo stores. In addition, investments are planned in FEMSA Comercio’s information technology and ERP software systems.

Hedging Activities

Our business activities require the holding or issuing of derivative instruments to hedge our exposure to market risks related to changes in interest rates, foreign currency exchange rates, equity risk and commodity price risk.

The following table provides a summary of the fair value of derivative instruments as of December 31, 2004. The fair market value is obtained mainly from external sources, which are our counterparties to the contracts.

	Fair Value At December 31, 2004
	Maturity less than 1 year	Maturity 1 - 3 years	Maturity 3 - 5 years	Maturity in excess of 5 years	Total fair value
	(in millions of Mexican pesos)
Prices quoted by external sources	24	26	45	(23)	72

Plan for the Disposal of Certain Fixed Assets

We have identified certain fixed assets consisting of land, buildings and equipment for disposal, and we have an approved program for disposal of these fixed assets. These assets are not in use and have been valued at their estimated realizable value, according to independent appraisals. These assets are allocated as follows:

	December 31,
	2004		2003
	(in millions of Mexican pesos)
Coca-Cola FEMSA	Ps.	257	Ps.	—
FEMSA Cerveza		264		335
FEMSA and other		294		366

Total	Ps.	815	Ps.	701

Fixed assets recorded at their estimated realizable value are considered monetary assets on which a loss on monetary position is computed and recorded in results of operation.

U.S. GAAP Reconciliation

The principal differences between Mexican GAAP and U.S. GAAP that affect our net income and majority stockholders’ equity relate to the accounting treatment of the following items:

•	consolidation of our subsidiary Coca-Cola FEMSA;

•	deferred income taxes and deferred employee profit sharing;

•	restatement of imported machinery and equipment;

•	FEMSA’s minority interest acquisition;

•	financial instruments; and

•	capitalization of integral result of financing.

For a more detailed description of the differences between Mexican GAAP and U.S. GAAP as they relate to us, together with a reconciliation of net income and stockholders’ equity under Mexican GAAP to net income and stockholders’ equity under U.S. GAAP, see Notes 26 and 27 to our audited consolidated financial statements. As announced on February 25, 2005 and as described in Note 26 (a), the reconciliation to U.S. GAAP as of December 31, 2003 and for the two years ended December 31, 2003 have been restated to present our subsidiary Coca-Cola FEMSA under the equity method for U.S. GAAP purposes, due to the rights of The Coca-Cola Company as a minority shareholder in Coca-Cola FEMSA. In addition, all financial information under U.S. GAAP in this prospectus presented for years prior to 2004 has been restated to reflect the presentation of Coca-Cola FEMSA under the equity method rather than as a consolidated subsidiary. Previously, we presented Coca-Cola FEMSA as a consolidated subsidiary for purposes of both Mexican GAAP and U.S. GAAP. The restatement does not affect net income or stockholders’ equity under U.S. GAAP for the relevant periods. We continue to present Coca-Cola FEMSA as a consolidated subsidiary for purposes of Mexican GAAP.

Pursuant to Mexican GAAP, our audited consolidated financial statements recognize certain effects of inflation in accordance with Bulletin B-10 and B-12. These effects were not reversed in the reconciliation to U.S. GAAP.

Under U.S. GAAP, we had net income of Ps. 6,588 million and Ps. 3,441 million in 2004 and 2003, respectively. Under Mexican GAAP, we had net majority income of Ps. 5,831 million and Ps. 3,302 million in 2004 and 2003, respectively. In 2004, net income under U.S. GAAP was higher than net majority income under Mexican GAAP, mainly as a result of the effect of deferred income taxes, deferred employee profit sharing and financial instruments.

Stockholders’ equity under U.S. GAAP as of December 31, 2004 and 2003 was Ps. 50,052 million and Ps. 44,221 million, respectively. Under Mexican GAAP, majority stockholders’ equity as of December 31, 2004 and 2003 was Ps. 35,324 million and Ps. 30,078 million, respectively. The principal reasons for the difference between stockholders’ equity under U.S. GAAP and majority stockholders’ equity under Mexican GAAP were the effect of the goodwill generated by the minority interest acquisition, the capitalization of the integral result of financing and the effect of deferred income tax, partially offset by the effects of deferred employee profit sharing and start-up expenses.

BUSINESS

FEMSA

Overview

We are a Mexican company headquartered in Monterrey, Mexico, and our origin dates back to 1890. Our company was incorporated on May 30, 1936 and has a duration of 99 years. Our legal name is Fomento Económico Mexicano, S.A. de C.V., and in commercial contexts we frequently refer to ourselves as FEMSA. Our principal executive offices are located at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico. Our telephone number at this location is +52-810-8328-6000. Our website is www.femsa.com. We are organized as a sociedad anónima de capital variable under the laws of Mexico. Our agent in the U.S. is Donald Puglisi, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715.

We conduct our operations through the following principal holding companies, each of which we refer to as a principal sub-holding company:

•	Coca-Cola FEMSA, which engages in the production, distribution and marketing of soft drinks;

•	FEMSA Cerveza, which engages in the production, distribution and marketing of beer; and

•	FEMSA Comercio, which operates convenience stores.

As of December 20, 2004, our core beverage can and glass bottle operations, previously owned and operated by our sub-holding company FEMSA Empaques became subsidiaries of FEMSA Cerveza. Financial and other information presented for FEMSA Cerveza includes these operations. Our remaining smaller, non-core packaging operations continue to be operated by FEMSA Empaques, although financial information for FEMSA Empaques is no longer reported separately. FEMSA Empaques is now included in our other business segment.

Corporate Background

FEMSA traces its origins to the establishment of Mexico’s first brewery, Cervecería Cuauhtémoc, S.A. de C.V., which we refer to as Cuauhtémoc, which was founded in 1890 by four Monterrey businessmen: Francisco G. Sada, José A. Muguerza, Isaac Garza and José M. Schneider. Descendants of certain of the founders of Cuauhtémoc control the company.

In 1891, the first year of production, Cuauhtémoc produced 2,000 hectoliters of beer. Cuauhtémoc continued to expand through additions to existing plant capacity and through acquisitions of other Mexican breweries, and has continued to increase its production capacity, reaching approximately 33.7 million hectoliters in 2004.

The strategic integration of the company dates back to 1936 when our packaging operations were established to supply crown caps to the brewery. The packaging operations were expanded in 1957 when we began to produce labels and flexible packaging. During this period, these operations were part of what was known as the Monterrey Group, which also included interests in banking, steel and other packaging operations.

In 1974, the Monterrey Group was split between two branches of the descendants of the founding families of Cuauhtémoc. The steel and other packaging operations formed the basis for the creation of Corporación Siderúrgica, S.A. (later Grupo Industrial Alfa, S.A. de C.V.), controlled by the Garza Sada family, and the beverage and banking operations were consolidated under the FEMSA corporate umbrella, controlled by the Garza Lagüera family. FEMSA’s shares were first listed on the Mexican Stock Exchange on September 19, 1978. Between 1977 and 1981, FEMSA diversified its operations through acquisitions in the soft drink and mineral water industries, the establishment of the first convenience stores under the trade name Oxxo and other investments in the hotel, construction, auto parts, food and fishing industries, which were considered non-core businesses and were subsequently divested.

In August 1982, the Mexican government suspended payment on its international debt obligations and nationalized the Mexican banking system. In 1985, certain controlling shareholders of FEMSA acquired a controlling interest in Cervecería Moctezuma, S.A., which was then Mexico’s third-largest brewery and which we refer to as Moctezuma, and related companies in the packaging industry. FEMSA subsequently undertook an extensive corporate and financial restructuring that was completed in December 1988.

Pursuant to the 1988 restructuring, FEMSA’s assets were combined under a single corporate entity, which became Grupo Industrial Emprex, S.A. de C.V., which we refer to as Emprex. The debt restructuring included a capital increase, capitalization of debt and a divestiture of interests in non-core businesses. As a result of these transactions, FEMSA’s interest in Emprex was diluted to 60%, only to increase subsequently to approximately 68% as a result of the exercise of certain option rights by FEMSA.

In August 1991, FEMSA repurchased approximately 30% of its shares from a dissident minority shareholder. In October 1991, certain majority shareholders of FEMSA acquired a controlling interest in Bancomer, S.A., which we refer to as Bancomer. The investment in Bancomer was undertaken as part of the Mexican government’s reprivatization of the banking system, which had been nationalized in 1982. The Bancomer acquisition was financed in part by a subscription by Emprex’s shareholders, including FEMSA, of shares in Grupo Financiero Bancomer, S.A. de C.V. (currently Grupo Financiero BBVA Bancomer, S.A. de C.V.), which we refer to as BBVA Bancomer, the Mexican financial services holding company that was formed to hold a controlling interest in Bancomer. In February 1992, FEMSA offered Emprex’s shareholders the opportunity to exchange the BBVA Bancomer shares to which they were entitled for Emprex shares owned by FEMSA. As a result, FEMSA’s interest in Emprex declined to approximately 62%. In connection with these transactions, an 11% interest in Emprex was issued to a European portfolio investor. This reduced FEMSA’s interest in Emprex to approximately 51%. In August 1996, the shares of BBVA Bancomer that were received by FEMSA in the exchange with Emprex’s shareholders were distributed as a dividend to FEMSA’s shareholders.

Upon the completion of these transactions, Emprex began a series of strategic transactions to strengthen the competitive positions of its operating subsidiaries. These transactions included the sale of a 30% strategic interest in Coca-Cola FEMSA to a wholly-owned subsidiary of The Coca-Cola Company and a subsequent public offering of Coca-Cola FEMSA shares, both of which occurred in 1993, and the sale of a 22% strategic interest in FEMSA Cerveza to Labatt in 1994. Labatt, which was later acquired by InBev (known at the time of the acquisition of Labatt as Interbrew), subsequently increased its interest in FEMSA Cerveza to 30%.

In 1998, we completed a reorganization that:

•	simplified our capital structure by converting our outstanding capital stock at the time of the reorganization into BD Units and B Units, and

•	united the shareholders of FEMSA and the former shareholders of Emprex at the same corporate level through an exchange offer that was consummated on May 11, 1998.

As part of the reorganization, FEMSA listed ADSs on the New York Stock Exchange representing BD Units, and listed the BD Units and its B Units on the Mexican Stock Exchange. Prior to the completion of the exchange offer, FEMSA owned 51.04% of the shares of Emprex. Upon the completion of the exchange offer, FEMSA owned 98.70% of the outstanding shares of Emprex, which amount increased to 99.99% through a tender offer by FEMSA for the remaining Emprex shares.

In July 2002, as a result of the split-up or escisión of Emprex, Compañía Internacional de Bebidas, S.A. de C.V., which we refer to as CIBSA, was created as a new company to hold our interest in Coca-Cola FEMSA.

In May 2003, our subsidiary Coca-Cola FEMSA expanded its operations throughout Latin America by acquiring 100% of Panamco, then the largest soft drink bottler in Latin America in terms of sales volume in 2002. Through its acquisition of Panamco, Coca-Cola FEMSA began producing and distributing Coca-Cola trademark beverages in additional territories in Mexico, Central America, Colombia, Venezuela and Brazil, along with bottled water, beer and other beverages in some of these territories. The total cost of the acquisition was Ps. 31,050 million and was financed with new debt, an equity contribution by FEMSA, an exchange of The Coca-Cola Company’s equity interests in Panamco and available cash. Shareholders of Panamco, other than The Coca-Cola Company and its subsidiaries, received cash in exchange for their shares. The Coca-Cola Company and its subsidiaries received Series D Shares in exchange for their equity interest in Panamco of approximately 25%. As of April 15, 2005, FEMSA indirectly owns 45.7% of the capital stock of Coca-Cola FEMSA (53.6% of its capital stock with full voting rights) and The Coca-Cola Company indirectly owns 39.6% of the capital stock of Coca-Cola FEMSA (46.4% of its capital stock with full voting rights). The remaining 14.7% of its capital consists of Series L Shares with limited voting rights, which trade on the Mexican Stock Exchange and on the New York Stock Exchange in the form of ADSs under the trading symbol KOF.

On August 31, 2004, we consummated a series of transactions with InBev, Labatt and certain of their affiliates to terminate the existing arrangements between FEMSA Cerveza and Labatt. As a result of these transactions, FEMSA acquired 100% ownership of FEMSA Cerveza and previously existing arrangements among affiliates of FEMSA and InBev relating to governance, transfer of ownership and other matters with respect to FEMSA Cerveza were terminated. We paid InBev a total of US$ 1,245 million for its affiliates’ 30% interest in FEMSA Cerveza. Pursuant to agreements entered into on June 21, 2004, Heineken USA replaced Labatt USA as the exclusive importer, marketer and distributor of FEMSA Cerveza’s beer brands in the United States starting on January 1, 2005.

Ownership Structure

We conduct our business through our principal sub-holding companies as shown in the following diagram and table:

Principal Sub-holding Companies—Ownership Structure

As of April 15, 2005

(1)	Percentage of capital stock, equal to 53.6% of capital stock with full voting rights.

Operations by Segment—Overview

Year Ended December 31, 2004(1)(2)

	Coca-Cola FEMSA		FEMSA Cerveza		FEMSA Comercio
	(in millions of Mexican pesos, except for employees and percentages)
Total revenues	Ps.46,499	49.5%	Ps.24,970	26.6%	Ps. 22,838	24.3%
Income from operations	7,696	56.0	4,744	34.5	911	6.6
Total assets	67,066	55.6	43,071	34.7	8,280	6.9
Employees	56,238	63.8	19,748	22.4	7,806	8.9

Total Revenues Summary by Segment(1)

	Year Ended December 31,
	2004	2003	2002
	(in millions of Mexican pesos)
Coca-Cola FEMSA	Ps.46,499	Ps.38,121	Ps.19,586
FEMSA Cerveza	24,970	24,150	23,833
FEMSA Comercio	22,838	18,304	14,700
Other	5,150	4,774	5,314

Consolidated total revenues	Ps.93,956	Ps.80,154	Ps.57,997

Total Revenues Summary by Geographic Region(3)

	Year Ended December 31,
	2004	2003	2002
	(in millions of Mexican pesos)
Mexico	Ps.74,936	Ps.67,166	Ps.56,129
Central America	3,459	2,277	—
Colombia	4,141	2,773	—
Venezuela	4,776	2,884	—
Brazil	5,137	3,182	—
Argentina	2,451	2,101	1,868

Consolidated total revenues	Ps.93,956	Ps.80,154	Ps.57,997

(1)	The sum of the financial data for each of our segments and percentages with respect thereto differ from our consolidated financial information due to intercompany transactions, which are eliminated in consolidation, and certain assets and activities of FEMSA.
(2)	Excludes our other business segment, which had total revenues of Ps. 5,150 million and income from operations of Ps. 405 million in 2004.
(3)	The sum of the financial data for each geographic region differs from our consolidated financial information due to intercompany transactions, which are eliminated in consolidation.

Business Strategy

We are a beverage company. Our soft drink operation, Coca-Cola FEMSA, is currently the second largest bottler of Coca-Cola products in the world, measured in terms of sales volumes in 2004, and our brewing operation, FEMSA Cerveza, is both a significant competitor in the Mexican beer market as well as an exporter in key international markets including the United States. Coca-Cola FEMSA and FEMSA Cerveza are our core businesses, which together define our identity and are the main avenues of our future growth. Our beverage businesses are supported by Oxxo, the largest convenience store chain in Mexico measured in terms of number of stores at December 31, 2004.

As a beverage company, we understand the importance of connecting with our end consumers by interpreting their needs, and ultimately delivering the right products to them for the right occasions. We strive to achieve this by developing the value of our brands, expanding our significant distribution capabilities and improving the efficiency of our operations. We continue to improve our information gathering and processing systems in order to better know and understand what our consumers want and need, and we are improving our production and distribution by more efficiently leveraging our asset base.

We believe that the competencies that our businesses have developed can be replicated in other geographic regions. This underlying principle guided our consolidation efforts, which culminated in Coca-Cola FEMSA’s acquisition of Panamco on May 6, 2003. The continental platform that this new combination produces—encompassing a significant territorial expanse in Mexico and Central America, including some of the most populous metropolitan areas in Latin America—we believe may provide us with opportunities to create value through both an improved ability to execute our strategies and the use of superior marketing tools.

Our ultimate objectives are achieving sustainable revenue growth, improving profitability and increasing the return on invested capital in each of our operations. We believe that by achieving these goals we will create sustainable value for our shareholders.

Coca-Cola FEMSA

Overview and Background

Coca-Cola FEMSA is the largest bottler of Coca-Cola trademark beverages in Latin America, and the second largest in the world, calculated in each case by sales volume in 2004. It operates in the following territories:

•	Mexico—a substantial portion of central Mexico (including Mexico City) and southeast Mexico (including the Gulf region).

•	Central America—Guatemala (Guatemala City and surrounding areas), Nicaragua (nationwide), Costa Rica (nationwide) and Panama (nationwide).

•	Colombia—most of the country.

•	Venezuela—nationwide.

•	Brazil—the area of greater São Paulo, Campinas, Santos, the state of Mato Grosso do Sul and part of the state of Goiás.

•	Argentina—Buenos Aires and surrounding areas.

The following is an overview of Coca-Cola FEMSA’s operations by geographic region in 2004:

Operations by Geographic Region—Overview

Year Ended December 31, 2004(1)

	Total Revenues	Percentage of Total Revenues	Income from Operations	Percentage of Income from Operations
	(in millions of Mexican pesos, except for percentages)
Mexico	Ps.26,658	57.3%	Ps.5,519	72.7%
Central America	3,459	7.4	419	5.5
Colombia	4,066	8.7	433	5.7
Venezuela	4,776	10.3	375	5.0
Brazil	5,137	11.0	458	6.0
Argentina	2,451	5.3	383	5.1

(1)	The sums of the financial data for each geographic region and percentages with respect thereto differ from its consolidated financial information due to intercompany transactions, which are eliminated in consolidation, and certain non-operating assets and activities.

In 1979, a subsidiary of ours acquired certain soft drink bottlers that are now a part of Coca-Cola FEMSA. At that time, the acquired bottlers had 13 Mexican distribution centers operating 701 distribution routes, and their production capacity was 83 million physical cases. In 1991, we transferred our ownership in the bottlers to FEMSA Refrescos, S.A. de C.V., the corporate predecessor of Coca-Cola FEMSA.

In June 1993, a subsidiary of The Coca-Cola Company subscribed for 30% of Coca-Cola FEMSA’s capital stock in the form of Series D Shares for US$ 195 million. In September 1993, we sold Series L Shares that represented 19% of Coca-Cola FEMSA’s capital stock to the public, and Coca-Cola FEMSA listed these shares on the Mexican Stock Exchange and, in the form of ADSs, on the New York Stock Exchange.

In a series of transactions between 1994 and 1997, Coca-Cola FEMSA acquired the territory for Buenos Aires, Argentina from a subsidiary of The Coca-Cola Company. Coca-Cola FEMSA expanded its Argentine operations in February 1996 by acquiring territories for the contiguous San Isidro and Pilar areas.

Coca-Cola FEMSA expanded its Mexican operations in November 1997 by acquiring a territory in the state of Chiapas in southern Mexico, after which it covered the entire state of Chiapas.

In May 2003, Coca-Cola FEMSA acquired all of Panamco and began producing and distributing Coca-Cola trademark beverages in additional territories in the central and the gulf regions of Mexico and in Central America (Guatemala, Nicaragua, Costa Rica and Panama), Colombia, Venezuela and Brazil, along with bottled water, beer and other beverages in some of these territories. The total cost of the transaction was approximately Ps. 41,015 million, including transaction expenses. Coca-Cola FEMSA financed the acquisition as follows: Ps. 18,163 million of new debt, Ps. 9,557 million of assumed net debt, a Ps. 2,923 million capital investment from FEMSA, the issuance of its Series D Shares to subsidiaries of The Coca-Cola Company in exchange for a capital contribution of Ps. 7,406 million in the form of equity interests in Panamco and Ps. 2,966 million in cash.

During August 2004, Coca-Cola FEMSA conducted a rights offering to allow existing holders of its Series L Shares and ADSs to acquire newly-issued Series L Shares in the form of Series L Shares and ADSs, respectively. The purpose of the rights offering was to permit holders of Series L Shares, including in the form of ADSs, to subscribe on a proportionate basis at the same price per share at which we and The Coca-Cola Company subscribed in connection with the Panamco acquisition. The rights offering expired on September 1, 2004.

As of April 15, 2005, we indirectly owned Series A Shares equal to 45.7% of Coca-Cola FEMSA’s capital stock (53.6% of its capital stock with full voting rights). The Coca-Cola Company indirectly owned Series D Shares equal to 39.6% of the capital stock of Coca-Cola FEMSA (46.4% of its capital stock with full voting rights). Series L Shares with limited voting rights, which trade on the Mexican Stock Exchange and in the form of ADSs on the New York Stock Exchange, constitute the remaining 14.7% of Coca-Cola FEMSA’s capital stock.

Business Strategy

Coca-Cola FEMSA is the largest bottler of Coca-Cola trademark beverages in Latin America in terms of total sales volume in 2004, with operations in Mexico, Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela, Brazil and Argentina. Coca-Cola FEMSA’s corporate headquarters are in Mexico City, and it has established divisional headquarters in the following three regions:

•	Mexico with divisional headquarters in Mexico City;

•	Latin Centro (covering territories in Guatemala, Nicaragua, Costa Rica, Panama, Colombia and Venezuela) with divisional headquarters in San José, Costa Rica; and

•	Mercosur (covering territories in Brazil and Argentina) with divisional headquarters in São Paulo, Brazil.

Coca-Cola FEMSA seeks to provide its shareholders with an attractive return on their investment by increasing its profitability. The key factors in achieving profitability are increasing its revenues by implementing well-planned product, packaging and pricing strategies through channel distribution and by improving operational efficiencies throughout Coca-Cola FEMSA. To achieve these goals Coca-Cola FEMSA continues its efforts in:

•	working with The Coca-Cola Company to develop a business model to continue exploring new lines of beverages, extend existing products and participate in new beverage segments;

•	implementing packaging strategies designed to increase consumer demand for Coca-Cola FEMSA’s products and to build a strong returnable base for the Coca-Cola brand in the acquired territories;

•	replicating its successful best practices throughout the whole value chain;

•	rationalizing and adapting its organizational and asset structure in order to be in a better position to respond to a changing competitive environment;

•	strengthening its selling capabilities and selectively implementing its pre-sale system, in order to get closer to its clients and help them satisfy the beverage needs of consumers;

•	integrating its operations through advanced information technology systems;

•	evaluating its bottled water strategy, in conjunction with The Coca-Cola Company, to maximize its profitability across its market territories; and

•	committing to building a strong collaborative team, from top to bottom.

Coca-Cola FEMSA seeks to increase per capita consumption of soft drinks in the territories in which it operates. To that end, its marketing teams continuously develop sales strategies tailored to the different characteristics of its various territories and channels. Coca-Cola FEMSA continues to develop its product portfolio to better meet market demand and maintain its overall profitability. To stimulate and respond to consumer demand, Coca-Cola FEMSA continues to introduce new products and new presentations. See “—Product and Packaging Mix.” Coca-Cola FEMSA also seeks to increase placement of refrigeration equipment, including promotional displays, through the strategic placement of such equipment in retail outlets in order to showcase and promote its products. In addition, because it views its relationship with The Coca-Cola Company as integral to its business strategy, Coca-Cola FEMSA uses market information systems and strategies developed with The Coca-Cola Company to improve its coordination with the worldwide marketing efforts of The Coca-Cola Company. See “—Marketing—Channel Marketing.”

Coca-Cola FEMSA seeks to rationalize its distribution capacity to improve the efficiency of its operations. In 2003 and 2004, as part of the integration process from its acquisition of Panamco, it closed several under-utilized manufacturing centers and shifted distribution activities to other existing facilities. See “—Production and Distribution Facilities.” In each of its facilities, Coca-Cola FEMSA seeks to increase productivity through infrastructure and process reengineering for improved asset utilization. Its capital expenditure program includes investments in production and distribution facilities, bottles, cases, coolers and information systems. Coca-Cola FEMSA believes that this program will allow it to maintain its capacity and flexibility to innovate and to respond to consumer demand for non-alcoholic beverages.

Finally, Coca-Cola FEMSA focuses on management quality as a key element of its growth strategies and remains committed to fostering the development of quality management at all levels. Both FEMSA and The Coca-Cola Company provide Coca-Cola FEMSA with managerial experience. To build upon these skills, Coca-Cola FEMSA also offers management training programs designed to enhance its executives’ abilities and exchange experiences, know-how and talent among an increasing number of multinational executives from its new and existing territories.

Coca-Cola FEMSA’s Markets

The following map shows the locations of Coca-Cola FEMSA’s territories, giving estimates in each case of the population to which it offers products, the number of retailers of its carbonated soft drinks and the per capita consumption of Coca-Cola FEMSA’s carbonated soft drinks:

Per capita consumption data for a territory is determined by dividing carbonated soft drink sales volume within the territory (in bottles, cans, and fountain containers) by the estimated population within such territory, and is expressed on the basis of the number of eight-ounce servings of its products consumed annually per capita. In evaluating the development of local volume sales in their territories, Coca-Cola FEMSA and The Coca-Cola Company measure, among other factors, the per capita consumption of its carbonated soft-drinks.

Coca-Cola FEMSA’s Products

Coca-Cola FEMSA produces, markets and distributes Coca-Cola trademark beverages, proprietary brands and brands licensed from third parties. The Coca-Cola trademark beverages include colas, flavored soft drinks, water and beverages in other categories such as juice drinks and isotonics. The following table sets forth Coca-Cola FEMSA’s main brands as of March 31, 2005:

	Mexico	Central America	Colombia	Venezuela	Brazil	Argentina
Colas:
Coca-Cola	✓	✓	✓	✓	✓	✓
Coca-Cola light	✓	✓	✓	✓	✓	✓

Flavored Soft Drinks:
Chinotto				✓
Fanta	✓	✓	✓		✓	✓
Fresca	✓	✓
Frescolita		✓		✓
Grapette				✓
Hit				✓
Kola Román(1)			✓
Kuat					✓
Lift	✓	✓	✓
Mundet(2)	✓
Premio(3)			✓
Quatro	✓		✓	✓		✓
Senzao	✓
Simba					✓
Sprite	✓	✓	✓		✓	✓
Taí					✓	✓

Water:
Ciel	✓
Club K(3)			✓
Crystal(3)					✓
Dasani		✓
Manantial			✓
Nevada				✓
Santa Clara(3)			✓

Other Categories:
Powerade(4)	✓	✓	✓	✓
Sunfil(5)		✓		✓

(1)	Brand licensed from third parties other than The Coca-Cola Company.
(2)	Brand licensed from FEMSA.
(3)	Proprietary brand.
(4)	Isotonic.
(5)	Juice drink.

Sales Overview

Coca-Cola FEMSA measures total sales volume in terms of unit cases. Unit case refers to 192 ounces of finished beverage product (24 eight-ounce servings) and, when applied to fountain syrup, powders and concentrate, refers to the volume of fountain syrup, powders and concentrate that is required to produce 192 ounces of finished beverage product. The following table illustrates the historical sales volume for each of Coca-Cola FEMSA’s territories and includes the acquired territories only from May 2003.

	Sales volume Year Ended December 31,
	2004	2003	2002
	(in millions of unit cases)
Mexico	989.9	850.1	504.7
Central America	110.6	72.9	—
Colombia	167.1	114.1	—
Venezuela	172.7	110.1	—
Brazil	270.9	176.6	—
Argentina	144.3	126.6	115.6

Combined Volume	1,855.5	1,450.5	620.3

Product and Packaging Mix

Coca-Cola FEMSA’s most important brand is Coca-Cola and its line extensions, Coca-Cola light, Coca-Cola with lime, Coca-Cola light with lime and Coca-Cola vanilla, which together accounted for 61.3% of total sales volume in 2004. Ciel, Fanta, Sprite, Lift and Fresca, Coca-Cola FEMSA’s next largest brands in consecutive order, accounted for 12.3%, 5.4%, 3.2%, 3.1% and 2.0%, respectively, of total sales volume in 2004. Coca-Cola FEMSA uses the term line extensions to refer to the different flavors in which it offers its brands. Coca-Cola FEMSA produces, markets and distributes Coca-Cola trademark beverages in each of its territories in containers authorized by The Coca-Cola Company, which consist of a variety of returnable and non-returnable presentations in the form of glass bottles, cans and plastic bottles made of polyethylene terephtalate.

Coca-Cola FEMSA uses the term presentation to refer to the packaging unit in which it sells its products. Presentation sizes for its Coca-Cola trademark beverages range from a 6.5-ounce personal size to a 20-liter multiple serving size. Coca-Cola FEMSA considers multiple serving size as equal to or larger than 1.0 liter. In general, personal sizes have a higher price per unit case as compared to multiple serving sizes. Coca-Cola FEMSA offers both returnable and non-returnable presentations, which allows it to offer different combinations of convenience and price to implement revenue management strategies and to target specific distribution channels and population segments in its territories. In addition, Coca-Cola FEMSA sells some Coca-Cola trademark beverage syrups in containers designed for soda fountain use, which it refers to as fountain. It also sells bottled water products in jug sizes, which refers to sizes larger than 17 liters, that have a much lower price per unit than its other beverage products.

In addition to Coca-Cola trademark beverages, Coca-Cola FEMSA produces, markets and distributes certain other proprietary brands and beverages licensed from third parties other than The Coca-Cola Company in a variety of presentations.

Coca-Cola FEMSA’s core brands are principally the Coca-Cola trademark beverages. It sells certain of these brands or their line extensions at a premium in some of its territories, in which it refers to them as premium brands. Coca-Cola FEMSA also sells certain other brands at a lower price per ounce, which it refers to as value protection brands.

The characteristics of Coca-Cola FEMSA’s territories are very diverse. Central Mexico is densely populated and has a large number of competing carbonated soft drink brands and higher per capita income as compared to the rest of its territories. Brazil and Argentina are densely populated but have lower per capita consumption of carbonated soft drink products as compared to Mexico, particularly in Brazil. Portions of Central America and Colombia are large and mountainous areas with lower population density, lower per capita income and lower per capita consumption of soft drink products. In Venezuela, per capita income and consumption have been affected by recent economic and political unrest. In recent years, per capita income has been negatively affected by macroeconomic conditions in most of the countries where Coca-Cola FEMSA operates.

The following discussion analyzes Coca-Cola FEMSA’s product and packaging mix by geographic region. The volume data presented is for the years 2004, 2003 and 2002, which includes the acquired territories for all of 2002 and the first four months of 2003 prior to the acquisition of Panamco. Coca-Cola FEMSA acquired these territories on May 6, 2003. Nonetheless, it believes that presenting the prior periods in this section provides a more complete illustration of the characteristics of its territories than would be possible based solely on information from the last eight months of 2003. Coca-Cola FEMSA has presented above under “Sales Overview” its actual sales volumes by territory for the three years ended December 31, 2004, 2003 and 2002, which include the acquired territories solely for eight months of 2003 and all of 2004.

Mexico

Coca-Cola FEMSA’s product portfolio consists of Coca-Cola trademark beverages, and since 2001 has included the Mundet trademark beverages. In 2004, Coca-Cola FEMSA expanded its core brand portfolio line by launching the flavored carbonated soft drinks Mundet Multi-flavors, Lift Golden Apple, Senzao Guaranaranja and Fanta Chamoy. Coca-Cola FEMSA also launched the non-carbonated beverages Nestea Peach and Nestea Light. Carbonated soft drink per capita consumption of Coca-Cola FEMSA’s products in its Mexican territories in 2004 was 377 eight-ounce servings.

The following table highlights historical sales volume and mix in Mexico for Coca-Cola FEMSA’s products:

	Year Ended December 31,
	2004	2003	2002
	(in millions of unit cases)
Product sales volume
Coca-Cola trademark beverages	969.2	985.4	964.6
Other beverages	20.7	16.2	15.9

Total	989.9	1,001.6	980.5

% Growth	(1.2)%	2.2%	—

	(in percentages)
Unit case volume mix by category
Colas	60.6%	59.8%	60.8%
Flavored soft drinks	19.8	18.7	17.2
Total carbonated soft drinks	80.4	78.5	78.0
Water(1)	19.1	20.9	20.7
Other categories	0.5	0.6	1.3

Total	100.0%	100.0%	100.0%

	(in percentages)
Product mix by presentation
Returnable	28.4%	27.9%	28.2%
Non-returnable	55.9	54.9	53.6
Fountain	1.3	1.3	1.3
Jug	14.4	15.9	16.9

Total	100.0%	100.0%	100.0%

(1)	Includes jug volume.

Coca-Cola FEMSA’s most popular soft drink presentations were the 2.5-liter returnable plastic bottle, the 0.6-liter non-returnable plastic bottle and the 2.5-liter non-returnable plastic bottle, which together accounted for almost 70% of total carbonated soft drink sales volume in Mexico in 2004. Since 2003, Coca-Cola FEMSA has introduced a number of new presentations in Mexico. These include 2.5-liter returnable plastic bottles, 1.5-liter non-returnable plastic bottles, eight-ounce cans, 0.45-liter non-returnable plastic bottles and 0.71-liter non-returnable plastic bottles. Coca-Cola FEMSA relaunched its 2.0-liter non-returnable plastic bottle to fill competitive and consumer needs.

Multiple serving presentations are an important component of Coca-Cola FEMSA’s product mix. In 2004, multiple serving presentations represented 61% of total carbonated soft drink sales volume in Mexico, as compared to 60% in 2003. Coca-Cola FEMSA’s commercial strategies seek to maintain the packaging mix between single and multiple serving presentations.

In the past, the packaging trend in the soft drink industry in Mexico had moved toward non-returnable presentations. However, due to the entrance of low price brands in multiple serving size presentations, Coca-Cola FEMSA has refocused its packaging mix strategy to reinforce its sales of multiple serving size returnable packages. As a result, non-returnable presentations remained almost flat as a percentage of total sales volume in Mexico in 2004. Returnable plastic and glass presentations offer consumers a more affordable, although less convenient, product. Coca-Cola FEMSA believes returnable packages present an opportunity for it to attract new customers and maintain customer loyalty, because they make Coca-Cola trademark beverages more attractive to price-sensitive consumers. The price of a 2.5-liter returnable package is approximately 20% less than a non-returnable package of the same size. These returnable products are mainly sold to small store retailers, which represent the largest distribution channel in the Mexican market, and benefit from returnable bottles’ lower price per ounce, which allows them to compete with larger supermarkets. Coca-Cola FEMSA believes that its continued commitment to returnable bottle availability will allow it to compete with low-price entrants to the Mexican soft drink market.

Total sales volume reached 989.9 million unit cases in 2004, a decrease of 1.2% compared to 1,001.6 million unit cases in 2003. The decrease was due to a jug water sales volume decline of 10.5%, which more than offset the 1.3% carbonated soft drink volume growth during the same period. The volume-growth decline of Coca-Cola FEMSA’s jug water business was as a result of pricing and channel-segmentation initiatives taken to increase the profitability of its water business. Carbonated soft drink volume growth was mainly driven by strong growth from Coca-Cola FEMSA’s flavored brands, including Mundet Multi-Flavors, Fanta Naranja and Lift Golden Apple, which accounted for the majority of the incremental carbonated soft drink volume and volume growth from the Coca-Cola brand.

During 2004, Coca-Cola FEMSA also initiated a new strategy in Mexico to offer consumers a wider selection of personal-size Coca-Cola presentations that vary from eight-ounce cans to 0.71-liter non-returnable plastic bottles.

Central America

Coca-Cola FEMSA’s product sales in Central America consist predominantly of Coca-Cola trademark beverages. Carbonated soft drink per capita consumption in Central America of Coca-Cola FEMSA’s products was 134 eight-ounce servings in 2004.

The following table highlights historical sales volume mix and total sales volume in Central America for Coca-Cola FEMSA’s products:

	Year Ended December 31,
	2004	2003	2002
	(in millions of unit cases)
Product sales volume
Coca-Cola trademark beverages	102.9	99.6	93.3
Other beverages	7.7	7.7	6.8

Total	110.6	107.3	100.1

% Growth	3.1%	7.2%	—

	(in percentages)
Unit case volume mix by category
Colas	69.4%	69.4%	69.6%
Flavored soft drinks	24.9	24.7	23.7
Total carbonated soft drinks	94.3	94.1	93.3
Water	4.1	4.2	4.0
Other categories	1.6	1.7	2.7

Total	100.0%	100.0%	100.0%

	(in percentages)
Product mix by presentation
Returnable	48.3%	51.8%	50.9%
Non-returnable	47.2	42.9	43.4
Fountain	4.5	5.3	5.7
Jug	—	—	—

Total	100.0%	100.0%	100.0%

In Central America, Coca-Cola FEMSA sells the majority of its sales volume through small retailers. In 2004, multiple serving presentations represented 50.1% of total carbonated soft drink sales volume in Central America. Coca-Cola FEMSA also launched a 2.5-liter returnable plastic presentation and 1.5-liter returnable and non-returnable plastic presentations in Central America for the Coca-Cola brand to encourage consumption of its carbonated soft drink brands in the future.

Total sales volume reached 110.6 million unit cases in 2004, increasing 3.1% compared to 107.3 million in 2003. The volume growth was mainly driven by (1) the solid performance of the cola category, especially in Nicaragua and Costa Rica, which accounted for over 70% of the increased volume during the year; and (2) growth in flavored carbonated soft drinks, which represented the majority of the balance.

Colombia

Coca-Cola FEMSA’s product portfolio in Colombia consists of Coca-Cola trademark beverages, certain products sold under proprietary trademarks and the Kola Román brand, which it licenses from a third party. Carbonated soft drink per capita consumption of its products in Colombia during 2004 was 79 eight-ounce servings.

The following table highlights historical sales volume mix and total sales volume in Colombia for Coca-Cola FEMSA’s products:

	Year Ended December 31,
	2004	2003	2002
	(in millions of unit cases)
Product sales volume
Coca-Cola trademark beverages	152.7	133.5	139.0
Other beverages	14.4	38.3	46.0
Total	167.1	171.8	185.0

% Growth	(2.7)%	(7.1)%	—

	(in percentages)
Unit case volume mix by category
Colas	65.8%	62.4%	60.4%
Flavored soft drinks	20.6	22.3	21.8
Total carbonated soft drinks	86.4	84.7	82.2
Water(1)	13.2	15.1	17.5
Other categories	0.4	0.2	0.3

Total	100.0%	100.0%	100.0%

	(in percentages)
Product mix by presentation
Returnable	50.7%	53.4%	53.8%
Non-returnable	39.6	36.8	35.3
Fountain	3.3	3.0	3.0
Jug	6.4	6.8	7.9

Total	100.0%	100.0%	100.0%

(1)	Includes jug volume.

The Colombian market is characterized by lower per capita consumption and relatively lower levels of non-returnable presentations compared with the rest of Coca-Cola FEMSA’s territories. In 2004, multiple serving presentations represented 46.7% of total carbonated soft drink sales volume in Colombia. After a thorough review of its flavored carbonated soft drink portfolio with The Coca-Cola Company, Coca-Cola FEMSA launched Crush Multi-flavors nationwide at the beginning of 2005. This launch is designed to enhance Coca-Cola FEMSA’s competitive position, foster demand for flavored carbonated soft drink brands and leverage its extended distribution and improved execution capabilities countrywide.

Total sales volume was 167.1 million unit cases in 2004, a decrease of 2.7% compared to 171.8 million in 2003, mainly driven by decreased flavored carbonated soft drinks and jug water volume, each of which was responsible for approximately half of the decline. The volume decline was mainly a result of (1) an asset rationalization strategy intended to reduce the production of still water sold in less profitable packages and (2) a more competitive environment in the flavored carbonated soft drink category.

Venezuela

Coca-Cola FEMSA’s product portfolio in Venezuela consists predominantly of Coca-Cola trademark beverages. Carbonated soft drink per capita consumption of Coca-Cola FEMSA’s products in Venezuela during 2004 was 138 eight-ounce servings.

The following table highlights historical sales volume mix and total sales volume in Venezuela for Coca-Cola FEMSA’s products:

	Year Ended December 31,
	2004	2003	2002
	(in millions of unit cases)
Product sales volume
Coca-Cola trademark beverages	169.5	148.6	160.6
Other beverages	3.2	3.0	2.3
Total	172.7	151.6	162.9

% Growth	13.9%	(6.9)%	—

	(in percentages)
Unit case volume mix by category
Colas	54.5%	57.0%	48.2%
Flavored soft drinks	31.8	29.2	34.0
Total carbonated soft drinks	86.3	86.2	82.2
Water(1)	8.2	8.2	10.6
Other categories	5.5	5.6	7.2

Total	100.0	100.0%	100.0%

	(in percentages)
Product mix by presentation
Returnable	30.1%	36.4%	39.1%
Non-returnable	63.4	57.6	52.5
Fountain	3.0	2.7	3.0
Jug	3.5	3.3	5.4

Total	100.0%	100.0%	100.0%

(1)	Includes jug volume.

During 2004, Coca-Cola FEMSA continued to focus on increasing the visibility of its core brands, including Hit, a multi-flavored soft drink, that grew in sales volume by more than 20% each year in the last two years. In 2004, multiple serving presentations represented 61.8% of its total sales volume of carbonated soft drinks. Additionally, Coca-Cola FEMSA took advantage of Venezuela’s changing consumption patterns to roll out new 2.25-liter and 3.1-liter non-returnable presentations of the value-protection brand Grapette. This should enable Coca-Cola FEMSA to establish a broader base of price-conscious consumers.

Total sales volume reached 172.7 million unit cases in 2004, increasing 13.9% compared to 151.6 million in 2003. This increase included a 14.2% carbonated soft drink volume increase during the year. The increase in volume was driven by strong growth across all the beverage categories, compared to a depressed base in the first two months of 2003 as a result of a national strike that made operating on a regular basis practically impossible for Panamco.

Brazil

Coca-Cola FEMSA’s product portfolio in Brazil consists mainly of Coca-Cola trademark beverages. Pursuant to an agreement with Cervejarias Kaiser Brasil, S.A., a São Paolo brewer, which we refer to as Kaiser, Coca-Cola FEMSA distributes the Kaiser brands of beer, which represented 16.0% of its total sales volume in Brazil in 2004. Carbonated soft drink per capita consumption of Coca-Cola FEMSA’s products in Brazil during 2004 was 179 eight-ounce servings.

The following table highlights historical sales volume mix and total sales volume in Brazil for Coca-Cola FEMSA’s products:

	Year Ended December 31,
	2004	2003	2002
	(in millions of unit cases)
Product sales volume
Coca-Cola trademark beverages	214.6	206.1	239.5
Other beverages	56.3	59.0	83.1
Total	270.9	265.1	322.6

% Growth	2.2%	(17.8)%	—

	(in percentages)
Unit case volume mix by category
Colas	56.2%	53.4%	47.5%
Flavored soft drinks	22.4	23.7	26.7
Total carbonated soft drinks	78.6	77.1	74.2
Water	4.7	4.1	5.1
Other categories(1)	16.7	18.8	20.7

Total	100.0%	100.0%	100.0%

	(in percentages)
Product mix by presentation
Returnable	10.7%	11.1%	11.9%
Non-returnable	86.2	85.1	84.1
Fountain	3.1	3.8	4.0
Jug	—	—	—

Total	100.0%	100.0%	100.0%

(1)	Includes beer.

During 2004, Coca-Cola FEMSA continued to diversify its packaging mix from 2.0-liter non-returnable packages and cans, which together accounted for over 69% of carbonated soft drink sales volume in 2004, a decrease from 76% in 2003, to a wider array of returnable and non-returnable presentations, including 3.0-liter, 2.5-liter, 2.25-liter and 1.5-liter non-returnable plastic bottles and 1.0-liter returnable glass bottles.

Total sales volume was 270.9 million unit cases in 2004, an increase of 2.2% compared to 265.1 million in 2003. This increase included 4.2% carbonated soft drink volume growth during the year. The majority of the volume growth came from multiple serving presentations, including the 1.5-liter, 2.25-liter, 2.5-liter and 3.0-liter non-returnable plastic bottles, which represented 68.0% of Coca-Cola FEMSA’s carbonated soft drinks total sales volume. The volume increase was mainly a result of a strong focus on the Coca-Cola brand and solid growth in single-serving bottled water, which more than offset the volume decline in Coca-Cola FEMSA’s flavored carbonated soft drinks.

Argentina

Coca-Cola FEMSA’s product portfolio in Argentina consists exclusively of Coca-Cola trademark beverages. Carbonated soft drink per capita consumption of its products in Argentina during 2004 was 311 eight-ounce servings.

The following table highlights historical sales volume mix and total sales volume in Argentina for Coca-Cola FEMSA’s products:

	Year Ended December 31,
	2004	2003	2002
	(in millions of unit cases)
Product sales volume
Coca-Cola trademark beverages	144.3	126.6	115.6
Other beverages	—	—	—

Total	144.3	126.6	115.6

% Growth	14.0%	9.5%	—

	(in percentages)
Unit case volume mix by category
Colas	68.1%	71.4%	68.3%
Flavored soft drinks	30.5	27.4	30.4
Total carbonated soft drinks	98.6	98.8	98.7
Water	0.8	0.9	0.8
Other categories	0.6	0.3	0.5

Total	100.0%	100.0%	100.0%

	(in percentages)
Product mix by presentation
Returnable	26.9%	24.5%	12.4%
Non-returnable	69.6	71.8	82.9
Fountain	3.5	3.7	4.7
Jug	—	—	—

Total	100.0%	100.0%	100.0%

During 2004, Coca-Cola FEMSA continued to adjust its packaging portfolio to the economic situation in Argentina. Through its returnable packaging strategy, Coca-Cola FEMSA seeks to offer greater affordability to its customers. Returnable packaging accounted for almost 27% of total sales volume in Argentina in 2004. Coca-Cola FEMSA also focused on bolstering its non-carbonated categories through the launch of the new juice drinks Cepita, Carioca and Montefiore.

Total sales volume reached 144.3 million unit cases in 2004, an increase of 14.0% compared with 126.6 million in 2003. In 2004, core brands generated approximately 45% of Coca-Cola FEMSA’s incremental volume growth, the value protection brand Taí accounted for 40% and premium brands accounted for most of the balance. In Argentina, premium brands consist of diet carbonated soft drinks and Schweppes. The majority of the volume growth came from Coca-Cola FEMSA’s returnable presentations, including the 1.25-liter returnable glass bottle for its core brands and the 2.0-liter returnable plastic bottle for the Coca-Cola brand, representing almost 50% of the sales volume increase. In 2004, multiple serving presentations represented 83.0% of carbonated soft drinks total sales volume.

Seasonality

Sales of Coca-Cola FEMSA’s products are seasonal, as its sales levels generally increase during the summer months of each country and during the Christmas holiday season. In Mexico, Central America, Colombia and Venezuela, Coca-Cola FEMSA typically achieves its highest sales during the summer months of April through September as well as during the Christmas holidays in December. In Argentina and Brazil, its highest sales levels occur during the summer months of October through March and the Christmas holidays in December.

Marketing

Coca-Cola FEMSA, in conjunction with The Coca-Cola Company, has developed a sophisticated marketing strategy to promote the sale and consumption of Coca-Cola FEMSA’s products. It relies extensively on advertising, sales promotions and non-price related retailer incentive programs designed by local affiliates of The Coca-Cola Company to target the particular preferences of its soft drink consumers. Coca-Cola FEMSA’s marketing expenses in 2004, net of contributions by The Coca-Cola Company, were Ps. 1,575 million. The Coca-Cola Company contributed Ps. 920 million in 2004. Through the use of advanced information technology, Coca-Cola FEMSA has collected customer and consumer information that allow Coca-Cola FEMSA to tailor its marketing strategies to the types of customers located in each of its territories and to meet the specific needs of the various market segments it serves. Coca-Cola FEMSA continues to roll out its information technology system in its acquired territories.

Retailer Incentive Programs

Incentive programs include providing retailers with commercial refrigerators for the display and cooling of soft drink products and for point-of-sale display materials. Coca-Cola FEMSA seeks, in particular, to increase distribution coolers among retailers to increase the visibility and consumption of its products and to ensure that they are sold at the proper temperature. Sales promotions include sponsorship of community activities, sporting, cultural and social events, and consumer sales promotions such as contests, sweepstakes and product giveaways.

Advertising

Coca-Cola FEMSA advertises in all major communications media. It focuses its advertising efforts on increasing brand recognition by consumers and improving its customer relations. National advertising campaigns are designed and proposed by The Coca-Cola Company’s local affiliates, with Coca-Cola FEMSA’s input at the local or regional level.

Channel Marketing

In order to provide more dynamic and specialized marketing of its products, Coca-Cola FEMSA’s strategy is to segment its market and develop targeted efforts for each segment or distribution channel. Its principal channels are small retailers, “on-premise” consumption such as restaurants and bars, supermarkets and third party distributors. Presence in these channels entails a comprehensive and detailed analysis of the purchasing patterns and preferences of various groups of soft drink consumers in each of the different types of locations or distribution channels. In response to this analysis, Coca-Cola FEMSA tailors its product, price, packaging and distribution strategies to meet the particular needs of and exploit the potential of each channel.

Coca-Cola FEMSA believes that the implementation of its channel marketing strategy also enables Coca-Cola FEMSA to respond to competitive initiatives with channel-specific responses as opposed to market-wide responses. This focused response capability isolates the effects of competitive pressure in a specific channel, thereby avoiding costlier market-wide responses. Coca-Cola FEMSA’s channel marketing activities are facilitated by its management information systems. It has invested significantly in creating these systems, including in hand-held computers to support the gathering of product, consumer and delivery information, for most of its sales routes in Mexico and Argentina and selectively in other territories.

Product Distribution

The following table provides an overview of Coca-Cola FEMSA’s product distribution centers and the retailers to which it sells its products:

Product Distribution Summary

As of December 31, 2004

	Mexico	Central America	Colombia	Venezuela	Brazil	Argentina
Distribution Centers	109	44	41	34	11	5
Retailers (in thousands)(1)	574.6	127.4	375.3	229.6	107.0	82.4

(1)	Estimated.

Coca-Cola FEMSA uses two main sales methods depending on market and geographic conditions: (1) the traditional or conventional truck route system, in which the person in charge of the delivery makes immediate sales from inventory available on the truck and (2) the pre-sale system, which separates the sales and delivery functions and allows sales personnel to sell products prior to delivery and trucks to be loaded with the mix of products that retailers have previously ordered, thereby increasing distribution efficiency. As part of the pre-sale system, sales personnel also provide merchandising services during retailer visits, which Coca-Cola FEMSA believes enhance the presentation of its products at the point of sale. In certain areas, Coca-Cola FEMSA also makes sales through third party wholesalers of its products. The vast majority of Coca-Cola FEMSA’s sales are on a cash basis.

Coca-Cola FEMSA believes that service visits to retailers and frequency of deliveries are essential elements in an effective selling and distribution system for its products. Accordingly, Coca-Cola FEMSA has continued to expand its pre-sale system throughout its operations, except in areas where it believes consumption patterns do not warrant pre-sale.

Coca-Cola FEMSA’s distribution centers range from large warehousing facilities and re-loading centers to small deposit centers. In addition to its fleet of trucks, Coca-Cola FEMSA distributes its products in certain locations through a fleet of electric carts and hand-trucks in order to comply with local environmental and traffic regulations. Coca-Cola FEMSA generally retains third parties to transport its finished products from the bottler plants to the distribution centers.

Mexico

Coca-Cola FEMSA contracts with a subsidiary of FEMSA for the transportation of finished products to its distribution centers from its Mexican production facilities. From the distribution centers, Coca-Cola FEMSA then distributes its finished products to retailers through its own fleet of trucks.

In Mexico, Coca-Cola FEMSA sells a majority of its beverages at small retail stores to customers who take the beverages home or elsewhere for consumption. Coca-Cola FEMSA also sells products through the “on-premise” segment, supermarkets and others. The “on-premise” segment consists of sales through sidewalk stands, restaurants, bars and various types of dispensing machines as well as sales through point-of-sale programs in concert halls, auditoriums and theaters by means of a series of arrangements with Mexican promoters.

Central America

In Central America, Coca-Cola FEMSA distributes its finished products to retailers through a combination of its own fleet of trucks and third party distributors. In Central America, Coca-Cola FEMSA increased its pre-sale coverage by more than 20 percentage points in 2004 to almost 70% of total sales volume. In Coca-Cola FEMSA’s Central American operations, as in most of its territories, an important part of its total sales volume is through small retailers, and Coca-Cola FEMSA has low supermarket penetration.

Colombia

More than 50% of total sales volume in Colombia in 2004 was sold through the pre-sale system. The balance is sold through the traditional system. Coca-Cola FEMSA distributes its finished products to retailers through a combination of its own fleet of trucks and third party distributors.

Venezuela

In Venezuela, close to 70% of total sales volume in 2004 was through the pre-sale system. Coca-Cola FEMSA distributes its finished products to retailers through a combination of its own fleet of trucks and third party distributors. During 2004, Coca-Cola FEMSA consolidated the operations of three of its 37 distribution facilities. Coca-Cola FEMSA’s Venezuelan operations distribute a significant part of total sales through small retailers, while supermarkets only represented approximately 6% of total sales in 2004.

Brazil

In Brazil, almost 100% of Coca-Cola FEMSA’s direct sales volume was through the pre-sale system, although the delivery of its finished products to customers is by a third party. At the end of 2004, Coca-Cola FEMSA operated 11 distribution facilities in its Brazilian territories. In contrast with the rest of its territories, which have low supermarket penetration, in Brazil Coca-Cola FEMSA sold more than 25% of its total sales volume through supermarkets in 2004. In addition, in designated zones, third party distributors purchase its products at a discount from the wholesale price and resell the products to retailers.

Argentina

As of December 31, 2004, Coca-Cola FEMSA operated five distribution centers in Argentina. Coca-Cola FEMSA distributes its finished products to retailers through a combination of its own fleet of trucks and third party distributors.

In 2004, Coca-Cola FEMSA sold the majority of its products in the take-home segment, which consists of sales to consumers who take the beverages home or elsewhere for consumption. The percentage of total sales volume through supermarkets decreased from 17.9% in 2003 to 15.4% in 2004.

Competition

Although Coca-Cola FEMSA believes that its products enjoy wider recognition and greater consumer loyalty than those of its principal competitors, the soft drink segments in the territories in which Coca-Cola FEMSA operates are highly competitive. Coca-Cola FEMSA’s principal competitors are local bottlers of Pepsi and other bottlers and distributors of national and regional soft drink brands. Coca-Cola FEMSA faces increased competition in many of its territories from producers of low price beverages, commonly referred to as “B brands.” Competitive pressures in the territories acquired in the Panamco acquisition are different than those Coca-Cola FEMSA has historically faced. For example, a number of its competitors in Central America and Brazil offer both soft drinks and beer, which may enable them to achieve distribution efficiencies.

Recently, price discounting and packaging have joined consumer sales promotions, customer service and non-price retailer incentives as the primary means of competition among soft drink bottlers. Coca-Cola FEMSA competes by seeking to offer products at an attractive price in the different segments in its markets and by building on the value of its brands. Coca-Cola FEMSA believes that the introduction of new products and new presentations has been a significant competitive technique that allows it to increase demand for its products, provide different options to consumers and increase new consumption opportunities. See “—Sales Overview.”

Mexico

Coca-Cola FEMSA’s principal competitors in Mexico are bottlers of Pepsi products, whose territories overlap but are not co-extensive with those of Coca-Cola FEMSA. These competitors include Pepsi Gemex, S.A. de C.V. in central Mexico, a subsidiary of PBG, the largest bottler of Pepsi products globally, and several other Pepsi bottlers in central and southeast Mexico. In addition, Coca-Cola FEMSA competes with Cadbury Schweppes and with other national and regional brands in its Mexican territories. Coca-Cola FEMSA also faces an increase in competition from low price producers offering multiple serving size presentations in the soft drink industry. Competitive pressures further intensified in 2004.

Central America

In the countries that comprise Coca-Cola FEMSA’s Central America territory, its main competitors are Pepsi bottlers. In Guatemala and Nicaragua, Coca-Cola FEMSA competes against a joint venture between AmBev and The Central American Bottler Corporation; in Costa Rica, its principal competitor is Embotelladora Centroamericana, S.A. and in Panama, its main competitor is Refrescos Nacionales, S.A. Coca-Cola FEMSA has recently faced an increase in competition from low price producers offering multiple serving size presentations in some Central American countries.

Colombia

Coca-Cola FEMSA’s principal competitor in Colombia is Postobón S.A., which we refer to as Postobón, a well-established local bottler that sells flavored soft drinks, some of which have a wide consumption preference, such as cream soda, which is the second most popular category in the Colombian soft drink industry in terms of total sales volume, and that also sells Pepsi products. Postobón is a vertically integrated producer, the owners of which hold other significant commercial interests in Colombia.

Venezuela

In Venezuela, Coca-Cola FEMSA’s main competitor is Pepsi-Cola Venezuela, C.A., a joint venture formed between PepsiCo. and Empresas Polar, S.A., the leading beer distributor in the country. Coca-Cola FEMSA also competes with the producers of Kola Real in part of the country.

Brazil

In Brazil, Coca-Cola FEMSA competes against AmBev, a Brazilian company with a portfolio of brands that includes Pepsi, local brands with flavors such as guaraná and proprietary beers. Coca-Cola FEMSA also competes against “B brands” or “Tubainas,” which are small, local producers of low cost flavored soft drinks in multiple serving presentations that represent an important portion of the soft drink market.

Argentina

In Argentina, Coca-Cola FEMSA’s main competitor is BAESA, a Pepsi bottler, which is owned by Argentina’s principal brewery, Quilmes Industrial S.A., and indirectly controlled by AmBev. In addition to BAESA, competition has intensified over the last several years with the entrance of a number of competitors offering generic, low priced soft drinks as well as many other generic products and private label proprietary supermarket brands.

Production and Distribution Facilities

Over the past several years, Coca-Cola FEMSA made significant capital improvements to modernize its facilities and improve operating efficiency and productivity, including:

•	increasing the annual capacity of its bottler plants;

•	installing clarification facilities to process different types of sweeteners;

•	installing plastic bottle-blowing equipment and can presentation capacity;

•	modifying equipment to increase flexibility to produce different presentations, including swing lines that can bottle both non-returnable and returnable presentations; and

•	closing obsolete production facilities.

As of December 31, 2004, Coca-Cola FEMSA owned 30 bottler plants company wide. By geographic region, Coca-Cola FEMSA has 12 bottler facilities in Mexico, four in Central America, six in Colombia, four in Venezuela, three in Brazil and one in Argentina.

Since the Panamco acquisition in May 2003, Coca-Cola FEMSA consolidated 22 of its plants into existing facilities, including four plants in Mexico, one in Central America, 11 in Colombia, five in Venezuela and one in Brazil. During the same period, Coca-Cola FEMSA has increased its productivity measured in unit cases sold by its remaining plants by more than 80% company wide as of December 31, 2004.

As of December 31, 2004 Coca-Cola FEMSA operated 244 distribution centers, more than 40% of which were in its Mexican territories. Coca-Cola FEMSA owns approximately 80% of these distribution centers and leases the remainder. See “—Product Distribution.”

The table below summarizes by country principal use, installed capacity and percentage utilization of Coca-Cola FEMSA’s production facilities:

Production Facility Summary

As of December 31, 2004

Country	Principal Use	Installed Capacity	Percentage Utilization(1)
		(in thousands of unit cases)
Mexico	Bottler Facility	1,584,395	58%
Guatemala	Bottler Facility	37,122	63
Nicaragua	Bottler Facility	38,800	73
Costa Rica	Bottler Facility	53,437	59
Panama	Bottler Facility	48,573	38
Colombia	Bottler Facility	335,695	42
Venezuela	Bottler Facility	330,373	51
Brazil	Bottler Facility	418,138	53
Argentina	Bottler Facility	178,652	77

(1)	Annualized rate.

Taxation of Soft Drinks

All the countries in which Coca-Cola FEMSA operates impose a value-added tax on the sale of soft drinks, with a rate of 15% in Mexico, 15% in Guatemala, 15% in Nicaragua, 13% in Costa Rica, 5% in Panama, 16% in Colombia, 15% in Venezuela, 18% (São Paulo) and 17% (Mato Grosso do Sul) in Brazil and 21% in Argentina. In addition, several of the countries in which Coca-Cola FEMSA operates impose the following excise or other taxes:

•	Mexico imposes a 20% excise tax on carbonated soft drinks produced with non-sugar sweeteners.

•	Guatemala imposes an excise tax of 0.18 cents in local currency (Ps. 0.25 as of December 31, 2004) per liter of soft drink.

•	Costa Rica imposes a specific tax on non-alcoholic bottled beverages based on the combination of packaging and flavor, a 5% excise tax on local brands, a 10% tax on foreign brands and a 14% tax on mixers.

•	Panama imposes a 5% tax based on the cost of goods produced.

•	Brazil imposes an average production tax of 16.5% and an average sales tax of 4.6% in the territories where Coca-Cola FEMSA operates.

•	Argentina imposes an excise tax on colas and on flavored soft drinks containing less than 5% lemon juice or less than 10% fruit juice of 8.7%, and an excise tax on flavored soft drinks with 10% or more fruit juice and on mineral water of 4.2%.

Price Controls

At present, there are no price controls on Coca-Cola FEMSA’s products in any of its territories. In Mexico, prior to 1992, prices of carbonated soft drinks were regulated by the Mexican government. From 1992 to 1995, the industry was subject to voluntary price restraints. In response to the devaluation of the Mexican peso relative to the U.S. dollar in 1994 and 1995, however, the Mexican government adopted an economic recovery plan to control inflationary pressures in 1995. As part of this plan, the Mexican government encouraged the Asociación Nacional de Productores de Refrescos y Aguas Carbonatadas, A.C. (the National Association of Bottlers) to engage in voluntary consultations with the Mexican government with respect to price increases for returnable presentations. These voluntary consultations were terminated in 1996. In the last 10 years, the governments in Colombia, Brazil and Venezuela have also imposed formal price controls on soft drinks. The imposition of price controls in the future may limit Coca-Cola FEMSA’s ability to set prices and adversely affect its results of operations.

Raw Materials

Pursuant to the bottler agreements with The Coca-Cola Company, Coca-Cola FEMSA is required to purchase concentrate, including aspartame, an artificial sweetener used in diet sodas, for all Coca-Cola trademark beverages from companies designated by The Coca-Cola Company. The price of concentrate for all Coca-Cola trademark beverages is a percentage of the average price Coca-Cola FEMSA charges to its retailers net of applicable taxes. Although The Coca-Cola Company has the right to unilaterally set the price of concentrates, in practice this percentage is set pursuant to periodic negotiations with The Coca-Cola Company. In connection with the Panamco acquisition, The Coca-Cola Company agreed that concentrate prices would not be raised through May 2004. Since May 2004, concentrate price increases have been again set pursuant to periodic negotiations with The Coca-Cola Company. In most cases, concentrate is purchased in the local currency of the territory.

In addition to concentrate, Coca-Cola FEMSA purchases sweeteners, carbon dioxide, resin and ingots to make plastic bottles, finished plastic and glass bottles, cans, closures and fountain containers, as well as other packaging materials. Coca-Cola FEMSA’s bottler agreements provide that, with respect to Coca-Cola trademark beverages, these materials may be purchased only from suppliers approved by The Coca-Cola Company. Prices for packaging materials historically are determined with reference to the U.S. dollar, although the local currency equivalent in a particular country is subject to price volatility in accordance with changes in exchange rates. Coca-Cola FEMSA’s most significant packaging raw material costs arise from the purchase of resin and plastic ingots to make plastic bottles and finished plastic bottles, which Coca-Cola FEMSA obtains from international and local producers. The prices of these materials are tied to crude oil prices, and Coca-Cola FEMSA has recently experienced volatility in the prices it pays for these materials. In Mexico, Coca-Cola FEMSA’s prices for resin increased by more than 20% in U.S. dollars in 2004. Resin prices may continue to increase in the future.

Under its agreements with The Coca-Cola Company, Coca-Cola FEMSA may use raw or refined sugar or high fructose corn syrup as sweeteners in its products. Sugar prices in all of the countries in which Coca-Cola FEMSA operates, other than Brazil, are subject to local regulations and other barriers to market entry that cause Coca-Cola FEMSA to pay in excess of international market prices for sugar. Coca-Cola FEMSA has experienced sugar price volatility in these territories as a result of changes in local conditions and regulations.

None of the materials or supplies that Coca-Cola FEMSA uses is presently in short supply, although the supply of specific materials could be adversely affected by strikes, weather conditions, governmental controls or national emergency situations.

Mexico

Coca-Cola FEMSA purchases its returnable plastic bottles from Continental PET Technologies de México, S.A. de C.V, a subsidiary of Continental Can, Inc., which has been the exclusive supplier of returnable plastic bottles to The Coca-Cola Company and its bottlers in Mexico. Coca-Cola FEMSA also purchases resin from Arteva Specialties, S. de R.L. de C.V. and Industrias Voridian, S.A. de C.V., which ALPLA Fábrica de Plásticos, S.A. de C.V., or ALPLA, manufactures into non-returnable plastic bottles for Coca-Cola FEMSA.

Sweeteners are combined with water to produce basic syrup, which is added to the concentrate as the sweetener for the soft drink. Coca-Cola FEMSA purchases sugar from Promotora Mexicana de Embotelladoras, S.A. de C.V., known as PROMESA, a cooperative of Coca-Cola bottlers. These purchases are regularly made under one-year agreements between PROMESA and each bottler subsidiary for the sale of sugar at a price that is determined monthly based on the cost of sugar to PROMESA. Coca-Cola FEMSA also purchases sugar from Beta San Miguel, S.A. de C.V., a sugar cane producer in which it holds a 2.54% equity interest.

In December 2001, the Mexican government expropriated the majority of the sugar mills in Mexico. To manage this industry, the Mexican government entered into a trust agreement with Nacional Financiera, S.N.C., a Mexican government-owned development bank, pursuant to which Nacional Financiera, S.N.C. acts as trustee. In addition, the Mexican government imposed a 20% excise tax, effective January 1, 2002, on carbonated soft drinks sweetened with high fructose corn syrup. As a result, Coca-Cola FEMSA converted its Mexican bottler facilities to sugar cane-based production in early 2002. On January 1, 2003, the Mexican government broadened the reach of this tax by imposing a 20% excise tax on carbonated soft drinks produced with non-sugar sweetener. The effect of these excise taxes was to limit Coca-Cola FEMSA’s ability to substitute other sweeteners for sugar. Coca-Cola FEMSA has initiated proceedings in Mexican federal court against this excise tax that have allowed it to cease paying the tax in 2005. Coca-Cola FEMSA is also resuming the use of high fructose corn syrup as a sweetener.

Imported sugar is also presently subject to import duties, the amount of which is set by the Mexican government. As a result, sugar prices in Mexico are in excess of international market prices for sugar and increased by approximately 13% in 2004.

Central America

The majority of Coca-Cola FEMSA’s raw materials such as glass and plastic bottles and cans are purchased from several local suppliers. Sugar is available from one supplier in each country. Local sugar prices are significantly higher than international market prices, and Coca-Cola FEMSA’s ability to import sugar or high fructose corn syrup is limited.

Colombia

Coca-Cola FEMSA uses sugar as a sweetener in its products, which it buys from several domestic sources. Coca-Cola FEMSA purchases pre-formed ingots from a local supplier and Tapón Corona de Colombia S.A. in which it has a 40% equity interest. Coca-Cola FEMSA purchases all its glass bottles and cans from suppliers, in which its competitor Postobón owns a 40% equity interest. Other suppliers exist for glass bottles, however, cans are available only from this one source.

Venezuela

Coca-Cola FEMSA uses sugar as a sweetener in its products, of which the majority it purchases from the local market and the rest it imports mainly from Colombia. In the second half of 2003, there was a shortage of sugar due to the inability of the main sugar importers to access foreign currencies as a result of the exchange controls implemented at the beginning of 2003. During 2004, however, it was able to meet its sugar requirements. Coca-Cola FEMSA only buys glass bottles from one supplier, Productos de Vidrio, S.A., a local supplier, but there are other alternative suppliers authorized by The Coca-Cola Company. Coca-Cola FEMSA has several supplier options for plastic non-returnable bottles but it acquires most of its requirements from ALPLA de Venezuela, S.A. One exclusive supplier handles all of Coca-Cola FEMSA’s can requirements.

Brazil

Sugar is widely available in Brazil at internal market prices, which are generally lower than international prices. Coca-Cola FEMSA purchases glass bottles, plastic bottles and cans from several domestic and international suppliers.

Argentina

In Argentina, Coca-Cola FEMSA uses high fructose corn syrup from several different local suppliers as sweetener in its products instead of sugar. Coca-Cola FEMSA purchases glass bottles, plastic trays and other raw materials from several domestic sources. Coca-Cola FEMSA purchases pre-formed plastic ingots, as well as returnable plastic bottles, at competitive prices from Embotelladora del Atlántico S.A., a local subsidiary of Embotelladora Andina S.A., a Coca-Cola bottler with operations in Argentina, Chile and Brazil, and other international suppliers. Coca-Cola FEMSA purchases crown caps from local and international suppliers. Coca-Cola FEMSA purchases its can presentations and juice-based products for distribution to customers in Buenos Aires from Complejo Industrial CAN S.A., in which Coca-Cola FEMSA owns a 48.1% equity interest.

FEMSA Cerveza

Overview and Background

FEMSA Cerveza is one of the two leading beer producers in Mexico measured in terms of sales volume. In 2004, FEMSA Cerveza sold 25.682 million hectoliters of beer. In 2004, FEMSA Cerveza was ranked the fifteenth-largest brewer in the world in terms of sales volume based on third party estimates. FEMSA Cerveza exports its products to more than 70 countries worldwide, with North America being its most important export market, followed by certain markets in Europe, Latin America and Asia. FEMSA Cerveza’s principal operating subsidiaries are Cervecería Cuauhtémoc Moctezuma, S.A. de C.V., which operates six breweries, and Cervezas Cuauhtémoc Moctezuma, S.A. de C.V., which operates our company-owned distribution centers.

In September 1994, Labatt, which was subsequently acquired by InBev (known as Interbrew prior to the combination of Interbrew and AmBev that was consummated on August 27, 2004), acquired 22% of FEMSA Cerveza and was granted an option to acquire an additional 8% that it exercised through a subsidiary in May 1998. On December 1, 1994, FEMSA Cerveza and Labatt entered into a joint venture agreement whereby both parties agreed to combine their United States beer businesses through their joint ownership of Labatt USA, 30% of which was owned by FEMSA Cerveza.

On August 31, 2004, we consummated a series of transactions with InBev, Labatt and certain of their affiliates to terminate the existing arrangements between FEMSA Cerveza and Labatt. As a result of these transactions:

•	FEMSA owns 100% of FEMSA Cerveza and existing arrangements among affiliates of FEMSA and InBev relating to governance, transfer of ownership and other matters with respect to FEMSA Cerveza have been terminated;

•	InBev indirectly owns 100% of Labatt USA, and existing arrangements among affiliates of FEMSA and InBev relating to governance, transfer of ownership and other matters with respect to Labatt USA have been terminated; and

•	Labatt USA’s right to distribute the FEMSA Cerveza brands in the United States terminated on December 31, 2004.

We paid InBev a total of US$ 1,245 million for its affiliates’ 30% interest in FEMSA Cerveza, which was financed as described under “Operating and Financial Review and Prospects—Liquidity and Capital Resources—Financing for InBev Transactions.”

As of December 20, 2004, our glass bottle and beverage can operations, previously part of FEMSA Empaques, became part of FEMSA Cerveza. The other non-core, smaller packaging operations continue to be operated by FEMSA Empaques, although FEMSA Empaques is now reported as part of our other business segment. See “—Other Business Segment.”

Business Strategy

FEMSA Cerveza’s objective is to produce, market, distribute and sell quality beer products, expanding its penetration in the Mexican market as well as in key export markets—particularly the United States. FEMSA Cerveza seeks to achieve profitable volume growth, thereby generating economic value for its shareholders.

In order to achieve its objectives in the Mexican market, FEMSA Cerveza seeks to:

•	implement advanced brand, packaging and price information gathering techniques at the point-of-sale to allow FEMSA Cerveza to fine tune its portfolio of brands and pricing at the level of individual retailers;

•	differentiate brand portfolios and increase the value of its brands by tailoring its portfolio of brands based on the attributes of each brand to specific markets using marketing techniques such as market segmentation, brand positioning and distinctive advertising campaigns;

•	establish profitable, long-term relationships with retailers by implementing client-specific strategies to help increase their sales and profitability, such as modifying commercial terms with retailers, promotions and types of refrigeration equipment and point-of-sale marketing materials;

•	achieve balanced and profitable retail distribution levels by selecting the appropriate mix of on- and off-premise accounts, and a balance of image-focused accounts (like upscale restaurants) and volume-driven accounts (like beer depots); and

•	pursue additional efficiencies and cost reductions on a continuing basis from production to final distribution, by pursuing specific cost reduction efforts, using information technology and improving business processes.

A key tool for FEMSA Cerveza to implement its strategy is its customized ERP system which brings together the different components of FEMSA Cerveza’s strategy and allows it to coordinate and improve business processes with the goal of generating improved results. FEMSA Cerveza’s ERP system has been implemented in all its breweries and in company-owned distribution centers accounting for approximately 79% of the domestic beer sales volume sold by all such distributors. See “—Enterprise Resource Planning.”

Product Overview

FEMSA Cerveza currently operates six breweries, all of which are located in Mexico, with an aggregate annual installed capacity of approximately 33.696 million hectoliters. In 2004, FEMSA Cerveza sold an aggregate volume of 25.682 million hectoliters, of which 23.442 million hectoliters were sold in the Mexican market and 2.240 million hectoliters were sold abroad. FEMSA Cerveza produces and/or distributes 15 brands of beer in as many as 11 different presentations, resulting in a portfolio of 67 different product offerings. The most important brands in FEMSA Cerveza’s portfolio include: Tecate, Carta Blanca, Sol and Superior. These four brands, all of which are distributed nationwide in Mexico, accounted for approximately 87% of FEMSA Cerveza’s domestic beer sales volume in 2004.

Per capita information, product segments, relative prices and packaging information with respect to FEMSA Cerveza have been computed and are based upon our statistics and assumptions.

The Mexican Beer Market

The Mexican beer market is the eighth largest beer market in the world in terms of industry sales volume in 2004 and is characterized by (1) concentrated domestic beer production, (2) regional market share differences, (3) the prevalence of government licensing regulations, (4) favorable demographics in the beer drinking population and (5) macroeconomic factors affecting the level of beer consumption.

Concentrated domestic beer production

Since 1985, Mexico has effectively had only two independent domestic beer producers, FEMSA Cerveza and Grupo Modelo. Grupo Modelo, a publicly traded company based in Mexico City, is the holding company of 76.8% of Diblo, S.A. de C.V., which operates the brewing and packaging subsidiaries of Grupo Modelo. Grupo Modelo’s principal beer brands are Corona, Modelo, Victoria and Pacífico. Grupo Modelo’s Corona brand is distributed nationwide in Mexico, while Victoria is distributed primarily in Mexico City and the surrounding areas and Pacífico is sold principally along the pacific coastal regions. Modelo Especial, Modelo Light and Pacífico are Grupo Modelo’s domestic can presentations. In addition, Grupo Modelo produces Corona in a can presentation for sale in export markets.

Historically, beer imports have not been a significant factor in the Mexican beer market, because they were subject to tariffs of up to 20%. Under NAFTA, the tariff on imported beer from the United States and Canada was gradually reduced and eventually eliminated in January 2001. Notwithstanding the reduction in tariff levels, imported beers accounted for approximately 1.8% of the total Mexican beer market in terms of sales volume during 2004. FEMSA Cerveza believes that tariff elimination has had a limited effect on the Mexican beer market because imported beers are largely premium and super-premium products sold in aluminum cans, which are a more expensive means of packaging in Mexico than beer sold in returnable bottles. However, periods of relative strength of the Mexican peso with respect to the U.S. dollar may lower the price of imported beer to consumers and may result in increased demand for imported beer in the Mexican market.

Regional market share differences

FEMSA Cerveza and Grupo Modelo are both strongest in beer markets in separate regions of Mexico. FEMSA Cerveza has a stronger market position in the northern and southern areas of Mexico while Grupo Modelo has a stronger market position in central Mexico. We believe that these regional market positions can be traced in part to consumer loyalty to the brand of beer that has historically been associated with a particular region. For example, FEMSA Cerveza’s Carta Blanca brand was first produced in Monterrey, Nuevo León in 1891. The strong regional identity in Monterrey and surrounding northeastern areas is reflected in the region’s preference for Carta Blanca and other FEMSA Cerveza brands.

We also believe that regional market strength is a function of the proximity of the breweries to the markets they serve. Transportation costs restrict the most efficient distribution of beer to a geographic area of approximately 300 to 500 kilometers surrounding a brewery. Generally, FEMSA Cerveza commands a majority of the beer sales in regions that are nearest to its largest breweries. FEMSA Cerveza’s largest breweries are in Orizaba, Veracruz and in Monterrey, Nuevo León. Grupo Modelo’s largest breweries are located in Mexico City, Oaxaca and Zacatecas.

The northern region of Mexico has traditionally enjoyed a higher per capita income level, attributable in part to its rapid industrialization within the last 50 years and to its commercial proximity to the United States. In addition, FEMSA Cerveza believes that per capita beer consumption is also greater in this region due to its warmer climate and a more ingrained beer culture.

Mexican Regional Demographic Statistics

Region	Percent of 2004 Total Population(1)	Percent of Total 2004 Gross Domestic Product(1)	Per Capita 2004 Gross Domestic Product
			(in thousands of Mexican pesos)
Northern	26.4%	31.6%	Ps.	84.4
Southern	22.6	15.2		47.2
Central	51.0	53.3		73.7
Total	100.0%	100.0%	Ps.	70.5

Sources:	Mexican Institute of Statistics and FEMSA Cerveza’s estimates.
(1)	Estimated.

Government regulation

The Mexican federal government regulates beer consumption in Mexico primarily through taxation while local governments in Mexico regulate primarily through the issuance of licenses that authorize retailers to sell alcoholic beverages.

Federal taxes on beer currently consist of a 25% excise tax and a 15% value-added tax, which together represent 43.75% of the total pre-tax price of beer to retailers. The beer excise tax has remained constant at 25% since January 1998. The tax component of retail beer prices is significantly higher in Mexico than in the United States.

The number of retail outlets authorized to sell beer is controlled by local jurisdictions, which issue licenses authorizing the sale of alcoholic beverages. Other regulations regarding beer consumption in Mexico vary according to local jurisdiction and include limitations on the hours during which restaurants, bars and other retail outlets are allowed to sell beer and other alcoholic beverages. FEMSA Cerveza has been engaged in addressing these limitations at various levels, including efforts with governmental and civil authorities to promote better education for the responsible consumption of beer. For instance, as part of its ongoing community activities, FEMSA Cerveza has been an active sponsor of a nationwide designated driver program in Mexico.

Since July 1984, Mexican federal regulation has required that all forms of beer packaging carry a warning advising that excessive consumption of beer is hazardous to one’s health. In addition, the Ley General de Salud (the General Health Law), requires that all beers sold in Mexico maintain a sanitation registration with the Secretaría de Salud (the Ministry of Health).

Demographics of beer drinking population

We estimate that annual per capita beer consumption for the total Mexican population reached approximately 53 liters in 2004. The legal drinking age is 18 in Mexico. We consider the population segment of men between the ages of 18 and 45 to be FEMSA Cerveza’s primary market. At least 39% of the Mexican population is under the age of 18 and, therefore, is not considered to be part of the beer drinking population.

Based on historical trends and what management perceives as the continued social acceptance of beer consumption, FEMSA Cerveza believes that general population growth will result in an increase in the number of beer consumers in Mexico. Based on historical trends as measured by the Mexican Institute of Statistics, we expect the Mexican population to grow at an average annual rate of approximately 1.2% per year over the period from 2005 to 2010. We estimate that over the next 10 years approximately in excess of 1.5 million additional people per year will become potential beer consumers due to the natural aging of the Mexican population.

In 2004, estimated annual per capita beer consumption was approximately 53 liters in Mexico, as compared to approximately 81 liters in the United States. Generally speaking, countries with higher per capita beer consumption have relatively higher per capita income. In 2004, per capita income in Mexico was equivalent to approximately US$ 6,250, compared to a per capita income of approximately US$ 39,689 in the United States. FEMSA Cerveza identifies approximately 63% of its consumers as blue collar, 26% as white collar and the remaining 11% as students, unemployed, retirees or other.

Macroeconomic influences affecting beer consumption

We believe that consumption activity in the Mexican beer market is heavily influenced by the general level of economic activity in Mexico, the country’s gross wage base, changes in real disposable income and employment levels. As a result, the beer industry reacts sharply to economic change. The industry generally experiences high volume growth in periods of economic strength and slower volume growth or volume contraction in periods of economic weakness. Domestic beer sales declined in 1982, 1983 and 1995. These sales decreases correspond to periods in which the Mexican economy experienced severe disruptions. Similarly, the economic slowdown observed in 2001 and 2002 corresponded to a reduction in domestic beer sales in 2002. In 2003, given the effect of a continued economic slowdown on consumers, FEMSA Cerveza decided not to increase prices. The reduction in prices in real terms (after giving effect to inflation) was the main driver for increasing sales volumes during 2003. In 2004, growth in Mexico’s gross domestic product was the main driver for increasing beer sales volume, despite price increases in nominal terms in the Mexican beer industry.

Mexican Beer Prices

After more than 18 months without a price increase, FEMSA Cerveza increased prices during the first quarter of 2004. The effect of these price increases was partially offset by increases in promotional activity that reduced the price of beer, due to a strong competitive environment, especially during the second half of the year.

For the Mexican beer industry as a whole, average retail beer prices increased 3.3% in nominal terms, which amounted to a 1.9% decrease in real terms after considering Mexican inflation for the year. The following table shows relative real average retail prices since 2000 for the Mexican beer industry:

Mexican Beer Industry

Cumulative Real Retail Beer Price Index: 2000-2004

(2000 = 100%)

Year Ended December 31,
2004	2003	2002	2001	2000
94.8	96.7	100.4	100.1	100.0

Source:	Banco de México

FEMSA Cerveza’s Beer Sales Volume

FEMSA Cerveza volume figures contained in this prospectus refer to invoiced sales volume of beer. Invoiced sales volume represents the quantity of hectoliters of beer sold by FEMSA Cerveza’s breweries to unaffiliated distributors and by affiliated distributors to retailers. The term hectoliter means 100 liters or approximately 26.4 U.S. gallons.

FEMSA Cerveza’s total beer sales volume totaled 25.682 million hectoliters in 2004, an increase of 4.5% from total sales volume of 24.564 million hectoliters in 2003. In 2004, FEMSA Cerveza’s domestic beer sales volume increased by 3.8% to 23.442 million hectoliters and export beer sales volume increased by 13.0% to 2.240 million hectoliters.

FEMSA Cerveza Total Beer Sales Volumes

	Year Ended December 31,
	2004	2003	2002	2001	2000
	(in thousands of hectoliters)
Domestic beer sales volume	23,442	22,582	21,856	22,018	21,868
Export beer sales volume	2,240	1,982	1,955	1,843	1,728

Total beer sales volume	25,682	24,564	23,811	23,861	23,596

FEMSA Cerveza’s domestic beer sales volume recorded a compounded average growth rate of 1.8% for the period 2000 through 2004. This compares with the 1.6% compounded average growth rate of Mexican GDP for the same period. Domestic beer sales for the same period recorded a 0.7% compounded average growth rate. FEMSA Cerveza’s export sales volume recorded a compound average growth rate of 6.7% for the same period, while the compound average growth rate for export sales was 7.0%.

FEMSA Cerveza’s Beer Presentations

FEMSA Cerveza produces and distributes beer in returnable glass bottles and kegs and in non-returnable aluminium cans and glass bottles. FEMSA Cerveza uses the term presentation to reflect these packaging options. The following table shows the percent of total beer sales volume by presentation for the year ended December 31, 2004:

FEMSA Cerveza’s Total Beer Volume by Presentation

Year Ended December 31, 2004

Presentation	Percentage
Returnable bottles.	63.7%
Non-returnable bottle	9.6
Cans	24.9
Kegs	1.8

Total	100.0%

Returnable presentations

The most popular form of packaging in the Mexican beer market is the returnable bottle. FEMSA Cerveza believes that the popularity of the returnable bottle is attributable to its lower price to the consumer. While returnable bottles generally cost approximately twice as much to produce as non-returnable bottles, returnable bottles may be reused an average of 30 times before being recycled. As a result, beer producers are able to charge lower prices for beer in returnable bottles. Because non-returnable presentations are the most expensive, we believe that demand for these presentations is highly sensitive to economic factors. During periods when the Mexican economy is weak, returnable sales volume generally increase at a faster rate relative to non-returnable sales volume.

Non-returnable presentations

FEMSA Cerveza’s presentation mix in Mexico has been growing in non-returnable presentations in the last few years, as we tailor our offering to consumer preferences and provide different convenient alternatives. The vast majority of export sales are in non-returnable presentations.

Relative Pricing in the Mexican Market

Returnable bottles and kegs are the least expensive beer presentation on a per-milliliter basis. Cans and non-returnable bottles have historically been priced higher than returnable bottles. The consumer preference for presentations in cans has varied considerably over the past 20 years, rising in periods of economic prosperity and declining in periods of economic austerity, reflecting the price differential between these forms of packaging.

In 2004, FEMSA Cerveza decreased slightly the relative price of its non-returnable presentations as compared to the 325 milliliter returnable glass presentation. The following table presents the relative pricing by most significant beer presentation in the domestic market as of the year ended December 31, 2004:

Domestic Beer Relative Pricing by Presentation

As of December 31, 2004

Presentation	Relative Prices(1)
Returnable bottle—325 milliliter	1.00
Non-Returnable bottle—325 milliliter	1.22
Cans—12 ounce	1.32

(1)	Relative prices are based on information provided by FEMSA Cerveza with respect to its products and reflect wholesale prices excluding taxes. The 325 milliliter returnable bottle was used as the reference price for calculating relative prices.

Exports

FEMSA Cerveza’s principal export market is the United States and its export strategy focuses on that country. In particular, FEMSA Cerveza concentrates efforts on its core markets located in the sun-belt states bordering Mexico, while seeking to develop its brands in key imported beer markets located in the eastern United States. FEMSA Cerveza believes that these two regions of the United States represent its greatest potential market outside of Mexico.

Prior to January 1, 2005, Labatt USA was the importer of FEMSA Cerveza’s brands in the United States. On June 21, 2004, FEMSA Cerveza and two of its subsidiaries entered into distributor and sublicense agreements with Heineken USA. In accordance with these agreements, on January 1, 2005, Heineken USA became the exclusive importer, marketer and seller of FEMSA Cerveza’s brands in the United States. These agreements will expire on December 31, 2007.

Export beer sales volume of 2.240 million hectoliters represented 8.7% of FEMSA Cerveza’s total beer sales volume in 2004 and accounted for 8.1% of FEMSA Cerveza’s total beer sales. The following table highlights FEMSA Cerveza’s export beer sales volumes and export beer sales:

FEMSA Cerveza Export Summary

	Year Ended December 31,
	2004	2003	2002	2001	2000
Export beer sales volume(1)	2,240	1,982	1,955	1,843	1,728
Volume growth(2)	13.0%	1.4%	6.1%	6.6%	14.4%
Percent of total beer sales volumes	8.7%	8.1%	8.2%	7.7%	7.3%

Export beer sales:
Mexican pesos(3) (millions)	1,800	1,557	1,394	1,309	1,398
U.S. dollars(4) (millions)	156	133	127	123	115
Revenue growth (US$)(2)	16.7%	4.6%	3.7%	7.3%	13.8%
Percent of total beer sales	8.1%	7.2%	6.5%	6.3%	6.9%

Source:	FEMSA Cerveza.
(1)	Thousands of hectoliters.
(2)	Percentage change over prior year.
(3)	Constant Mexican pesos at December 31, 2004.
(4)	Export beer sales are invoiced and collected in U.S. dollars.

FEMSA Cerveza currently exports its products to more than 70 countries. The principal export markets for FEMSA Cerveza are North America, Europe, Latin America and Asia. In 2004, export beer sales volume to these regions accounted for 92.2%, 3.2%, 3.0% and 1.6%, respectively, of FEMSA Cerveza’s export beer sales volume.

In 2004, FEMSA Cerveza began local production and sales of its Sol brand in Brazil through a license agreement with Kaiser, that distributes beer using the distribution network of our subsidiary Coca-Cola FEMSA and other distributors in other key areas not covered by Coca-Cola FEMSA’s distribution network. This venture enables FEMSA Cerveza to leverage Kaiser and Coca-Cola FEMSA’s extensive knowledge of the Brazilian beverage market to offer a fresher product to a wider audience, while maintaining the quality standards found at FEMSA Cerveza’s Mexican breweries.

FEMSA Cerveza’s principal export brands are Tecate, XX Lager, Dos Equis (Amber) and Sol. These brands collectively accounted for 93% of FEMSA Cerveza’s export sales volume for the year ended December 31, 2004.

FEMSA Cerveza’s Principal Export Brands

Year Ended December 31, 2004

Brand	Percent of Export Volume
Tecate	57.9%
XX Lager and Dos Equis (Amber)	23.8
Sol	11.1
Carta Blanca	5.0
Bohemia	2.2

Total	100.0%

Seasonality

Demand for FEMSA Cerveza’s beer is highest in the Mexican summer season, and consequently, brewery utilization rates are at their highest during this period. Demand for FEMSA Cerveza’s products also tends to increase in the month of December, reflecting consumption during the holiday season. Demand for FEMSA Cerveza’s products decreases during the months of November, January and February primarily as a result of colder weather in the northern regions of Mexico.

Primary Distribution

FEMSA Cerveza’s primary distribution is from its production facilities to its distribution centers’ warehouses. FEMSA Cerveza delivers to a combination of company-owned and third party distributors. In an effort to improve the efficiency and alignment of the distribution network, FEMSA Cerveza has adjusted its relationship with independent distributors by implementing franchise agreements and as a result, has achieved economies of scale through alignment with FEMSA Cerveza’s operating systems. FEMSA Cerveza has also increased the number of company-owned distributors by acquiring third party distributors in recent years. In 2004, approximately 75% of FEMSA Cerveza’s domestic beer sales volume passed through 226 company-owned distribution centers. The remaining 25% was sold through 83 independent distributors operating under agreements with FEMSA Cerveza, approximately 17% of which are operating under franchise agreements. A franchise agreement is offered only to those distributors that meet certain standards of operating capabilities, performance and alignment. FEMSA Cerveza has historically and intends to continue in the future to acquire those distributors that do not meet these standards. Through this initiative FEMSA Cerveza will continue to seek to increase its domestic beer sales volume through company-owned distribution centers.

In addition to distributing its own brands, on June 22, 2004, FEMSA Cerveza’s brewing subsidiary and Coors Brewing Company entered into an agreement pursuant to which FEMSA Cerveza’s subsidiary was appointed the exclusive importer, distributor, marketer and seller of Coors Light beer in Mexico.

Retail Distribution

The main sales outlets for beer in Mexico are small, independently-owned “mom and pop” grocery stores, dedicated beer stores or “depósitos,” liquor stores and bars. Supermarkets account for only a small percentage of beer sales in Mexico. In addition, FEMSA Comercio operates a chain of more than 3,466 convenience stores under the trade name Oxxo that exclusively sell FEMSA Cerveza’s brands.

Distribution of FEMSA Cerveza Domestic Beer Sales Volume by Outlet

Year Ended December 31, 2004

Points of Sale	Percentage
Small grocery stores	20.8%
Beer and liquor stores	31.2
Mini-markets and convenience stores	18.1
Other points of sale	9.0

Subtotal	79.1

Consumption Centers	Percentage
Bars	8.8%
Restaurants	4.1
Nightclubs	2.1
Other consumption centers	5.9

Subtotal	20.9

Total	100.0%

The Mexican retail market is fragmented and characterized by a preponderance of small outlets that are unable and unwilling to maintain meaningful inventory levels. Consequently, FEMSA Cerveza must make frequent product deliveries to its retailers. In recent years, FEMSA Cerveza has implemented the pre-sale process of distribution in its markets to improve its distribution practices. The pre-sale process is a distribution method in which the sales and delivery functions are separated and trucks are loaded with the actual mix of products that retailers have previously ordered. One of the primary objectives of pre-sale is to separate sales from distribution to ensure more reliable market access and to enhance efficiency by reducing the number of secondary distribution routes in otherwise highly fragmented markets. Where pre-sale has been implemented, we have experienced a significant reduction in unsold product and a net reduction in distribution personnel. The existence of the pre-sale process facilitates systematic product delivery and helps discipline product inventory at the point-of-sale. Furthermore, pre-sale has enabled FEMSA Cerveza to collect customer and consumer information directly from the marketplace, which then becomes valuable in defining brand portfolios by channel. See “—Marketing Strategy.”

During 2004, FEMSA Cerveza completed the implementation of the pre-sale process in its company-owned distribution centers, which as of December 31, 2004 represented 86% of the beer sales volume of FEMSA Cerveza’s company-owned distribution centers. As of December 31, 2004, FEMSA Cerveza serves more than 285,000 retailers and its distribution network operates approximately 1,973 retail distribution routes. This is slightly lower than the number of routes in operation in 2003 (without considering 91 routes acquired from third party distributors during 2004), and reflects the reconfiguration in distribution logistics as a result of the implementation of pre-sale in many key markets.

Enterprise Resource Planning

Since 2001, FEMSA Cerveza has embarked on the implementation of an ERP system, with the ultimate objective of possessing an information and control platform that supports all commercial activities nationwide and correlates them with the administrative and business development decision-making process occurring in our central office. The ERP system has gone through a development phase in which the design, organization and configuration of the system have been evaluated. In this phase, special care has been given to defining functions and procedures, which in some cases have spanned departmental divisions, in order to produce a cohesive set of operating processes. We have implemented the basic modules of the ERP system throughout the company. These ERP modules operate under the SAP® software platform.

In 2003, FEMSA Cerveza started the rollout of the ERP commercial module in its company-owned distribution centers. By the end of 2004, ERP had been installed in company-owned distribution centers representing approximately 79% of the sales volume of such distributors for the year. As FEMSA Cerveza advances in the implementation process, it is also working to increase its personnel capabilities in order to take advantage of the new tools and improve its decision-making processes. FEMSA Cerveza expects that this percentage will continue to increase. By the end of 2005, all domestic beer sales volume of FEMSA Cerveza’s company-owned distribution centers is expected to be operating through ERP, and during 2006 FEMSA Cerveza expects to implement ERP in some of its most important third party distributors.

Marketing Strategy

FEMSA Cerveza focuses on the consumer by segmenting its markets and positioning its brands accordingly, striving to develop brand and presentation portfolios that provide the best alternatives for every consumption occasion, within every market segment and at the appropriate price points. By segmenting its markets, we refer to the technique whereby we target a particular group of consumers with specific characteristics, such as a geographic region or age group. Continuous market research provides feedback that is used to evolve and adapt our product offerings to best satisfy our consumers’ needs. We are increasingly focused on micro-segmentation, where we use our market research and our information technology systems to target smaller market segments, including in some cases the individual point-of-sale.

FEMSA Cerveza also focuses on the retailer by designing and implementing channel marketing at the point-of-sale such as promotional programs, providing merchandising materials and, where appropriate, refrigeration equipment. A channel refers to a point-of-sale category, or sub-category, such as supermarkets, beer depots, restaurants, etc. Furthermore, we are always attempting to develop new channels in order to capture incremental consumption opportunities for our brands.

In order to coordinate the brand and channel strategies, we are developing and implementing integrated marketing programs, which aim to improve brand value through the simultaneous use of mass media advertising and targeted marketing efforts at the point-of-sale as well as event sponsorships. Our marketing program for a particular brand seeks to emphasize in a consistent manner the distinctive attributes of that brand.

Plants and Facilities

FEMSA Cerveza currently operates six breweries with an aggregate monthly production capacity of 2,808 thousand hectoliters, equivalent to approximately 33.7 million hectoliters of annual capacity. Each of FEMSA Cerveza’s breweries has received ISO 9002 certification and a Clean Industry Certification (Industria Limpia) given by Mexican environmental authorities. A key consideration in the selection of a site for a brewery is its proximity to potential markets, as the cost of transportation is a critical component of the overall cost of beer to the consumer. FEMSA Cerveza’s breweries are strategically located across the country, as shown in the table below, to better serve FEMSA Cerveza’s distribution system.

FEMSA Cerveza Brewing Plants

as of December 31, 2004

FEMSA Cerveza Facility Capacity Summary

Year Ended December 31, 2004

Brewery	Average Annualized Capacity
(in thousands of hectolitres)
Orizaba	7,200
Monterrey	7,800
Toluca	5,400
Navojoa	5,400
Tecate	4,680
Guadalajara	3,216

Total	33,696

Average capacity utilization	74.6%

Between 2000 and 2004, FEMSA Cerveza increased its average monthly production capacity by approximately 300,000 hectoliters through additional investments in existing facilities. During 2004, FEMSA Cerveza expanded average monthly capacity in the Navojoa brewery to achieve a production of 450,000 hectoliters. FEMSA Cerveza’s management believes that it will be able to continue to adequately expand its production capacity by investing in existing facilities.

FEMSA Cerveza operates seven effluent water treatment systems to treat the water used by the breweries, all of which are wholly owned by FEMSA Cerveza except for the effluent treatment system at the Orizaba brewery, which is a joint venture among FEMSA Cerveza, several other local companies and the government of the state of Veracruz.

Glass Bottles and Cans

On December 20, 2004, the glass bottle and can operations that were formerly part of FEMSA Empaques became part of FEMSA Cerveza. These operations produce (1) beverage cans and can ends, (2) glass bottles and (3) crown caps for glass bottle presentations. The operations include a silica sand mine, which provides materials necessary for the production of glass bottles. The following table provides a summary of the facilities for these operations:

FEMSA Cerveza Glass Bottle and Beverage Can Operations Product Summary

Year Ended December 31, 2004

Product	Location	Annual Production Capacity(1)	% Average Capacity Utilization
Beverage cans	Ensenada	1,600	100.0
	Toluca	1,800	100.0

		3,400	100.0
Can ends	Monterrey	4,200	92.3
Crown cap	Monterrey	18,000	92.7
Glass bottles	Orizaba	1,300	87.8
Bottle decoration	Nogales	400	47.3
Silica sand	Acayucan	402	98.0

(1)	Amounts are expressed in millions of units of each product, except for silica sand which is expressed in thousands of tons.

Two plants produce aluminum beverage can bodies at production facilities in Ensenada and Toluca, and another plant produces can ends at a production facility in Monterrey. During 2004, 50% of the beverage can volume produced by these plants was used by FEMSA Cerveza and the remaining amount was sold to third parties.

Glass bottles are produced at a glass production facility in Orizaba, Veracruz and bottles are decorated at a plant in Nogales, Veracruz. During 2004, 76% of the glass bottle volume produced by these plants was used by FEMSA Cerveza, 19% was sold to Coca-Cola FEMSA and the remaining 5% was sold to third parties.

Raw Materials

Malted barley, hops, certain grains, yeast and water are the principal ingredients used in manufacturing FEMSA Cerveza’s beer products. The principal raw materials used by FEMSA Cerveza’s packaging operations include aluminum, steel and silica sand. All of these raw materials are generally available in the open market. FEMSA Cerveza satisfies its commodity requirements through purchases from various sources, including purchases pursuant to contractual arrangements and purchases in the open market.

Aluminum is the most significant raw material used in FEMSA Cerveza’s packaging operations to make aluminum cans and can ends. FEMSA Cerveza purchases aluminum directly from international suppliers on a contractual basis. These contracts generally have terms of six months or one year and specify prices free-on-board at FEMSA Cerveza’s facilities. Companies such as Alcoa, Nittetsu-Shoji, Alcan, CSN and Rasselstein have been selected as suppliers. Prices for aluminum have been volatile in recent periods, and market prices increased approximately by 20% in 2004. Prices of aluminum are generally quoted in U.S. dollars, and FEMSA Cerveza’s cost is therefore affected by changes in exchange rates. For example, a depreciation of the Mexican peso against the U.S. dollar will increase the cost to FEMSA Cerveza of aluminum, as its sales are generally denominated in Mexican pesos. To date, FEMSA Cerveza’s silica sand mine has been able to satisfy all of the silica sand requirements of its glass bottle operations.

Barley is FEMSA Cerveza’s most significant raw material for the production of its beer products. The prices and supply sources of agricultural raw materials are determined by, among other factors, the level of crop production, weather conditions, export demand and government regulations and legislation affecting agriculture. The principal source of barley for the Mexican beer industry is the domestic harvest. If domestic production is insufficient to meet the industry’s requirements, barley (or its equivalent in malt) can be obtained from international markets. Before 2003, pursuant to NAFTA, an annual duty-free import quota for barley (or its equivalent in malt) was set. In 2003, under NAFTA, barley imports from the U.S. and Canada are tax-free and there are no import quota restrictions. Prior to NAFTA, domestic barley prices were significantly higher than international barley prices. Since the implementation of NAFTA, domestic barley prices have declined, and local producers now generally price their crop so that, after accounting for transportation and other import-related expenses, domestic barley is generally the same price as imported barley. We have generally been able to obtain our barley requirements in the domestic market. Hops is the only ingredient that is not available domestically. FEMSA Cerveza imports hops primarily from the United States and Europe.

FEMSA Comercio

Overview and Background

FEMSA Comercio operates the largest chain of convenience stores in Mexico, measured in terms of number of stores as of December 31, 2004, under the trade name Oxxo. As of December 31, 2004, FEMSA Comercio operated 3,466 Oxxo stores located in 26 states of the country, with a particularly strong presence in the northern part of Mexico.

FEMSA Comercio, the largest single customer of FEMSA Cerveza and of the Coca-Cola system in Mexico, was established by FEMSA in 1978 when two Oxxo stores were opened in Monterrey, one store in Mexico City and another store in Guadalajara. The motivating factor behind FEMSA’s entrance into the retail industry was to enhance beer sales through company-owned retail outlets as well as to gather information on customer preferences. In 2004, sales of beer through Oxxo represented 7.3% of FEMSA Cerveza’s domestic beer sales volume as well as approximately 13.4% of FEMSA Comercio’s revenues. In 2004, a typical Oxxo store carried 2,372 different store keeping units (SKUs) in 37 main product categories, representing a significant increase in the product offering historically carried by Oxxo stores.

In recent years, FEMSA Comercio has gained importance as an effective distribution channel for our beverage products, as well as a rapidly growing point of contact with our consumers. Based on the belief that location plays a major role in the long-term success of a retail operation such as a convenience store, as well as a role in our continually improving ability to accelerate and streamline the new-store development process, FEMSA Comercio has focused on a strategy of rapid, profitable growth. FEMSA Comercio opened 437, 582 and 668 net new Oxxo stores in 2002, 2003 and 2004, respectively. The accelerated expansion yielded total revenue growth of 24.8% to reach Ps. 22,838 million in 2004, while same store sales increased 8.9%, which was considerably higher than the retail industry average. FEMSA Comercio served approximately 846 million customers in 2004 compared to 628 million in 2003.

Business Strategy

A fundamental element of FEMSA Comercio’s business strategy is to utilize its position in the convenience store market to grow in a cost-effective and profitable manner. As a market leader in convenience store retailing, based on internal company surveys, management believes that FEMSA Comercio has an in-depth understanding of its markets and significant expertise in operating a national store chain. FEMSA Comercio intends to continue increasing its store base while capitalizing on the market knowledge gained at existing stores.

FEMSA Comercio has developed proprietary models to assist in identifying appropriate store locations, store formats and product categories. Its model utilizes location-specific demographic data and FEMSA Comercio’s experience in similar locations to fine tune the store format and product offerings to the target market. Market segmentation is becoming an important strategic tool, and it should increasingly allow FEMSA Comercio to improve the operating efficiency of each location and the overall profitability of the chain.

FEMSA Comercio has made and will continue to make significant investments in information technology to improve its ability to capture customer information from its existing stores and to improve its overall operating performance. Approximately 98.9% of the products carried through Oxxo stores are bar-coded, and 100% of the Oxxo stores are equipped with point-of-sale systems that are integrated into a company-wide computer network. To implement revenue management strategies, FEMSA Comercio created a division in charge of product category management for products, such as beverages, fast food and perishables, to enhance and better utilize its consumer information base and market intelligence capabilities. FEMSA Comercio is implementing an ERP system, which will allow FEMSA Comercio to redesign its key operating processes and enhance the usefulness of its market information going forward.

FEMSA Comercio has adopted innovative promotional strategies in order to increase store traffic and sales. In particular, FEMSA Comercio sells high-frequency items such as beverages, snacks and cigarettes at competitive prices. FEMSA Comercio’s ability to implement this strategy profitably is partly attributable to the size of the Oxxo chain, as FEMSA Comercio is able to work together with its suppliers to implement their revenue-management strategies through differentiated promotions. Oxxo’s national and local marketing and promotional strategies are an effective revenue driver and a means of reaching new segments of the population while strengthening the Oxxo brand. For example, the organization has refined its expertise in executing cross promotions (discounts on multi-packs or sales of complementary products at a special price) and targeted promotions to attract new customer segments, such as housewives, by expanding the offerings in the grocery product category in certain stores.

Store Locations

With 3,466 Oxxo stores in Mexico as of December 31, 2004, FEMSA Comercio operates the largest convenience store chain in Latin America measured by number of stores. Oxxo stores are concentrated in the northern part of Mexico, but also have a growing presence in central Mexico and the Gulf coast.

FEMSA Comercio has aggressively expanded its number of stores over the past several years. The average investment required to open a new store varies, depending on location and format and whether the store is opened in an existing retail location or requires construction of a new store. FEMSA Comercio is generally able to use supplier credit to fund the initial inventory of new stores.

Growth in Total Oxxo Stores

	Year Ended December 31,
	2004	2003	2002	2001	2000
Total Oxxo stores	3,466	2,798	2,216	1,779	1,482
Store growth (% change over previous year)	23.9%	26.3%	24.6%	20.0%	21.0%

FEMSA Comercio expects to continue the growth trend established over the past several years by emphasizing growth in areas of high economic potential in existing markets and by expanding in underserved and unexploited markets. Management believes that the southeast part of Mexico is particularly underserved by the convenience store industry.

The identification of locations and pre-opening planning in order to optimize the results of new stores are important elements in FEMSA Comercio’s growth plan. FEMSA Comercio continuously reviews store performance against certain operating and financial benchmarks to optimize the overall performance of the chain. Stores unable to maintain benchmark standards are generally closed. Between December 31, 2000 and 2004, the total number of Oxxo stores increased by 1,984, which resulted from the opening of 2,053 new stores and the closing of 69 existing stores.

Competition

Oxxo competes in the convenience store segment of the retail market with 7-Eleven, Super Extra, Circle-K and AM/PM, as well as other local convenience stores. The format of these stores is similar to the format of the Oxxo stores. Oxxo competes both for consumers and for new locations for stores and the managers to operate those stores. Based on an internal market survey conducted by FEMSA Comercio, management believes that, as of December 31, 2004, there were approximately 5,770 stores in Mexico that could be considered part of the convenience store segment of the retail market. Oxxo is the largest chain in Mexico, operating more than half of these stores. Furthermore, FEMSA Comercio operates in 26 states and has much broader geographical coverage than any of its competitors in Mexico.

Market and Store Characteristics

Market Characteristics

FEMSA Comercio is placing increased emphasis on market segmentation and differentiation of store formats to more appropriately serve the needs of customers on a location-by-location basis. The principal segments include residential neighborhoods, commercial and office locations and stores near schools and universities, along with other types of specialized locations.

Approximately 71% of Oxxo’s customers are between the ages of 15 and 35. FEMSA Comercio also segments the market according to demographic criteria, including income level.

Store Characteristics

The average size of an Oxxo store is approximately 112 square meters of selling space, excluding space dedicated to refrigeration, storage or parking. The average constructed area of a store is approximately 184 square meters and, when parking areas are included, the average store size increases to approximately 425 square meters.

FEMSA Comercio—Operating Indicators

	Year Ended December 31,
	2004	2003	2002	2001	2000
	(percentage increase compared to previous year)
Total FEMSA Comercio revenues	24.8%	24.5%	18.2%	19.1%	28.0%
Oxxo same-store sales(1)	8.9%	8.2%	6.0%	6.4%	13.4%

	(percentage of total)
Beer-related data:
Beer sales as % of total store sales	13.4%	12.8%	13.3%	13.6%	14.0%
Oxxo store sales as a % of FEMSA Cerveza’s volume	7.3%	5.4%	4.5%	3.9%	3.7%

(1)	Same-store sales growth is calculated by comparing the sales of stores for each year that have been in operation for at least 13 months with the sales of those same stores during the previous year.

Beer, telephone cards, soft drinks and cigarettes represent the main product categories for Oxxo stores. FEMSA Comercio has a distribution agreement with FEMSA Cerveza. As a result of this agreement, Oxxo stores only carry beer brands produced by FEMSA Cerveza. Prior to 2001, Oxxo stores had informal agreements with Coca-Cola bottlers, including Coca-Cola FEMSA’s territories in central Mexico, to sell only their products. Since 2001, a limited number of Oxxo stores began selling Pepsi products in certain cities in northern Mexico, as part of a defensive competitive strategy.

Approximately 88% of Oxxo stores are operated by independent managers responsible for all aspects of store operations. The managers are commission agents and are not employees of FEMSA Comercio. Each store manager is the legal employer of the store’s staff, which typically numbers six people per store. FEMSA Comercio continually invests in on-site operating personnel, with the objective of promoting loyalty, customer-service and low personnel turnover in the stores.

Advertising and Promotion

FEMSA Comercio’s marketing efforts include both specific product promotions and image advertising campaigns. These strategies seek to increase store traffic and sales, and to reinforce the Oxxo name and market position.

FEMSA Comercio manages its advertising on three levels depending on the nature and scope of the specific campaign: local or store-specific, regional and national. Store-specific and regional campaigns are closely monitored to ensure consistency with the overall corporate image of Oxxo stores and to avoid conflicts with national campaigns. FEMSA Comercio primarily uses point of purchase materials, flyers, handbills and print and radio media for promotional campaigns, although television is used occasionally for the introduction of new products and services. The Oxxo chain’s image and brand name are presented consistently across all stores, irrespective of location.

Inventory and Purchasing

FEMSA Comercio has placed considerable emphasis on improving operating performance. As part of these efforts, FEMSA Comercio continues to invest in extensive information management systems to improve inventory management. Electronic data collection has enabled FEMSA Comercio to reduce average inventory levels. Inventory replenishment decisions are carried out on a store-by-store basis.

Management believes that the Oxxo chain’s scale of operations provides FEMSA Comercio with a competitive advantage in its ability to realize strategic alliances with suppliers. General category offerings are determined on a national level, although purchasing decisions are implemented on a local, regional or national level, depending on the nature of the product category. Given the fragmented nature of the retail industry in Mexico in general, Mexican producers of beer, soft drinks, bread, dairy products, snacks, cigarettes and other high-frequency products have established proprietary distribution systems with extensive direct distribution routes. As a result, approximately 73% of the products carried by the Oxxo chain are delivered directly to the stores by suppliers. Other products with longer shelf lives are distributed to stores by FEMSA Comercio’s distribution system, which includes six regional warehouses located in Monterrey, Mexico City, Guadalajara, Mexicali, Mérida and León. The distribution centers operate a fleet of approximately 180 trucks that make deliveries to each store approximately every week.

Seasonality

Oxxo stores experience periods of high demand in December, as a result of the holidays, and in July and August, as a result of increased consumption of beer and soft drinks during the hot summer months. The months of November and February are generally the weakest sales months for Oxxo stores. In general, colder weather during these months reduces store traffic and consumption of cold beverages.

Other Stores

FEMSA Comercio also operates other stores under the names Bara, Six and Matador.

Other Business Segment

Our other business segment consists of the following smaller operations that support our core operations:

•	The remaining subsidiaries of FEMSA Empaques that were not integrated in FEMSA Cerveza manufacture commercial refrigerators, labels and flexible packaging. The refrigeration business produces vertical and horizontal commercial refrigerators for the soft drink, beer and food industries, with an annual capacity of 180,300 units at December 31, 2004. In 2004, this business sold 135,928 refrigeration units, 20% of which were sold to FEMSA Cerveza, 40% of which were sold to Coca-Cola FEMSA and the remainder were sold to third parties. The labeling and flexible packaging business has its facility in Monterrey with an annual production capacity of 13,500 tons of flexible packaging. In 2004, this business sold 20% of its label sales volume to FEMSA Cerveza, 17% to Coca-Cola FEMSA and 63% to third parties. Management believes that growth at these businesses will continue to reflect the marketing strategies of Coca-Cola FEMSA and FEMSA Cerveza.

•	Our logistics services subsidiary provides logistics services to Coca-Cola FEMSA, FEMSA Empaques, the packaging operations of FEMSA Cerveza, FEMSA Comercio and third party clients that either supply or participate directly in the Mexican beverage industry or in other industries. This business provides integrated logistics support for its clients’ supply chain, including the management of carriers and other supply chain services.

•	One of our subsidiaries is the owner of the Mundet brands of soft drinks and certain concentrate production equipment, which are licensed to and produced and distributed by Coca-Cola FEMSA.

•	Our corporate services subsidiary employs all of our corporate staff, including the personnel managing the areas of finance, corporate accounting, taxation, legal, financial and strategic planning, human resources and internal audit. Through this subsidiary, we direct, control, supervise and review the operations of our sub-holding companies. FEMSA Cerveza, FEMSA Empaques and FEMSA Comercio pay management fees for the services provided to them. In addition, FEMSA Cerveza and Coca-Cola FEMSA have each entered into a services agreement pursuant to which they pay for specific services.

Description of Property, Plant and Equipment

As of December 31, 2004, we owned all of our manufacturing facilities and substantially all of our warehouses and distribution centers. Our properties primarily consisted of production and distribution facilities for our beer and soft drink operations and office space. In addition, FEMSA Comercio owns approximately 12% of the Oxxo store locations, while the other stores are located in properties that are rented under long-term lease arrangements with third parties.

The table below sets forth the location, principal use and production area of our production facilities, and the sub-holding company that owns such facilities.

Production Facilities of FEMSA

As of December 31, 2004

Sub-holding Company	Location	Principal Use	Production Area
			(in thousand sq. meters)
Coca-Cola FEMSA
Mexico	San Cristóbal de las Casas, Chiapas	Soft Drink Bottling Plant	24
	Cedro, Distrito Federal	Soft Drink Bottling Plant	18
	Cuautitlán, Estado de México	Soft Drink Bottling Plant	35
	Los Reyes la Paz, Estado de México	Soft Drink Bottling Plant	28
	Toluca, Estado de México	Soft Drink Bottling Plant	280
	Celaya, Guanajuato	Soft Drink Bottling Plant	87
	León, Guanajuato	Soft Drink Bottling Plant	38
	Morelia, Michoacan	Soft Drink Bottling Plant	50
	Juchitán, Oaxaca	Soft Drink Bottling Plant	27
	Ixtacomitán, Tabasco	Soft Drink Bottling Plant	90
	Apizaco, Tlaxcala	Soft Drink Bottling Plant	80
	Coatepec, Veracruz	Soft Drink Bottling Plant	96

Guatemala	Guatemala City	Soft Drink Bottling Plant	46

Nicaragua	Managua	Soft Drink Bottling Plant	71

Costa Rica	San José	Soft Drink Bottling Plant	52

Panama	Panama City	Soft Drink Bottling Plant	29

Colombia	Barranquilla	Soft Drink Bottling Plant	27
	Bogotá Norte	Soft Drink Bottling Plant	89
	Bucaramanga	Soft Drink Bottling Plant	27
	Cali	Soft Drink Bottling Plant	89
	Manantial	Soft Drink Bottling Plant	33
	Medellín	Soft Drink Bottling Plant	44

Venezuela	Antimano	Soft Drink Bottling Plant	14
	Barcelona	Soft Drink Bottling Plant	141
	Maracaibo	Soft Drink Bottling Plant	34
	Valencia	Soft Drink Bottling Plant	91

Brazil	Campo Grande	Soft Drink Bottling Plant	36
	Jundiaí	Soft Drink Bottling Plant	191
	Mogi das Cruzes	Soft Drink Bottling Plant	95

Argentina	Alcorta	Soft Drink Bottling Plant	73

Sub-holding Company	Location	Principal Use	Production Area
			(in thousand sq. meters)

FEMSA Cerveza
	Tecate, Baja California Norte	Brewery	90
	Toluca, Estado de México	Brewery	374
	Guadalajara, Jalisco	Brewery	97
	Monterrey, Nuevo León	Brewery	228
	Navojoa, Sonora	Brewery	463
	Orizaba, Veracruz	Brewery	246
	Ensenada, Baja California Norte	Beverage Cans	33
	Toluca, Estado de México	Beverage Cans	22
	Monterrey, Nuevo León	Crown Caps and Can Lids	51
	Acayucan, Veracruz	Silica Sand Mine	7
	Nogales, Veracruz	Bottle Decoration	26
	Orizaba, Veracruz	Glass Bottles	23

Insurance

We maintain an “all risk” insurance policy covering our properties (owned and leased), machinery and equipment and inventories as well as losses due to business interruptions. The policy covers damages caused by natural disaster, including hurricane, hail, earthquake and damages caused by human acts, including, explosion, fire, vandalism, riot and losses incurred in connection with goods in transit. In addition, we maintain an “all risk” liability insurance policy that covers product liability. We purchase our insurance coverage through an insurance broker. The policies are issued by Allianz México, S.A., Compañía de Seguros, and the coverage is partially reinsured in the international reinsurance market. We believe that our coverage is consistent with the coverage maintained by similar companies operating in Mexico.

Capital Expenditures and Divestitures

Our consolidated capital expenditures for the years ended December 31, 2004, 2003 and 2000 were Ps. 6,902 million, Ps. 7,139 million and Ps. 6,077 million, respectively, and were for the most part financed from cash from operations generated by our subsidiaries. These amounts were invested in the following manner:

	Year Ended December 31,
	2004		2003		2002
	(in millions of Mexican pesos)
Coca-Cola FEMSA	Ps.	1,929	Ps.	2,007	Ps.	1,481
FEMSA Cerveza		3,171		3,731		3,668
FEMSA Comercio		1,648		1,273		901
Others		154		128		27

Total	Ps.	6,902	Ps.	7,139	Ps.	6,077

Coca-Cola FEMSA

During 2004, Coca-Cola FEMSA’s capital expenditures focused on integration of its acquired territories, placing refrigeration equipment with retailers and investments in returnable bottles and cases, increasing plant operating efficiencies, improving the efficiency of its distribution infrastructure and advancing information technology. Capital expenditures in Mexico were approximately Ps. 1,102 million and accounted for most of its capital expenditures.

FEMSA Cerveza

Production

During 2004, FEMSA Cerveza invested approximately Ps. 537 million in its production facilities, of which Ps. 519 million was spent on equipment substitution and upgrades and approximately Ps. 18 million on expansion projects in existing production facilities. The capacity expansion projects occurred mainly in the Navojoa brewery. FEMSA Cerveza’s monthly installed capacity as of December 31, 2004 was 2.8 million hectoliters, equivalent to an annualized installed capacity of 33.7 million hectoliters. In addition, FEMSA Cerveza invested Ps. 80 million in plant improvements and equipment upgrades for its beverage can and glass bottle operations.

Distribution

In 2004, FEMSA Cerveza invested Ps. 231 million in its distribution network. Approximately Ps. 168 million of this amount was invested in the replacement of trucks in its distribution fleet, Ps. 50 million in land and buildings and improvements to leased properties dedicated to various distribution functions, and the remaining Ps. 13 million in other distribution-related investments.

Market-related Investments

During 2004, FEMSA Cerveza invested approximately Ps. 2,300 million in market-related activities and brand support in the domestic market. Approximately 70% of these investments were directed to tied-customer agreements with retailers and commercial support to owned and third party distributors. Investments in retail agreements with tied customers that exceed a one-year term are capitalized and amortized over the life of the agreement. In general, FEMSA Cerveza’s retail agreements are for a period of three to four years. Other market-related investments include the purchase of refrigeration equipment, coolers, plastic furniture and other promotional items. These items are placed with retailers as a means of facilitating the retailers’ ability to service consumers and to promote the image and profile of FEMSA Cerveza’s brands.

Information Technology Investments

In addition, during 2004, FEMSA Cerveza invested Ps. 166 million in ERP system software.

FEMSA Comercio

FEMSA Comercio’s principal investment activity is the construction and opening of new stores. During 2004, FEMSA Comercio opened 668 net new Oxxo stores. FEMSA Comercio invested Ps. 1,640 million in 2004 in the addition of new stores and improvements to leased properties.

Regulatory Matters

Competition Legislation

The Ley Federal de Competencia Económica (the Federal Economic Competition Law or the Mexican Competition Law) became effective on June 22, 1993. The Mexican Competition Law and the Reglamento de la Ley Federal de Competencia Económica (the Regulations under the Mexican Competition Law), effective as of March 9, 1998, regulate monopolies and monopolistic practices and require Mexican government approval of certain mergers and acquisitions. The Mexican Competition Law subjects the activities of certain Mexican companies, including us, to regulatory scrutiny. In addition, the Regulations under the Mexican Competition Law prohibit members of any trade association from reaching any agreement relating to the price of their products. Management believes that we are currently in compliance in all material respects with Mexican competition legislation.

In Mexico and in some of the other countries in which we operate, we are involved in different ongoing competition related proceedings. We believe that the outcome of these proceedings will not have a material adverse effect on our financial position or results of operations.

Environmental Matters

In all of the countries where we operate, our businesses are subject to federal and state laws and regulations relating to the protection of the environment. We have expended, and may be required to expend in the future, funds for compliance with and remediation under local environmental laws and regulations. Currently, we do not believe that such costs will have a material adverse effect on our results of operations or financial position. However, since environmental laws and regulations and their enforcement are becoming increasingly more stringent in our territories, and there is increased awareness of local authorities for higher environmental standards in the countries where we operate, changes in current regulations may result in an increase in costs, which may have an adverse effect on our future results of operations or financial position. Management is not aware of any pending regulatory changes that would require a significant amount of additional remedial capital expenditures.

Mexico

Our Mexican operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The principal legislation is the Ley General de Equilibrio Ecológico y Protección al Ambiente (the Federal General Law for Ecological Equilibrium and Environmental Protection) or the Mexican Environmental Law and the Ley General para la Prevención y Gestión Integral de los Residuos (the General Law for the Prevention and Integral Management of Waste), which are enforced by the Secretaría del Medio Ambiente y Recursos Naturales (the Ministry of the Environment and Natural Resources) or SEMARNAT. SEMARNAT can bring administrative and criminal proceedings against companies that violate environmental laws, and it also has the power to close non-complying facilities. Under the Mexican Environmental Law, rules have been promulgated concerning water, air and noise pollution and hazardous substances. In particular, Mexican environmental laws and regulations require that we file periodic reports with respect to air and water emissions and hazardous wastes and set forth standards for waste water discharge that apply to our operations. We are also subject to certain minimal restrictions on the operation of delivery trucks in Mexico City. We have implemented several programs designed to facilitate compliance with air, waste, noise and energy standards established by current Mexican federal and state environmental laws, including a program that installs catalytic converters and liquid petroleum gas in delivery trucks for our operations in Mexico City. See “—Coca-Cola FEMSA—Product Distribution.”

In addition, we are subject to the Ley Federal de Derechos (the Federal Law of Governmental Fees), also enforced by SEMARNAT. Adopted in January 1993, the law provides that plants located in Mexico City that use deep water wells to supply their water requirements must pay a fee to the city for the discharge of residual waste water to drainage. In 1995, municipal authorities began to test the quality of the waste water discharge and charge plants an additional fee for measurements that exceed certain standards published by SEMARNAT. All of our bottler plants located in Mexico City, as well as the Toluca plant, met these new standards in 2001, and as a result, we were not and are not subject to additional fees.

In 2004, Coca-Cola FEMSA built a plastic recycling plant in partnership with The Coca-Cola Company and ALPLA, which manufactures plastic bottles for Coca-Cola FEMSA in Mexico. This plant, which started operations in March 2005, is located in Toluca, Mexico, and has a recycling capacity of 15,000 metric tons per year.

Central America

Coca-Cola FEMSA’s Central American operations are subject to several federal and state laws and regulations relating to the protection of the environment, which have been enacted in the last 10 years, as awareness has increased in this region about the protection of the environment and the disposal of dangerous and toxic materials. In some countries in Central America, Coca-Cola FEMSA is in the process of bringing its operations into compliance with new environmental laws. For example, in Nicaragua Coca-Cola FEMSA is in the final phase of the construction of a water treatment plant located at its bottler plant in Managua. Also, Coca-Cola FEMSA’s Costa Rica operations have participated in a joint effort along with the local division of The Coca-Cola Company called Proyecto Planeta (Project Planet) for the collection and recycling of non-returnable plastic bottles.

Colombia

Coca-Cola FEMSA’s Colombian operations are subject to several Colombian federal, state and municipal laws and regulations related to the protection of the environment and the disposal of toxic and dangerous materials. These laws include the control of atmospheric emissions and strict limitations on the use of chlorofluorocarbons. Coca-Cola FEMSA is also engaged in nationwide campaigns for the collection and recycling of glass and plastic bottles.

Venezuela

Coca-Cola FEMSA’s Venezuelan operations are subject to several Venezuelan federal, state and municipal laws and regulations related to the protection of the environment. The most relevant of these laws are the Ley Orgánica del Ambiente (the Organic Environmental Law), the Ley Sobre Sustancias, Materiales y Desechos Peligrosos (the Substance, Material and Dangerous Waste Law) and the Ley Penal del Ambiente (the Criminal Environment Law). Since the enactment of the Organic Environmental Law in 1995, Coca-Cola FEMSA’s Venezuelan subsidiaries have presented to the proper authorities plans to bring their production facilities and distribution centers into compliance with the law. While the laws provide certain grace periods for compliance with the new environmental standards, Coca-Cola FEMSA has had to adjust some of the originally proposed timelines presented to the authorities because of delays in the completion of some of these projects.

Brazil

Coca-Cola FEMSA’s Brazilian operations are subject to several federal, state and municipal laws and regulations related to the protection of the environment. Among the most relevant laws and regulations are those dealing with the emission of toxic and dangerous gases, which impose penalties, such as fines, facility closures or criminal charges depending upon the level of non-compliance. Coca-Cola FEMSA’s production plant located in Jundiaí has been recognized by the Brazilian authorities for its compliance with environmental regulations and for having standards well above those imposed by the law. The plant has been certified for the ISO 9000 since March 1995 and the ISO 14001 since March 1997.

Argentina

Coca-Cola FEMSA’s Argentine operations are subject to federal and provincial laws and regulations relating to the protection of the environment. The most significant of these are regulations concerning waste water discharge, which are enforced by the Secretaría de Recursos Naturales y Ambiente Humano (the Ministry of Natural Resources and Human Environment) and the Secretaría de Política Ambiental (the Ministry of Environmental Policy) for the province of Buenos Aires. Coca-Cola FEMSA’s Alcorta plant meets and is in compliance with waste water discharge standards.

Water Supply Law

FEMSA Cerveza and Coca-Cola FEMSA purchase water directly from municipal water companies and pump water from wells pursuant to concessions obtained from the Mexican government through the National Water Commission on a plant-by-plant basis. Water use in Mexico is regulated primarily by the Ley de Aguas Nacionales (the Water Law), including regulations issued thereunder, which created the National Water

Commission, charged with overseeing the national system of water use. Under the Water Law, concessions for the use of a specific volume of ground or surface water generally run for five, 10 or 15 year terms depending on the supply of groundwater in each region as projected by the National Water Commission. Concessionaires may request concession terms to be extended upon termination. The Mexican government is authorized to reduce the volume of ground or surface water granted for use by a concession by whatever volume of water that is not used by the concessionaire for three consecutive years. Our management believes that we are in compliance with the terms of our existing concessions and that such concessions satisfy our current water requirements in Mexico. We cannot assure you, however, that groundwater will be available in sufficient quantities to meet future production needs.

We do not currently require a permit to obtain water in our other territories. In Nicaragua, Costa Rica and some plants in Colombia, we own private water wells. In Argentina, we obtain water from Aguas Argentinas, a privately-owned concessionaire of the Argentine government. In the remainder of our territories, we obtain water from governmental agencies or municipalities. In the past five years we have not had a water shortage in any of our territories, although we can give no assurances that water will be available in sufficient quantities to meet our future production needs or that additional regulations relating to water use will not be adopted in the future.

MANAGEMENT

Directors

Management of our business is vested in the board of directors. Our bylaws provide that the board of directors will consist of at least 16 directors and designated alternate directors elected by our shareholders at the annual ordinary general shareholders meeting. Directors are elected for a term of one year, although they remain in office until successors are appointed and replace them. Alternate directors are authorized to serve on the board of directors in place of directors who are unable to attend meetings and may participate in the activities of the board of directors. Nineteen members form our board of directors. Our bylaws provide that the holders of the Series B Shares elect at least 11 directors and that the holders of the Series D Shares elect five directors. The shareholders may designate alternate directors to cover the absence of a specific director. Upon the issuance of Series L Shares or upon the conversion of the Series D-L Shares, the holders of the Series L Shares will be entitled to elect two directors. See “Description of Our Capital Stock.”

The names and positions of the current members of the board of directors, their dates of birth and information on their principal business activities outside our company are outlined in the following table. In each case, the date presented as “First elected” corresponds to the earliest appointment to the board of directors of either FEMSA, Emprex or FEMSA’s corporate predecessor. See “Business—Corporate Background.”

Series “B” Directors

Eugenio Garza Lagüera	Born:	December 1923
Director and Honorary	First elected:	1960
Life Chairman	Term expires:	2006
	Other directorships:	Honorary Life Chairman of Coca-Cola FEMSA, Instituto Tecnológico de Estudios Superiores de Monterrey (ITESM) and BBVA Bancomer
	Business experience:	Joined FEMSA in 1946 in the research department of Cuauhtémoc
	Education:	Holds degrees in chemical engineering from the University of Texas and in business administration from ITESM
	Alternate director:	Paulina Garza de Marroquín(1)(2)

José Antonio Fernández Carbajal(3)	Born:	February 1954
Director and Chairman of the Board	First elected (Chairman):	2001
	First elected (Director):	1984
	Term expires:	2006
	Principal occupation:	Chief Executive Officer of FEMSA
	Other directorships:	Chairman of the board of Coca-Cola FEMSA, Vice-Chairman of the board of ITESM and member of the boards of BBVA Bancomer, Grupo Industrial Saltillo, S.A. de C.V., Industrias Peñoles, S.A. de C.V. and Grupo Industrial Bimbo, S.A. de C.V. (Grupo Bimbo)
	Business experience:	Joined FEMSA’s strategic planning department in 1987, held managerial positions at FEMSA Cerveza’s commercial division and Oxxo and appointed our Chief Executive Officer in 1995
	Education:	Holds a degree in industrial engineering and an MBA from ITESM
	Alternate director:	Federico Reyes García

Eva Garza de Fernández(1)(4)	Born:	April 1958
Director	First elected:	2005
	Term expires:	2006
	Principal occupation:	Private investor
	Business experience:	Former President / Chief Executive Officer of Alternativas Pacíficas, A.C. (a non-profit organization)
	Education:	Holds a business administration degree from ITESM
	Alternate director:	Bárbara Garza Gonda(1) (2)

José Calderón Rojas	Born:	July 1954
Director	First elected:	2005
	Term expires:	2006
	Principal occupation:	Chairman of the board of Directors and Executive Vice-President of Servicios Administrativos de Monterrey, S.A. de C.V. and Franca Industrias, S.A. de C.V.
	Other directorships:	Member of the board of BBVA Bancomer
	Education:	Holds a law degree from the Universidad Autónoma de Neuvo León (UANL) and completed specialization studies in tax at UANL
	Alternate director:	Francisco José Calderón Rojas(5)

Consuelo Garza de Garza(6)	Born:	October 1930
Director	First elected:	1995
	Term expires:	2006
	Business experience:	Founder and former President of Asociación Nacional Pro-Superación Personal (a non-profit organization)
	Alternate director:	Alfonso Garza Garza(7)

Max Michel Suberville	Born:	July 1932
Director	First elected:	1985
	Term expires:	2006
	Principal occupation:	Honorary Chairman of the Board of El Puerto de Liverpool, S.A. de C.V.
	Other directorships:	Member of the boards of Grupo Lamosa, S.A. de C.V., Industrias Peñoles, S.A. de C.V., BBVA Bancomer and Grupo Nacional Provincial, S.A.
	Education:	Holds a graduate degree from The Massachusetts Institute of Technology and completed post-graduate studies at Harvard University
	Alternate director:	Max Michel González(8)

Alberto Bailleres	Born:	August 1931
Director	First elected:	1995
	Term expires:	2006
	Principal occupation:	Executive President of Industrias Peñoles, S.A. de C.V., Grupo Nacional Provincial, S.A. and Grupo BAL, S.A. de C.V.
	Other directorships:	Chairman of the Board of Industrias Peñoles, S.A. de C.V., Grupo Nacional Provincial, S.A. and Grupo Palacio de Hierro, S.A. de C.V., member of the boards of BBVA Bancomer and Valores Mexicanos Casa de Bolsa, S.A. de C.V.
	Education:	Holds an economics degree from Instituto Tecnológico Autónomo de México
	Alternate director:	Arturo Fernández

Javier Fernández Carbajal(9)	Born:	April 1955
Director	First elected:	2005
	Term expires:	2006
	Principal occupation:	Private business consultant
	Education:	Holds degrees in mechanical and electrical engineering from ITESM and an MBA from Harvard Business School
	Alternate director:	Javier Astaburuaga Sanjines

Ricardo Guajardo Touché	Born:	May 1948
Director	First elected:	1988
	Term expires:	2006
	Principal occupation:	Former Chairman of the Board of BBVA Bancomer
	Other directorships:	Member of the board of El Puerto de Liverpool, S.A. de C.V., Grupo Alfa, BBVA Bancomer, Grupo Aeroportuario del Sureste, S.A. de C.V. and ITESM
	Business experience:	Has held senior executive positions in our company, Grupo AXA, S.A. de C.V. and Valores de Monterrey, S.A. de C.V.
	Education:	Holds degrees in electrical engineering from ITESM and the University of Wisconsin and a masters degree from the University of California at Berkeley
	Alternate director:	Ricardo González Sada

Alfredo Livas Cantú	Born:	July 1951
Director and Secretary	First elected:	1995
	Term expires:	2006
	Principal occupation:	President of Praxis Financiera, S.C.
	Other directorships:	Member of the boards of Grupo Jomar, S.A. de C.V. and British American Tobacco (Mexican board)
	Business experience:	Joined FEMSA in 1978 and held several positions in the areas of financial planning and treasury and served as Chief Financial Officer from 1989 to 1999
	Education:	Holds an economics degree from UANL and an MBA and masters degree in economics from the University of Texas
	Alternate Director:	José González Ornelas

Roberto Servitje	Born:	January 1928
Director	First elected:	1995
	Term expires:	2006
	Principal occupation:	Chairman of the Board of Grupo Bimbo
	Other directorships:	Member of the board of DaimlerChrysler de México, S.A.
	Business experience:	Founding member and active Chairman of Grupo Bimbo
	Education:	Holds a PMD degree from Harvard University
	Alternate director	Juan Guichard Michel(8)

Carlos Salguero	Born:	October 1929
Director	First elected:	1995
	Term expires:	2006
	Business experience:	Former Executive Vice President of Phillip Morris International
	Other directorships:	Former member of the boards of Tabacalera Mexicana, S.A. de C.V., Tabacalera Costarricense, S.A., Tabacalera Centroamericana, S.A. and other Latin American companies
	Education:	Holds a business degree from the Columbian Faculty of Economic Sciences, postgraduate studies in economics and management from Albany Business College and University College (Syracuse) and received an Honor for Civil Merit by H.M. the King of Spain in 1995
	Alternate director:	Eduardo Padilla Silva

José Manuel Canal Hernando	Born:	February 1940
Director	First elected:	2003
	Term expires:	2006
	Principal occupation:	Private consultant
	Other directorships:	Member of the board of Coca-Cola FEMSA and member of its audit committee
	Business experience:	Former managing partner at Ruiz, Urquiza y Cía, S.C. from 1981 to 1999, acted as our statutory examiner from 1984 to 2002, presided in the Committee of Surveillance of the Mexican Institute of Finance Executives, has participated in several commissions at the Mexican Association of Public Accountants and has extensive experience in financial auditing for holding companies, banks and financial brokers
	Education:	Holds a CPA degree from the Universidad Nacional Autónoma de México
	Alternate director:	Othón Páez Garza(10)

Mariana Garza Gonda de Treviño(1)(2)	Born:	April 1970
Director	First elected:	2005
	Term expires:	2006
	Principal occupation:	Private investor
	Other directorships:	Alternate director of Coca-Cola FEMSA, board member of Alternativas Pacíficas, A.C. (a non-profit organization)
	Education:	Holds a degree in industrial engineering from ITESM and a masters degree in international management from the American Graduate School of International Management (Thunderbird) at Glendale, Arizona
	Alternate director:	Carlos Salazar Lomelín

Series “D” Directors

Alexis E. Rovzar de la Torre	Born:	July 1951
Director	First elected:	1989
	Term expires:	2006
	Principal occupation:	Executive Partner at White & Case, S.C. law firm
	Other directorships:	Member of the boards of Coca-Cola FEMSA (chairman of its audit committee), Grupo Bimbo, Deutsche Bank (Mexico), Grupo ACIR, S.A. de C.V. and COMEX, S.A. de C.V.
	Business experience:	Expert in private and public mergers and acquisitions as well as other aspects of financial law and has been advisor to many companies on international business and joint venture transactions
	Education:	Holds a law degree from the Universidad Nacional Autónoma de México
	Alternate director:	Lorenzo Garza Hinojosa

Luis Téllez Kuenzler	Born:	October 1958
Director	First elected:	2001
	Term expires:	2006
	Principal occupation:	Managing Director of The Carlyle Group, S. de R.L. de C.V. (a finance consulting firm)
	Other directorships:	Member of the boards of Grupo Desc, S.A. de C.V., Grupo México, S.A. de C.V., Casa de Cambio Monex, S.A. de C.V., Cablevisión, S.A. de C.V. and Daimler Chrysler de México, S.A. de C.V.
	Business experience:	Former Executive Vice-President of Grupo Desc, S.A. de C.V., served as Secretary of Energy of Mexico from 1997 to 2000 and Chief of Staff of the President of Mexico from 1996 to 1997
	Education:	Holds an economics degree from Instituto Tecnológico Autónomo de México and a Ph.D. in Economics from The Massachusetts Institute of Technology
	Alternate director:	Armando Garza Sada

Helmut Paul	Born:	March 1940
Director	First elected:	1988
	Term expires:	2006
	Principal occupation:	Owner of H. Paul & Company LLC (a corporate finance advisory firm) and Senior Consultant of International Finance Corporation
	Other directorships:	Member of the boards of Scudder Fund for Independent Power Generation (management committee), HSBC Private Equity Fund (Argentina/Brazil) and Zurich Emerging Markets Solutions
	Business experience:	Has held several managing positions in the International Finance Corporation, mainly responsible for Latin American and Caribbean investments
	Education:	Holds an MBA from the University of Hamburg
	Alternate director:	Antonio Elosúa Muguerza

Lorenzo H. Zambrano	Born:	March 1944
Director	First elected:	1995
	Term expires:	2006
	Principal occupation:	Chairman and Chief Executive Officer of Cemex, S.A. de C.V.
	Other directorships:	Member of the boards of IBM Corporation, Alfa, S.A. de C.V. (Human Resources Committee), Vitro, S.A. de C.V. (Chairman of the Compensation Committee), Televisa, S.A. de C.V. and Grupo Financiero Banamex, S.A. de C.V., member of Citigroup’s International Advisory Board, member of the Advisory Committee of Capital International, Inc. and Counsel to chairman of DaimlerChrysler AG
	Education:	Holds a degree in mechanical engineering and administration from ITESM and an MBA from Stanford University
	Alternate director:	Francisco Garza Zambrano

Robert E. Denham	Born:	August 1945
Director	First elected:	2001
	Term expires:	2006
	Principal occupation:	Partner of Munger, Tolles & Olson LLP law firm
	Other directorships:	Member of the Boards of Wesco Financial Corporation, US Trust Company, Lucent Technologies, Inc. and ChevronTexaco Corp.
	Business experience:	Former Chief Executive Officer of Salomon Inc., representative to the APEC Business Advisory Council and member of the OECD Business Sector Advisory Group on Corporate Governance
	Education:	Magna cum laude graduate from the University of Texas, holds a JD from Harvard Law School and a masters degree in Government from Harvard University
	Alternate director:	Sergio Deschamps Ebergenyi

(1)	Daughter of Eugenio Garza Lagüera.
(2)	Sister-in-law of José Antonio Fernández Carbajal.
(3)	Son-in-law of Eugenio Garza Lagüera.
(4)	Wife of José Antonio Fernández Carbajal.
(5)	Brother of José Calderón Rojas.
(6)	Sister of Eugenio Garza Lagüera.
(7)	Son of Consuelo Garza de Garza.
(8)	Son of Max Michel Suberville.
(9)	Brother of José Antonio Fernández Carbajal.
(10)	Nephew of Max Michel Suberville.

Senior Management

The names and positions of our current senior management and that of our principal sub-holding companies, their dates of birth and information on their principal business activities both within and outside of FEMSA are as follows:

FEMSA

José Antonio Fernández Carbajal Chief Executive Officer	See “—Directors.” Joined FEMSA: Appointed to current position:	1987 1994

Federico Reyes García Executive Vice-President of Finance and Corporate Development	Born: Joined FEMSA: Appointed to current position: Business experience within FEMSA:	September 1945 1999 2000 Director of Corporate Development, 1992
	Other business experience:	Served as Director of Corporate Staff at Grupo AXA and has extensive experience in the insurance sector, working eight years in Valores de Monterrey, S.A. de C.V., six of them as Chief Executive Officer
	Education:	Holds a degree in business and finance from ITESM

José González Ornelas Executive Vice President of Administration and Operative Control and Chief Accounting Officer	Born: Joined FEMSA: Appointed to current position: Business experience within FEMSA:

April 1951

1973

2001

Has held several managerial positions in FEMSA including Chief Financial Officer of FEMSA Cerveza, Director of Planning and Corporate Development of FEMSA and Chief Executive Officer of FEMSA Logística, S.A. de C.V.

	Education:	Holds a CPA degree from UANL and has post-graduate studies in business administration from the Instituto Panamericano de Alta Dirección de Empresa (IPADE)

Ricardo González Sada Executive Vice President of Corporate Affairs	Born: Joined FEMSA: Appointed to current position: Business experience within FEMSA:	August 1955 2000 2005 Vice President of Human Resources and Strategic Planning, held managerial positions in the human resources department of FEMSA from 1977 to 1978
	Other business experience:	Had a 20-year career in Grupo Vitro, three of them as Chairman and Chief Executive Officer of Vidrio Plano, S.A. de C.V.
	Education:	Holds a degree in industrial and systems engineering from ITESM and an MBA from IESE, Barcelona

Alfonso Garza Garza Executive Vice President of Human Resourses	Born: Joined FEMSA: Appointed to current position: Directorships:	July 1962 1985 2005 Member of the board of Coca-Cola FEMSA and Hospital San José Tec de Monterrey
Business experience within FEMSA:

Has experience in several FEMSA business units and departments, including domestic sales, international sales, procurement and marketing, mainly at Cervecería Cuauhtémoc Moctezuma, S.A. de C.V and as Chief Executive Officer of FEMSA Empaques

	Other business experience:	Holds a degree in Industrial Engineering from ITESM and an MBA from IPADE

Carlos Aldrete Ancira General Counsel	Born: Joined FEMSA: Appointed to current position: Directorships:	August 1956 1979 1996 Alternate secretary of the board of directors of FEMSA and secretary of the board of directors of all of the sub-holding companies
	Business experience within FEMSA:	Extensive experience in international business and financial transactions, debt issuances and corporate restructurings and expertise in securities and private mergers and acquisitions law
	Education:	Holds a law degree from the UANL and a masters degree in Comparative Law from the College of Law of the University of Illinois

FEMSA Cerveza
Javier Astaburuaga Sanjines Co-Chief Executive Officer-Operations	Born: Joined FEMSA: Appointed to current position: Business experience within FEMSA:	July 1959 1982 2003 Joined FEMSA as a financial information analyst and later acquired experience in corporate development, administration and finance, held various senior positions at FEMSA
Cerveza between 1993 and 2001, including Chief Financial Officer and for two years prior to his current position, was FEMSA Cerveza’s Director of Sales for the north region of Mexico

Jorge Luis Ramos Santos Co-Chief Executive Officer- Sales	Born: Joined FEMSA: Appointed to current position: Business experience within FEMSA:	December 1952 1996 2003 Director of Human Resources of FEMSA Cerveza from 1996 until 2000 and Director of Sales for the south region from 2000 until his appointment to his current position

Gerardo Estrada Attolini Chief Financial Officer	Born: Joined FEMSA: Appointed to current position: Business experience within FEMSA:	May 1957 2000 2003 Chief Financial Officer of FEMSA from 2000 until 2002 and Administrative Director of FEMSA Cerveza from 2002 until his appointment to his current position
	Education:	Holds CPA and MBA degrees from ITESM

Coca-Cola FEMSA
Carlos Salazar Lomelín Chief Executive Officer	Born: Joined FEMSA: Appointed to current position: Business experience within FEMSA:

April 1951

1973

2000

Has held managerial positions in several subsidiaries of FEMSA, including Grafo Regia, S.A. de C.V. and Plásticos Técnicos Mexicanos, S.A. de C.V., served as Chief Executive Officer of FEMSA Cerveza, where he also held various management positions in the Commercial Planning and Export divisions

	Education:	Bachelor’s degree in economics from ITESM, postgraduate studies in business administration and in economic development in Italy

Héctor Treviño Gutiérrez Chief Financial Officer	Born: Joined FEMSA: Appointed to current position:	August 1956 1981 1993
	Business experience within FEMSA:	Has held managerial positions in the international financing, financial planning, strategic planning and corporate development areas of FEMSA
	Other business experience:	Holds a degree in chemical engineering from ITESM and an MBA from the Wharton Business School

FEMSA Comercio
Eduardo Padilla Silva Chief Executive Officer	Born: Joined FEMSA: Appointed to current position: Business experience within FEMSA:	January 1955 1997 2003 Director of Planning and Control of FEMSA from 1997 to 2000 and Chief Executive Officer, Strategic Business Division from 2000 until 2003
	Other business experience:	Had a 20-year career in Grupo Alfa, culminating with a ten-year tenure as Chief Executive Officer of Terza, S.A. de C.V., major areas of expertise include operational control, strategic planning and financial restructuring
	Education:	Holds a degree in mechanical engineering from ITESM and an MBA from Cornell University

Strategic Procurement
Sergio Sáenz Garza Executive Vice-President	Born: Joined FEMSA: Appointed to current position: Directorships:	September 1950 1999 2003 Chairman of the Board of FEMSA Cerveza
	Business experience within FEMSA:	Chief Financial Officer of FEMSA Cerveza
	Other business experience:	Had a 13-year career in Cuprum, S.A. de C.V., culminating as Chief Executive Officer
	Education:	Holds a chemical engineering degree from UANL and an MBA from the University of Texas at Austin

MAJOR SHAREHOLDERS

The following table identifies each owner of more than 5% of any class of our shares known to the company as of April 15, 2005. Except as described below, we are not aware of any holder of more than 5% of any class of our shares. Only the Series B Shares have full voting rights under our bylaws.

Ownership of Capital Stock as of April 15, 2005

	Series B Shares(1)		Series D-B Shares(2)		Series D-L Shares(3)		Total Shares of FEMSA Common Stock
	Shares Owned	Percent of Class	Shares Owned	Percent of Class	Shares Owned	Percent of Class
Shareholder
Technical Committee and Trust
Participants under the Voting Trust(4)	1,926,075,625	70.4%	—	—	—	—	36.4%
Capital International Inc.(5)	63,353,100	2.3%	126,706,200	9.9%	126,706,200	9.9%	6.0%
Genesis Investment Management Ltd.(6)	44,074,480	1.6%	88,148,960	6.9%	88,148,960	6.9%	4.2%

(1)	As of April 15, 2005, there were 2,737,740,090 Series B Shares outstanding.
(2)	As of April 15, 2005, there were 1,279,785,180 Series D-B Shares outstanding.
(3)	As of April 15, 2005, there were 1,279,785,180 Series D-L Shares outstanding.
(4)	As a consequence of the technical committee’s internal procedures, the technical committee, as a whole, is deemed to have beneficial ownership with sole voting power of all the shares deposited in the voting trust and the following trust participants, as technical committee members, are deemed to have beneficial ownership with shared voting power over those same deposited shares: BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/25078-7 (controlled by Max Michel Suberville), Eugenio Garza Lagüera, Paulina Garza de Marroquín, Bárbara Garza Gonda, Mariana Garza de Treviño, Eva Gonda de Garza, Eva Garza de Fernández, Consuelo Garza de Garza, Alfonso Garza Garza, Patricio Garza Garza, Juan Carlos Garza Garza, Eduardo Garza Garza, Eugenio Garza Garza, Alberto Bailleres, Maria Teresa G. de Bailleres, Inversiones Bursátiles Industriales, S.A. de C.V. (controlled by Eugenio Garza Lagüera), Corbal, S.A. de C.V. (controlled by Alberto Bailleres), Magdalena M. de David, Alepage, S.A. (controlled by Consuelo Garza de Garza), BBVA Bancomer Servicios, S.A. as Trustee under Trust No. F/29013-0 (controlled by the estate of José Calderón Ayala, late father of José Calderón Rojas), Max Michel Suberville, Max David Michel, Juan David Michel, Monique David de VanLathem, Renee Michel de Guichard, Magdalena Guichard Michel, Rene Guichard Michel, Miguel Guichard Michel, Graciano Guichard Michel, Juan Guichard Michel, Franca Servicios, S.A. de C.V. (controlled by the estate of José Calderón Ayala, late father of José Calderón Rojas) and BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29490-0 (controlled by Alberto, Susana and Celia Bailleres).
(5)	Derived from Capital International Inc.’s Schedule 13F filing with the SEC, dated February 14, 2005.
(6)	Derived from Genesis Investment Management Ltd.’s Schedule 13F filing with the SEC, dated February 15, 2005.

As of April 15, 2005, there were 14 holders of record of ADSs in the United States, which represented approximately 72.5% of our outstanding BD Units. Since a substantial number of ADSs are held in the name of nominees of the beneficial owners, including the nominee of The Depository Trust Company, the number of beneficial owners of ADSs is substantially greater than the number of record holders of these securities.

As of April 15, 2005, 91.8% of the outstanding B Units were held by the voting trust, which consist of 70.4% of the outstanding Series B Shares with full voting rights. After giving effect to the global offering and the Mexican B Unit offerings, and assuming the underwriters in the global offering do not exercise their over-allotment options, the voting trust will hold         % of the outstanding B Units, which is equal to         % of the outstanding Series B Shares. In the event the underwriters exercise their over-allotment options in full, the voting trust will hold         % of the outstanding B Units, which is equal to         % of the outstanding Series B Shares.

The trust participants, who are our principal shareholders, agreed in April 1998 to deposit a majority of their shares, which we refer to as the trust assets, of FEMSA into the voting trust. The primary purpose of the voting trust is to permit the trust assets to be voted as a block, in accordance with the instructions of the technical committee. The technical committee is comprised of all of the trust participants. The number of B Units deposited by each trust participant (the proportional share of the trust assets of such participant) determines the number of votes that such trust participant has on the technical committee. Most matters are decided by a simple majority of the trust assets.

The trust participants agreed to certain transfer restrictions with respect to the trust assets. During the 10-year term of the voting trust, trust assets may be transferred by trust participants to spouses and immediate family members and, subject to certain conditions, to companies that are 100% owned by trust participants, which we refer to as the permitted transferees, provided in all cases that the transferee agrees to be bound by the terms of the voting trust. In the event that a trust participant wishes to sell part of its trust assets to someone other than a permitted transferee, the other trust participants have the right of first refusal to purchase the trust assets that the trust participant wishes to sell. If none of the trust participants elects to acquire the trust assets from the selling trust participant, the technical committee will have a right to nominate (subject to the approval of technical committee members representing 75% of the trust assets, excluding trust assets that are the subject of the sale) a purchaser for such trust assets. In the event that none of the trust participants or a nominated purchaser elects to acquire trust assets, the selling trust participant will have the right to sell the trust assets to a third party on the same terms and conditions that were offered to the trust participants. Acquirors of trust assets will be permitted to become parties to the voting trust only upon the affirmative vote of technical committee members. In the event that a trust participant holding a majority of the trust assets elects to sell its trust assets, the other trust participants have “tag along” rights that will enable them to sell their trust assets to the acquiror of the selling trust participant’s trust assets.

Because of their ownership of a majority of the Series B Shares, the technical committee and trust participants may be deemed to control our company. Other than by their ownership of the Series B Shares, the technical committee and trust participants do not have any voting rights that are different from those of other shareholders.

Ownership by Management

Several of our directors are participants of a voting trust. Each of the trust participants of the voting trust is deemed to have beneficial ownership with shared voting power over the shares deposited in the voting trust. As of April 15, 2005, 1,926,075,625 Series B Shares representing 70.4% of the outstanding Series B Shares were deposited in the voting trust.

The following table shows the Series B Shares, Series D-B Shares and Series D-L Shares as of April 15, 2005 beneficially owned by our directors who are participants in the voting trust, other than the shares deposited in the voting trust:

	Series B		Series D-B		Series D-L
Beneficial Owner	Shares	Percent of Class	Shares	Percent of Class	Shares	Percent of Class
Eugenio Garza Lagüera	4,954,368	0.2%	8,881,736	0.7%	8,881,736	0.7%
José Calderón Ayala(1)	2,276,517	0.1	4,553,034	0.4	4,553,034	0.4
Consuelo Garza de Garza	20,821,980	0.8	4,031,160	0.3	4,031,160	0.3
Max Michel Suberville	36,568,920	1.3	0	0.0	0	0.0
Alberto Bailleres	333,890	0.0	667,780	0.1	667,780	0.1

(1)	Estate of José Calderón Ayala, late father of José Calderón Rojas.

To our knowledge, no other director or officer is the beneficial owner of more than 1% of any class of our capital stock.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material provisions of our bylaws and Mexican law relating to our capital stock. Our capital stock is described in greater detail in our bylaws, which are filed as an exhibit to our annual report on Form 20-F for the year ended December 31, 2003.

General

We have three series of capital stock, each with no par value:

•	Series B Shares;

•	Series D-B Shares; and

•	Series D-L Shares.

Series B Shares have full voting rights, and Series D-B and D-L Shares have limited voting rights. Prior to May 11, 2008, the shares of our company are not separable and may be transferred only in the following forms:

•	B Units, consisting of five Series B Shares; and

•	BD Units, consisting of one Series B Share, two Series D-B Shares and two Series D-L Shares.

On May 11, 2008, each Series D-B Share will automatically convert into one Series B Share with full voting rights, and each Series D-L Share will automatically convert into one Series L Share with limited voting rights. At that time:

•	the BD Units and the B Units will cease to exist and the underlying Series B Shares and Series L Shares will be separate; and

•	the Series B Shares and Series L Shares will be entitled to share equally in any dividend, and the dividend preferences of the Series D-B Shares and Series D-L Shares of 125% of any amount distributed in respect of each Series B Share existing prior to May 11, 2008 will be terminated.

The following table sets forth information regarding our issued and outstanding capital stock as of April 15, 2005:

Class	Number	Percentage of Capital	Percentage of Voting
Series B Shares (no par value)	2,737,740,090	51.7%	100.0%
Series D-B Shares (no par value)	1,279,785,180	24.2	0.0
Series D-L Shares (no par value)	1,279,785,180	24.2	0.0

Total Shares	5,297,310,450	100.0%	100.0%

Units
BD Units	639,892,590	60.4%	23.37%
B Units	419,569,500	39.6	76.63

Total Units	1,059,462,090	100.0%	100.0%

We have not issued any capital stock in the three years ended December 31, 2004 or during 2005, and there are currently no authorized and unissued shares, in each case other than the 344,400,000 Series B Shares, 161,000,000 Series D-B Shares and 161,000,000 Series D-L Shares authorized for issuance in the global offering and the Mexican B Unit offerings. Any of these shares not sold in the offerings will be cancelled.

Registration and Transfer

Our B Units and BD Units are, and beginning on May 11, 2008 our Series B Shares and Series L Shares will be, evidenced by certificates in registered form. Our shareholders may hold their B Units or BD Units, and beginning on May 11, 2008 the Series B Shares and Series L Shares, in the form of physical certificates or indirectly through institutions that have accounts with S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, or Indeval. Accounts may be maintained at Indeval by brokers, banks or other entities approved by the CNBV that are participants in Indeval. We maintain a share registry and shareholders that have either deposited share certificates at our offices or are holding certificates issued by Indeval, an Indeval participant (coupled with an Indeval certificate) or a Mexican bank and present a receipt from any such institution indicating ownership by such person will be admitted to shareholders meetings.

Transfers of units or shares must be registered in our share registry. Transfers of units or shares deposited with Indeval will be registered in Indeval’s records (and evidenced by Indeval records and records of Indeval participants) pursuant to the Mexican Securities Market Law.

Voting Rights and Certain Minority Rights

Each Series B Share entitles its holder to one vote at any of our ordinary or extraordinary general shareholders meetings. Our bylaws state that the board of directors must comprise at least 16 members. Holders of Series B Shares are entitled to elect at least 11 members of our board of directors, which shall constitute the majority of the board at all times. Holders of Series D-B and D-L Shares are entitled to elect five members of our board of directors and, upon conversion of the Series D-L Shares to Series L Shares or upon issuance of Series L Shares, the holders of Series L Shares will be entitled to elect two members of the board of directors. None of our shares has cumulative voting rights, which are not customary for Mexican companies.

Under our bylaws, the holders of Series D and L Shares are entitled to vote at extraordinary shareholders meetings called to consider any of the following limited matters: (1) the transformation from one form of corporate organization to another, other than from a company with variable capital stock to a company without variable capital stock or vice versa, (2) any merger in which we are not the surviving entity or with other entities whose principal corporate purposes are different from those of our company or our subsidiaries, (3) change of nationality, (4) dissolution and liquidation and (5) the cancellation of the registration of the Series D Shares or Series L Shares in the Mexican Stock Exchange or in any other foreign stock market where listed, except in the case of the conversion of these shares as provided for in our bylaws.

Under Mexican law, holders of shares of any series are entitled to vote as a class in a special meeting governed by the same rules that apply to extraordinary shareholders meetings on any action that would have an effect on the rights of holders of shares of such series. There are no procedures for determining whether a particular proposed shareholder action requires a class vote, and Mexican law does not provide extensive guidance on the criteria to be applied in making such a determination.

Pursuant to the Mexican Securities Market Law and the Mexican General Corporations Law, our bylaws include a number of minority shareholder protections. These minority protections include provisions that permit:

•	holders of at least 10% of our outstanding capital stock entitled to vote (including in a limited or restricted manner), to call a shareholders meeting;

•	holders of at least 15% of our outstanding capital stock, to bring an action for civil liabilities against our directors, members of the audit committee and our statutory examiners if (1) the relevant shareholders shall have voted against exercising such action at the relevant shareholders meeting, (2) the claim covers all of the damage alleged to have been caused to us and not merely the damage suffered by the complaining shareholders and (3) any recovery is for FEMSA’s benefit and not the benefit of the complaining shareholders;

•	holders of at least 10% of our outstanding capital stock who are entitled to vote at any shareholders meeting to request that resolutions with respect to any matter on which they were not sufficiently informed be postponed;

•	holders of 20% of our outstanding capital stock, to oppose any resolution adopted at a shareholders meeting in which they are entitled to vote and file a petition for a court order to suspend the resolution temporarily within 15 days following the adjournment of the meeting at which the action was taken, provided that (1) the challenged resolution violates Mexican law or our bylaws, (2) the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution and (3) the opposing shareholders deliver a bond to the court to secure payment of any damages that we may suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing shareholder;

•	holders of at least 10% of our outstanding capital stock, to appoint one member of our board of directors and one alternate member of our board of directors; and

•	holders of at least 10% of our outstanding capital stock, to appoint one statutory examiner and one alternate statutory examiner.

The protections afforded to minority shareholders under Mexican law are generally different from those in the United States. Also, substantive Mexican law concerning director duties has not been interpreted by Mexican courts, unlike many states in the United States where duties of care and loyalty established by court decisions have helped to shape the rights of minority shareholders and the obligations of directors.

As a result of these factors, it is generally more difficult for our minority shareholders to enforce rights against us or our directors or shareholders than it is for shareholders of a United States issuer.

Shareholder Meetings

General shareholders meetings may be ordinary meetings or extraordinary meetings. Extraordinary meetings are those called to consider certain matters specified in Article 182 of the Mexican General Corporations Law and our bylaws. These matters include: amendments to our bylaws, liquidation, dissolution, merger and transformation from one form of corporate organization to another, issuance of preferred stock and increases and reductions of the fixed portion of our capital stock. General meetings called to consider all other matters, including increases or decreases affecting the variable portion of our capital stock, are ordinary meetings. An ordinary meeting must be held at least once each year within the first four months following the end of the preceding fiscal year (1) to consider the approval of the financial statements of FEMSA and certain of our subsidiaries for the preceding fiscal year, (2) to appoint, remove or ratify directors and statutory examiners and to determine their compensation and (3) to determine the allocation of profits and losses of the preceding year. Generally, as a matter of Mexican law, holders of securities of limited voting rights are not entitled to attend shareholders meetings at which they are not entitled to vote. Holders of BD Units or B Units, and beginning on May 11, 2008, holders of B Shares, are entitled to attend all shareholders meetings of the Series B Shares and Series D Shares included in the BD Units or B Units and to vote on matters that are subject to the vote of holders of the underlying shares.

The quorum for an ordinary shareholders meeting of the Series B Shares on first call is more than 50% of the Series B Shares, and action may be taken by a majority of the Series B Shares represented at the meeting. If a quorum is not available, a second or subsequent meeting may be called and held by whatever number of Series B Shares is represented at the meeting, at which meeting action may be taken by a majority of the Series B Shares that are represented at the meeting.

The quorum for an extraordinary shareholders meeting is at least 75% of the shares entitled to vote at the meeting, and action may be taken by a vote of the majority of all the outstanding shares that are entitled to vote. If a quorum is not available, a second meeting may be called, at which the quorum will be the majority of the outstanding capital stock entitled to vote, and actions will be taken by holders of the majority of all the outstanding capital stock entitled to vote.

Shareholders meetings may be called by the board of directors, the statutory examiner and, under certain circumstances, a Mexican court. In addition, an ordinary shareholders meeting may be called by any holder of Series B Shares if an ordinary shareholders meeting has not been held within the preceding two fiscal years or if any action required under Mexican law to be taken at any ordinary shareholders meeting is not taken. A notice of meeting and an agenda must be published in the Periódico Oficial del Estado de Nuevo León (the Official State Gazette of Nuevo León) or a newspaper of general circulation in Monterrey, Nuevo León, Mexico at least 15 days prior to the date set for the meeting. Notices must set forth the place, date and time of the meeting and the matters to be addressed and must be signed by whomever convened the meeting. Shareholders meetings will be deemed validly held and convened without a prior notice or publication whenever all the shares representing our capital stock are fully represented. All relevant information relating to the shareholders meeting must be made available to shareholders starting on the date of publication of the notice. To attend a meeting, shareholders must deposit their shares with the company or with Indeval or an institution for the deposit of securities prior to the meeting as indicated in the notice. If entitled to attend a meeting, a shareholder may be represented by an attorney-in-fact.

Dividend Rights

At the annual ordinary general shareholders meeting, the board of directors submits the financial statements of the company for the previous fiscal year, together with a report thereon by the board of directors and the report of the statutory examiner. Once the holders of Series B Shares have approved the financial statements, they determine the allocation of our net profits for the preceding year. Mexican law requires the allocation of at least 5% of net profits to a legal reserve, which is not subsequently available for distribution, until the amount of the legal reserve equals 20% of our paid in capital stock. Thereafter, the holders of Series B Shares may determine and allocate a certain percentage of net profits to any general or special reserve, including a reserve for open-market purchases of our shares. The remainder of net profits is available for distribution in the form of dividends to the shareholders. Dividends may only be paid if net profits are sufficient to offset losses from prior fiscal years.

Amounts allocated as dividends will be paid to the holders of capital stock of our company in the following manner. Our bylaws provide that, before May 11, 2008, dividends will be allocated among the shares outstanding and fully paid at the time a dividend is declared in such manner that each Series D-B Share and Series D-L Share receives 125% of the dividend distributed in respect of each Series B Share. Holders of Series D-B Shares and Series D-L Shares are entitled to this dividend premium in connection with all dividends paid by us other than payments in connection with the liquidation of our company. On May 11, 2008, the Series D-B Shares will automatically convert into Series B Shares and the Series D-L Shares will automatically convert into Series L Shares, which will not be entitled to a dividend premium. From and after May 11, 2008, the Series B Shares and Series L Shares that are outstanding and fully paid at the time a dividend is declared will be entitled to share equally in any dividend.

Change in Capital and Withdrawal Rights

Our outstanding capital stock consists of both a fixed and a variable portion. The fixed portion of our capital stock may be increased or decreased only by an amendment of the bylaws adopted by a resolution of the holders of the Series B Shares at an extraordinary shareholders meeting or, in the case of a reduction of capital represented by the Series D-B, Series D-L or Series L Shares, a resolution of the holders of Series D-B, Series D-L or Series L Shares, as the case may be, at a special meeting of the holders of Series D-B, Series D-L or Series L Shares, as the case may be. The variable portion of our capital stock may be increased or decreased by resolution of an ordinary shareholders meeting. Capital increases and decreases must be recorded in our share registry and book of capital variations, if applicable.

A capital stock increase may be effected through the issuance of new shares for payment in cash or in kind, or by capitalization of indebtedness or of certain items of stockholders’ equity.

The fixed portion of our capital stock cannot be withdrawn. The outstanding variable portion of our capital stock may be fully or partially withdrawn by the shareholders, at the election of each of them. Shareholders wishing to effect a total or partial withdrawal must notify us in writing. If the notice of withdrawal is received prior to the last quarter of the fiscal year, the withdrawal becomes effective at the end of the fiscal year in which the notice is given. Otherwise, the withdrawal becomes effective at the end of the following fiscal year. Upon an election by a shareholder to withdraw its shares representing variable capital as described above, our capital stock will be reduced.

Reimbursement of withdrawn shares is made at the lower of: (1) 95% of the average price per share quoted on the Mexican Stock Exchange during the 30 trading days prior to the date on which the withdrawal becomes effective, and (2) the book value per share as calculated from the company’s financial statements (as approved at the annual ordinary general shareholders meeting) for the fiscal year at the end of which the withdrawal becomes effective. Shareholders exercising their withdrawal rights can request reimbursement by us on the day following the ordinary shareholders meeting at which the financial statements referred to above are approved.

Because our fixed capital cannot be withdrawn, requests for withdrawals are satisfied only to the extent of the available variable capital and in the order in which they are received. Requests that are received simultaneously are fulfilled pro rata to the extent of the available variable capital.

Any increase or decrease in our capital stock or any redemption or repurchase will be subject to the following limitations: (1) Series B Shares will always represent at least 51% of our outstanding capital stock and the Series D-L Shares and Series L Shares will never represent more than 25% of our outstanding capital stock; (2) before May 11, 2008, the Series D-B, Series D-L and Series L Shares will not exceed, in the aggregate, 49% of our outstanding capital stock; and (3) from and after May 11, 2008, no Series D Shares will be outstanding, the Series L Shares will represent up to 25% of our outstanding capital stock and the Series B Shares will represent at least 75% of our outstanding capital stock.

Preemptive Rights

Under Mexican law, except in limited circumstances (including mergers, sales of repurchased shares, conversion into shares of convertible securities and issuances under Article 81 of the Mexican Securities Market Law, which is described below), in the event of an increase in our capital stock, a holder of record generally has the right to subscribe to shares of a series held by such holder sufficient to maintain such holder’s existing proportionate holding of shares of that series. Preemptive rights must be exercised during a term fixed by the shareholders at the meeting declaring the capital increase, which term must last at least 15 days following the publication of notice of the capital increase in the Official State Gazette. As a result of applicable United States securities laws, holders of ADSs may be restricted in their ability to participate in the exercise of preemptive rights under the terms of the deposit agreement. Shares subject to a preemptive rights offering, with respect to which preemptive rights have not been exercised, may be sold by us to third parties on the same terms and conditions previously approved by the shareholders or the board of directors. Under Mexican law, preemptive rights cannot be waived in advance or be assigned, or be represented by an instrument that is negotiable separately from the corresponding shares.

Article 81 of the Mexican Securities Market Law permits the issuance and sale of shares through a public offering without granting shareholders preemptive rights, if permitted by the bylaws and upon, among other things, express authorization of the CNBV and the approval of the extraordinary shareholders meeting called for such purpose. Our bylaws permit the issuance and sale of shares in a public offering in accordance with Article 81 as long as shareholders representing 25% or more of the Series B Shares do not vote against such issuance. Any shareholder that votes against such issuance has the right to demand that we sell such shareholder’s shares to the public, prior to the newly issued shares being sold, at the same price at which the newly issued shares are to be sold.

Limitations on Share Ownership

Ownership by non-Mexican nationals of shares of Mexican companies is regulated by the Foreign Investment Law and its regulations. The Foreign Investment Commission is responsible for the administration of the Foreign Investment Law and its regulations.

As a general rule, the Foreign Investment Law allows foreign holdings of up to 100% of the capital stock of Mexican companies, except for those companies engaged in certain specified restricted industries. The Foreign Investment Law and its regulations require that Mexican shareholders retain the power to determine the administrative control and the management of corporations in industries in which special restrictions on foreign holdings are applicable. Foreign investment in our shares is not limited under either the Foreign Investment Law or its regulations.

Authority of the Board of Directors

The board of directors is our legal representative and is authorized to take any action in connection with our operations not expressly reserved to our shareholders. Pursuant to the Mexican Securities Market Law, the board of directors must approve, among other matters:

•	any transactions outside of the ordinary course of our business to be undertaken with related parties;

•	significant asset transfers or acquisitions;

•	providing material guarantees or collateral; and

•	other material transactions.

Meetings of the board of directors are validly convened and held if a majority of the members are present. Resolutions passed at these meetings will be valid if approved by a majority of the disinterested members of the board of directors present at the meeting. If required, the chairman of the board of directors may cast a tie-breaking vote.

Redemption

We may redeem part of our shares for cancellation with retained earnings pursuant to a decision of an extraordinary shareholders meeting. Only shares subscribed and fully paid for may be redeemed. Any shares intended to be redeemed shall be purchased on the Mexican Stock Exchange in accordance with the Mexican General Corporations Law and the Mexican Securities Market Law. No shares will be redeemed, if as a consequence of such redemption, the Series D-B, Series D-L and Series L Shares in the aggregate exceed the percentages permitted by our bylaws or if any such redemption will reduce our fixed capital below its minimum.

Repurchase of Shares

We may repurchase shares of our capital stock on the Mexican Stock Exchange at prevailing market prices. The economic and voting rights corresponding to repurchased shares may not be exercised during the period such shares are owned by us, and such shares will not be deemed outstanding for purposes of calculating any quorum or vote at any shareholders meeting. We are not required to create a special reserve for the repurchase of shares, and we do not need the approval of our board of directors to effect share repurchases. However, we need the approval of our shareholders and our board of directors must appoint an individual or group of individuals for effecting share repurchases. Share repurchases must be made subject to the provisions of applicable law, including the Mexican Securities Market Law, and carried out, reported and disclosed in the manner specified by the CNBV. If we intend to repurchase shares representing more than 1% of our outstanding share capital at a single trading session, we must inform the public of such intention at least 10 minutes before submitting our bid. If we intend to repurchase shares representing 3% or more of our outstanding capital stock, we are required to conduct a public tender offer for such shares.

Our subsidiaries or other entities controlled by us may not purchase, directly or indirectly, shares representing our capital stock or shares of companies or entities that are our shareholders.

Forfeiture of Shares

As required by Mexican law, our bylaws provide that non-Mexican holders of BD Units, B Units or shares (1) are considered to be Mexican with respect to such shares that they acquire or hold and (2) may not invoke the protection of their own governments in respect of the investment represented by those shares. Failure to comply with our bylaws may result in a penalty of forfeiture of a shareholder’s capital stock in favor of the Mexican state. In the opinion of Lic. Carlos Aldrete Ancira, our general counsel, under this provision, a non-Mexican shareholder (including a non-Mexican holder of ADSs) is deemed to have agreed not to invoke the protection of its own government by asking such government to interpose a diplomatic claim against the Mexican state with respect to its rights as a shareholder, but is not deemed to have waived any other rights it may have, including any rights under the United States securities laws, with respect to its investment in our company. If a shareholder should invoke governmental protection in violation of this agreement, its shares could be forfeited to the Mexican state.

Duration

The bylaws provide that the duration of our company is 99 years, commencing on May 30, 1936.

Conflict of Interest

Any shareholder that has a conflict of interest with respect to a transaction of our company is required to disclose such conflict and abstain from voting with respect to such transaction at the relevant shareholders meeting. A shareholder that votes on a business transaction in which its interests conflict with those of our company may be liable for damages, but only if the transaction would not have been approved without its vote.

Under Mexican law, any director who has a conflict of interest with our company in any transaction must disclose such fact to the other directors and abstain from voting. Any director who violates such provisions will be liable for damages.

Our directors and statutory examiners may not represent shareholders in any shareholder meetings.

Appraisal Rights

Whenever the shareholders approve a change of corporate purpose, change of nationality or the transformation from one form of corporate organization to another, any shareholder entitled to vote on such change that has voted against it, may withdraw as a shareholder of our company and have its shares redeemed by FEMSA at a price per share calculated as specified under applicable Mexican law, provided that it exercises its right within 15 days following the adjournment of the meeting at which the change was approved. Under Mexican law, the amount which a withdrawing shareholder is entitled to receive is equal to its proportionate interest in our capital stock or according to our most recent balance sheet approved by an ordinary general shareholders meeting.

Obligation of Majority Shareholders

In accordance with our corporate charter, and as prescribed by CNBV regulations, a controlling shareholder is required to make a public tender offer for the purchase of stock held by the minority shareholders in the event that the listing of the shares on the Mexican Stock Exchange is cancelled, either by our resolution or by an order of the CNBV. A controlling shareholder is a shareholder that holds a majority of our capital stock with full voting rights, has the ability to control the outcome of decisions made at a shareholders meeting or has the ability to appoint a majority of the members of our board of directors. The price at which the shares must be purchased by a controlling shareholder is the higher of (1) the average quotation price on the Mexican Stock Exchange for the 30 trading days prior to the date of the offer, or (2) the book value, as reflected in the last report filed with the CNBV and the Mexican Stock Exchange. In accordance with CNBV regulations, in the event that a controlling shareholder is unable to purchase all of our outstanding shares pursuant to a tender offer, it must form a trust, that must be maintained for a period of six months, and contribute to it the amount required to secure payment of the purchase price offered pursuant to the tender offer to all of our shareholders that did not sell their shares during the tender offer proceedings.

A controlling shareholder is not required to make a tender offer if the cancellation of the listing is approved by shares representing at least 95% of our capital stock and the aggregate consideration payable for publicly traded shares does not exceed 300,000 Unidades de Inversión, which is a Mexican inflation unit adjusted by the changes in the Mexican Consumer Price Index. This provision of our corporate charter may not be amended without the consent of shares representing at least 95% of our capital stock and the prior approval of the CNBV. Five business days prior to the commencement of the tender offer, our board of directors must make a determination with respect to fairness of the tender offer price, taking into consideration the minority shareholders’ interests, and disclose its opinion, which must refer to the justifications of the offer price. If the board of directors is precluded from making such determination as a result of a conflict of interest, the resolution of the board of directors must be based upon a fairness opinion issued by an expert selected by the audit committee.

Liquidation

Upon the dissolution of our company, one or more liquidators must be appointed by an extraordinary general meeting of the shareholders to wind up its affairs. All fully paid and outstanding shares of capital stock will be entitled to participate equally in any distribution upon liquidation.

Limited Liability

Shareholders’ liability for our company’s losses are limited to their shareholdings in our company.

DESCRIPTION OF OUR ADSs

We have appointed The Bank of New York as ADS depositary pursuant to the Amended and Restated Deposit Agreement dated as of February 11, 2004 among us, The Bank of New York and holders and beneficial owners from time to time of our American Depositary Receipts, or ADRs. The Bank of New York is located at 101 Barclay Street, New York, New York, 10286. Set forth below is a summary description of the material terms of the ADSs and the material rights of a holder of ADSs. Because it is a summary, it does not describe every aspect of the ADSs and the deposit agreement. For more complete information, you should read the entire deposit agreement, which includes the form of ADR. The deposit agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of the deposit agreement.

American Depositary Receipts

ADRs evidencing our ADSs are executed and delivered by the ADS depositary pursuant to the deposit agreement. Each ADR evidences a specified number of ADSs, and each ADS represents 10 BD Units deposited with Indeval, the Mexican depositary institution, and held by the Mexico City office of Bancomer S.A., as custodian and agent of the ADS depositary in Mexico. The custodian is the holder of record of all BD Units and shares represented by ADSs. Only persons in whose names ADRs are registered on the books of the ADS depositary will be treated by us and the ADS depositary as holders of ADSs.

Until May 11, 2008, each ADS represents 10 BD Units, with each BD Unit consisting of one Series B Share, two Series D-L Shares and two Series D-B Shares of our company, and the components of each BD Unit are not separable. On May 11, 2008, each ADS will automatically represent 30 Series B Shares and 20 Series L Shares of our company. The Series B Shares and Series L Shares will be entitled to share equally in any dividend, and the dividend preferences of the Series D-B Shares and Series D-L Shares of 125% of any amount distributed in respect of each Series B Share existing prior to May 11, 2008 will be eliminated. Holders will be able to obtain the BD Units or shares, as the case may be (which, together with any other securities represented by ADSs, we refer to as deposited securities), represented by their ADSs only by surrendering their ADSs for cancellation in accordance with the terms of the deposit agreement.

Deposit, Transfer and Withdrawal

Subject to the terms and conditions of the deposit agreement, BD Units or shares may be deposited by:

•	electronic transfer through Indeval to the account of the custodian; or

•	delivery of evidence satisfactory to the custodian that irrevocable instructions have been given to cause BD Units or shares to be transferred to that account, in any case, accompanied by appropriate instrument(s) of transfer or endorsement in form satisfactory to the custodian, the certifications required by the ADS depositary or the custodian, and if the ADS depositary requires, a written order directing the ADS depositary to execute and deliver ADRs.

No BD Unit or shares will be accepted for deposit unless accompanied by evidence satisfactory to the ADS depositary that any necessary approval has been granted by any governmental body in Mexico regulating currency exchange. If the ADS depositary requires, BD Units or shares presented for deposit also must be accompanied by:

•	an agreement, assignment or instrument satisfactory to the ADS depositary by any person in whose name these BD Units or shares are or have been recorded providing for the prompt transfer to the custodian of either (1) any distribution or right to subscribe for additional BD Units or shares or to receive other property or shares or, (2) an indemnity or other agreement as will be satisfactory to the ADS depositary; and

•	if these BD Units or shares are registered in the name of the person on whose behalf they are presented for deposit, a proxy entitling the custodian to vote the deposited BD Units or shares until the BD Units or shares are registered in the name of the custodian or its nominee.

When BD Units or shares are deposited, the ADS depositary will execute and deliver ADRs, at its corporate trust office or upon written order of the named person(s) for the number of ADSs issuable with respect to such deposited BD Units or shares.

Subject to the deposit agreement, the ADS depositary will register transfers of ADRs on its transfer books and by the execution of a new ADR from time to time upon the surrender of an ADR properly endorsed or accompanied by proper instruments of transfer.

Upon the surrender of an ADR at the corporate trust office of the ADS depositary together with such endorsements, instruments of transfer or written order required by the ADS depositary and upon payment of the fee for the surrender of the ADR and applicable charges and taxes, the holder of the ADR will be entitled to the deposited securities represented by the ADSs evidenced by its ADR. Delivery of these deposited securities may be made by the delivery of BD Units or shares in the name of the holder and any other securities, property and cash to which the holder is entitled. The delivery will be made at the office of the custodian, except that the ADS depositary may deliver any dividends or other distributions on the BD Units or shares at its office. The holder withdrawing the ADSs assumes the risk for delivery of all funds and securities upon withdrawal.

The delivery or transfer of ADRs may be suspended or refused during any period when the transfer books of the ADS depositary are closed, or if deemed necessary or advisable by the ADS depositary or us because of any requirement of law or of any government or governmental body or commission or any securities exchange on which the ADSs or BD Units or shares are listed or for any other reason.

A holder may withdraw the underlying BD Units or, beginning on May 11, 2008, shares at any time except for:

•	temporary delays that may arise because the transfer books of the ADS depositary or our transfer books are closed, or the deposited securities are immobilized on account of a shareholders meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed on account of laws or governmental regulations relating to the BD Units, shares or ADSs to the withdrawal of deposited securities.

Dividends, Distributions and Rights

To the extent that the ADS depositary can in its judgment convert on a reasonable basis Mexican pesos (or any other foreign currency) into U.S. dollars transferable to the United States and distributable to holders of ADSs, the ADS depositary is required, as promptly as practicable, to convert or cause to be converted all cash dividends and other cash distributions received by it on the deposited securities into U.S. dollars and to distribute the resulting U.S. dollars to holders on a proportionate basis, after deduction or upon payment of any taxes, fees, charges and expenses of the ADS depositary. Any cash dividend or other cash distribution will be reduced by any amounts required to be withheld by FEMSA or the ADS depositary on account of taxes. The ADS depositary will distribute only an amount, however, as can be distributed without attributing to any holder a fraction of one cent, and any of these fractional amounts will be rounded to the nearest whole cent. If the ADS depositary determines that, in its judgment, the conversion of any foreign currency received and the transfer and distribution of the proceeds of this conversion is not reasonable, or if any approval or license of any government, authority or agency required for this conversion, transfer and distribution is denied or in the opinion of the ADS depositary is not obtainable within a reasonable period, the ADS depositary may distribute the foreign currency received by the ADS depositary to, or in its discretion may hold this foreign currency uninvested and without liability for interest for the respective accounts of the holders.

If any distribution upon any deposited securities consists of a dividend in, or free distribution of, BD Units or, beginning on May 11, 2008, shares, the ADS depositary may, after consultation with us, and will if we request, distribute as promptly as practicable to the holders entitled to receive this distribution, on a proportionate basis, additional ADRs evidencing an aggregate number of ADSs representing the amount of BD Units or shares received, subject to the terms and conditions of the deposit agreement (including, without limitation, the payment of any taxes or any applicable fees, charges and expenses). In lieu of delivering fractional ADSs, the ADS depositary will sell the number of BD Units or shares represented by fractional ADSs and distribute the net proceeds in accordance with the deposit agreement.

In the event that the ADS depositary determines that any distribution in property (including BD Units or shares and rights to subscribe for BD Units or shares) is subject to any tax or other governmental charges that the ADS depositary is obligated to withhold, the ADS depositary may by public or private sale dispose of all or a portion of this property in the amount and in the manner that the ADS depositary deems necessary and practicable to pay any of these taxes or charges, and the ADS depositary will distribute the remaining net proceeds of any sale to holders entitled to receive this distribution in proportion to the number of ADSs held by them respectively and in accordance with the deposit agreement.

Whenever we offer or cause to be offered to the holders of BD Units or, beginning on May 11, 2008, shares, any rights to subscribe for any additional BD Units or shares, or any rights of any other nature, the ADS depositary, after consultation with us, will have discretion as to the procedure to be followed in making these rights available or in disposing of these rights and making the net proceeds available to holders or, if by the terms of a rights offering or for any other reason, the ADS depositary may not either make these rights available to any holders or dispose of these rights, then the ADS depositary is required to allow the rights to lapse. If at the time of the offering of any rights the ADS depositary determines in its discretion that it is lawful and feasible to make these rights available to all holders or some holders, the ADS depositary may distribute to any holder to whom it determines the distribution to be lawful and feasible. In circumstances in which rights would otherwise not be distributed, if a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADS of this holder under the deposit agreement, the ADS depositary will make these rights available to this holder upon written notice from us to the ADS depositary that (1) we have elected in our sole discretion to permit these rights to be exercised and (2) the holder has executed the documents as we have determined in our sole discretion are reasonably required under applicable law.

If the ADS depositary distributes warrants or other instruments for rights to all or some holders of ADSs, then upon instruction from the holder pursuant to these warrants or other instruments to exercise these rights and payment to the ADS depositary of an amount equal to the purchase price of the BD Units or shares to be received upon the exercise of the rights, and all applicable fees, charges and expenses, the ADS depositary is required to exercise the rights and purchase the BD Units or shares, and we will cause the BD Units or shares so purchased to be delivered to the ADS depositary.

The ADS depositary will not offer rights to holders unless both the rights and the securities to which these rights relate are either exempt from, or registered under, the Securities Act. If a holder requests a distribution of warrants or other instruments, notwithstanding that there has been no registration under the Securities Act, the ADS depositary will effect this distribution if we choose to allow those rights to be exercised and the holder signs any documents that we determine are required under applicable law. Neither we nor the ADS depositary will be responsible for any failure to determine that it may be lawful or feasible to make rights available to holders or ADSs in general or to any holder or ADSs in particular.

In the event that the ADS depositary receives any distribution upon any deposited securities in property (other than cash, BD Units or, beginning on May 11, 2008, shares, or rights to any BD Units or such shares), the ADS depositary is required under the deposit agreement to distribute this property or securities to the holders entitled thereto, after deduction or upon payment of any applicable taxes or other governmental charges and the fees and expenses of the ADS depositary, in proportion to their holdings, in any manner that the ADS depositary deems equitable and practicable. If in the opinion of the ADS depositary, this distribution cannot be done proportionally or for any other reason the ADS depositary deems this distribution not to be feasible, it may adopt any method it may deem equitable and practicable, including by public or private sale, to distribute the net proceeds.

Record Dates

Whenever any cash dividend or other cash distribution payable or any distribution other than cash is made or whenever rights are issued with respect to the deposited securities, or whenever, for any reason, the ADS depositary causes a change in the number of deposited securities that are represented by each ADS, or whenever the ADS depositary will receive notice of any meeting of holders of any deposited securities, the ADS depositary will fix a record date for the determination of the holders entitled to receive this dividend, distribution or rights or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any meeting, or to otherwise take action, subject to the provisions of the deposit agreement.

Voting of the Underlying Securities

Upon receipt from us of notice of any meeting of holders of BD Units or, beginning on May 11, 2008, shares, or other deposited securities, the ADS depositary will, as soon as practicable thereafter, if requested by us, mail to holders of ADSs a notice of meeting stating that holders as of the close of business on a specified record date will be entitled under the deposit agreement, subject to any applicable provisions of Mexican law and our bylaws, to instruct the ADS depositary as to the exercise of their voting rights, if any, pertaining to the deposited securities represented by their ADSs, and further stating the manner in which any of these instructions are to be given, including an indication that instructions may be deemed given (if no instructions are received on or before the date set for this purpose by the ADS depositary). The ADS depositary will endeavor, insofar as is practicable and permitted by applicable law and the provisions of the deposited securities, our bylaws and the deposit agreement, to vote or cause to be voted the deposited securities represented by the ADSs in accordance with the timely instructions of the holders of ADSs.

If the ADS depositary does not receive instructions from any holder of ADSs with respect to the deposited securities on or before the date established by the ADS depositary for this purpose, the ADS depositary will deem this holder to have instructed the ADS depositary to have given a discretionary proxy to a person designated by us to vote the deposited securities. Nonetheless, instructions will not be given with respect to any matter as to which we inform the ADS depositary that (1) we do not wish this proxy given, (2) substantial opposition exists or (3) such matter materially and adversely affects the rights of holders of BD Units or, beginning on May 11, 2008, shares. In the event that we inform the ADS depositary in writing of any of the foregoing circumstances, the ADS depositary will deem this holder to have instructed the ADS depositary to vote or to give voting instructions with respect to, or cause the custodian to vote or give voting instructions with respect to, these deposited securities in the same manner as holders of the majority of the class of deposited securities voted at the relevant meeting.

The ADS depositary will, if requested in writing by us, represent all deposited securities (whether or not voting instructions have been received) for the purpose of establishing a quorum at a meeting of our shareholders.

There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable the holder to return voting instructions to the ADS depositary in a timely manner.

Inspection of Transfer Books, Registrar

The deposit agreement provides that the ADS depositary will keep books at its corporate trust office for the registration and transfer of ADRs open at all reasonable times for inspection by the holders. This inspection may not be for the purpose of communicating with the holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

The ADS depositary will act as registrar for the ADSs or, after consultation with us, will appoint another registrar or one or more co-registrars for registration of the ADRs in accordance with the requirements of any stock exchange on which ADSs may be listed.

The registrar may close the transfer books after consultation with us, if closure is outside the course of ordinary business, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the deposit agreement or at our reasonable request.

Reports and Notices

On or before the first date on which we give notice of

•	any meeting of holders of deposited securities,

•	any adjourned meeting of deposited securities,

•	the taking of any action in respect of any cash or other distribution, or

•	the offering of any rights in respect of deposited securities,

we will transmit to the ADS depositary and the custodian a copy of the notice in the form given or to be given to holders of deposited securities generally.

We will also transmit to the ADS depositary an English language version of the other notices, reports and communications generally made available by us to holders of deposited securities. The ADS depositary will arrange, at our request and expense, for the mailing of copies thereof to all holders of ADRs or make these notices, reports and other communication available to all holders of ADRs.

The ADS depositary will also make available a copy of any notices, reports or communications issued by us and delivered to the ADS depositary for inspection by the holders of ADSs at the ADS depositary’s corporate trust office. Any of these reports and communications, including any proxy soliciting material, furnished to the ADS depositary by us will be furnished in English, to the extent these materials are required to be translated into English pursuant to SEC regulations.

Changes Affecting Deposited Securities

Upon any change in nominal or par value, split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities received by the ADS depositary or the custodian in exchange for, or in conversion of, deposited securities, will be treated as new deposited securities under the deposit agreement, and the ADRs will evidence ADSs representing the right to receive these new deposited securities. The ADS depositary may and will, if we request, execute and deliver additional ADRs, or call for the surrender of outstanding ADRs to be exchanged for new ADRs.

Amendment and Termination of the Deposit Agreement

The form of ADR and any provisions of the deposit agreement may be amended by agreement between us and the ADS depositary in any respect which together we may deem necessary or desirable without the prior written consent of the holders or beneficial owners of ADRs. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, transmission costs, delivery costs or other expenses), or that will otherwise prejudice any substantial existing right of holders, will not, however, become effective as to outstanding ADRs until the expiration of 30 days after notice of the relevant amendment will have been given to the holders of ADRs. Every holder and beneficial owner of ADRs at the time any amendment becomes effective will be deemed, by continuing to hold ADRs, to consent and agree to any such amendment and to be bound by the deposit agreement as amended. In no event may any amendment impair the right of any holder of ADRs to surrender their ADRs and receive the deposited securities represented by those ADRs, except in order to comply with mandatory provisions of applicable law.

The ADS depositary will, at any time at our written direction, terminate the deposit agreement by mailing a notice of termination to the holders of all ADRs then outstanding at least 30 days prior to the date fixed in the notice. The ADS depositary may likewise terminate the deposit agreement by mailing notice of termination to us and holders of all ADRs then outstanding if at any time 60 days have expired after the ADS depositary has delivered to us a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment. On and after the date of termination of the deposit agreement, the holder will, upon (1) surrender of its ADRs for cancellation at the corporate trust office of the ADS depositary, (2) payment of the fee of the ADS depositary for the surrender of ADRs and (3) payment of any applicable taxes or governmental charges, be entitled to delivery, of the amount of deposited securities represented by the surrendered ADRs.

If any ADRs remain outstanding after the date of termination, the ADS depositary will discontinue the registration of transfers of ADRs, suspend the distribution of dividends to the holders thereof and not give any further notices or perform any further acts under the deposit agreement, except that the ADS depositary will continue to collect dividends and other distributions pertaining to the deposited securities, sell rights as provided in the deposit agreement and deliver deposited securities together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property (after deducting the fee of the ADS depositary for the surrender of an ADR, any expenses for the account of the holders in accordance with the deposit agreement and any applicable taxes or governmental changes), in exchange for surrendered ADRs.

At any time after the expiration of six months from the date of termination of the deposit agreement, the ADS depositary may sell the deposited securities and may hold uninvested the net proceeds of any such sale, together with any other cash then held, in an unsegregated account without liability for interest, for the pro rata benefit of the holders whose ADRs have not yet been surrendered. After making this sale, the ADS depositary will be discharged from all obligations under the deposit agreement with respect to the ADRs, the deposited securities and the ADSs, except to account for these net proceeds and other cash (after deducting the fee of the ADS depositary for the surrender of an ADR, any expenses for the account of the holders in accordance with the deposit agreement and any applicable taxes or governmental charges). Upon the termination of the deposit agreement, we will also be discharged from all obligations under the deposit agreement, except for certain obligations to the ADS depositary.

Charges of ADS Depositary

The following charges will be incurred by any party depositing or withdrawing BD Units or, beginning on May 11, 2008, shares by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs, BD Units, shares or a distribution of ADRs pursuant to the deposit agreement), or by holders of ADRs, as applicable:

•	taxes and other governmental charges;

•	registration fees as may from time to time be in effect for the registration of transfers of BD Units or shares generally on any required registers and applicable to transfers of BD Units or shares to or from the name of the ADS depositary, the custodian or either of their nominees on the making of deposits or withdrawals;

•	cable and facsimile transmission expenses as provided in the deposit agreement;

•	expenses incurred by the ADS depositary in the conversion of foreign currency;

•	a fee of US$ 5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery of ADRs and the surrender of ADRs;

•	a fee of US$ 0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement to the extent permitted by the rules of any securities exchange on which the ADSs may be listed for trading;

•	a fee for the distribution of securities in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of these securities but which securities are instead distributed by the ADS depositary to holders; and

•	any other charge payable by the ADS depositary, any of the ADS depositary’s agents, including the custodian, or the agents of the ADS depositary’s agents in connection with the servicing of deposited securities.

Liability of Holders for Taxes or Other Charges

If any tax or other governmental charge will become payable by the ADS depositary with respect to any ADR or any deposited securities, this tax or other governmental charge will be payable by the holder to the ADS depositary. In the event that the ADS depositary determines that any distribution in property (including BD Units or shares and rights to subscribe for them) is subject to any tax or other governmental charge which the ADS depositary is obligated to withhold, the ADS depositary may by public or private sale dispose of all or a portion of this property (including BD Units or shares and rights to subscribe for them) in these amounts and in any manner as the ADS depositary deems necessary and practicable to pay any of these taxes or charges, and the ADS depositary will distribute the net proceeds of any sale after deduction of these taxes or charges to the appropriate holders in proportion to the number of ADRs held by them respectively. The ADS depositary may refuse to effect any transfer of the ADRs or any withdrawal of deposited securities represented by ADSs evidenced by the ADRs until payment is made, and may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the deposited securities represented by the ADSs evidenced by the ADRs, and may apply these dividends or other distributions or the proceeds of any sale in payment of such tax or other governmental charge and the holder of the ADR will remain liable for any deficiency. The holders of ADRs will indemnify the ADS depositary, the custodian, us and any of their or our respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

General

Every person depositing BD Units or, beginning on May 11, 2008, shares under the deposit agreement will be deemed to represent and warrant that:

•	the BD Units or shares and each certificate therefor are validly issued, fully paid and non-assessable;

•	the BD Units or shares are free of any preemptive rights of the holders of outstanding BD Units or shares as applicable;

•	the person making the deposit is duly authorized to do so; and

•	the deposit of the BD Units or shares and the sale of ADRs evidencing ADSs representing the BD Units or shares are not restricted under the Securities Act.

These representations and warranties survive the deposit of any BD Units or shares and the issuance of any ADRs. If any of these representations or warranties are false in any way, we and the ADS depositary will be authorized, at the cost and expense of the person depositing the BD Units or shares, to take any and all actions reasonably necessary to correct the consequences.

Each holder agrees to comply with requests from us pursuant to applicable law or the bylaws to provide information, including as to the capacity in which the holder holds ADRs and the identity of any other persons in the ADSs.

Neither the ADS depositary nor we assume any obligations to holders of ADRs, except that we agree to perform without negligence and without bad faith our obligations specifically stated in the deposit agreement. Neither the ADS depositary nor we will be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or in respect of the ADRs, which in our opinion may involve an expense or liability for us, unless indemnity satisfactory to us against all expenses and liabilities will be furnished as often as may be required. The ADS depositary will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any such vote is cast or the effect of any such vote, as long as any action or nonaction is in good faith.

The ADS depositary will not knowingly accept for deposit under the deposit agreement any BD Units or shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to these BD Units or shares.

Subject to the terms and provisions of the deposit agreement, the ADS depositary may execute and deliver ADRs prior to the receipt of BD Units or shares, which delivery we refer to as pre-release transactions. The ADS depositary may deliver BD Units or shares upon surrender of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release transaction is closed out as soon as the underlying BD Units are delivered to the ADS depositary. The ADS depositary may receive ADRs in lieu of BD Units or shares to close out a pre-release transaction. Each pre-release will be:

•	preceded or accompanied by a written representation from the person to whom ADRs are to be delivered that this person, or its customer, owns the BD Units, shares or ADRs to be remitted, as the case may be;

•	at all times fully collateralized with cash or other collateral as the ADS depositary deems appropriate;

•	terminable by the ADS depositary on not more than five business days notice; and

•	subject to further indemnities and credit regulations as the ADS depositary deems appropriate.

The number of ADSs which are outstanding at any time as a result of pre-releases will not normally exceed 30% of the deposited securities. The ADS depositary reserves the right to change or disregard this limit as it deems reasonably appropriate. In addition, upon timely notification by the company in anticipation of a distribution in respect of the BD Units or shares, as of a business day following such notification and until one business day following the distribution record date, the ADS depositary may not permit new pre-release transactions and shall use its reasonable efforts to close out outstanding pre-release transactions. The ADS depositary may retain for its own account any compensation received from the pre-release transactions.

The ADS depositary may own and deal in any class of our securities, securities issued by our affiliates and ADRs.

TAXATION

General

The following summary contains a description of the material U.S. and Mexican federal tax consequences of the purchase, ownership and disposition of our BD Units or ADSs by certain non-Mexican resident holders.

This summary is based upon federal tax laws of the United States and Mexico as in effect on the date of this prospectus, including the provisions of the income tax treaty between the United States and Mexico, which we refer to in this prospectus as the Tax Treaty, all of which are subject to change. This summary does not purport to be a comprehensive description of all the U.S. or Mexican federal income tax considerations that may be relevant to a decision to purchase, hold or dispose of our BD Units or ADSs. The summary does not address any tax consequences under the laws of any state, municipality or locality of Mexico or the United States or the laws of any taxing jurisdiction other than the federal laws of Mexico and the United States. Holders of BD Units or ADSs should consult their own tax advisers as to the Mexican and U.S. tax consequences of the purchase, ownership and disposition of BD Units or ADSs, including, in particular, the effect of any foreign (non-Mexican and non-U.S.), state or local tax laws.

U.S. Federal Income Tax Considerations

For purposes of this description of the U.S. federal income tax consequences, holders of BD Units or ADSs who are citizens or residents of the United States, a U.S. domestic corporation or a person or entity that otherwise will be subject to U.S. federal income tax on a net income basis in respect of the BD Units or ADSs are referred to as U.S. holders. This description does not purport to be a description of all of the possible tax considerations that may be relevant to a decision to purchase the BD Units or ADSs. In particular, this discussion does not address all U.S. federal income tax considerations that may be relevant to a particular investor, nor does it address the special tax rules applicable to certain categories of investors, such as banks, dealers, traders who elect to mark to market, tax-exempt entities, insurance companies, certain short-term holders of ADSs or investors who hold the BD Units or ADSs as part of a hedge, straddle, conversion or integrated transaction or investors who have a “functional currency” other than the U.S. dollar. This summary deals only with U.S. holders that will hold the BD Units or ADSs as capital assets and does not address the tax treatment of a U.S. holder that owns or is treated as owning 10% or more of the voting shares of our company.

Ownership of ADSs

In general, for U.S. federal income tax purposes, U.S. holders of ADSs will be treated as the owners of the deposited securities underlying the ADSs.

Taxation of Dividends and Stock Distributions

The gross amount of any dividends paid with respect to the BD Units generally will be included in the gross income of a U.S. holder as ordinary income on the day on which the dividends are received by the U.S. holder, in the case of the BD Units, or by the ADS depositary, in the case of the BD Units represented by ADSs, and will not be eligible for the dividends received deduction allowed to corporations under the Internal Revenue Code of 1986, as amended. Dividends, which will be paid in Mexican pesos, will be includible in the income of a U.S. holder in a U.S. dollar amount calculated, in general, by reference to the exchange rate in effect on the date that they are received by the ADS depositary (regardless of whether such Mexican pesos are in fact converted into U.S. dollars on such date). If such dividends are converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividends. U.S. holders should consult their tax advisors regarding the treatment of the foreign currency gain or loss, if any, on any Mexican pesos received that are converted into U.S. dollars on a date subsequent to the date of receipt.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual U.S. holder for taxable years beginning prior to January 1, 2009 with respect to the BD

Units or ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the ADSs will be treated as qualified dividends if (1) we are eligible for the benefits of a comprehensive income tax treaty with the United States that the Internal Revenue Service has approved for the purposes of the qualified dividend rules and (2) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, (a) a passive foreign investment company or (b) for dividends paid prior to the 2005 tax year, a foreign personal holding company or foreign investment company. The income tax treaty between Mexico and the United States has been approved for the purposes of the qualified dividend rules. Based on our audited consolidated financial statements and relevant market and shareholder data, we believe that we were not treated as a passive foreign investment company, foreign personal holding company or foreign investment company for U.S. federal income tax purposes with respect to our 2003 or 2004 taxable year. In addition, based on our audited consolidated financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a passive foreign investment company for our 2005 taxable year. The U.S. Department of the Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or common stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them. Holders of ADSs and BD Units should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances. Dividends generally will constitute foreign source “passive income” for U.S. foreign tax credit purposes.

Distributions of additional shares to U.S. holders with respect to the BD Units (and accompanying distributions with respect to ADSs) that are made as part of a pro rata distribution to all of our shareholders and for which there is no option to receive other property, generally will not be subject to U.S. federal income tax.

A non-U.S. holder of BD Units or ADSs will not be subject to U.S. federal income or withholding tax on dividends received on BD Units (or with respect to ADSs), unless such income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

Taxation of Capital Gains

A gain or loss realized by a U.S. holder on the sale or other disposition of BD Units or ADSs will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in the BD Units or ADSs. Any such gain or loss will be a long-term capital gain or loss if the BD Units or ADSs were held for more than one year on the date of such sale. Net long-term capital gain recognized by an individual U.S. holder for taxable years beginning before January 1, 2009 generally will be taxed at a maximum rate of 15%. The deduction of capital losses is subject to limitations for U.S. federal income tax purposes. Deposits and withdrawals of BD Units by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes. In addition, the conversion of BD Units into our shares on May 11, 2008 will not result in the realization of gain or loss for U.S. federal income tax purposes.

Gain, if any, realized by a U.S. holder on the sale or other disposition of BD Units or ADSs will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a Mexican withholding tax is imposed on the sale or disposition of BD Units, a U.S. holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of these Mexican taxes. U.S. holders should consult their own tax advisers regarding the application of the foreign tax credit rules to their investment in, and disposition of, BD Units.

A non-U.S. holder of BD Units or ADSs will not be subject to U.S. federal income or withholding tax on any gain realized on the sale of BD Units or ADSs, unless (1) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States, or (2) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

U.S. Backup Withholding and Information Reporting

A U.S. holder of BD Units or ADSs may, under certain circumstances, be subject to “backup withholding” with respect to certain payments to such U.S. holder, such as dividends or the proceeds of a sale or disposition of BD Units or ADSs, unless such holder (1) is a corporation or comes within certain exempt categories, and demonstrates this fact when so required, or (2) provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules does not constitute a separate tax and will be creditable against the holder’s U.S. federal income tax liability. While non-U.S. holders generally are exempt from backup withholding, a non-U.S. holder may, in certain circumstances, be required to comply with certain information and identification procedures in order to prove this exemption.

Mexican Federal Income Tax Considerations

General

For purposes of Mexican taxation, a natural person is a resident of Mexico, if he or she has established his or her principal place of residence in Mexico and, in the case that he or she has a principal place of residence outside of Mexico, if he or she has his or her center of vital interests (centro de intereses vitales) in Mexico. It is considered that the center of vital interests of an individual is in Mexico, among other cases, when at least 50% of that person’s total income in a calendar year derives from sources located in Mexico or the individual’s principal center of professional activities is located in Mexico. A legal entity is a resident of Mexico either if it is organized under the laws of Mexico or if it has its principal place of business or its place of effective management in Mexico. A Mexican citizen is presumed to be a resident of Mexico unless such a person can demonstrate that the contrary is true. If a legal entity or an individual is deemed to have a permanent establishment in Mexico for tax purposes, all income attributable to such a Mexican permanent establishment will be subject to Mexican taxes, in accordance with applicable tax laws.

Taxation of Dividends

Dividends, either in cash or in any other form, paid to non-resident holders with respect to BD Units or the ADSs will not be subject to any Mexican withholding or other Mexican tax. We will be required to pay a 32% tax on 1.4706 times the amount of the dividend, if the dividend is not paid from earnings that have already been subject to income tax.

Taxation of Capital Gains

The sale or other disposition of ADSs by a non-resident holder will not be subject to Mexican tax. Deposits and withdrawals of ADSs will not give rise to Mexican tax or transfer duties.

Gains realized on the sale or other disposition of BD Units by a non-resident holder will not be subject to any Mexican tax if the sale is carried out through the Mexican Stock Exchange or other recognized securities exchange or market, as determined by Mexican tax authorities. Gains realized on sales or other dispositions of BD Units by non-resident holders made in other circumstances would be subject to Mexican income tax. Under the terms of the Tax Treaty, gains obtained by a U.S. holder eligible for benefits under the Tax Treaty on the disposition of BD Units will not generally be subject to Mexican tax, provided that those gains are not attributable to a permanent establishment of such U.S. holder in Mexico and that the eligible U.S. holder did not own, directly or indirectly, 25% or more of our outstanding share capital during the 12-month period preceding the disposition.

Gains of a non-resident holder of BD Units eligible for benefits under a tax treaty to which Mexico is a party, which is in effect, may be exempt, in whole or in part, from Mexican tax under the applicable treaty. Holders of BD Units should consult with their tax advisers to determine their entitlement to benefits accorded under any applicable tax treaty.

Other Mexican Taxes

There are no inheritance or succession taxes applicable to the ownership, transfer or disposition of BD Units or ADSs by a non-resident holder, however, receipt of BD Units pursuant to a gratuitous transfer may, in certain circumstances, cause a Mexican federal tax to be imposed on the recipient. There are no Mexican stamp, issuer, registration or similar taxes or duties payable by holders of BD Units or ADSs.

UNDERWRITING

Under the terms and subject to the conditions contained in an international underwriting agreement dated the date of this prospectus, the international underwriters named below, for whom Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them severally, the number of ADSs indicated below:

Name	Number of ADSs
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated

Total

The international underwriting agreement provides that the obligations of the several international underwriters to pay for and accept delivery of the ADSs are subject to the approval of certain legal matters by their counsel and to certain other conditions. The international underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any of the ADSs are taken. However, the international underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

The international underwriters initially propose to offer part of the ADSs directly to the public at the public offering price for the ADSs set forth on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$             per ADS under the public offering price. Any international underwriter may allow, and such dealers may reallow, a concession not in excess of US$             per ADS to other international underwriters or to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be changed by the representatives.

We have also entered into a Mexican underwriting agreement with Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, an affiliate of Citigroup Global Markets Inc., and Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer, or Bancomer, the Mexican underwriters in the concurrent Mexican BD Unit offering, providing for the offering and sale of              BD Units by us in Mexico. The public offering price per BD Unit in the concurrent Mexican BD Unit offering will be the same as the public offering price per ADS set forth on the cover page of this prospectus, except that in the concurrent Mexican BD Unit offering, the public offering price will be expressed in Mexican pesos and adjusted to reflect the ratio of 10 BD Units per ADS. The closings of the international offering and the concurrent Mexican BD Unit offering are conditioned upon each other and also upon the simultaneous closing of the Mexican B Unit offerings.

In addition to the global offering, we are offering B Units in separate offerings in Mexico. The underwriters in the global offering are not acting as underwriters in the Mexican B Unit offerings; however, Bancomer is acting as placement agent for the Mexican B Unit directed offering and the Mexican underwriters are participating in placing B Units in the Mexican B Unit public offering.

Approximately 50% of the BD Units, including BD Units in the form of ADSs, being offered in the global offering will be offered to beneficial owners of outstanding ADSs or BD Units, respectively, pursuant to the share allocation programs in the international offering and the concurrent Mexican BD Unit offering, as the case may be. Morgan Stanley & Co. Incorporated will administer the share allocation program in the international offering on behalf of FEMSA. See “Share Allocation Programs.”

To provide for the coordination of their activities, the international underwriters and the Mexican underwriters have entered into an intersyndicate agreement, which provides for, among other things, the allocation of ADSs and BD Units being offered in the global offering between the international offering and the concurrent Mexican offering, as deemed appropriate by Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated. To the extent there are sales between the international underwriters and the Mexican underwriters, pursuant to the intersyndicate agreement, the number of ADSs initially available for sale by the international underwriters, and the number of BD Units initially available for sale by the Mexican underwriters may be more or less than the numbers appearing in this prospectus. Except as permitted by the intersyndicate agreement, the price of any ADSs so sold will be the respective public offering price, less an amount not greater than the selling concession.

Pursuant to the intersyndicate agreement, as part of the distribution of the ADSs and BD Units and subject to certain exceptions:

•	the international underwriters will offer the ADSs in the United States and elsewhere outside of Mexico; and

•	the Mexican underwriters will offer the BD Units, directly or indirectly, only in Mexico (other than, in the case of the share allocation program in the concurrent Mexican BD Unit offering, to beneficial owners of the outstanding BD Units as of the record date who may be outside of Mexico).

We have granted to the underwriters options, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional BD Units, in the form of ADSs or BD Units, at the public offering prices set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise these options solely for the purpose of covering over-allotments, if any, made in connection with the global offering. To the extent the international underwriters exercise an option, each international underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional ADSs as the number listed next to that international underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all international underwriters in the preceding table. If the international underwriters’ option is exercised in full, the total price to the public would be US$            , the total international underwriters’ discounts and commissions would be US$             and total proceeds to us from the sale of ADSs would be US$            .

We estimate that the total expenses of the global offering payable by us, excluding underwriting discounts and commissions, will be approximately US$             million.

The offering of ADSs is only being made to persons in the United Kingdom whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the UK Financial Services and Markets Act 2000 (“FSMA”), and each international underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which section 21(1) of FSMA does not apply to FEMSA. Each of the international underwriters agrees and acknowledges that it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

The ADSs may not be offered, transferred, sold or delivered to any individual or legal entity other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities) in The Netherlands.

Buyers of ADSs sold by the international underwriters may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the offering price.

Each of us, certain of our directors and officers and each participant in the voting trust described under “Major Shareholders” has agreed that, without the prior written consent of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 90 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock in the form of shares, units or ADSs or any securities convertible into or exercisable or exchangeable for shares of our capital stock, units or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our capital stock, units or ADSs;

whether any transaction described above is to be settled by delivery of shares of capital stock, ADSs, units or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to transfers of shares of capital stock, units or ADSs among participants in the voting trust or to the sale of shares of capital stock, units or ADSs by us to the international underwriters or the Mexican underwriters in the global offering or sales of B Units by FEMSA in the Mexican B Unit offerings.

In order to facilitate the offering of the ADSs, the international underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the international underwriters may over-allot in connection with the offering, creating a short position in the ADSs for their own account. In addition, to cover over-allotments or to stabilize the price of the ADSs, the international underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the international offering, if the syndicate repurchases previously distributed ADSs in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the ADSs above independent market levels. The international underwriters are not required to engage in these activities, and may end any of these activities at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the international underwriters. The representatives may agree to allocate a number of ADSs to international underwriters for sale to their online brokerage account holders. Distributions will be allocated by the representatives to international underwriters that may make internet distributions on the same basis as other allocations.

We have agreed to indemnify the international underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments which the international underwriters may be required to make in respect of such liabilities.

Certain of the international underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for FEMSA and its subsidiaries, for which they received or will receive customary fees and expenses. Currently, affiliates of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are lenders under our bridge loan agreements. We expect to use the net proceeds from the global offering to repay the affiliates of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated who are lenders under our bridge loan agreements.

Because more than 10% of the net proceeds of the international offering may be paid to Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, each a member of the National Association of Securities Dealers, Inc., and/or their respective affiliates, the international offering will be conducted in accordance with NASD Conduct Rule 2710(h).

SHARE ALLOCATION PROGRAMS

The following is a summary of the procedures relating to the share allocation program in the international offering, as well as instructions for obtaining information concerning the procedures relating to the share allocation program in the concurrent Mexican BD Unit offering.

At an extraordinary shareholders meeting held on July 27, 2004, our shareholders:

•	approved the issuance of BD Units to be sold in the form of ADSs and BD Units in the global offering and the issuance of B Units in the Mexican B Unit offerings; and

•	waived, pursuant to Article 81 of the Mexican Securities Market Law, the preemptive rights that would otherwise apply under Mexican law in connection with the global offering.

On             , 2005, the CNBV authorized us to proceed with the global offering and the Mexican B Unit offerings in accordance with Article 81.

Pursuant to share allocation programs, beneficial owners of outstanding ADSs or BD Units as of             , 2005, which is the record date, will be eligible, subject to compliance with the procedures and conditions summarized in this prospectus, to purchase up to              ADSs or              BD Units for each ADS or BD Unit, as applicable, beneficially owned by them as of the record date.

Beneficial owners of ADSs and BD Units who fail or are unable to comply with the applicable procedures and conditions in a timely manner will not be eligible to receive an allocation of ADSs or BD Units, as applicable.

The aggregate number of ADSs and BD Units initially available under the share allocation programs will represent 50% of the BD Units, including BD Units in the form of ADSs, to be offered in the global offering (excluding exercise of the underwriters’ over-allotment options, if any). Each beneficial owner’s eligible allocation of ADSs or BD Units will be calculated based on the proportional ownership percentage of the BD Units represented by that beneficial owner’s ADSs or BD Units as of the record date.

Holders of ADSs or BD Units may seek to purchase ADSs or BD Units in the global offering in addition to any ADSs or BD Units they are eligible to purchase in the share allocation programs.

Any ADSs or BD Units not allocated to or purchased by beneficial owners in the share allocation programs in the global offering will be offered by the underwriters on the same basis as the other ADSs or BD Units offered in the global offering.

The global offering will not be registered or qualified in any jurisdiction other than the United States and Mexico. Offers and sales of ADSs or BD Units pursuant to the share allocation programs, and the global offering generally, will be made only in jurisdictions where, and to persons to whom, it is lawful to do so.

Share Allocation Program in International Offering

Allocation

Each beneficial owner of ADSs as of the record date who elects to purchase additional ADSs in the international offering and complies with all of the procedures and conditions summarized below on a timely basis will be eligible to purchase                      ADSs in the international offering for each ADS beneficially owned as of the record date.

If a beneficial owner’s pro rata portion of the share allocation program would result in a fractional ADS being issued, the number of ADSs which that beneficial owner will be allocated in the share allocation program will be rounded down to the nearest whole ADS.

A beneficial owner’s eligibility to be allocated ADSs in the share allocation program is not transferable to any other person or entity.

The purchasers of ADSs in the share allocation program will pay the public offering price per ADS set forth on the cover of this prospectus.

Morgan Stanley & Co. Incorporated, or Morgan Stanley, will administer the share allocation program in the international offering on behalf of FEMSA.

Procedures and Conditions for Participating in the Share Allocation Program

A beneficial owner of ADSs as of the record date who wishes to purchase ADSs in the share allocation program must complete and submit an eligibility/expression of interest form by means of a dedicated website administered by Morgan Stanley at www.morganstanley.com/dsp. Any beneficial owner as of the record date unable to access the website should contact the Morgan Stanley call center at +1-866-673-9377 (toll-free in the U.S.) or +1-801-902-6994 (collect) for assistance in accessing the website. Communications regarding the share allocation program will be disseminated electronically to the email addresses provided by beneficial owners of ADSs. In order to participate in the share allocation program, beneficial owners of ADSs must consent to the electronic delivery of documents relating to the program and the international offering.

The eligibility/expression of interest form must be completed and submitted via the website no later than the submission deadline, which is expected to be three business days before the pricing date or such other date as specified on the website. Notice of the submission deadline will be provided on the website. The eligibility/expression of interest form will require each beneficial owner of ADSs to, among other requirements:

•	authorize verification by the corresponding registered holder of beneficial ownership of the number of ADSs beneficially owned by such beneficial owner and held by such registered holder as of the record date; and

•	provide a non-binding indication of the number of ADSs that such beneficial owner wishes to purchase in the share allocation program in the international offering (which number may not exceed such beneficial owner’s maximum eligible allocation).

Beneficial owners of ADSs who wish to participate in the share allocation program but do not have a brokerage account with one of the representatives will be required to open a temporary brokerage account with Morgan Stanley solely for the purpose of facilitating their participation in the program. Upon the settlement of the international offering, ADSs purchased through the share allocation program will be transferred to a brokerage account designated by the beneficial owner, and the Morgan Stanley account will be closed. No fees will be charged in connection with the opening or closing of the Morgan Stanley account or the transfer of ADSs. The opening of an account will not result in the beneficial owner being solicited by a broker or financial advisor or otherwise being solicited by Morgan Stanley.

Beneficial owners of ADSs who have submitted a duly completed eligibility/expression of interest form through the website on a timely basis will be advised by email of the occurrence of the pricing of the international offering after 4:00 p.m. (New York time) on the pricing date. Notice of the pricing date will be provided on the website. A beneficial owner must confirm the number of ADSs that he or she wishes to purchase (which number may not be greater that the total number of ADSs indicated on his or her eligibility/expression of interest form) at the international public offering price before 11:00 p.m. (New York time) on the pricing date either on the website or by telephone at +1-866-673-9377 (toll-free in the U.S.) or +1-801-902-6994 (collect). Confirmation by a beneficial owner on the website or by telephone at that time constitutes an irrevocable commitment to purchase the number of ADSs contained in the confirmation at the public offering price (subject only to delivery to the beneficial owner by Morgan Stanley of this prospectus, along with a confirmation of sale, in accordance with the Securities Act and the rules and regulations promulgated by the SEC thereunder).

Payment for the purchase of ADSs must be received by the close of business on the settlement date in the form of immediately available U.S. dollar funds.

Beneficial owners of ADSs as of the record date who do not comply with all of the procedures and conditions summarized above on a timely basis, including but not limited to those procedures and conditions relating to the eligibility/expression of interest form, brokerage accounts and confirmation of purchase on the pricing date, will not be allocated ADSs in the share allocation program.

Share Allocation Program in Concurrent Mexican BD Unit Offering

Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, or Accival, will administer the share allocation program in the concurrent Mexican BD Unit offering on behalf of FEMSA. Accival is an affiliate of Citigroup Global Markets Inc., an underwriter in the international offering.

A beneficial owner of outstanding BD Units as of the record date wishing to purchase BD Units in the share allocation program is advised to contact his or her Mexican custodian that is a member of Indeval, through which he or she holds BD Units, in order to arrange for his or her participation in the share allocation program in the concurrent Mexican BD Unit offering. Indeval is the Mexican securities clearing system, which performs functions broadly similar to those performed by The Depository Trust Company in the United States. Under the procedures for the share allocation program in the concurrent Mexican BD Unit offering, expressions of interest will be submitted by a beneficial owner to the relevant custodian which, in turn, will submit aggregated expressions of interest to Accival. The expression of interest must be submitted to Accival no later than three business days before the pricing date. In addition, the custodians will confirm to Accival, on an irrevocable basis, the purchase orders on the evening of pricing. Payment for the purchase of BD Units must be in the form of Mexican pesos.

A summary of procedures for the share allocation program in the concurrent Mexican BD Unit offering will be filed with the SEC by FEMSA on a report on Form 6-K, which will be incorporated by reference in this prospectus.

Information Agent

We have appointed MacKenzie Partners, Inc. to act as information agent for the share allocation program in the international offering. The information agent may be contacted at +1-800-322-2885 (toll-free in the U.S.) or +1-212-929-5500 (collect) to answer questions with respect to the share allocation program in the international offering.

LEGAL MATTERS

The validity of the BD Units offered and sold in the international offering will be passed upon for us by Lic. Carlos Aldrete Ancira, our general counsel, and for the international underwriters by Ritch, Heather y Mueller, S.C. The validity of the ADSs offered and sold in the international offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our U.S. counsel, and for the international underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements of Fomento Económico Mexicano, S.A. de C.V., except for the consolidated financial statements of FEMSA Comercio, S.A. de C.V. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and the consolidated financial statements of FEMSA Empaques, S.A. de C.V. and the combined financial statements of Fábricas Monterrey, S.A. de C.V., Sílices de Veracruz, S.A. de C.V., Sílice del Istmo, S.A. de C.V., Cierres Herméticos, S.A. de C.V. and Arrendadora Industrial Regiomontana, S.A. de C.V. (entities spun off from FEMSA Empaques, S.A. de C.V.) as of December 31, 2004 and 2003 and for the years then ended, all incorporated herein by reference in this prospectus from FEMSA’s annual report on Form 20-F for the year ended December 31, 2004 have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., independent registered public accounting firm and a member of Deloitte Touche Tohmatsu, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the acquisition of Panamerican Beverages and the restatement of the reconciliation to U.S. GAAP as of December 31, 2003 and for the two years ended December 31, 2003, for the deconsolidation of Coca-Cola FEMSA, for U.S. GAAP purposes only), incorporated herein by reference. The aforementioned consolidated financial statements of FEMSA Comercio, S.A. de C.V. and of FEMSA Empaques, S.A. de C.V. and the combined financial statements of Fábricas Monterrey, S.A. de C.V., Sílices de Veracruz, S.A. de C.V., Sílice del Istmo, S.A. de C.V., Cierres Herméticos, S.A. de C.V. and Arrendadora Industrial Regiomontana, S.A. de C.V. (entities spun off from FEMSA Empaques, S.A. de C.V.) (consolidated with those of FEMSA) not presented separately herein have been audited by Mancera, S.C., independent registered public accounting firm and a member practice of Ernst & Young Global, as stated in their reports incorporated herein by reference. Such financial statements of FEMSA and its consolidated subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

The 2002 financial statements and the related financial statement schedule of Panamco incorporated in this prospectus by reference from Panamco’s annual report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassification of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP has expressed no opinion or other form of assurance other than with respect to such disclosures and reclassification and relating to a 2002 change in Panamco’s method of accounting for goodwill), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Panamco as of December 31, 2001 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the two years in the period ended December 31, 2001 were audited by Arthur Andersen LLP. The company has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP, as required by section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP, pursuant to section 11(a)(4) of the Securities Act and therefore your right to recovery under that section may be limited as a result of the lack of consent.

ENFORCEABILITY OF CIVIL LIABILITIES

Fomento Económico Mexicano, S.A. de C.V. is a variable capital stock corporation (sociedad anónima de capital variable) organized under the laws of Mexico. In addition, most of our directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located in Mexico. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Lic. Carlos Aldrete Ancira, our general counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. As a foreign private issuer, we and our shareholders are exempt from some of the reporting requirements of the Securities Exchange Act, including the proxy solicitation rules, the rules regarding the furnishing of annual reports to stockholders and Section 16 short-swing profit reporting for our officers and directors and for holders of more than 10% of our shares. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file reports electronically with the SEC, which are available on the SEC’s website at www.sec.gov.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under Mexican law, when an officer or director of a corporation acts within the scope of his or her authority, the corporation will answer for any resulting liabilities or expenses. In addition, the Board of Directors of the Registrant has expressly resolved that the Registrant will indemnify and hold harmless each director or officer of the Registrant against liabilities incurred in connection with the distribution of the securities registered under this registration statement.

Item 9.	Exhibits

The following exhibits are filed or incorporated by reference as part of this registration statement:

Ex. No.	Description
1.1	Form of International Underwriting Agreement, to be entered into between the Registrant and Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. *

4.1	Bylaws (estatutos sociales) of the Registrant (formerly known as Valores Industriales, S.A.), together with an English translation (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F on April 8, 2004 (File No. 333-08752)).

4.2	Specimen certificate representing a BD Unit, consisting of one Series B Share, two Series D-B Shares and two Series D-L Shares, together with an English translation (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-4 filed on April 9, 1998 (File No. 333-8618)).

4.3	Deposit Agreement, among the Registrant, The Bank of New York, and all owners and holders from time to time of any American Depositary Receipts, including the form of American Depositary Receipt (incorporated by reference to Exhibit 1 to the Registrant’s registration statement on Form F-6 filed on January 30, 2004 (File No. 333-112342)).

5.1	Opinion of Lic. Carlos E. Aldrete.**

23.1	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C. with respect to the financial statements of the Registrant.*

23.2	Consent of Mancera, S.C. with respect to the financial statements of FEMSA Comercio, S.A. de C.V.*

23.3	Consent of Mancera, S.C. with respect to the financial statements of FEMSA Empaques, S.A. de C.V.*

23.4	Consent of Mancera, S.C. with respect to the financial statements of Fábricas Monterrey, S.A. de C.V., Sílices de Veracruz, S.A. de C.V., Sílice del Istmo, S.A. de C.V., Cierres Herméticos, S.A. de C.V. and Arrendadora Industrial Regiomontana, S.A. de C.V.*

23.5	Consent of Deloitte & Touche LLP with respect to the 2002 financial statements of Panamco.*

23.6	Consent of Lic. Carlos E. Aldrete (see Exhibit 5.1).**

24.1	Powers of Attorney of Directors and Officers.**

24.2	Power of Attorney of José González Ornelas.**

*	Filed herewith.
**	Previously filed.

Item 10.	Undertakings

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this amendment no. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Monterrey, Mexico on April 29, 2005.

FOMENTO ECONÓMICO MEXICANO, S.A. DE C.V.

By:	/S/ FEDERICO REYES
Federico Reyes Executive Vice-President of Finance and Corporate Development

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 4 to the registration statement has been signed by the following persons in the capacities indicated on April 29, 2005.

Name	Title

* José Antonio Fernández	Chairman and Chief Executive Officer (Principal Executive Officer)

* Federico Reyes	Executive Vice-President of Finance and Corporate Development (Principal Financial Officer)

* José González Ornelas	Executive Vice President of Administration and Operative Control and Chief Accounting Officer (Principal Accounting Officer)

* Eugenio Garza Lagüera	Director

Mariana Garza Gonda de Treviño	Director

José Calderón Rojas	Director

Consuelo Garza de Garza	Director

* Max Michel Suberville	Director

* Alberto Bailleres	Director

Javier Fernández Carbajal	Director

* Ricardo Guajardo Touché	Director

Name	Title

* Alfredo Livas	Director and Secretary

* Roberto Servitje	Director

Carlos Salguero	Director

* José Manuel Canal Hernando	Director

Eva Garza de Fernández	Director

* Alexis E. Rovzar	Director

* Luis Téllez	Director

Helmut Paul	Director

* Lorenzo H. Zambrano	Director

* Robert E. Denham	Director

*By:	/S/ DAVID A. GONZÁLEZ VESSI
Attorney-in-fact David A. González Vessi International Legal Counsel

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF FOMENTO ECONÓMICO

MEXICANO, S.A. DE C.V.

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Fomento Económico Mexicano, S.A. de C.V., has signed this amendment no. 4 to the registration statement in the City of Newark, Delaware, on April 29, 2005.

By:	/S/ DONALD PUGLISI
Donald Puglisi Puglisi & Associates